Form 10-K, Exhibit 13
period 1995-12-31
FIRST WEST CHESTER CORP
filed 1996-03-28
CIK 744126

FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                          FIVE-YEAR STATISTICAL SUMMARY

(Dollars in thousands, except per share)
                                                                           December 31,
                                                  --------------------------------------------------------------
STATEMENTS OF CONDITION                             1995          1994         1993         1992           1991
-----------------------                           --------      --------     --------     --------       ------

    Assets                                        $388,500      $348,099     $351,073     $315,543      $298,167
    Loans                                          242,587       239,126      221,433      212,575       200,319
    Investment securities                           93,511        78,389       92,829       66,817        54,227
    Deposits                                       343,926       305,465      307,355      274,446       262,938
    Stockholders' equity                            30,692        28,299       27,767       25,546        23,426
    Financial Management Services
       assets, at market value                     255,992       256,998      240,189      229,109       206,623

                                                                      Year ended December 31,
                                                 ---------------------------------------------------------------
STATEMENTS OF INCOME                               1995           1994         1993         1992           1991
--------------------                             ---------      --------     --------     --------       ------
    Interest income                              $  28,466     $  24,374    $  23,471    $  24,293     $  24,825
    Interest expense                                11,564         8,719        9,405       10,985        13,297
                                                  --------     ---------    ---------     --------      --------
        Net interest income                         16,902        15,655       14,066       13,308        11,528
    Provision for possible loan losses               1,666         1,790        1,524        1,435           501
                                                 ---------     ---------    ---------    ---------    ----------
        Net interest income after
             provision for possible loan
             losses                                 15,236        13,865       12,542       11,873        11,027
    Non-interest income                              3,497         3,514        2,929        2,709         2,527
    Non-interest expense                            12,768        12,216       11,329       10,075         9,459
                                                  --------      --------     --------     --------     ---------
        Income before income taxes and
           cumulative effect of accounting
           method change                             5,965         5,163        4,142        4,507         4,095
    Income taxes                                     1,865         1,556        1,201        1,253         1,154
                                                 ---------     ---------    ---------    ---------     ---------
        Income before cumulative effect of
           accounting method change                  4,100         3,607        2,941        3,254         2,941
    Cumulative effect of accounting
           method change                               -             -            489          -             -
                                                 ---------     ---------    ---------    ---------     ---------
        Net income                              $    4,100    $    3,607   $    3,430   $    3,254    $    2,941
                                                 =========     =========    =========    =========     =========
PER SHARE (1)
    Income before cumulative effect of
        accounting method change                $    2.34     $     2.01   $     1.64   $     1.81    $     1.63
    Cumulative effect of accounting
        method change                                  -              -          0.27           -             -
                                                ---------     ---------    ----------   ----------     ---------
    Net income                                  $    2.34     $     2.01   $      1.91  $     1.81    $     1.63
                                                =========      =========     =========   =========     ==========
    Cash dividends declared                     $    0.89     $     0.77   $      0.69  $     0.64    $     0.57
    Book value                                      17.92          15.72         15.43       14.25         13.07
    Weighted average shares outstanding         1,752,413      1,799,784     1,799,352   1,796,268     1,800,000




(1) Adjusted for 1995 3-for-2 stock split. See Note A11 - Earnings per Share and Stockholders' Equity in the accompanying financial statements for additional information.



                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         This discussion is intended to further your understanding of the consolidated financial condition and results of operations of First West Chester Corporation (the "Corporation") and its wholly-owned subsidiaries, The First National Bank of West Chester (the "Bank") and 323 East Gay Street Corp ("EGSC"). It should be read in conjunction with the consolidated financial statements included in this report.

                          EARNINGS AND DIVIDEND SUMMARY

         1995 was an outstanding year for the Corporation as net income was $4,100,000, an increase of $493,000 or 13.7% from $3,607,000 for 1994, primarily a result of improved net interest margins, partially offset by increases in other non-interest expenses. Net income for 1994 increased $177,000 or 5.2% from $3,430,000 in 1993. Net earnings in 1993 include a $489,000 benefit related to the cumulative effect of a change in the accounting for income taxes. On a per share basis, 1995 earnings were $2.34, an increase of 16.4% over 1994 earnings of $2.01. On a per share basis, 1994 earnings were 5.0% higher than 1993 earnings of $1.91, which included a $0.27 benefit related to the accounting change. Cash dividends per share in 1995 were $0.89, a 15.6% increase over the 1994 dividend of $0.77. Cash dividends per share in 1994 were 11.6% higher than the 1993 dividend of $0.69. Over the past ten years, the Corporation's practice has been to pay a dividend of at least 35.0% of net income. As shown below, performance ratios for 1995 compared with 1994 were improved due to better net interest margins, partially offset by increases in non-interest expenses. Performance ratios for 1994 compared to 1993 were relatively unchanged.

PERFORMANCE RATIOS                             1995          1994          1993
------------------                           --------      --------      ------
Return on Average Assets                       1.14%          1.05%        1.04%
Return on Average Equity                      13.68%         12.83%       12.84%
Earnings Retained                             62.05%         61.74%       63.97%
Dividend Payout Ratio                         37.95%         38.26%       36.03%

                               NET INTEREST INCOME

         Net interest income is the difference between interest income on earning assets and interest expense on interest bearing liabilities. Net interest income, on a tax equivalent basis, increased 7.7% or $1,229,000, from $15,926,000 in 1994 to $17,155,000 in 1995, compared to a 10.9% increase of
$1,567,000 from 1993 to 1994. The net yield on interest earning assets, on a tax equivalent basis, was 5.06% for the year ended 1995, compared to 4.96% in 1994 and 4.70% in 1993. The increase in net yield on interest earning assets from 1994 to 1995 is attributable to strong loan growth and lower funding costs during the first six months of 1995. The increase in net yield on interest earning assets from 1993 to 1994 reflects a faster increase in earning asset yields during 1994 than corresponding funding costs. The Corporation anticipates pressure on the net yield on interest earning assets as competition for new loan business remains very strong and incremental deposit growth is rate sensitive.

               AVERAGE INTEREST RATES (ON A TAX EQUIVALENT BASIS)

 YIELD ON                                     1995           1994         1993
 --------                                    ------         ------       -----

 Interest Earning Assets                      8.46%          7.67%        7.78%
 Interest Bearing Liabilities                 4.18           3.33         3.73
                                              ----           ----         ----
 Net Interest Spread                          4.28           4.34         4.05
 Contribution of Interest Free Funds          0.78           0.62         0.65
                                              ----           ----         ----
 Net Yield on Interest Earning Assets         5.06%          4.96%        4.70%
                                              ====           ====         ====

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         INTEREST INCOME ON FEDERAL FUNDS SOLD AND INVESTMENT SECURITIES

         Interest income on federal funds increased $488,000 from $160,000 in 1994 to $648,000 in 1995, compared to a $195,000 decrease from 1993 to 1994. The
305.0% increase in 1995 is attributed to a $7.0 million increase in average balances and a 190 basis point (a basis point equals one hundredth of one percent) increase in rates compared to the same period in 1994. The 1995 increase in average federal fund balances of $7.0 million is the result of strong deposit and slow loan growth. The 54.9% decrease in 1994 is attributed to a $7.5 million decrease in average balances offset by an 89 basis point increase in rates compared to the same period in 1993.

                    INTEREST INCOME ON INVESTMENT SECURITIES

         On a tax equivalent basis, interest income on investment securities increased $272,000, from $4,931,000 in 1994 to $5,203,000 in 1995, compared to a
$182,000 increase from 1993 to 1994. The 5.5% increase in investment interest income from 1994 to 1995 is the result of a 59 basis point increase in the yield on investment securities, partially offset by a $4.1 million decrease in average balances. The 3.8% increase in investment interest income from 1993 to 1994 is the result of a $12.0 million increase in average balances, partially offset by a 63 basis point decrease in the yield on investment securities. Changes in investment portfolio balances are related to loan demand and deposit growth levels.

                            INTEREST INCOME ON LOANS

         Loan interest income, on a tax equivalent basis, generated by the Corporation's loan portfolio increased $3,314,000, from $19,554,000 in 1994 to $22,868,000 in 1995. The 17.0% increase in interest income during 1995 is attributable to a $15.2 million increase in average loans outstanding and an 83 basis point increase in rates earned. Loan interest income, on a tax equivalent basis, increased $893,000, from $18,661,000 in 1993 to $19,554,000 in 1994. The
4.8% increase in interest income during 1994 is attributable to an $11.4 million increase in average loans outstanding offset by a 4 basis point decline in rates earned. Competition for new and existing loan relationships has been very strong throughout 1993, 1994 and 1995. Effective January 16, 1996, William E. Hughes, Sr. was promoted to Executive Vice President in charge of lending. Mr. Hughes has over 38 years of lending experience, including the past 12 years with the Bank.

                      INTEREST EXPENSE ON DEPOSIT ACCOUNTS

         Interest expense on deposits was $11,102,000 for 1995 compared to $8,433,000 and $9,153,000 in 1994 and 1993, respectively. The 31.6% increase in interest expense on deposits from 1994 to 1995 is the result of an 85 basis point increase in rates paid on interest bearing deposits and a $12.9 million increase in average interest bearing deposits. The 7.9% decrease in interest expense from 1993 to 1994 is the result of a 40 basis point decrease in rates paid, partially offset by a $7.2 million increase in average interest bearing deposits during 1994.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

      CONSOLIDATED AVERAGE BALANCE SHEET AND TAX EQUIVALENT INCOME/EXPENSES
                    AND RATES FOR THE YEAR ENDED DECEMBER 31,

                                                   1995                     1994                     1993
                                          ----------------------  -----------------------  ----------------------

(Dollars in thousands)                     Daily                   Daily                     Daily
                                          Average                 Average                   Average
                                          Balance  Interest Rate  Balance  Interest  Rate   Balance Interest Rate
                                          -------  -------- ----  -------  --------  ----   ------- -------- ----
ASSETS
      Federal funds sold                 $ 11,001 $   648  5.88% $   4,024 $   160  3.98% $  11,501 $   355  3.09%
    Investment securities
      Taxable                              81,098   4,956  6.11     84,927   4,625  5.45     72,468   4,452  6.14
      Tax-exempt (1)                        3,576     247  6.91      3,801     306  8.06      4,222     297  7.03
                                          -------  ------          -------  ------         --------  ------
         Total investment securities       84,674   5,203  6.15     88,728   4,931  5.56     76,690   4,749  6.19
                                          -------  ------          -------  ------         --------  ------
    Loans (2)
      Taxable                             236,923  22,187  9.36    221,185  18,864  8.53    208,757  17,879  8.56
      Tax-exempt (1)                        6,734     681 10.12      7,271     690  9.48      8,329     782  9.38
                                          -------  ------          -------  ------         --------  ------
         Total loans                      243,657  22,868  9.39    228,456  19,554  8.56    217,086  18,661  8.60
                                          -------  ------          -------  ------          -------  ------
         Total interest earning assets    339,332  28,719  8.46    321,208  24,645  7.67    305,277  23,765  7.78
                                                   ------                   ------                   ------
    Non-interest earning assets
      Allowance for possible loan losses   (3,796)                  (3,164)                  (2,706)
      Cash and due from banks              16,037                   17,654                   18,351
      Other assets                          9,329                    9,176                    8,650
                                          -------                  -------                  -------
         Total assets                    $360,902                 $344,874                 $329,572
                                          =======                  =======                  =======

LIABILITIES AND STOCKHOLDERS'
           EQUITY
    Savings, NOW and money market
      deposits                           $162,332   5,431  3.35   $177,414   5,082  2.86   $186,628$  6,112  3.27
    Certificates of deposit and other
    time                                  101,197   5,671  5.60     73,238   3,351  4.58     56,823   3,041  5.35
                                          -------  ------          -------  ------          -------   -----
         Total interest bearing deposits  263,529  11,102  4.21    250,652   8,433  3.36    243,451   9,153  3.76
    Securities sold under repurchase
      agreements                           12,313     403  3.27     10,762     269  2.50      8,914     251  2.82
    Other borrowings                          949      59  6.22        367      17  4.63         18       1 15.56
                                          -------  ------          -------  ------         --------  ------
         Total interest bearing
         liabilities                      276,79  111,564  4.18    261,781   8,719  3.33    252,383   9,405  3.73
                                                  -------                   ------                   ------
    Non-interest bearing liabilities
      Non-interest bearing demand deposits 52,177                   50,872                  45,084
      Other liabilities                     1,973                    4,116                   5,396
                                          -------                  -------                 -------
         Total liabilities                330,941                  316,769                 302,863
    Stockholders' equity                   29,961                   28,105                  26,709
                                         --------                 --------                --------
         Total liabilities and
         stockholders'equity             $360,902                 $344,874                 $329,572
                                          =======                  =======                  =======
    Net interest income                           $17,155                  $15,926                  $14,360
                                                   ======                   ======                   ======
    Net yield on interest earning assets                   5.06%                    4.96%                    4.70%
                                                           ====                     ====                     ====



       (1)The indicated income and annual rate are presented on a tax equivalent basis using the Federal marginal rate of 34%, adjusted for the 20% interest expense disallowance for 1995, 1994 and 1993.
       (2)Non-accruing loans are included in the average balance.


                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         While total average interest bearing deposits have grown 5.1% and 3.0% in 1995 and 1994, respectively, the components have not grown proportionately. During 1995, average savings, NOW and money market deposits declined $15.1 million or 8.5%, while average certificates of deposit and other time deposits increased $28.0 million or 38.2%. During 1994, average savings, NOW and money market deposits declined $9.2 million or 4.9%, while average certificates of deposit and other time deposits increased $16.4 million or 28.9%. The Corporation's effective rate on interest bearing deposits increased from 3.13%, 3.12%, 3.42%, and 3.65% in the first, second, third and fourth quarters of 1994, respectively, to 3.89%, 4.20%, 4.26%, and 4.34% in the first, second, third and fourth quarters of 1995, respectively.

                       PROVISION FOR POSSIBLE LOAN LOSSES

         During 1995, the Corporation recorded a provision for possible loan losses of $1,666,000 compared to $1,790,000 and $1,524,000 in 1994 and 1993, respectively. Net charge-offs in 1995 were $463,000, down from $1,326,000 and $985,000 in 1994 and 1993, respectively. Net charge-offs as a percentage of average loans outstanding were 0.19%, 0.58% and 0.45% for 1995, 1994 and 1993, respectively. The 1995 decrease in provision for loan losses and charge-offs relates to the decline of non-performing loans and assets during 1995. See Asset Quality and the Allowance For Possible Loan Losses for additional information.

                               NON-INTEREST INCOME

         Total non-interest income decreased $17,000 or 0.5%, from $3,514,000 in 1994 to $3,497,000 in 1995, compared to an increase of $585,000 or 20.0% from
1993 to 1994. The primary component of non-interest income is Financial Management Services revenue, which increased $72,000 or 4.1%, from $1,764,000 in 1994 to $1,836,000 in 1995, compared to an increase of $84,000 or 5.0% from 1993 to 1994. Market value of Financial Management Services assets under management declined $1.0 million or 0.4%, from $257.0 million at the end of 1994 to $256.0 million at the end of 1995, and grew $16.8 million or 7.0% from 1993 to 1994. The 1995 decline in market value of assets under management is primarily the result of the distribution of two defined benefit pension plans, totalling $27.1 million, partially offset by increases in new business and market value appreciation. The 1994 increase in market value of assets under management is primarily the result of growth in the trust administration, investment management and estate segments of the business.

         Service charges on deposit accounts only grew $6,000 or 0.7% in 1995 while average deposits went up 4.7%, a result of increases in the earnings credit paid to commercial checking customers. In 1994, service charges on deposit accounts went up 4.2% and average deposits grew 4.7%. Gains on the termination of the Bank's defined benefit plans of $190,000 and $311,000 are included in other non-interest income in 1995 and 1994, respectively. Other non-interest income, excluding the above pension gains, was $567,000, $547,000 and $532,000 in 1995, 1994 and 1993, respectively. See Note K - Employee Benefit Plans for additional information on pension plan changes.

                              NON-INTEREST EXPENSE

         Total non-interest expense increased $552,000 or 4.5%, from $12,216,000 in 1994 to $12,768,000 in 1995, compared to an increase of $887,000 or 7.8% from 1993 to 1994. The growth in non-interest expense reflects the increased expense incurred to service the Bank's expanding customer base. The components of non-interest expense changes are discussed below.

         Salary and employee benefits increased $592,000 or 9.1%, from $6,481,000 in 1994 to $7,073,000 in 1995. The increase in 1995 is a result of a
4.0% salary increase, a 7.7% staff increase, increases in life insurance premiums and increases in bonus payments, partially offset by decreases in pension costs. Salary and employee benefits increased $349,000 or 5.7% from 1993 to 1994, primarily the result of a 4.0% salary increase, a 6.1% staff increase,

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

health insurance premium increases and an increase in pension costs. The Corporation's full-time equivalents were 182, 169 and 165 at the end of 1995, 1994 and 1993, respectively.

         Occupancy, equipment and data processing expense increased $108,000 or 4.8%, from $2,256,000 in 1994 to $2,364,000 in 1995. Occupancy, equipment and data processing expenses increased $250,000 or 12.5%, from 1993 to 1994. The increases in 1995 and 1994 are primarily a result of increased personal computer acquisition costs and MAC system transaction volume, partially offset by decreased costs associated with maintenance contracts on Bank equipment. Several technological programs, including teller automation, PC networking and check imaging were in process at the end of 1995 with 1996 implementation dates.

          On August 8, 1995, the Federal Deposit Insurance Corporation ("FDIC") approved a final rule reducing Bank Insurance Fund ("BIF") deposit insurance premiums to $0.04 from $0.23 per year per $1,000 in deposits for the best rated banks. The new premium rate was applied retroactively to June 1, 1995. Effective January 1, 1996, the BIF deposit insurance premium was reduced to the statutory minimum of $500 per quarter for the best rated banks. FDIC insurance was $349,000, $678,000 and $627,000 in 1995, 1994 and 1993, respectively. This represents a decrease of $329,000 or 48.5% from 1994 to 1995 and an increase of $51,000 or 8.1% from 1993 to 1994. FDIC insurance is calculated based on quarter-end deposits and paid quarterly.

         Bank shares tax was .99%, .81% and 1.15% of average shareholders' equity for 1995, 1994 and 1993, respectively. The Pennsylvania Bank Shares Tax is calculated on year-end Bank stockholders' equity and paid annually.

                                  INCOME TAXES

         Income tax expense was $1,865,000 in 1995 compared to $1,556,000 in 1994 and $1,201,000 in 1993. This represents an effective tax rate of 31.3%, 30.1% and 29.0%, respectively. The primary reason for the increase in the effective tax rates each year is a decrease in tax-exempt instruments as a percentage of total assets. Average tax-exempt assets as a percentage of total average assets was 2.8%, 3.2% and 3.8% in 1995, 1994 and 1993, respectively. During 1993, the Corporation adopted a new accounting standard for income taxes that allows consideration of future projected taxable income in determining the level of deferred tax assets that are recognizable in the Corporation's current tax provision. The cumulative effect of this new standard was to increase 1993 net income by $489,000 or $0.27 per share.

               LIQUIDITY MANAGEMENT AND INTEREST RATE SENSITIVITY

         The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for business expansion. Liquidity management addresses the Corporation's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings as they mature and to make new loans and investments as opportunities arise. Liquidity is managed on a daily basis enabling senior management to effectively monitor changes in liquidity and to react accordingly to fluctuations in market conditions. The primary source of liquidity for the Corporation is its available-for-sale portfolio of liquid investment grade securities. Funding sources include NOW, money market, savings and smaller denomination certificates of deposit accounts. The Corporation considers funds from such sources as its "core" deposit base because of the historical stability of such sources of funds. Additional liquidity comes from the Corporation's non-interest bearing demand deposit accounts. Other deposit sources include a three-tiered savings product and certificates of deposit in excess of $100,000. Details of core deposits, non-interest bearing demand deposit accounts and other deposit sources are highlighted in the following table:

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                                DEPOSIT ANALYSIS

     (Dollars in thousands)
                                                  1995                      1994                       1993
                                         ----------------------   -----------------------   ----------------------
                                         Average     Effective     Average      Effective    Average     Effective
         DEPOSIT TYPE                    Balance        Yield      Balance         Yield     Balance        Yield
         ------------                    -------     ---------     -------      ---------    -------     ---------

     NOW Accounts                        $ 42,974       2.32%     $  41,985       2.30%    $  39,417       2.63%
     Money Market                          29,610       3.23         32,962       2.68        32,360       2.86
     Statement Savings                     46,347       3.64         51,468       3.06        52,225       3.51
     Other Savings                          4,657       2.73          5,571       2.60         6,324       3.18
     CD's Less than $100,000               89,866       5.67         64,551       4.57        60,327       5.27
                                         --------                  --------                 --------

     Total Core Deposits                  213,454       4.15        196,537       3.31       190,653       3.76

     Non-Interest Bearing
       Demand Deposit Accounts             52,177       -            50,872       -           45,084       -
                                         --------                  --------                 --------

     Total Core and Non-
          Interest Bearing
          Deposits                        265,631       -           247,409       -          235,737       -

     Tiered Savings                        38,744       4.29         45,427       3.33        44,903       3.64
     CD's Greater than $100,000            11,331       5.11          8,688       4.66         7,895       4.37
                                         --------                  --------                  -------

     Total Deposits                      $315,706       -          $301,524       -         $288,535       -
                                          =======                   =======                  =======


         The Bank, as a member of the Federal Home Loan Bank, maintains a line of credit secured by the Bank's mortgage-related assets. As of December 31, 1995, this line of credit was in excess of $33 million. The goal of interest rate sensitivity management is to avoid fluctuating net interest margins, and to enhance consistent growth of net interest income through periods of changing interest rates. Such sensitivity is measured as the difference in the volume of assets and liabilities in the existing portfolio that are subject to repricing in a future time period. The Corporation's net interest rate sensitivity gap within one year is a negative $45.6 million or 11.7% of total assets at December 31, 1995 compared with a negative $72.6 million or 20.9% of total assets at the end of 1994. Management is aware of this negative gap position and is taking steps to maintain net interest margins at acceptable levels.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


              INTEREST SENSITIVITY ANALYSIS AS OF DECEMBER 31, 1995

(Dollars in thousands)                                   One               Over
                                        Within         Through             Five        Non-Rate
                                       One Year       Five Years           Years       Sensitive         Total
                                       --------       ----------           -----       ---------         -----
 ASSETS
    Federal funds sold                 $ 24,700        $    -            $    -       $      -        $  24,700
    Investment securities                49,260          30,192            14,059            -           93,511
    Loans and leases                    121,793          97,847            22,947         (4,506)       238,081
    Cash and cash equivalents               -               -                 -           19,944         19,944
    Other assets                            -               -                 -           12,264         12,264
                                        -------         -------           -------       --------       --------

    Total assets                       $195,753        $128,039          $ 37,006     $   27,702      $ 388,500
                                        =======         =======           =======       ========       ========

LIABILITIES AND CAPITAL
    Non-interest bearing deposits$          -          $    -            $   -        $   63,393      $  63,393
    Interest bearing deposits          $232,536          40,621             7,376            -          280,533
    Borrowed funds                        8,858             -                 -              -            8,858
    Other liabilities                       -               -                 -            5,024          5,024
    Capital                                 -               -                 -           30,692         30,692
                                        -------         -------           -------       --------       --------

    Total liabilities and capital      $241,394       $  40,621         $   7,376     $   99,109      $ 388,500
                                        =======        ========          ========      =========       ========

    Net interest rate sensitivity gap $ (45,641)      $  87,418          $ 29,630     $  (71,407)     $    -
                                       ========        ========           =======      =========       ========

    Cumulative interest rate
       sensitivity gap                $ (45,641)      $  41,777          $ 71,407     $      -        $     -
                                       ========        ========           =======      =========       ========

    Cumulative interest rate
       sensitivity gap divided
       by total assets                  (11.7)%            10.8%            18.4%            -              -


                       ALLOWANCE FOR POSSIBLE LOAN LOSSES

         The allowance for possible loan losses is an amount that management believes will be adequate to absorb possible loan losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, adequacy of collateral, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay. The allowance for possible loan losses as a percentage of year-end loans outstanding shows an increase from 1.38% at December 31, 1994 to 1.86% at December 31, 1995.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


          ANALYSIS OF CHANGES IN THE ALLOWANCE FOR POSSIBLE LOAN LOSSES
                       AND COMPARISON OF LOANS OUTSTANDING

                                                                           December 31,
                                                 --------------------------------------------------------------
(Dollars in thousands)                              1995          1994         1993         1992           1991
                                                  --------      --------     --------     --------       ------

Balance at beginning of year                    $    3,303    $    2,839   $    2,300   $    1,850    $    1,630
                                                 ---------     ---------    ---------    ---------     ---------

Provision charged to operating expense               1,666         1,790        1,524        1,435           501
                                                 ---------     ---------    ---------    ---------     ---------
Recoveries of loans previously charged off
   Commercial loans                                      4            19           69          212            22
   Real estate - mortgages                              46             9            2           77           -
   Consumer loans                                       29            10           21           19            22
                                                 ---------     ---------    ---------    ---------     ---------

         Total recoveries                               79            38           92          308            44
                                                 ---------     ---------    ---------    ---------     ---------

Loan charge-offs
   Commercial loans                                   (348)         (253)         (28)        (922)          (98)
   Real estate - mortgages                             (25)       (1,042)        (975)        (192)         (133)
   Consumer loans                                     (108)          (69)         (71)        (179)          (73)
   Lease financing receivables                         (61)          -             (3)          -            (21)
                                                 ---------     ---------    ---------    ---------     ---------

         Total charge-offs                            (542)       (1,364)      (1,077)      (1,293)         (325)
                                                 ---------     ---------    ---------    ---------     ---------

Net loan charge-offs                                  (463)       (1,326)        (985)        (985)         (281)
                                                 ---------     ---------    ---------    ---------     ---------

Balance at end of year                          $    4,506    $    3,303   $    2,839   $    2,300    $    1,850
                                                 =========     =========    =========    =========     =========

Year-end loans outstanding                        $242,587      $239,126     $221,433     $212,575      $200,319

Allowance for possible loan losses as
   a percentage of year-end loans
   outstanding                                     1.86%          1.38%         1.28%        1.08%         0.92%

Ratio of net charge-offs to average
   loans outstanding                               0.19%          0.58%         0.45%        0.46%         0.14%



                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         Non-performing loans include loans on non-accrual status and loans past due 90 days or more and still accruing. The Bank's policy is to write down all non-performing loans to net realizable value based on updated appraisals. Non-performing loans are generally collateralized by real estate and are in the process of collection. Management is not aware of any loans other than those included in the following table that would be considered potential problem loans and cause management to have doubts as to the borrower's ability to comply with loan repayment terms. At December 31, 1995, there were no concentrations of loans exceeding 10% of total loans which are not otherwise disclosed.

                         NON-PERFORMING LOANS AND ASSETS

                                                                             December 31,
                                                  -------------------------------------------------------------
(Dollars in thousands)                              1995          1994         1993         1992           1991
                                                  --------      --------     --------     --------      -------

Past due over 90 days and still accruing        $      419    $      323    $   1,074    $   2,111    $      336

Non-accrual loans                                      726         2,997        2,804        1,200           522
                                                 ---------      --------     --------     --------     ---------

Total non-performing loans                           1,145         3,320        3,878        3,311           858

Other real estate owned                              1,447         1,565          -             90           558
                                                  --------      --------     --------     --------     ---------

Total non-performing assets                      $   2,592     $   4,885    $   3,878    $   3,401     $   1,416
                                                  ========      ========     ========     ========      ========

Non-performing loans as a
   percentage of total loans                         0.47%          1.39%         1.75%       1.56%         0.43%

Allowance for possible loan losses
   as a percentage of non-performing
   loans                                            393.5%          99.5%         73.2%       69.5%        215.6%

Non-performing assets as a percentage
   of total loans and other real estate
   owned                                             1.06%          2.03%         1.75%       1.60%         0.70%

Allowance for possible loan losses as
   a percentage of non-performing
   assets                                           173.8%          67.6%         73.2%       67.6%        130.6%


                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         The allowance for possible loan losses as a percentage of non-performing loans increased to 393.5% at December 31, 1995 from 99.5% at December 31, 1994. This ratio indicates that the allowance for possible loan losses is sufficient to cover the principal of all non-performing loans and other potential losses that might exist in the Corporation's loan portfolio. Other real estate owned ("OREO") represents residential and commercial real estate written down to realizable value (net of estimated disposal costs) based on professional appraisals. As a result of loan recoveries, sales of OREO and an intercompany sale, the Corporation reduced non-performing assets by $2,263,000 or 46.6% to $2,592,000 at December 31, 1995 from $4,855,000 at December 31,
1994. Management intends to liquidate other real estate owned in the most expedient and cost-effective manner. This process could take up to 24 months, although swifter disposition is anticipated.

                                CAPITAL ADEQUACY

         The Corporation is subject to Risk-Based Capital Guidelines adopted by the Federal Reserve Board for bank holding companies. The Bank is also subject to similar capital requirements adopted by the Office of the Comptroller of the Currency. Under these requirements, the regulatory agencies have set minimum thresholds for Tier I Capital, Total Capital and Leverage ratios. At December 31, 1995, both the Corporation's and the Bank's capital exceeded all minimum regulatory requirements and were considered "well capitalized" as defined in the regulations issued pursuant to the FDIC Improvement Act of 1992. The Corporation's Risk-Based Capital Ratios, shown below, have been computed in accordance with regulatory accounting policies.

                                                                December 31,
RISK-BASED                                        ---------------------------------------      "Well Capitalized"
CAPITAL RATIOS                                        1995         1994          1993               Requirements
--------------                                    ------------ ------------  ------------       ----------------

Leverage Ratio                                       8.47%        8.53%         7.99%                  5.00%
Tier I Capital Ratio                                11.51%       11.09%        10.64%                  6.00%
Total Risk-Based Capital Ratio                      12.77%       12.32%        11.73%                 10.00%

         The Bank is not under any agreement with the regulatory authorities nor is it aware of any current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on liquidity, capital resources or operations of the Corporation. The internal capital growth rate for the Corporation was 2.68%, 1.92% and 8.68% for the years ended December 31, 1995, 1994 and 1993, respectively.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


               DESCRIPTION OF CAPITAL STOCK AND MARKET INFORMATION


         The authorized capital stock of the Corporation consists of 5,000,000 shares of common stock, par value $1 per share, of which 1,712,941 shares and 1,799,732 shares were outstanding at the end of 1995 and 1994, respectively. The Corporation's common stock is not listed or traded on a recognized securities exchange. There is no established public trading market for the Corporation's common stock. Trading of the Corporation's common stock is sporadic and information regarding trades is limited. The following table, which shows the range of high and low bid prices for the stock, is based upon transactions reported by the Philadelphia brokerage firm of F. J.
Morrissey & Co.

                                           Bid Prices (1)
                                           ----------
                                    1995                            1994
                                    ----                            ----
         Quarter Ended       High            Low             High           Low
         -------------       ----           -----           ------         -----
         First              $21.33          $21.33         $21.33         $21.33

         Second             $21.33          $21.17          $21.50        $21.33

         Third              $23.66          $21.33          $21.59        $21.33

         Fourth             $28.00          $25.00         $21.33         $21.33


(1) Adjusted for 1995 3-for-2 stock split. See Note A11 - Earnings per Share and Stockholders' Equity in the accompanying financial statements for additional information.


         Other statistical disclosures required by bank holding companies can be found in the Corporation's 10-K filed with the Securities and Exchange Commission on March 30, 1996. Copies of the 10-K can be obtained from the Corporation's Shareholder Relations Representative who can be reached at P.O. Box 523, West Chester, PA 19381 at 610-344-2686.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


(Dollars in thousands)                                                                        December 31,
                                                                                     -----------------------------
                                                                                        1995              1994
                                                                                     -----------      ------------

 ASSETS
    Cash and due from banks                                                         $     19,944      $     19,981
    Federal funds sold                                                                    24,700             2,000
                                                                                     -----------       -----------

                Total cash and cash equivalents                                           44,644            21,981
                                                                                     -----------       -----------

    Investment securities held-to-maturity (market value of
        $23,213 and $28,528 in 1995 and 1994, respectively)                               23,048            29,367
                                                                                     -----------       -----------

    Investment securities available-for-sale at fair value                                70,463            49,022
                                                                                     -----------       -----------

    Loans                                                                                242,587           239,126
    Less:   Allowance for possible loan losses                                            (4,506)           (3,303)
                                                                                     -----------       -----------

                Net loans                                                                238,081           235,823

    Premises and equipment                                                                 5,521             4,826
    Other assets                                                                           6,743             7,080
                                                                                     -----------       -----------

                Total assets                                                        $    388,500      $    348,099
                                                                                      ==========        ==========

 LIABILITIES
    Deposits
        Non-interest bearing                                                        $     63,393      $     57,827
        Interest bearing (including certificates of deposit over $100 of
          $11,479 and $10,116 - 1995 and 1994, respectively)                             280,533           247,638
                                                                                      ----------        ----------

                Total deposits                                                           343,926           305,465

    Securities sold under repurchase agreements                                            8,858            10,499
    Other liabilities                                                                      5,024             3,836
                                                                                      ----------       -----------

                Total liabilities                                                        357,808           319,800
                                                                                      ----------        ----------

 STOCKHOLDERS' EQUITY
    Common stock, par value $1; authorized,  5,000,000 shares, outstanding, 1995
        - 1,712,941 and 1994 - 1,800,000; excluding
        shares in treasury, 1995 - 87,000 and 1994 - 0                                     1,800             1,200
    Additional paid-in capital                                                             3,301             3,900
    Retained earnings                                                                     27,542            24,998
    Net unrealized loss on securities available-for-sale                                     (65)           (1,799)
    Treasury stock at cost                                                                (1,886)              -
                                                                                      ----------       -----------

                Total stockholders' equity                                                30,692            28,299
                                                                                     -----------       -----------

                Total liabilities and stockholders' equity                          $    388,500      $    348,099
                                                                                      ==========        ==========





The accompanying notes are an integral part of these statements.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)                                                 December 31,
                                                                           -------------------------------------
                                                                               1995         1994          1993
                                                                           -----------  -----------   ----------

 INTEREST INCOME
    Loans, including fees                                                  $  22,682     $  19,366    $   18,448
    Investment securities                                                      5,136         4,848         4,668
    Federal funds sold                                                           648           160           355
                                                                            --------      --------     ---------
             Total interest income                                            28,466        24,374        23,471
                                                                            --------      --------     ---------
 INTEREST EXPENSE
    Deposits                                                                  11,102         8,433         9,153
    Securities sold under repurchase agreements                                  462           286           252
                                                                            --------      --------     ---------
             Total interest expense                                           11,564         8,719         9,405
                                                                            --------      --------     ---------
             Net interest income                                              16,902        15,655        14,066
    Provision for possible loan losses                                         1,666         1,790         1,524
                                                                            --------      --------     ---------
    Net interest income after provision for possible loan losses              15,236        13,865        12,542
                                                                            --------      --------     ---------
 NON-INTEREST INCOME
    Financial Management Services                                              1,836         1,764         1,680
    Service charges on deposit accounts                                          895           889           853
    Investment securities gains (losses), net                                      9             3          (136)
    Other                                                                        757           858           532
                                                                            --------      --------     ---------
             Total non-interest income                                         3,497         3,514         2,929
                                                                            --------      --------     ---------
 NON-INTEREST EXPENSE
    Salaries and employee benefits                                             7,073         6,481         6,132
    Occupancy, equipment and data processing                                   2,364         2,256         2,006
    FDIC insurance                                                               349           678           627
    Bank shares tax                                                              297           228           308
    Other operating                                                            2,685         2,573         2,256
                                                                            --------      --------     ---------
             Total non-interest expense                                       12,768        12,216        11,329
                                                                            --------      --------     ---------
             Income before income taxes and cumulative effect
                 of accounting method change                                   5,965         5,163         4,142
 INCOME TAXES                                                                  1,865         1,556         1,201
                                                                            --------      --------     ---------
             Income before cumulative effect of accounting method change       4,100         3,607         2,941
 CUMULATIVE EFFECT OF ACCOUNTING METHOD CHANGE                                    -             -            489
                                                                            --------      --------     ---------
             NET INCOME                                                    $   4,100     $   3,607    $    3,430
                                                                           =========     =========    ==========
 PER SHARE
    Income before cumulative effect of accounting method change            $    2.34     $    2.01    $     1.64
    Cumulative effect of accounting method change                                -             -            0.27
                                                                            --------      --------     ---------
    Net income                                                             $    2.34     $    2.01    $     1.91
                                                                           =========    ==========    ==========

    Cash dividends declared                                                $    0.89     $    0.77    $     0.69
                                                                           =========    ==========    ==========

    Weighted average shares outstanding                                    1,752,413     1,799,784     1,799,352
                                                                           =========     =========     =========



The accompanying notes are an integral part of these statements.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                       Additional
                                                   Common stock         paid-in     Retained                Treasury
(Dollars in thousands)                         Shares     Par value      capital    earnings       Other      stock
                                            ----------- ------------- -----------  ----------    -------- ------------

Balance at January 1, 1993                   1,195,429   $  1,200     $  3,900    $ 20,577$         -    $    (131)

    Net income                                     -          -            -         3,430          -          -
    Cash dividends declared                        -          -            -        (1,236)         -          -
    Net unrealized loss on equity
        securities                                 -          -            -           -          (99)         -
    Treasury stock transactions                  4,392        -            -           -           -           126
                                            ----------   --------    ----------  -----------   ----------  --------

Balance at December 31, 1993                 1,199,821      1,200        3,900      22,771        (99)          (5)

    Change in accounting for
        investments on January 1, 1994             -          -            -           -          236          -
    Net income                                     -          -            -         3,607        -            -
    Cash dividends declared                        -          -            -        (1,380)       -            -
    Net unrealized loss on
        securities available-for-sale              -          -            -           -       (1,936)         -
    Treasury stock transactions                    179        -            -           -           -             5
                                            ----------   --------    ----------  -----------   ----------  --------

Balance at December 31, 1994                 1,200,000      1,200        3,900      24,998     (1,799)         -

    Net income                                     -          -            -         4,100        -            -
    Cash dividends declared                        -          -            -        (1,556)       -            -
    Net unrealized gain on equity
        securities available-for-sale              -          -            -           -        1,734          -
    3-for-2 stock split                        599,941        600         (600)        -          -            -
    Treasury stock transactions               ( 87,000)       -              1         -           -        (1,886)
                                            ----------   --------    ----------  -----------   ----------  --------

Balance at December 31, 1995                 1,712,941   $  1,800     $  3,301    $ 27,542    $   (65)    $ (1,886)
                                            ==========    =======      =======     ======= ===========     ========















The accompanying notes are an integral part of these statements.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)                                                                    December 31,
                                                                           ---------------------------------------
                                                                               1995           1994          1993

                                                                           ------------   ------------  ----------
OPERATING ACTIVITIES

    Net income                                                             $    4,100    $    3,607     $    3,430
    Adjustments to reconcile net income to net
           cash provided by operating activities
        Depreciation                                                              614           618            600
        Provision for loan losses                                               1,666         1,790          1,524
        Amortization of investment security
           premiums and accretion of discounts                                    217           392            243
        Amortization of deferred fees on loans                                     (5)           46            (42)
        Provision for deferred income taxes                                       -            (165)          (324)
        Investment securities (gains) losses, net                                  (9)           (3)           136
        Increase in other assets                                                 (557)       (3,414)           (14)
        Increase (decrease) in other liabilities                                1,127        (1,283)            96
                                                                             --------     ---------      ---------

                Net cash provided by operating activities                       7,153         1,588          5,649
                                                                             --------     ---------      ---------

INVESTING ACTIVITIES
    Increase in loans                                                          (3,919)      (19,064)        (9,801)
    Proceeds from sales of investment securities available-for-sale               301         1,875            -
    Proceeds from sales of investment securities held-to-maturity                 -             -            1,979
    Proceeds from maturities of investment securities available-for-sale       13,367        19,529            -
    Proceeds from maturities of investment securities held-to-maturity          7,244         8,042         19,524
    Purchase of investment securities available-for-sale                      (32,615)      (17,098)           -
    Purchase of investment securities held-to-maturity                           (999)          -          (47,894)
    Purchase of premises and equipment, net                                    (1,309)         (830)          (318)
    Other                                                                         -             -              (99)
                                                                             --------     ---------      ---------

                Net cash used in investing activities                         (17,930)       (7,546)       (36,609)
                                                                             --------     ---------       --------

FINANCING ACTIVITIES
    Increase (decrease) in deposits                                            38,461        (1,890)        32,909
    (Decrease) increase in securities sold under repurchase agreements         (1,641)         (119)           361
    Cash dividends                                                             (1,495)       (1,321)        (1,293)
    Treasury stock transactions                                                (1,885)            5            126
                                                                             ---------    ---------       --------

                Net cash provided by (used in) financing activities            33,440        (3,325)        32,103
                                                                             ---------     ---------       --------

                NET INCREASE (DECREASE) IN CASH
                    AND CASH EQUIVALENTS                                       22,663        (9,283)         1,143

Cash and cash equivalents at beginning of year                                 21,981        31,264         30,121
                                                                             --------      --------       --------

Cash and cash equivalents at end of year                                    $  44,644     $  21,981      $  31,264
                                                                             ========      ========       ========




The accompanying notes are an integral part of these statements.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    First West Chester Corporation (the "Corporation") through its wholly-owned subsidiary, The First National Bank of West Chester (the "Bank"), has been serving the residents and businesses of Chester County, Pennsylvania since 1863. The Bank is a locally managed community bank providing loan, deposit and trust services from its five branch locations. The Bank encounters vigorous competition for market share in the communities it serves from bank holding companies, other community banks, thrift institutions and other non-bank financial organizations such as mutual fund companies, insurance companies and brokerage companies.

    The Corporation and the Bank are subject to regulations of certain state and federal agencies. These regulatory agencies periodically examine the Corporation and the Bank for adherence to laws and regulations. As a consequence, the cost of doing business may be affected.

    1. Basis of Financial Statement Presentation
       -----------------------------------------
    The accounting policies followed by the Corporation and its wholly-owned subsidiaries, the Bank and 323 East Gay Street Corp ("EGSC"), conform to generally accepted accounting principles and predominant practice within the banking industry. The accompanying financial statements include the accounts of the Corporation, the Bank and EGSC. All significant intercompany transactions have been eliminated.

    2.  Financial Instruments
        ---------------------
    The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Value of Financial Instruments," which requires all entities to disclose the estimated fair value of their assets and liabilities considered to be financial instruments. Financial instruments requiring disclosure consist primarily of investment securities, loans and deposits.

    3.  Investment Securities
        ---------------------
    The Corporation adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994. This new standard requires investments in securities to be classified in one of three categories: held-to-maturity, trading or available-for-sale. Debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. As the Corporation does not engage in security trading, the balance of its debt securities and any equity securities are classified as available-for-sale. Net unrealized gains and losses for such securities, net of tax effect, are required to be recognized as a separate component of stockholders' equity and excluded from the determination of net income.

    Prior to the adoption of SFAS No. 115, investment securities that were principally debt securities were stated at cost and adjusted for amortization of premiums and accretion of discounts computed by the interest method. Gains or losses on disposition were based on the net proceeds and the adjusted carrying amount of the securities sold using the specific identification method.

    4.  Loans and Allowance for Loan Losses
        -----------------------------------
    Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. Interest on loans is accrued and credited to operations based upon the principal amount outstanding.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    Accrual of interest is discontinued on a loan when management believes that the borrower's financial condition is such that collection of interest and principal is doubtful. Upon such discontinuance, all unpaid accrued interest is reversed. The determination of the allowance for loan losses is based upon the character of the loan portfolio, current economic conditions, loss experience and other relevant factors which, in management's judgment, deserve recognition in estimating possible losses.

    On January 1, 1995, the Corporation adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 114 requires loan impairment to be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, its observable market price, or the fair value of the collateral if the loan is collateral-dependent. If it is probable that a creditor will foreclose on a property, the creditor must measure impairment based on the fair value of the collateral. SFAS No. 118 allows creditors to use existing methods for recognizing interest income on impaired loans.

    5.  Loan Fees and Related Costs
        ---------------------------
    Certain origination and commitment fees and related direct loan origination costs are deferred and amortized over the contractual life of the related loans, resulting in an adjustment of the related loan's yield.

    6.  Premises and Equipment
        ----------------------
    Premises and equipment are stated at cost, less accumulated depreciation. Assets are depreciated over their estimated useful lives principally by the straight-line method.

    7.  Contributions
        -------------
    The Corporation adopted, effective January 1, 1995, SFAS No. 116, "Accounting for Contributions Received and Contributions Made." SFAS No. 116 specifies that contributions made by the Corporation be recognized as expenses in the period made and as decreases of assets or increases of liabilities depending on the form of the benefits given. In accordance with SFAS No. 116, the Corporation accrued contribution expenses of $136,000 relating to long-term commitments to local not-for-profit organizations during 1995. Financial statements prior to 1995 were not restated. Prior to 1995, the Corporation accounted for contributions made on a cash basis.

    8.  Income Taxes
        ------------
    The Corporation adopted SFAS No. 109, "Accounting for Income Taxes," effective January 1, 1993. Under the liability method specified by SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1995 and 1994

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    9. Employee Benefit Plans
       ----------------------
    The Bank has certain employee benefit plans covering eligible employees. The Bank accrues such costs as earned.

    10. Financial Management Services Assets and Income
        -----------------------------------------------
    Assets held by the Bank in fiduciary or agency capacities for its customers are not included in the accompanying consolidated balance sheets since such items are not assets of the Bank. Operating income and expenses of Financial Management Services are included under their respective captions in the accompanying consolidated statements of income and are recorded on the accrual basis.

    11. Earnings per Share and Stockholders' Equity
        -------------------------------------------
    Earnings per share are calculated using the weighted average shares outstanding during the year. On September 18, 1995, the Board of Directors declared a 3-for-2 stock split, payable October 16, 1995, in the form of a 50% stock dividend to stockholders of record on October 3, 1995. Par value remained at $1 per share. The stock split resulted in the issuance of 599,941 additional shares of common stock from authorized but unissued shares. The issuance of authorized but unissued shares resulted in the transfer of $600,000 from additional paid-in capital to common stock, representing the par value of the shares issued. Accordingly, earnings per share, cash dividends per share and weighted average shares of common stock outstanding have been restated to reflect the stock split.

    12.  Cash Flow Information
         ---------------------
    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. Cash paid during the years ended December 31, 1995, 1994 and 1993 for interest was $10,901,000, $10,268,000 and $9,760,000, respectively. Cash paid during the years ended December 31, 1995, 1994 and 1993 for income taxes was $2,144,000, $1,891,000 and $1,642,000, respectively.

    13.  Reclassifications
         -----------------
    Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE B - INVESTMENT SECURITIES

    On January 1, 1994, the Corporation changed its method of accounting for certain debt and equity securities and recorded an unrealized holding gain, net of taxes, of $236,000 as a separate component of stockholders' equity. At December 31, 1995 and 1994, unrealized holding losses on securities available-for-sale, net of taxes, were $65,000 and $1,799,000, respectively. The amortized cost, gross unrealized gains and losses, and fair market value of the Corporation's available-for-sale and held-to-maturity securities are summarized as follows:

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1995 and 1994

NOTE B - INVESTMENT SECURITIES - Continued

                                                 Held-to-Maturity                          Available-for-Sale
                                       ----------------------------------------- ---------------------------------------
        (Dollars in thousands)                     Gross      Gross      Fair                Gross      Gross     Fair
               1995                    Amortized Unrealized Unrealized   Market  Amortized Unrealized Unrealized  Market
               ----                      Cost      Gains      Losses     Value     Cost      Gains      Losses    Value
                                       ---------- --------- ---------   ------- ---------- ----------  --------   ------
          U.S. Treasury               $  1,473   $    12     $    -     $ 1,485  $ 13,020   $   89    $   (18)  $ 13,091
          U.S. Government agency         1,501         4          (9)     1,496    12,011      165         -      12,176
          Mortgage-backed securities     2,685        26         (22)     2,689    34,659      141       (325)    34,475
          State and municipal            4,759       108          (5)     4,862       254       27         -         281
          Corporate securities          11,806        62          (1)    11,867     1,079       -          -       1,079
          Asset-backed securities          824         2         (12)       814        -        -          -          -
          Mutual funds                      -         -           -          -      8,000       -        (267)     7,733
          Other equity securities           -         -           -          -      1,540      224       (136)     1,628
                                       -------    ------      ------     ------  --------   ------      ------   -------

                                      $ 23,048   $   214     $  (49)    $23,213  $ 70,563   $  646     $ (746)  $ 70,463
                                       =======     =====      ======     ======  ========    =====      ======   =======


                                                 Held-to-Maturity                            Available-for-Sale
                                     ------------------------------------------  ---------------------------------------
        (Dollars in thousands)                     Gross      Gross     Fair                  Gross      Gross    Fair
              1994                   Amortized   Unrealized Unrealized  Market   Amortized  Unrealized Unrealized Market
              ----                     Cost        Gains      Losses    Value      Cost       Gains      Losses   Value
                                     ---------- ----------- ----------  -------  ---------  ---------- ---------- ------

         U.S. Treasury                $  1,464   $    -     $    (99)  $  1,365  $13,078   $    11    $  (328)  $ 12,761
         U.S. Government agency          1,500         2         (86)     1,416      -          -          -        -
         Mortgage-backed securities      3,223         1        (185)     3,039   25,381        -      (1,935)    23,446
         State and municipal             5,603         6         (84)     5,525      253        15         -         268
         Corporate securities           15,455         3        (328)    15,130    3,084         6         (9)     3,081
         Asset-backed securities         2,122        -          (69)     2,053      109        -          (2)       107
         Mutual funds                       -         -           -          -     8,254        -        (490)     7,764
         Other equity securities            -         -           -          -     1,588         7         -       1,595
                                       -------     -------    -------   --------  ------    -------     -------  -------

                                      $ 29,367   $    12    $   (851)   $28,528  $51,747   $    39    $(2,764)  $ 49,022
                                        ======      ======     =======   ======   =======     ======   ======    =======


    The amortized cost and estimated fair value of debt securities classified as available-for-sale and held-to-maturity at December 31, 1995, by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1995 and 1994


NOTE B - INVESTMENT SECURITIES - Continued

                                                   Held-to-Maturity                 Available-for-Sale
                                               ------------------------        ----------------------------
                                                              Estimated                          Estimated
                                              Amortized         Fair            Amortized           Fair
  (Dollars in thousands)                        Cost            Value             Cost              Value
                                              ---------       ---------         ---------        ---------


        Due in one year or less                $  9,359      $    9,377        $    8,604        $    8,617
        Due after one year through five years     9,765           9,886            17,506            17,729
        Due after five years through ten years      390             420               -                 -
        Due after ten years                          25              27               254               281
                                               --------        --------         ---------          --------
                                                 19,539          19,710            26,364            26,627
        Mortgage-backed securities                2,685           2,689            34,659            34,475
        Asset-backed securities                     824             814               -                 -
                                               --------        --------         ---------          --------

                                              $  23,048       $  23,213        $   61,023         $  61,102
                                               ========        ========          ========           =======

    Proceeds on sales of securities classified as available-for-sale were $301,000 and $1,875,000 during 1995 and 1994, respectively. Gains of $17,000, $94,000 and $0, and losses of $8,000, $91,000 and $136,000 were realized on sales of securities in 1995, 1994 and 1993, respectively. The Corporation uses the specific identification method to determine the cost of the securities sold. The principal amount of investment securities pledged to secure public deposits and for other purposes required or permitted by law was $28,170,000 and $27,872,000 at December 31, 1995 and 1994,
    respectively. There were no securities held from a single issuer that represented more than 10% of stockholders' equity.

NOTE C - LOANS

  Major classifications of loans are as follows:

    (Dollars in thousands)                                1995           1994
                                                       ---------       --------

        Commercial loans                               $  86,686     $   87,689
        Real estate - construction                         9,372          4,607
        Real estate - other                              100,814        101,589
        Consumer loans                                    33,836         32,984
        Lease financing receivables                       11,879         12,257
                                                        --------       ---------
                                                         242,587        239,126
        Less: Allowance for loan losses                   (4,506)        (3,303)
                                                        --------       ---------
                                                       $ 238,081      $ 235,823
                                                        ========       ========

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1995 and 1994


NOTE C - LOANS - Continued

    Loan balances on which the accrual of interest has been discontinued amounted to approximately $726,000 and $2,997,000 at December 31, 1995 and 1994, respectively. Interest on these non-accrual loans would have been approximately $125,000 in 1995 and $432,000 in 1994. Loan balances past due 90 days or more which are not on a non-accrual status, but which management expects will eventually be paid in full, amounted to $419,000 and $323,000 at December 31, 1995 and 1994, respectively. Changes in the allowance for loan losses are summarized as follows:

    (Dollars in thousands)                                                    1995           1994           1993
                                                                           ----------     ----------    ----------

        Balance at beginning of year                                     $     3,303     $    2,839     $    2,300
           Provision charged to operating expenses                             1,666          1,790          1,524
           Recoveries of charged-off loans                                        79             38             92
           Loans charged off                                                    (542)        (1,364)        (1,077)
                                                                          ----------      ---------      ---------

        Balance at end of year                                           $     4,506     $    3,303     $    2,839
                                                                          ==========      =========      =========

    The Bank identifies a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. The accrual of interest is discontinued on impaired loans and no income is recognized until all recorded amounts of interest and principal are recovered in full. Retail loans and residential mortgages have been excluded from these calculations.

    The balance of impaired loans was $590,000 and $2,819,000 at December 31 and January 1, 1995, respectively. The associated allowance for loan losses for impaired loans was $433,000 and $380,000 at December 31 and January 1, 1995, respectively. During 1995, activity in the allowance for impaired loan losses included a provision of $380,000, write-offs of $369,000 and recoveries of $42,000. Interest income of $172,000 was recorded in 1995 while contractual interest in the same period amounted to $103,000. Cash collected on impaired loans in 1995 was $1,448,000, of which $1,276,000 was applied to principal and $172,000 was applied to interest. During the year ended December 31, 1995, three impaired loans totaling $891,000 were transferred to other real estate owned, and one impaired loan for $500,000 was transferred to EGSC as an equity investment.

    In the normal course of business, the Bank has made loans to certain officers, directors and their related interests. All loan transactions entered into between the Bank and such related parties were made on the same terms and conditions as transactions with all other parties. In management's opinion, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The balance of these loans outstanding at December 31, 1995 and 1994 was approximately $8,600,000 and $7,500,000, respectively. In 1995, new loans and payments amounted to approximately $2,900,000 and $1,800,000, respectively.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1995 and 1994


NOTE D - PREMISES AND EQUIPMENT

    Premises and equipment are summarized as follows:

    (Dollars in thousands)                               1995            1994
                                                      ----------      ---------

        Premises                                    $    7,111      $    6,418
        Equipment                                        4,394           3,778
                                                      ---------       ---------
                                                        11,505          10,196
        Less accumulated depreciation                   (5,984)         (5,370)
                                                      ---------       ---------
                                                    $    5,521      $    4,826
                                                     =========       =========

    The FASB issued a new standard, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement provides guidance on when assets should be reviewed for impairment, how to determine whether an asset or group of assets is impaired, how to measure an impairment loss, and the accounting for long lived-lived assets that a company plans to dispose of. The adoption of this new statement is not expected to have a material impact on the Corporation's consolidated financial position or results of operations. The Corporation is required to adopt this new standard for the year ended December 31, 1996.

NOTE E - SHORT-TERM BORROWINGS AND CREDIT FACILITY

    Securities sold under agreements to repurchase are generally overnight transactions. These borrowings had interest rates of 3.3%, 3.0% and 2.5% and balances of $8,858,000, $10,499,000 and $10,618,000 at December 31, 1995,
    1994 and 1993, respectively. Daily average balances and weighted average interest rates for the years ended December 31, 1995, 1994 and 1993 were $12,313,000, $10,762,000 and $8,914,000 and 3.3%, 2.5% and 2.8%,
    respectively. Maximum amounts outstanding at any month-end were approximately $16,037,000, $13,348,000 and $10,618,000 for the years ended
    December 31, 1995, 1994 and 1993, respectively.

    As of December 31, 1995, the Bank had a line of credit with the FHLB of Pittsburgh of approximately $34,500,000. Advances under this credit facility are payable on demand, bear interest at the federal fund's rate plus 25 basis points. Daily average balance and weighted average interest rates for the years ended December 31, 1995 and 1994 were $949,000 and $367,000 and 6.2% and 4.6%, respectively. Maximum amounts outstanding at any month-end in 1995 and 1994 were $10,000,000 and $2,000,000, respectively. There were no advances under this line in 1993 and no amounts outstanding at December 31, 1995 and 1994. FHLB advances are collateralized by a pledge of the Bank's entire portfolio of unencumbered investment securities, certain mortgage loans and a lien on the Bank's FHLB stock.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1995 and 1994


NOTE F - OTHER NON-INTEREST EXPENSE

    The components of other non-interest expense are detailed as follows:

    (Dollars in thousands)                       1995        1994         1993
                                               -------     -------       ------

    Purchased services                     $     647    $     707    $     727
    Telephone, postage and supplies              516          515          444
    Marketing and corporate communications       359          459          191
    Loan and deposit supplies                    200          353          291
    Director costs                               281          235          238
    Other                                        682          304          365
                                              ------        -----        -----

                                           $   2,685     $  2,573    $   2,256
                                             =======      =======      =======

NOTE G - INCOME TAXES

    The components of income taxes are detailed as follows:

    (Dollars in thousands)                          1995       1994       1993
                                                 ---------  ---------  ---------

       Current                                  $   2,259   $  1,721   $  1,525
       Deferred                                      (394)      (165)      (324)
                                                 --------    --------   --------

                                                $   1,865   $  1,556   $  1,201
                                                  =======    =======    =======

    The income tax provision reconciled to the tax computed at the statutory federal rate was as follows:

                                                      1995      1994      1993
                                                     ------    ------    ------

       Tax at statutory rate                          34.0%     34.0%     34.0%
       Increase (decrease) in taxes resulting from
          Tax-exempt loan and investment income       (3.1)     (4.8)     (6.4)
          Other, net                                   0.4       0.9       1.4
                                                     -----     -----     -----

             Applicable income tax                    31.3%     30.1%     29.0%
                                                      ====      ====      ====

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1995 and 1994


NOTE G - INCOME TAXES - Continued

     The net deferred tax asset consists of the following:

      (Dollars in thousands)                                                  1995         1994        1993
                                                                             ------       ------      ------

       Allowance for possible loan losses                                  $  1,243    $     871    $   728
       Unrealized loss on securities available-for-sale                          34          926        -
       Deferred loan fees                                                       231          179        179
       Accrued pension and deferred compensation                                262          359        354
       Other                                                                     82           50         40
                                                                             ------       ------     ------
                                                                              1,852        2,385      1,301
       Valuation allowance                                                      -            -          -
                                                                             ------       ------     ------

               Total deferred tax asset                                       1,852        2,385      1,301
                                                                            -------       ------     ------

       Bond accretion                                                           (75)         (72)       (40)
       Accumulated depreciation                                                 -            (38)       (74)
                                                                            -------       ------     ------

               Total deferred tax liabilities                                   (75)        (110)      (114)
                                                                            -------       ------     ------

       Net deferred tax asset                                              $  1,777     $  2,275   $  1,187
                                                                            =======      =======    =======

    The Corporation's main operating subsidiary, The First National Bank of West Chester, is not subject to Pennsylvania corporate income taxes, but is taxed based on the value of its capital stock. Pennsylvania Bank Shares Tax accrued by the bank amounted to $297,000, $228,000 and $306,000 in 1995, 1994 and 1993, respectively.

NOTE H - FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107 requires disclosure of the estimated fair value of an entity's assets and liabilities considered to be financial instruments. For the Corporation, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No.
    107. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Also, it is the Corporation's general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities. Therefore, the Corporation had to use significant estimations and present value calculations to prepare this disclosure.

    Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

    Fair values have been estimated using data which management considered the best available and estimation methodologies deemed suitable for the pertinent category of financial instrument. The estimated fair value of cash and cash equivalents, deposits with no stated maturities, short-term borrowings and commitments to extend credit, and outstanding letters of credit has been estimated to equal the carrying amount. Quoted market prices

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1995 and 1994


NOTE H - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

    were used to determine the estimated fair value of investment securities held-to-maturity and investment securities available-for-sale. Fair values of net loans and deposits with stated maturities were calculated using estimated discounted cash flows based on the year-end offering rate for instruments with similar characteristics and maturities.

    The estimated fair values and carrying amounts are summarized as follows:



                                                               1995                                 1994
                                                     -----------------------             --------------------------
                                                       Estimated                           Estimated
        (Dollars in thousands)                           Fair       Carrying                 Fair         Carrying
                                                         Value       Amount                  Value         Amount
                                                       ---------    --------               ---------      --------

    Financial Assets

        Cash and cash equivalents                    $   44,644   $   44,644              $   21,981    $   21,981
        Investment securities held-to-maturity           23,213       23,048                  28,528        29,367
        Investment securities available-for-sale         70,463       70,463                  49,022        49,022
        Net loans                                       242,772      238,081                 235,542       235,823

    Financial Liabilities
        Deposits with no stated maturities              229,039      229,039                 226,640       226,640
        Deposits with stated maturities                 115,582      114,887                  80,672        78,825
        Short-term borrowings                             8,858        8,858                  10,499        10,499

    Off-Balance-Sheet Investments
          Commitments for extended credit
              and outstanding letters of credit          78,287       78,287                  75,849        75,849


NOTE I - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

    The Bank is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable. Those instruments involve, to varying degrees, elements of credit and interest rate risks in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

    The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

    Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk. The contract amounts are as follows:

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1995 and 1994

NOTE I - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK - Continued

    (Dollars in thousands)                                                                   1995           1994
                                                                                          ----------     ----------
       Financial instruments whose contract amounts represent credit risk
           Commitments to extend credit                                                    $ 73,087      $  69,767
           Standby letters of credit and financial guarantees written                         5,200          6,082

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation.

    Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds residential or commercial real estate, accounts receivable, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1995 varies up to 100%; the average amount collateralized is 80%.

    All of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's primary market area, Chester County, Pennsylvania. Investments in state and municipal securities also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note C - Loans. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economic sector. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers.

NOTE J - REGULATORY MATTERS

    The Bank is required to maintain average reserve balances with the Federal Reserve Bank based upon deposit levels and other factors. The average amount of those reserve balances for the years ended December 31, 1995 and 1994 was approximately $2,141,000 and $2,055,000, respectively.

    Dividends are paid by the Corporation from its assets which are mainly provided by dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. The Bank, without the prior approval of regulators, can declare dividends to the Corporation totaling approximately $2,720,000 plus additional amounts equal to the net earnings of the Bank for the period from January 1, 1996 through the date of declaration, less dividends previously paid in 1996.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1995 and 1994

 NOTE K - EMPLOYEE BENEFIT PLANS

    1. Defined Contribution Plans
       --------------------------
    The Bank has a qualified deferred salary savings 401(k) plan (the "401(k) Plan") under which the Bank contributes $0.75 ($0.50 prior to 1994) for each $1.00 that the employees contribute, up to the first 5% of the employees' salary. The Bank's expenses were $123,000, $100,000 and $63,000 in 1995, 1994 and 1993, respectively. The Bank also has a qualified defined contribution pension plan (the "QDCP Plan") which was implemented on January 1, 1995. Under the QDCP Plan, the Bank will make annual contributions into the 401(k) Plan on behalf of each eligible participant, in an amount equal to 3% of salary up to $30,000 in salary, plus 6% in excess of $30,000. Contribution expense in 1995 under the QDCP Plan was $200,000. The Bank may make additional discretionary employer contributions subject to approval of the Board of Directors.

    2.  Defined Benefit Plans
        ---------------------
    In October 1994, the Board of Directors approved the termination of the Bank's qualified defined benefit retirement plan (the "QDB Plan") and the non-qualified supplemental defined benefit pension plan for executive officers (the "NQDB Plan") effective December 31, 1994. Distributions of participants' vested benefits in the QDB Plan took place in the fourth quarter of 1995. Accrued benefits from the terminated NQDB Plan were rolled over into a non-qualified defined contribution pension plan for executive officers (the "NQDCP Plan") effective December 31, 1994. Beginning in 1995, the Bank will make annual contributions to the NQDCP Plan equal to 3% of the participant's salary. The contribution expense under the NQDCP Plan in 1995 was $35,000. The Bank may make additional discretionary employer contributions subject to approval of the Board of Directors.

    The Bank-sponsored plans' funded status and amounts recognized in the consolidated financial statements for accumulated and projected benefit obligation, plan assets at fair market value and accrued pension cost for 1994 were $5,900,000, $5,689,000 and $407,000, respectively. The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 5.5% in 1994. The expected long-term rate of return on assets used in this calculation was 8.0% and the expected compensation rate change was 5.0% in 1994. Contributions to the QDB Plan, which are limited by federal income tax regulations, amounted to $327,000 in 1994. There were no contributions to the QDB Plan in 1993. Contributions to the NQDB Plan were $60,000 in 1994 and 1993. Net periodic pension cost for both plans was $364,000 and $272,000 in 1994 and 1993, respectively.

    The termination of the QDB Plan was accounted for at December 31, 1994 as a curtailment under SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." Accordingly, a curtailment gain of approximately $311,000 was recognized in the income statement in 1994. A settlement gain of approximately $190,000 was recorded in 1995 upon distribution of QDB Plan assets to participants. The termination of the NQDB Plan resulted in a loss of approximately $38,000 in 1994.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1995 and 1994


NOTE L - CONDENSED FINANCIAL INFORMATION - PARENT CORPORATION ONLY

    Condensed financial information for First West Chester Corporation (parent corporation only) follows:


                            CONDENSED BALANCE SHEETS


                                                              December 31,
                                                         ----------------------
    (Dollars in thousands)                                  1995         1994
                                                         ---------     --------

    ASSETS
        Cash and cash equivalents                      $     467    $       712
        Investment securities                                415            373
        Investment in subsidiaries, at equity             29,935         29,367
        Other assets                                         452             48
                                                        --------     ----------

           Total assets                                $  31,269      $  30,500
                                                        ========       ========

    LIABILITIES AND STOCKHOLDERS' EQUITY
        Other liabilities                              $     454      $     398
        Stockholders' equity                              30,815         30,102
                                                        --------       --------

           Total liabilities and stockholders' equity  $  31,269      $  30,500
                                                        ========       ========


                         CONDENSED STATEMENTS OF INCOME

                                                                                      Year ended December 31,
                                                                            --------------------------------------
    (Dollars in thousands)                                                     1995          1994           1993
                                                                            ---------       --------      --------
    INCOME
        Dividends from subsidiaries                                         $   3,609     $   1,380      $   1,057
        Dividends from investment securities                                       21            24             23
        Investment securities gains (losses), net                                  17            94           (136)
        Other income                                                               30           107            106
                                                                              -------      --------       --------
           Total income                                                         3,677         1,605          1,050
                                                                              -------      --------       --------
    EXPENSES
        Other expenses                                                            145           128            120
                                                                              -------     ---------       --------
           Total expenses                                                         145           128            120
                                                                              -------     ---------       --------
           Income before equity in undistributed
               income of subsidiaries                                           3,532         1,477            930

    EQUITY IN UNDISTRIBUTED INCOME OF
        SUBSIDIARIES                                                              568         2,130          2,500
                                                                              -------      --------       --------

           NET INCOME                                                       $   4,100     $   3,607      $   3,430
                                                                             ========      ========       ========


                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1995 and 1994


NOTE L - CONDENSED FINANCIAL INFORMATION - PARENT CORPORATION ONLY - Continued

                       CONDENSED STATEMENTS OF CASH FLOWS


                                                                                      Year ended December 31,
                                                                            --------------------------------------
    (Dollars in thousands)                                                      1995          1994           1993
                                                                            ----------    ----------      --------

    OPERATING ACTIVITIES
        Net income                                                          $   4,100     $   3,607      $   3,430
        Adjustments to reconcile net income to net cash
               provided by operating activities
           Equity in undistributed income of subsidiary                          (568)       (2,130)        (2,500)
           Investment securities (gains) losses, net                              (17)          (94)           136
           (Increase) decrease in other assets                                   (432)            5              3
           (Decrease) increase in other liabilities                                (5)           13            -
                                                                             --------      --------       --------

                  Net cash provided by operating activities                     3,078         1,401          1,069
                                                                             --------      --------       --------

    INVESTING ACTIVITIES
        Proceeds from sales and maturities of investment securities                57           219             81
                                                                             --------      --------       --------

                  Net cash provided by investing activities                        57           219             81
                                                                             --------      --------       --------

    FINANCING ACTIVITIES
        Dividends paid                                                         (1,495)       (1,321)        (1,293)
        Effect of treasury stock transactions                                  (1,885)            5            126
                                                                             ---------     --------       --------

                  Net cash used in financing activities                        (3,380)       (1,316)        (1,167)
                                                                             ---------     --------       --------

                  NET (DECREASE) INCREASE IN CASH AND
                        CASH EQUIVALENTS                                         (245)          304            (17)

    Cash and cash equivalents at beginning of year                                712           408            425
                                                                             --------      --------       --------

    Cash and cash equivalents at end of year                               $      467    $      712     $      408
                                                                            =========     =========      =========

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1995 and 1994


NOTE M - QUARTERLY FINANCIAL DATA (UNAUDITED)

    A summary of the unaudited quarterly results of operations is as follows:

              1995
              ----
    (Dollars in thousands, except per share)         December 31,      September 30,       June 30,     March 31,
                                                     -----------       ------------       --------      --------
    Interest income                                    $   7,287         $   7,211       $   7,217     $   6,751
    Interest expense                                       3,075             3,036           2,884         2,569
    Net interest income                                    4,212             4,175           4,333         4,182
    Provision for loan losses                                482               400             435           349
    Investment securities gains, net                           9               -               -             -
    Income before income taxes                             1,478             1,583           1,510         1,394
    Net income                                             1,012             1,085           1,027           976

    Per share
       Net income                                    $      0.59       $     0.63        $    0.58    $     0.54
       Dividends declared                                   0.26             0.23             0.20          0.20


              1994
              ----
    Interest income                                     $  6,463          $  6,164        $  5,883      $  5,864
    Interest expense                                       2,384             2,259           2,019         2,057
    Net interest income                                    4,080             3,905           3,864         3,806
    Provision for loan losses                                545               345             550           350
    Investment securities gains, net                           3               -               -             -
    Income before income taxes                             1,509             1,244           1,184         1,226
    Net income                                             1,046               873             829           859

    Per share
       Net income                                      $    0.58        $    0.49        $    0.46    $     0.48
       Dividends declared                                   0.21             0.20             0.18          0.18



               Report of Independent Certified Public Accountants
               --------------------------------------------------



Board of Directors
First West Chester Corporation


         We have audited the accompanying consolidated balance sheets of First West Chester Corporation and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First West Chester Corporation and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

         As described in note A3 to the consolidated financial statements, the Corporation changed its method of accounting for certain investments in debt and equity securities in 1994. As described in note A8 to consolidated financial statements, the Corporation changed its method of accounting for income taxes in 1993.






Philadelphia, Pennsylvania
January 25, 1996