Form 10-K, Exhibit 13
period 1996-12-31
FIRST WEST CHESTER CORP
filed 1997-03-28
CIK 744126

FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                          FIVE-YEAR STATISTICAL SUMMARY

(Dollars in thousands, except per share)
                                                                            December 31
                                                  --------------------------------------------------------------
STATEMENTS OF CONDITION                             1996          1995         1994         1993           1992
-----------------------                           --------      --------     --------     --------       ------
    Assets                                        $397,684      $388,500     $348,099     $351,073      $315,543
    Loans                                          264,582       242,587      239,126      221,433       212,575
    Investment securities                           97,675        93,511       78,389       92,829        66,817
    Deposits                                       351,266       343,926      305,465      307,355       274,446
    Stockholders' equity                            33,175        30,692       28,299       27,767        25,546
    Financial Management Services
       assets, at market value                     271,212       255,992      256,998      240,189       229,109

                                                                         Year Ended December 31
                                                  --------------------------------------------------------------


STATEMENTS OF INCOME                                1996          1995         1994         1993           1992
--------------------                              --------      --------     --------     --------       ------
    Interest income                               $ 29,627      $ 28,466     $ 24,374     $ 23,471      $ 24,293
    Interest expense                                12,135        11,564        8,719        9,405        10,985
                                                   -------       -------      -------      -------       -------
        Net interest income                         17,492        16,902       15,655       14,066        13,308
    Provision for possible loan losses               1,079         1,666        1,790        1,524         1,435
                                                   -------       -------      -------      -------       -------
        Net interest income after
             provision for possible loan
             losses                                 16,413        15,236       13,865       12,542        11,873
    Noninterest income                               3,562         3,497        3,514        2,929         2,709
    Noninterest expense                             13,632        12,768       12,216       11,329        10,075
                                                   -------       -------      -------      -------       -------
        Income before income taxes and
           cumulative effect of accounting
           method change                             6,343         5,965        5,163        4,142         4,507
    Income taxes                                     2,038         1,865        1,556        1,201         1,253
                                                   -------       -------      -------      -------       -------
        Income before cumulative effect of
           accounting method change                  4,305         4,100        3,607        2,941         3,254
    Cumulative effect of accounting
           method change                               -             -            -            489           -

        Net income                                $  4,305      $  4,100     $  3,607     $  3,430      $  3,254
                                                   =======       =======      =======      =======       =======
PER SHARE (1)
    Income before cumulative effect of
        accounting method change                  $   2.51      $   2.34     $   2.01     $   1.64      $   1.81
    Cumulative effect of accounting
        method change                                  -              -             -         0.27             -
                                                   -------       -------      -------      -------       -------
    Net income                                    $   2.51      $   2.34     $   2.01     $   1.91      $   1.81
                                                   =======       =======      =======      =======       =======
    Cash dividends declared                       $   1.00      $   0.89     $   0.77     $   0.69      $   0.64
    Book value                                       19.33         17.92        15.72        15.43         14.25
    Weighted average shares outstanding          1,718,025     1,752,413    1,799,784    1,799,352     1,796,268


(1)     Adjusted for 1995 3-for-2 stock split.  See Note A11 - Earnings per Share and Stockholders' Equity - in the
        accompanying financial statements for additional information.

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

                          EARNINGS AND DIVIDEND SUMMARY

         1996 was another profitable year for the Corporation as net income increased $205,000 or 5.0% to $4,305,000 from $4,100,000 in 1995. The improvement was primarily the result of an industry-wide reduction in Federal Deposit Insurance Corporation ("FDIC") insurance premiums, a gain from the sale of property owned by EGSC, and a lower provision for loan losses, partially offset by tighter net interest margins and increased operating expenses. Net income for 1995 increased $493,000 or 13.7% from $3,607,000 in 1994, primarily the result of improved net interest margins offset by increased operating expenses. On a per share basis, 1996 earnings were $2.51, an increase of 7.3% over 1995 earnings of $2.34. On a per share basis, 1995 earnings were 16.4% higher than 1994 earnings of $2.01. Cash dividends per share in 1996 were $1.00, a 12.4% increase over the 1995 dividend of $0.89. Cash dividends per share in 1995 were 15.6% higher than the 1994 dividend of $0.77. Over the past ten years, the Corporation's practice has been to pay a dividend of at least 35.0% of net income. Performance ratios for 1996 were down slightly from 1995, reflecting a reduction in net income growth, while remaining favorable compared with 1994 numbers.

PERFORMANCE RATIOS                            1996          1995          1994
------------------                          --------      --------      ------

Return on Average Assets                      1.12%          1.14%        1.05%
Return on Average Equity                     13.59%         13.68%       12.83%
Earnings Retained                            60.19%         62.05%       61.74%
Dividend Payout Ratio                        39.81%         37.95%       38.26%

                               NET INTEREST INCOME

         Net interest income is the difference between interest income on earning assets and interest expense on interest-bearing liabilities. Net interest income, on a tax equivalent basis, increased 3.1% or $536,000, from $17,155,000 in 1995 to $17,691,000 in 1996, compared to a 7.7% increase of
$1,229,000 from 1994 to 1995. The net yield on interest-earning assets, on a tax equivalent basis, was 4.92% for the year ended 1996 compared to 5.06% in 1995, and 4.96% in 1994. The decrease in net yield on interest-earning assets from 1995 to 1996 was attributable to reduced loan demand during the first three quarters of 1996. The increase in net yield on interest-earning assets from 1994 to 1995 reflected a faster increase in earning asset yields during 1995 than corresponding funding costs. The Corporation anticipates continued pressure on the net yield on interest-earning assets as competition for new loan business remains very strong and incremental deposit growth remains rate sensitive.

               AVERAGE INTEREST RATES (ON A TAX EQUIVALENT BASIS)

YIELD ON                                      1996           1995         1994
--------                                     -------        -------      ------

Interest-Earning Assets                       8.29%           8.46%       7.67%
Interest-Bearing Liabilities                  4.13            4.18        3.33
                                              ----            ----        ----
Net Interest Spread                           4.16            4.28        4.34
Contribution of Interest-Free Funds           0.76            0.78        0.62
                                              ----            ----        ----
Net Yield on Interest-Earning Assets          4.92%           5.06%       4.96%
                                              ====            ====        ====

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         INTEREST INCOME ON FEDERAL FUNDS SOLD AND INVESTMENT SECURITIES

         Interest income on federal funds increased $86,000, from $648,000 in 1995 to $734,000 in 1996. The 13.3% increase in 1996 was attributed to a $2.6 million increase in average balances, partially offset by a 49 basis point (a basis point equals one hundredth of one percent) decrease in rates compared to the same period in 1995. The 1996 increase in average federal fund balances of $2.6 million was the result of reduced loan demand during the first three quarters of 1996. The 305.0% increase in 1995 was attributed to a $ 7.0 million increase in average balances and a 191 basis point increase in rates compared to the same period in 1994.

                    INTEREST INCOME ON INVESTMENT SECURITIES

         On a tax equivalent basis, interest income on investment securities increased $834,000, from $5,203,000 in 1995 to $6,037,000 in 1996, compared to a
$272,000 increase from 1994 to 1995. The 16.0% increase in investment interest income from 1995 to 1996 was the result of a 13 basis point increase in the yield on investment securities, and an $11.7 million increase in average balances. The 5.5% increase in investment interest income from 1994 to 1995 was the result of a 58 basis point increase in yield investment securities, partially offset by a $4.1 million decrease in average balances. Changes in investment portfolio balances are related to loan demand and deposit growth levels.

                            INTEREST INCOME ON LOANS

         Loan interest income, on a tax equivalent basis, generated by the Corporation's loan portfolio increased $187,000, from $22,868,000 in 1995 to $23,055,000 in 1996. The 0.8% increase in interest income during 1996 was attributable to a $6.0 million increase in average loans outstanding, offset by a 16 basis point decrease in rates earned. Loan interest income, on a tax equivalent basis, increased $3,314,000, from $19,554,000 in 1994 to $22,868,000 in 1995. The 16.9% increase in interest income during 1995 was attributable to a $15.2 million increase in average loans outstanding and an 83 basis point increase in rates earned. Competition for new and existing loan relationships has been very strong the last three years, especially 1996. Price and fee competition on loans over $500,000 has been especially strong. The Corporation expects that this pricing pressure will continue, therefore reducing overall loan yields and the net interest yield on interest earnings assets.

                      INTEREST EXPENSE ON DEPOSIT ACCOUNTS

         Interest expense on deposits was $11,815,000 for 1996 compared to $11,102,000 and $8,433,000 in 1995 and 1994, respectively. The 6.4% increase in interest expense on deposits from 1995 to 1996 was the result of a $20.2 million increase in average interest-bearing deposits, partially offset by a 5 basis point decrease in rates paid. The 31.6% increase in interest expense for deposits from 1994 to 1995 was the result of an 85 basis point increase in rates paid on interest-bearing deposits and a $12.9 million increase in average balances during 1995.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

      CONSOLIDATED AVERAGE BALANCE SHEET AND TAX EQUIVALENT INCOME/EXPENSES
                    AND RATES FOR THE YEAR ENDED DECEMBER 31,

                                                    1996                   1995                     1994
                                          ---------------------- ------------------------ ------------------------
(Dollars in thousands)                     Daily                   Daily                     Daily
                                          Average                 Average                   Average
                                          Balance  Interest Rate  Balance  Interest  Rate   Balance Interest  Rate
                                          -------  -------- ----  -------  --------  ----   ------- --------  ----
ASSETS
    Federal funds sold                   $ 13,603 $   734  5.40% $  11,001 $   648  5.89% $   4,024 $   160  3.98%
    Investment securities
         Taxable                           93,809   5,863  6.25     81,098   4,956  6.11     84,927   4,625  5.45
         Tax-exempt (1)                     2,519     174  6.91      3,576     247  6.91      3,801     306  8.05
                                          -------  ------          -------  ------          -------  ------
         Total investment securities       96,328   6,037  6.27     84,674   5,203  6.14     88,728   4,931  5.56
                                          -------  ------          -------  ------          -------  ------
    Loans (2)
         Taxable                          242,862  22,320  9.19    236,923  22,187  9.36    221,185  18,864  8.53
         Tax-exempt (1)                     6,835     735 10.75      6,734     681 10.11      7,271     690  9.49
                                          -------  ------          -------  ------          -------  ------
         Total loans                      249,697  23,055  9.23    243,657  22,868  9.39    228,456  19,554  8.56
                                          -------  ------          -------  ------          -------  ------
         Total interest-earning assets    359,628  29,826  8.29    339,332  28,719  8.46    321,208  24,645  7.67
                                                   ------                   ------                   ------
    Noninterest-earning assets
      Allowance for possible loan losses   (4,848)                  (3,796)                  (3,164)
      Cash and due from banks              17,153                   16,037                   17,654
      Other assets                         13,814                   11,827                    9,176
                                          -------                  -------                  -------
         Total assets                    $385,747                 $363,400                 $344,874
                                          =======                  =======                  =======

LIABILITIES AND STOCKHOLDERS'
           EQUITY
    Savings, NOW, and money market
      deposits                           $168,528   5,231  3.10   $162,332   5,431  3.35   $177,414   5,082  2.86
    Certificates of deposit and
      other time                          115,243   6,584  5.71    101,197   5,671  5.60     73,238   3,351  4.58
                                          -------  ------          -------  ------          -------  ------
         Total interest-bearing deposits  283,771  11,815  4.16    263,529  11,102  4.21    250,652   8,433  3.36
    Securities sold under repurchase
      agreements                            9,713     320  3.29     12,313     403  3.27     10,762     269  2.50
    Other borrowings                           --            --        949      59  6.22        367      17  4.63
                                          -------  ------          -------  ------          -------  ------
         Total interest-bearing
           liabilities                    293,484  12,135  4.13    276,791  11,564  4.18    261,781   8,719  3.33
                                                   ------                   ------                   ------
    Noninterest-bearing liabilities
      Noninterest-bearing demand deposits  55,018                   52,177                   50,872
      Other liabilities                     5,574                    4,471                    4,116
                                          -------                  -------                  -------
         Total liabilities                354,076                  333,439                  316,769
    Stockholders' equity                   31,671                   29,961                   28,105
                                          -------                  -------                  -------
         Total liabilities and stockholders'
             equity                      $385,747                 $363,400                 $344,874
                                          =======                  =======                  =======
      Net interest income                         $17,691                  $17,155                  $15,926
                                                   ======                   ======                   ======
    Net yield on interest-earning assets                   4.92%                    5.06%                    4.96%
                                                          =====                    =====                     ====


     (1) The indicated income and annual rate are presented on a tax equivalent basis using the federal marginal rate of 34%, adjusted for the 20% interest expense disallowance for 1996, 1995, and 1994.
     (2)  Nonaccruing loans are included in the average balance.


                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         While total average interest-bearing deposits have grown 7.7% and 5.1% in 1996 and 1995, respectively, the components have not grown proportionately. During 1996, average savings, NOW, and money market deposits increased $6.2 million or 3.8%, while average certificates of deposit and other time deposits increased $14.0 million or 13.9%. During 1995, average savings, NOW and money market deposits declined $15.1 million or 8.5%, while average certificates of deposit and other time deposits increased $28.0 million or 38.2%. The Corporation's effective rate on interest-bearing deposits changed from 3.89%, 4.20%, 4.26%, and 4.34% in the first, second, third, and fourth quarters of 1995, respectively, to 4.18%, 4.12%, 4.10%, and 4.15% in the first, second, third, and fourth quarters of 1996, respectively.

                       PROVISION FOR POSSIBLE LOAN LOSSES

         During 1996, the Corporation recorded a provision for possible loan losses of $1,079,000, compared to $1,666,000 and $1,790,000 in 1995 and 1994, respectively. Net charge-offs in 1996 were $367,000, down from $463,000 and $1,326,000 in 1995 and 1994, respectively. Net charge-offs as a percentage of average loans outstanding were 0.15%, 0.19%, and 0.58% for 1996, 1995, and 1994, respectively. The 1996 decrease in provision for loan losses related to the total allowance level of over $5.2 million (1.97% of loans) and the decline in non-accrual loans from 1994 levels. See "Asset Quality and the Allowance For Possible Loan Losses" for additional information.

                               NONINTEREST INCOME

         Total noninterest income increased $65,000 or 1.9%, from $3,497,000 in 1995 to $3,562,000 in 1996, compared to a decrease of $17,000 or 0.5% from 1994 to 1995. The primary component of noninterest income was Financial Management Services (formerly known as the Trust Department) revenue, which increased $25,000 or 1.4%, from $1,836,000 in 1995 to $1,861,000 in 1996, compared to an increase of $72,000 or 4.1% from 1994 to 1995. Market value of Financial Management Services assets under management increased $15.2 million or 5.9%, from $256.0 million at the end of 1995 to $271.2 million at the end of 1996, and declined $1.0 million or 0.4% from 1994 to 1995. The 1996 increase in market value of assets under management was attributable to new business development and market value appreciation. The 1995 decline in market value of assets under management was primarily the result of the distribution of two defined benefit pension plans totaling $27.1 million, partially offset by increases in new business and market value appreciation.

         Service charges on deposit accounts decreased $44,000 or 4.9% in 1996, while average deposits went up 7.3%. This decrease relates to 1996 changes in the Bank's service charge structure. In 1995, service charges on deposit accounts increased 0.7%, while average deposits grew 4.7%, a result of increases in the earnings credit paid to commercial checking customers. Other noninterest income included a gain of $135,000 relating to the sale of a property by EGSC in 1996 and a $190,000 and $273,000 gain relating to the termination of the Corporation's defined benefit pension plans in 1995 and 1994, respectively. Other noninterest income, excluding the above gains, was $710,000, $567,000, and $585,000 in 1996, 1995, and 1994, respectively. See Note M - Employee Benefit Plans - for additional information on pension plan changes.

                               NONINTEREST EXPENSE

         Total noninterest expense increased $864,000 or 6.8%, from $12,768,000 in 1995 to $13,632,000 in 1996, compared to an increase of $552,000 or 4.5% from 1994 to 1995. The growth in noninterest expense reflects the increased costs incurred to service the Corporation's expanding customer base. The components of noninterest expense changes are discussed below.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         Salary and employee benefits increased $662,000 or 9.4%, from $7,073,000 in 1995 to $7,735,000 in 1996. The increase in 1996 was a result of an overall 4.0% salary increase and a 4.4% increase in staff, partially offset by decreases in pension costs. Salary and employee benefits increased $592,000 or 9.1% from 1994 to 1995, primarily the result of an overall 4.0% salary increase, a 7.7% increase in staff and bonus payment increases, partially offset by decreases in life insurance premiums and pension costs. The Corporation's full-time equivalents were 190, 182, and 169 at the end of 1996, 1995, and 1994, respectively.

         Occupancy, equipment and data processing expense increased $283,000 or 12.0%, from $2,364,000 in 1995 to $2,647,000 in 1996. Occupancy, equipment and data processing expense increased $108,000 or 4.8% from 1994 to 1995. The increases in 1996 from 1995 were primarily a result of building renovations and costs related to the teller on-line system and check imaging projects. The increases in 1995 from 1994 were primarily the result of increased personal computer costs and MAC system transaction volume, partially offset by decreased costs associated with maintenance on equipment.

         During 1996, the Federal Deposit Insurance Corporation ("FDIC") reduced the Bank Insurance Fund ("BIF") deposit insurance premiums to the statutory minimum of $500 per quarter for the best rated banks. The 1995 rate paid was $2.30 per $1,000 in deposits for the first six months and $.040 per $1,000 in deposits for the balance of the year. FDIC insurance was $2,000, $349,000, and $678,000 in 1996, 1995, and 1994, respectively. This represents a decrease of $347,000 or 99.4% from 1995 to 1996 and a decrease of $329,000 or 48.5% from
1994 to 1995. FDIC insurance is calculated based on quarter-end deposits and paid quarterly. Effective January 1, 1997, the BIF insurance premiums have been set at $0.13 per $1,000 in deposits for the best rated banks. This rate is effective through June 30, 1997.

         Bank shares tax was 0.97%, 0.99%, and 0.81% of average stockholders' equity for 1996, 1995, and 1994, respectively. The Pennsylvania Bank Shares Tax is based primarily on Bank stockholders' equity and paid annually.

                                  INCOME TAXES

         Income tax expense was $2,038,000 in 1996 compared to $1,865,000 in 1995 and $1,556,000 in 1994. This represented an effective tax rate of 32.1%, 31.3%, and 30.1%, respectively. The primary reason for the increase in the effective tax rates each year was a decrease in tax-exempt assets as a percentage of total assets. Average tax-exempt assets as a percentage of total average assets was 2.4%, 2.8%, and 3.2% in 1996, 1995, and 1994, respectively.

               LIQUIDITY MANAGEMENT AND INTEREST RATE SENSITIVITY

         The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for business expansion. Liquidity management addresses the Corporation's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings as they mature, and to make new loans and investments as opportunities arise. Liquidity is monitored as a regular part of Bank operations, enabling management to react accordingly to fluctuations in market conditions. The primary source of liquidity for the Corporation is its available-for-sale portfolio of liquid investment grade securities. Funding sources include NOW, money market, savings, and smaller denomination certificates of deposit accounts. The Corporation considers funds from such sources as its "core" deposit base because of the historical stability of such sources of funds. Additional liquidity comes from the Corporation's noninterest-bearing demand deposit accounts. Other deposit sources include a three-tiered savings product and certificates of deposit in excess of $100,000. Details of core deposits, noninterest-bearing demand deposit accounts and other deposit sources are highlighted in the following table:

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                                DEPOSIT ANALYSIS

     (Dollars in thousands)
                                                      1996                     1995                       1994
                                         -----------------------   ------------------------  ---------------------
                                         Average     Effective     Average      Effective    Average     Effective
         DEPOSIT TYPE                    Balance        Yield      Balance         Yield     Balance        Yield
         ------------                    -------     ---------     -------      ---------    -------     ---------

     NOW                                $  47,984       2.20%      $ 42,974       2.32%    $  41,985       2.30%
     Money Market                          28,974       3.09         29,610       3.23        32,962       2.68
     Statement Savings                     48,834       3.24         46,347       3.64        51,468       3.06
     Other Savings                          4,222       2.75          4,657       2.73         5,571       2.60
     CDS Less than $100,000               102,566       5.76         89,866       5.67        64,551       4.57
                                          -------                  --------                 --------

     Total Core Deposits                  232,580       4.11        213,454       4.15       196,537       3.31

     Noninterest-Bearing
       Demand Deposits                     55,018         -          52,177         -         50,872         -
                                         --------                  --------                 --------

     Subtotal                             287,598         -         265,631         -        247,409         -

     Tiered Savings                        38,514       4.11         38,744       4.29        45,427       3.33
     CDS Greater than $100,000             12,677       5.36         11,331       5.11         8,688       4.66
                                         --------                  --------                ---------

     Total Deposits                      $338,789         -        $315,706         -       $301,524         -
                                          =======                   =======                  =======

         The Bank, as a member of the Federal Home Loan Bank ("FHLB"), maintains a line of credit secured by the Bank's mortgage-related assets. This line of credit was approximately $8 million as of December 31, 1996. The line of credit at the FHLB at December 31, 1995 was approximately $34 million. The reduction in the line of credit available was the result of a system wide policy change by the FHLB. However, the Bank's overall borrowing capacity at the FHLB remains over $90 million.

         The goal of interest rate sensitivity management is to avoid fluctuating net interest margins and enhance consistent growth of net interest income through periods of changing interest rates. Such sensitivity is measured as the difference in the volume of assets and liabilities in the existing portfolio that are subject to repricing in a future time period. The Corporation's net interest rate sensitivity gap within one year is ($109.5) million or 27.5% of total assets at December 31, 1996, compared with ($45.6) million or 11.7% of total assets at the end of 1995. The Corporation's gap position is one factor used to evaluate interest rate risk and the stability of net interest margins. Other factors include computer simulations of what might happen to net interest income under various interest rate forecasts and scenarios. Management monitors interest rate risk as a regular part of bank operations with the intention of maintaining a stable net interest margin.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


           INTEREST RATE SENSITIVITY ANALYSIS AS OF DECEMBER 31, 1996

(Dollars in thousands)                                  One               Over
                                        Within        Through              Five       Non-Rate
                                      One Year       Five Years           Years        Sensitive         Total
ASSETS
    Federal funds sold                $   4,800      $      -           $      -       $     -       $    4,800
    Investment securities                19,782          45,820            32,073            -           97,675
    Loans and leases                    124,332         124,524            15,726         (5,218)       259,364
    Cash and cash equivalents               -               -                 -           21,956         21,956
    Other assets                            -               -                 -           13,889         13,889
                                       --------       ---------           -------        -------       --------

    Total assets                      $ 148,914      $  170,344          $ 47,799       $ 30,627      $ 397,684
                                       ========         =======           =======        =======       ========

LIABILITIES AND CAPITAL
    Noninterest-bearing deposits      $     -        $      -            $    -         $ 63,591      $  63,591
    Interest bearing deposits           250,518          37,157               -              -          287,675
    Borrowed funds                        7,943             -                 -              -            7,943
    Other liabilities                       -               -                 -            5,300          5,300
    Capital                                 -               -                 -           33,175         33,175
                                       --------       ---------           -------        -------       --------

    Total liabilities and capital     $ 258,461      $   37,157          $    -         $102,066      $ 397,684
                                       ========       =========           =======        =======       ========

    Net interest rate sensitivity gap $(109,547)     $  133,187          $ 47,799       $(71,439)     $     -
                                       ========         =======           =======        =======       ========

    Cumulative interest rate
       sensitivity gap                $(109,547)     $   23,640          $ 71,439       $    -        $     -
                                       ========         =======           =======        =======       ========

    Cumulative interest rate
       sensitivity gap divided
       by total assets                   (27.5)%           5.9%             18.0%            -              -


                       ALLOWANCE FOR POSSIBLE LOAN LOSSES

         The allowance for possible loan losses is an amount that management believes will be adequate to absorb possible loan losses on existing loans that may become uncollectible based on evaluations of the collectible of loans. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, adequacy of collateral, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. The allowance for possible loan losses as a percentage of year-end loans outstanding increased from 1.86% at December 31, 1995, to 1.97% at December 31, 1996.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


          ANALYSIS OF CHANGES IN THE ALLOWANCE FOR POSSIBLE LOAN LOSSES
                       AND COMPARISON OF LOANS OUTSTANDING

                                                                            December 31
                                                ----------------------------------------------------------------
(Dollars in thousands)                              1996          1995         1994         1993           1992
                                                  --------      --------     --------     --------       ------

Balance at beginning of year                    $    4,506    $    3,303   $    2,839   $    2,300    $    1,850
                                                 ---------     ---------    ---------    ---------     ---------

Provision charged to operating expense               1,079         1,666        1,790        1,524         1,435
                                                 ---------     ---------    ---------    ---------     ---------

Recoveries of loans previously charged off
   Commercial loans                                     36             4           19           69           212
   Real estate - mortgages                              -             46            9            2            77
   Consumer loans                                        8            29           10           21            19
                                                 ---------     ---------    ---------    ---------     ---------

         Total recoveries                               44            79           38           92           308
                                                 ---------     ---------    ---------    ---------     ---------

Loan charge-offs
   Commercial loans                                   (118)         (348)        (253)         (28)         (922)
   Real estate - mortgages                            (218)          (25)      (1,042)        (975)         (192)
   Consumer loans                                      (62)         (108)         (69)         (71)         (179)
   Lease financing receivables                         (13)          (61)          -            (3)          -
                                                 ---------     ---------    ---------    ---------     ---------

         Total charge-offs                            (411)         (542)      (1,364)      (1,077)       (1,293)
                                                 ---------     ---------    ---------    ---------     ---------

Net loan charge-offs                                  (367)         (463)      (1,326)        (985)         (985)
                                                 ---------     ---------    ---------    ---------     ---------

Balance at end of year                          $    5,218    $    4,506   $    3,303   $    2,839    $    2,300
                                                 =========     =========    =========    =========     =========

Year-end loans outstanding                      $  264,582    $  242,587   $  239,126   $  221,433    $  212,575

Average loans outstanding                       $  249,697    $  243,657   $  228,456   $  217,086    $  212,394

Allowance for possible loan losses as
   a percentage of year-end loans
   outstanding                                       1.97%         1.86%        1.38%        1.28%         1.08%

Ratio of net charge-offs to average
   loans outstanding                                 0.15%         0.19%        0.58%        0.45%         0.46%



                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         Nonperforming loans include loans on non-accrual status and loans past due 90 days or more and still accruing. The Bank's policy is to write down all nonperforming loans to net realizable value based on updated appraisals. Nonperforming loans are generally collateralized by real estate and are in the process of collection. The increase in loans past due 90 days and still accruing at December 31, 1996, was primarily related to three different loan customers. In all instances, the Bank has adequate collateral as to principal and interest and is in the process of collection. One loan in the amount of $1.2 million is expected to be brought current and assumed by a new borrower during the first quarter of 1997.

          Management is not aware of any loans other than those included in the following table that would be considered potential problem loans and cause management to have doubts as to the borrower's ability to comply with loan repayment terms. At December 31, 1996, there were no concentrations of loans exceeding 10% of total loans which are not otherwise disclosed.

                         NONPERFORMING LOANS AND ASSETS

                                                                          December 31
                                                 ---------------------------------------------------------------
(Dollars in thousands)                              1996          1995         1994         1993           1992
                                                  --------      --------     --------     --------      -------
Past due over 90 days and still accruing         $   2,772    $      419   $      323    $   1,074     $   2,111

Nonaccrual loans                                       713           726        2,997        2,804         1,200
                                                  --------     ---------     --------     --------      --------

Total nonperforming loans                            3,485         1,145        3,320        3,878         3,311

Other real estate owned                              1,274         1,447        1,565          -              90
                                                  --------     ---------     --------     --------      --------

Total nonperforming assets                       $   4,759     $   2,592    $   4,885    $   3,878     $   3,401
                                                  ========      ========     ========     ========      ========

Nonperforming loans as a
   percentage of total loans                         1.32%          0.47%        1.39%        1.75%         1.56%

Allowance for possible loan losses
   as a percentage of nonperforming
   loans                                            149.7%         393.5%         99.5%       73.2%         69.5%

Nonperforming assets as a percentage
   of total loans and other real estate
   owned                                             1.79%          1.06%         2.03%       1.75%         1.60%

Allowance for possible loan losses as
   a percentage of nonperforming
   assets                                           109.6%         173.8%         67.6%       73.2%         67.6%



                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         Although the allowance for possible loan losses as a percentage of nonperforming loans decreased to 149.7% at December 31, 1996, from 393.5% at December 31, 1995, this ratio still indicates that the allowance for possible loan losses is sufficient to cover the principal of all nonperforming loans at December 31, 1996. Other real estate owned ("OREO") represents residential and commercial real estate written down to realizable value (net of estimated disposal costs) based on professional appraisals. Management intends to liquidate OREO in the most expedient and cost-effective manner. This process could take up to 24 months, although swifter disposition is anticipated.

                                CAPITAL ADEQUACY

         The Corporation is subject to Risk-Based Capital Guidelines adopted by the Federal Reserve Board for bank holding companies. The Bank is also subject to similar capital requirements adopted by the Office of the Comptroller of the Currency. Under these requirements, the regulatory agencies have set minimum thresholds for Tier I Capital, Total Capital, and Leverage ratios. At December 31, 1996, both the Corporation's and the Bank's capital exceeded all minimum regulatory requirements and were considered "well capitalized" as defined in the regulations issued pursuant to the FDIC Improvement Act of 1992. The Corporation's Risk-Based Capital Ratios, shown below, have been computed in accordance with regulatory accounting policies. See Note H - Capital Requirements - for additional information.

                                                                December 31
RISK-BASED                                        --------------------------------------       "Well Capitalized"
CAPITAL RATIOS                                        1996         1995          1994             Requirements
--------------                                    ------------ ------------  -----------        ----------------
Leverage Ratio                                       8.58%        8.19%         8.53%                  5.00%
Tier I Capital Ratio                                12.05%       11.51%        11.09%                  6.00%
Total Risk-Based Capital Ratio                      13.31%       12.77%        12.32%                 10.00%

         The Bank is not under any agreement with the regulatory authorities nor is it aware of any current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on liquidity, capital resources or operations of the Corporation. The internal capital growth rate for the Corporation was 8.09%, 2.68%, and 1.92% for the years ended December 31, 1996, 1995, and 1994, respectively.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


               DESCRIPTION OF CAPITAL STOCK AND MARKET INFORMATION

         The authorized capital stock of the Corporation consists of 5,000,000 shares of common stock, par value $1.00 per share, of which 1,715,941 shares and 1,712,941 shares were outstanding at the end of 1996 and 1995, respectively. The Corporation's common stock is publicly traded over the counter. Trading is sporadic. The following table, which shows the range of high and low month-end bid prices for the stock, is based upon transactions reported by the Philadelphia brokerage firm of F. J. Morrissey & Co., Inc.

                                 Bid Prices (1)

                                     1996                          1995
                                     ----                          ----
         Quarter Ended       High           Low              High          Low

         First              $31.25          $29.00          $21.33        $21.33

         Second             $30.00          $29.25          $21.33        $21.17

         Third              $30.00          $29.25          $23.66        $21.33

         Fourth             $30.50          $30.25          $28.00        $25.00


(1) Adjusted for 1995 3-for-2 stock split. See Note A11 - Earnings per Share and Stockholders' Equity - in the accompanying financialstatements for additional information.

         Other statistical disclosures required by bank holding companies can be found in the Corporation's 10-K, to be filed with the Securities and Exchange Commission on March 30, 1997. Copies of the 10-K can be obtained from the Corporation's Shareholder Relations Representative, P.O. Box 523, West Chester, PA 19381-0523, at 610-344- 2686.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)                                                                        December 31
                                                                                     ----------------------------
                                                                                         1996             1995

                                                                                     -------------   -------------

ASSETS
    Cash and due from banks                                                           $   21,956      $     19,944
    Federal funds sold                                                                     3,800            24,700
                                                                                        ----------        --------

                Total cash and cash equivalents                                           25,756            44,644
                                                                                        ----------        --------

    Interest-bearing deposits with banks                                                   1,000                --

    Investment securities held-to-maturity (market value of
        $15,749 and $23,213 in 1996 and 1995, respectively)                               15,667            23,048

    Investment securities available-for-sale, at fair value                               82,008            70,463

    Loans                                                                                264,582           242,587
    Less:   Allowance for possible loan losses                                            (5,218)           (4,506)
                                                                                        ----------        --------

                Net loans                                                                259,364           238,081

    Premises and equipment                                                                 6,752             5,521
    Other assets                                                                           7,137             6,743
                                                                                        ----------        --------

                Total assets                                                           $ 397,684         $ 388,500
                                                                                        ========          ========

LIABILITIES
    Deposits
        Noninterest-bearing                                                            $  63,591         $  63,393
        Interest-bearing (including certificates of deposit over $100 of
          $11,978 and $11,479 - 1996 and 1995, respectively)                             287,675           280,533
                                                                                        --------          --------

                Total deposits                                                           351,266           343,926

    Securities sold under repurchase agreements                                            7,943             8,858
    Other liabilities                                                                      5,300             5,024
                                                                                        --------          --------

                Total liabilities                                                        364,509           357,808
                                                                                        --------          --------

STOCKHOLDERS' EQUITY
    Common stock, par value $1.00;  authorized,  5,000,000 shares;  outstanding,
        1996 - 1,715,941 and 1995 - 1,712,941; excluding
        shares in treasury, 1996 - 84,000 and 1995 - 87,000                                1,800             1,800
    Additional paid-in capital                                                             3,305             3,301
    Retained earnings                                                                     30,133            27,542
    Net unrealized loss on securities available-for-sale                                    (242)              (65)
    Treasury stock, at cost                                                               (1,821)           (1,886)
                                                                                        --------          --------

                Total stockholders' equity                                                33,175            30,692
                                                                                        --------          --------

                Total liabilities and stockholders' equity                             $ 397,684         $ 388,500
                                                                                        ========          ========

The accompanying notes are an integral part of these statements.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)                                                 December 31
                                                                           -------------------------------------
                                                                               1996          1995         1994
                                                                           ----------    ----------     --------

INTEREST INCOME
    Loans, including fees                                                  $  22,856     $  22,682     $  19,366
    Investment securities                                                      5,990         5,136         4,848
    Federal funds sold                                                           734           648           160
    Deposits in banks                                                             47            --            --

             Total interest income                                            29,627        28,466        24,374
                                                                            --------      --------      --------
INTEREST EXPENSE
    Deposits                                                                  11,815        11,102         8,433
    Securities sold under repurchase agreements                                  320           462           286
                                                                            --------      --------      --------
             Total interest expense                                           12,135        11,564         8,719
                                                                            --------      --------      --------
             Net interest income                                              17,492        16,902        15,655
PROVISION FOR POSSIBLE LOAN LOSSES                                             1,079         1,666         1,790
                                                                            --------      --------      --------
             Net interest income after provision for possible loan losses     16,413        15,236        13,865
                                                                            --------      --------      --------
NONINTEREST INCOME
    Financial Management Services                                              1,861         1,836         1,764
    Service charges on deposit accounts                                          851           895           889
    Investment securities gains, net                                               5             9             3
    Other                                                                        845           757           858
                                                                            --------      --------      --------
             Total noninterest income                                          3,562         3,497         3,514
                                                                            --------      --------      --------
NONINTEREST EXPENSE
    Salaries and employee benefits                                             7,735         7,073         6,481
    Occupancy, equipment, and data processing                                  2,647         2,364         2,256
    FDIC insurance                                                                 2           349           678
    Bank shares tax                                                              308           297           228
    Other operating                                                            2,940         2,685         2,573
                                                                            --------      --------      --------
             Total noninterest expense                                        13,632        12,768        12,216
                                                                            --------      --------      --------
             Income before income taxes                                        6,343         5,965         5,163
INCOME TAXES                                                                   2,038         1,865         1,556
                                                                            --------      --------      --------
             NET INCOME                                                    $   4,305     $   4,100     $   3,607
                                                                            ========      ========      ========
PER SHARE
    Net income                                                             $    2.51     $    2.34     $    2.01
                                                                            ========      ========      ========

    Cash dividends declared                                                $    1.00     $    0.89     $    0.77
                                                                            ========      ========      ========

    Weighted average shares outstanding                                    1,718,025     1,752,413     1,799,784
                                                                           =========     =========     =========








The accompanying notes are an integral part of these statements.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                      Additional
                                                   Common Stock        Paid-in   Retained               Treasury
(Dollars in thousands)                         Shares    Par Value     Capital   Earnings      Other      Stock
                                            ----------- -----------   ---------- ---------  ---------- ----------

Balance at December 31, 1993                 1,199,821   $  1,200     $  3,900   $  22,771   $    (99)   $     (5)

    Change in accounting for
        investments on January 1, 1994             -          -            -           -          236          -
    Net income                                     -          -            -         3,607        -            -
    Cash dividends declared                        -          -            -        (1,380)       -            -
    Net unrealized loss on
        securities available-for-sale              -          -            -           -       (1,936)         -
    Treasury stock transactions                    179        -            -           -           -            5
                                             ---------     ------      -------    --------     -------     ------

Balance at December 31, 1994                 1,200,000      1,200        3,900      24,998     (1,799)         -

    Net income                                     -          -            -         4,100        -            -
    Cash dividends declared                        -          -            -        (1,556)       -            -
    Net unrealized gain on equity
        securities available-for-sale              -          -            -           -        1,734          -
    3-for-2 stock split                        599,941        600         (600)        -          -            -
    Treasury stock transactions               ( 87,000)       -              1         -           -       (1,886)
                                             ---------     ------      -------    --------    -------      ------

Balance at December 31, 1995                 1,712,941      1,800        3,301      27,542        (65)     (1,886)

    Net income                                     -          -            -         4,305        -            -
    Cash dividends declared                        -          -            -        (1,714)       -            -
    Net unrealized loss on equity
        securities available-for-sale              -          -            -           -         (177)         -
    Treasury stock transactions                  3,000        -              4         -          -            65
                                             ---------     ------      -------    --------    -------     -------

Balance at December 31, 1996                 1,715,941    $ 1,800     $  3,305   $  30,133   $   (242)   $ (1,821)
                                             =========     ======      =======    ========    =======     =======









The accompanying notes are an integral part of these statements.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


(Dollars in thousands)                                                                    December 31
                                                                           ---------------------------------------
                                                                               1996           1995         1994
                                                                           ------------   ------------  ----------
OPERATING ACTIVITIES
    Net income                                                             $    4,305    $    4,100     $    3,607
    Adjustments to reconcile net income to net
           cash provided by operating activities
        Depreciation                                                              786           614            618
        Provision for loan losses                                               1,079         1,666          1,790
        Amortization of investment security
           premiums and accretion of discounts                                    141           217            392
        Amortization of deferred fees on loans                                    (57)           (5)            46
        Provision for deferred income taxes                                      (331)         (394)          (165)
        Investment securities (gains) losses, net                                  (5)           (9)            (3)
        (Decrease) increase in other assets                                        29          (163)        (3,414)
        Increase (decrease) in other liabilities                                  222         1,127         (1,283)
                                                                             --------      --------       --------

                Net cash provided by operating activities                       6,169         7,153          1,588
                                                                             --------      --------       --------

INVESTING ACTIVITIES
    Increase in interest-bearing deposits with banks                           (1,000)           --             --
    Increase in loans                                                         (22,309)       (3,919)       (19,064)
    Proceeds from sales of investment securities available-for-sale             4,172           301          1,875
    Proceeds from maturities of investment securities available-for-sale       17,826        13,367         19,529
    Proceeds from maturities of investment securities held-to-maturity         11,477         7,244          8,042
    Purchase of investment securities available-for-sale                      (33,919)      (32,615)       (17,098)
    Purchase of investment securities held-to-maturity                         (4,120)         (999)            --
    Purchase of premises and equipment, net                                    (2,017)       (1,309)          (830)
                                                                             --------      --------       --------

                Net cash used in investing activities                         (29,890)      (17,930)        (7,546)
                                                                             --------      --------      ---------

FINANCING ACTIVITIES
    Increase (decrease) in deposits                                             7,340        38,461         (1,890)
    (Decrease) in securities sold under repurchase agreements                    (915)       (1,641)          (119)
    Cash dividends                                                             (1,661)       (1,495)        (1,321)
    Treasury stock transactions                                                    69        (1,885)             5
                                                                             --------      --------       --------

                Net cash provided by (used in) financing activities             4,833        33,440         (3,325)
                                                                             --------      --------       --------

                NET (DECREASE) INCREASE IN CASH
                    AND CASH EQUIVALENTS                                      (18,888)       22,663         (9,283)

Cash and cash equivalents at beginning of year                                 44,644        21,981         31,264
                                                                             --------      --------       --------

Cash and cash equivalents at end of year                                    $  25,756     $  44,644      $  21,981
                                                                             ========      ========       ========





The accompanying notes are an integral part of these statements.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    First West Chester Corporation (the "Corporation"), through its wholly-owned subsidiary, The First National Bank of West Chester (the "Bank"), has been serving the residents and businesses of Chester County, Pennsylvania, since 1863. The Bank is a locally managed community bank providing loan, deposit, and trust services from its five branch locations. The Bank encounters vigorous competition for market share in the communities it serves from bank holding companies, other community banks, thrift institutions, and other non-bank financial organizations such as mutual fund companies, insurance companies, and brokerage companies.

    The Corporation and the Bank are subject to regulations of certain state and federal agencies. These regulatory agencies periodically examine the Corporation and the Bank for adherence to laws and regulations. As a consequence, the cost of doing business may be affected.

    1. Basis of Financial Statement Presentation
       -----------------------------------------
    The accounting policies followed by the Corporation and its wholly-owned subsidiaries, the Bank and 323 East Gay Street Corp ("EGSC"), conform to generally accepted accounting principles and predominant practices within the banking industry. The accompanying financial statements include the accounts of the Corporation, the Bank, and EGSC. All significant intercompany transactions have been eliminated.

    2. Financial Instruments
       ---------------------
    The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Value of Financial Instruments," which requires all entities to disclose the estimated fair value of their assets and liabilities considered to be financial instruments. Financial instruments requiring disclosure consist primarily of investment securities, loans, and deposits.

    3. Investment Securities
       ---------------------
    The Corporation adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994. This new standard requires investments in securities to be classified in one of three categories: held-to-maturity, trading, or available-for-sale. Debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. As the Corporation does not engage in security trading, the balance of its debt securities and any equity securities are classified as available-for-sale. Net unrealized gains and losses for such securities, net of tax effect, are required to be recognized as a separate component of stockholders' equity and excluded from the determination of net income.

    4. Loans and Allowance for Loan Losses
       -----------------------------------

    Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. Interest on loans is accrued and credited to operations based upon the principal amount outstanding.

    Accrual of interest is discontinued on a loan when management believes that the borrower's financial condition is such that collection of interest and principal is doubtful. Upon such discontinuance, all unpaid accrued interest is reversed. The determination of the allowance for loan losses is based upon the character of the loan portfolio,

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

    current economic conditions, loss experience, and other relevant factors which, in management's judgment, deserve recognition in estimating possible losses.

    On January 1, 1995, the Corporation adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 114 requires loan impairment to be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, its observable market price or the fair value of the collateral if the loan is collateral dependent. If it is probable that a creditor will foreclose on a property, the creditor must measure impairment based on the fair value of the collateral. SFAS No. 118 allows creditors to use existing methods for recognizing interest income on impaired loans.

    5. Loan Fees and Related Costs
       ---------------------------
    Certain origination and commitment fees and related direct loan origination costs are deferred and amortized over the contractual life of the related loans, resulting in an adjustment of the related loan's yield.

    6. Mortgage Servicing Rights
       -------------------------
    On January 1, 1996, the Corporation adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65," which requires that the Corporation recognize as a separate asset rights to service mortgage loans for others, however those servicing rights are acquired. In circumstances where mortgage loans are originated, separate asset rights to service mortgage loans are only recorded when the Corporation intends to sell such loans. The adoption of this new statement did not have a material impact on the Corporation's financial position or results of operations.

    7. Premises and Equipment
       ----------------------
    Premises and equipment are stated at cost less accumulated depreciation. Assets are depreciated over their estimated useful lives, principally by the straight-line method.

    On January 1, 1996, the Corporation adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement provides guidance on when assets should be reviewed for impairment, how to determine whether an asset or group of assets is impaired, how to measure an impairment loss, and the accounting for long lived-lived assets that a company plans to dispose of. The adoption of this new statement did not have a material impact on the Corporation's consolidated financial position or results of operations.

    8. Contributions
       -------------
    On January 1, 1995, the Corporation adopted SFAS No. 116, "Accounting for Contributions Received and Contributions Made." SFAS No. 116 specifies that contributions made by the Corporation be recognized as expenses in the period made and as decreases of assets or increases of liabilities depending on the form of the benefits given. In accordance with SFAS No. 116, the Corporation accrued contribution expenses of $137,000 relating to long-term commitments to local not-for-profit organizations during 1995. Financial statements prior to 1995 were not restated. Prior to 1995, the Corporation accounted for contributions made on a cash basis.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

    9. Income Taxes
       ------------
    The Corporation accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under the liability method specified by SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

    10. Employee Benefit Plans
        ----------------------
    The Corporation has certain employee benefit plans covering eligible employees. The Bank accrues such costs as earned.

    11. Stock Based Compensation Plan
        -----------------------------
    On January 1, 1996, the Corporation adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternately, the standard permits entities to continue accounting for employee stock options and similar instruments under "Accounting Principles Board (APB) Opinion No. 25 "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair-value based method of accounting defined in SFAS No. 123 had been applied. The Corporation's stock option plan is accounted for under APB Opinion No. 25.

    12. Financial Management Services Assets and Income
       -----------------------------------------------
    Assets held by the Corporation in fiduciary or agency capacities for its customers are not included in the accompanying consolidated balance sheets since such items are not assets of the Corporation. Operating income and expenses of Financial Management Services are included under their respective captions in the accompanying consolidated statements of income and are recorded on the accrual basis.

    13. Earnings per Share and Stockholders' Equity
        -------------------------------------------
    Earnings per share are calculated using the weighted average shares outstanding during the year. On September 18, 1995, the Board of Directors declared a 3-for-2 stock split, payable October 16, 1995, in the form of a 50% stock dividend to stockholders of record on October 3, 1995. Par value remained at $1.00 per share. The stock split resulted in the issuance of 599,941 additional shares of common stock from authorized but unissued shares. The issuance of authorized but unissued shares resulted in the transfer of $600,000 from additional paid-in capital to common stock, representing the par value of the shares issued. Accordingly, earnings per share, cash dividends per share, and weighted average shares of common stock outstanding have been restated to reflect the stock split.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1996 and 1995

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

    14. Cash Flow Information
        ---------------------
    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. Cash paid during the years ended December 31, 1996, 1995, and 1994 for interest was $11,718,000, $10,901,000, and $10,268,000, respectively. Cash paid during the years ended December 31, 1996, 1995, and 1994 for income taxes was $2,100,000, $2,144,000, and $1,891,000, respectively.

    15. Accounting  for  Transfers  and  Servicing  of  Financial  Assets  and
        ----------------------------------------------------------------------
        Extinguishments of Liabilities
        ------------------------------
    The Financial Accounting Standards Board (FASB) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, which provides accounting guidance on transfers of financial assets, servicing of financial assets, and extinguishments of liabilities occurring after December 31, 1996. Adoption of this new statement is not expected to have a material impact on the Company's consolidated financial position or results of operations.

    16. Reclassifications
        -----------------
    Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE B - INVESTMENT SECURITIES

    On January 1, 1994, the Corporation changed its method of accounting for certain debt and equity securities and recorded an unrealized holding gain, net of taxes, of $236,000 as a separate component of stockholders' equity. At December 31, 1996 and 1995, unrealized holding losses on securities available-for-sale, net of taxes, were $242,000 and $65,000, respectively. The amortized cost, gross unrealized gains and losses, and fair market value of the Corporation's available-for-sale and held-to-maturity securities are summarized as follows:

                                             Held-to-Maturity                              Available-for-Sale
                                             ----------------                              ------------------
    (Dollars in thousands)                    Gross       Gross    Fair                  Gross     Gross       Fair
                                   Amortized Unrealized Unrealized Market    Amortized Unrealized Unrealized   Market
                                      Cost    Gains       Losses   Value        Cost     Gains     Losses      Value
                                      ----    -----       ------   -----        ----     -----     ------      -----

       U.S. Treasury                 $ 1,483    $   1      $ (2)   $ 1,482   $  9,496    $   34    $   (1)   $  9,529
       U.S. Government agency             -        -          -          -     14,479        53       (29)     14,503
       Mortgage-backed securities      2,145        5       (20)     2,130     47,419       173      (561)     47,031
       State and municipal             5,742      103       (11)     5,834        254        24        -          278
       Corporate securities            5,121       11        (9)     5,123      1,268       -          -        1,268
       Asset-backed securities         1,176        5        (1)     1,180         -        -          -           -
       Mutual funds                       -        -          -          -      7,793       -        (258)      7,535
       Other equity securities            -        -          -          -      1,666       198        -        1,864
                                     -------     -----      ---     ------    -------     -----     -----     -------

                                     $15,667    $  125     $(43)   $15,749   $ 82,375    $  482    $ (849)   $ 82,008
                                      ======     =====      ===     ======    =======     =====     ======    =======

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1996 and 1995


NOTE B - INVESTMENT SECURITIES - continued

                                                 Held-to-Maturity                       Available-for-Sale
                                                 ----------------                       ------------------
    (Dollars in thousands)                       Gross     Gross     Fair                 Gross     Gross      Fair
            1995                    Amortized Unrealized Unrealized  Market   Amortized Unrealized Unrealized  Market
            ----                       Cost      Gains     Losses    Value      Cost      Gains     Losses     Value
                                    --------- ---------- ----------  ------   --------- ---------- ----------  ------

       U.S. Treasury                 $  1,473   $  12   $    -     $  1,485    $13,020   $  89      $  (18)   $13,091
       U.S. Government agency           1,501       4       (9)       1,496     12,011     165          -      12,176
       Mortgage-backed securities       2,685      26      (22)       2,689     34,659     141        (325)    34,475
       State and municipal              4,759     108       (5)       4,862        254      27          -         281
       Corporate securities            11,806      62       (1)      11,867      1,079      -           -       1,079
       Asset-backed securities            824       2      (12)         814         -       -           -          -
       Mutual funds                        -        -        -           -       8,000      -         (267)     7,733
       Other equity securities             -        -        -           -       1,540     224        (136)     1,628
                                       ------    ----    -----      -------     ------    ----       -----     ------

                                      $23,048   $ 214   $  (49)    $ 23,213    $70,563   $ 646      $ (746)   $70,463
                                       ======    ====    =====      =======     ======    ====       =====     ======

    The amortized cost and estimated fair value of debt securities classified as available-for-sale and held-to-maturity at December 31, 1996, by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      Held-to-Maturity                 Available-for-Sale
                                                      ----------------                 ------------------
                                                                 Estimated                          Estimated
                                                 Amortized         Fair            Amortized            Fair
        (Dollars in thousands)                      Cost           Value              Cost             Value
                                                 ---------       ---------        -----------       ----------

           Due in one year or less                $   2,813      $    2,818        $    5,498        $    5,509
           Due after one year through five years      7,098           7,132            14,991            15,033
           Due after five years through ten years     2,411           2,463             3,486             3,491
           Due after ten years                           25              27               254               278
                                                   --------       ---------         ---------         ---------
                                                     12,347          12,440            24,229            24,311
           Mortgage-backed securities                 2,145           2,130            47,419            47,030
           Asset-backed securities                    1,175           1,179             1,268             1,268
                                                   --------       ---------         ---------         ---------

                                                  $  15,667      $   15,749        $   72,916        $   72,609
                                                   ========       =========         =========         =========

    Proceeds on sales of securities classified as available-for-sale were $4,172,000 and $301,000 during 1996 and 1995, respectively. Gains of $31,000, $17,000, and $94,000, and losses of $26,000, $8,000, and $91,000 were realized on sales of securities in 1996, 1995, and 1994, respectively. The Corporation uses the specific identification method to determine the cost of the securities sold. The principal amount of investment securities pledged to secure public deposits and for other purposes required or permitted by law was $25,402,000 and $28,170,000 at December 31, 1996 and 1995, respectively. There were no securities held from a single issuer that represented more than 10% of stockholders' equity.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1996 and 1995


NOTE C - LOANS

    Major classifications of loans are as follows:

    (Dollars in thousands)                               1996           1995
                                                      ----------    -----------

        Commercial loans                              $   87,932     $   86,686
        Real estate - construction                        11,447          9,372
        Real estate - other                              109,179        100,814
        Consumer loans                                    39,803         33,836
        Lease financing receivables                       16,221         11,879
                                                       ---------      ---------
                                                         264,582        242,587
        Less: Allowance for loan losses                   (5,218)        (4,506)
                                                       ---------      ---------

                                                      $  259,364      $ 238,081
                                                       =========       ========

    Loan balances on which the accrual of interest has been discontinued amounted to approximately $713,000 and $726,000 at December 31, 1996 and 1995, respectively. Interest on these nonaccrual loans would have been approximately $62,000 and $51,000 in 1996 and 1995, respectively. Loan balances past due 90 days or more which are not on a nonaccrual status, but which management expects will eventually be paid in full, amounted to $2,772,000 and $419,000 at December 31, 1996 and 1995, respectively. Changes in the allowance for loan losses are summarized as follows:

    (Dollars in thousands)                                                    1996           1995          1994
                                                                          -----------     -----------   ----------

        Balance at beginning of year                                     $     4,506    $     3,303     $    2,839
           Provision charged to operating expenses                             1,079          1,666          1,790
           Recoveries of charged-off loans                                        44             79             38
           Loans charged-off                                                    (411)          (542)        (1,364)
                                                                           ---------    -----------      ---------

        Balance at end of year                                           $     5,218    $     4,506     $    3,303
                                                                          ==========     ==========      =========

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

    The balance of impaired loans was $443,000, $590,000, and $2,819,000 at December 31, 1996, December 31, 1995, and January 1, 1995, respectively. The associated allowance for loan losses for impaired loans was $419,000, $433,000, and $380,000 at December 31, 1996, December 31, 1995, and January
    1, 1995, respectively.

    During 1996, activity in the allowance for impaired loan losses included a provision of $110,000, write-offs of $159,000, and recoveries of $34,000. Interest income of $1,000 was recorded in 1996, while contractual interest in the same period amounted to $42,000. Cash collected on impaired loans in 1996 was $172,000, of which $171,000 was applied to principal and $1,000 was applied to interest.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1996 and 1995


NOTE C - LOANS - continued

    During 1995, activity in the allowance for impaired loan losses included a provision of $380,000, write-offs of $369,000, and recoveries of $42,000. Interest income of $172,000 was recorded in 1995, while contractual interest in the same period amounted to $103,000. Cash collected on impaired loans in 1995 was $1,448,000, of which $1,276,000 was applied to principal and $172,000 was applied to interest.

    During the year ended December 31, 1995, two impaired loans totaling $699,000 were transferred to OREO, and one impaired loan for approximately
    $500,000 was transferred to EGSC as an equity investment. The $500,000 impaired loan that was transferred to EGSC in 1995 was liquidated in 1996. The proceeds from the liquidation were in excess of $600,000, resulting in a gain of $135,000 which was included in other noninterest income in 1996.

    In the normal course of business, the Bank has made loans to certain officers, directors, and their related interests. All loan transactions entered into between the Bank and such related parties were made on the same terms and conditions as transactions with all other parties. In management's opinion, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The balance of these loans at December 31, 1996 and 1995, was approximately $8,625,000 and $8,069,000, respectively. In 1996, new loans and payments amounted to approximately $2,337,000 and $1,781,000, respectively.

NOTE D - PREMISES AND EQUIPMENT

    Premises and equipment are summarized as follows:

    (Dollars in thousands)                               1996            1995
                                                     ----------      ----------

        Premises                                     $    7,990      $    7,111
        Equipment                                         5,532           4,394
                                                      ---------       ---------
                                                         13,522          11,505
        Less Accumulated depreciation                    (6,770)         (5,984)
                                                      ---------       ---------
                                                     $    6,752      $    5,521
                                                      =========       =========

NOTE E - SHORT-TERM BORROWINGS AND CREDIT FACILITY

    Securities sold under agreements to repurchase are generally overnight transactions. These borrowings had interest rates of 3.3%, 3.3% and 3.0% and balances of $7,943,000, $8,858,000 and $10,499,000 at December 31, 1996,
    1995 and 1994, respectively. Daily average balances and weighted average interest rates for the years ended December 31, 1996, 1995 and 1994 were $9,713,000, $12,313,000 and $10,762,000 and 3.3%, 3.3% and 2.5%,
    respectively. Maximum amounts outstanding at any month-end were approximately $11,715,000, $16,037,000 and $13,348,000 for the years ended
    December 31, 1996, 1995 and 1994, respectively.

    As of December 31, 1996, the Bank had a line of credit with the FHLB of approximately $8 million. The line of credit at December 31,1995 was approximately $34 million. The reduction in the line of credit available is the result of a system wide policy change by the FHLB. However, the Bank's overall borrowing capacity at the FHLB remains over $80 million. Advances under this line of credit are payable on demand, bear interest at the

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1996 and 1995


NOTE E - SHORT-TERM BORROWINGS AND CREDIT FACILITY - continued

    federal fund's rate plus 25 basis points. The Bank had no borrowings under this line of credit during 1996 and 1994. Daily average balance and weighted average interest rate for the year ended December 31, 1995 was $949,000 and 6.2%, respectively. Maximum amounts outstanding at any month-end in 1995 were $10,000,000. There were no amounts outstanding at December 31, 1996 and 1995. FHLB advances are collateralized by a pledge of the Bank's entire portfolio of unencumbered investment securities, certain mortgage loans and a lien on the Bank's FHLB stock.

NOTE F - OTHER NONINTEREST EXPENSE

    The components of other noninterest expense are detailed as follows:

    (Dollars in thousands)                      1996         1995         1994
                                             ---------    ---------     --------

    Purchased services                        $   664     $    647      $    707
    Telephone, postage, and supplies              633          516           515
    Marketing and corporate communications        340          359           459
    Loan and deposit supplies                     406          200           353
    Director costs                                260          281           235
    Other                                         637          682           304
                                              -------       ------        ------

                                              $ 2,940      $ 2,685       $ 2,573
                                               ======       ======        ======

NOTE G - INCOME TAXES

    The components of income taxes are detailed as follows:

    (Dollars in thousands)                    1996          1995         1994
                                           ----------    ----------    ---------

       Current                             $   2,369     $   2,259     $  1,721
       Deferred                                 (331)         (394)        (165)
                                            --------      --------      -------

                                           $   2,038     $   1,865     $  1,556
                                            ========      ========      =======

    The income tax provision reconciled to the tax computed at the statutory federal rate was as follows:

                                                                           1996             1995         1994
                                                                          ------           ------       ------

       Tax at statutory rate                                               34.0%            34.0%        34.0%
       Increase (decrease) in taxes resulting from
          Tax-exempt loan and investment income                            (3.3)            (3.1)        (4.8)
          Other, net                                                        1.4              0.4          0.9
                                                                          -----            -----        -----

       Applicable income tax                                               32.1%            31.3%        30.1%
                                                                           ====             ====         ====


                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1996 and 1995


NOTE G - INCOME TAXES - continued

    The net deferred tax asset consists of the following:

       (Dollars in thousands)                                                1996          1995        1994
                                                                          ----------    -------- -----------

       Allowance for possible loan losses                                  $  1,489     $  1,243    $   871
       Unrealized loss on securities available-for-sale                         125           34        926
       Deferred loan fees                                                       249          231        179
       Accrued pension and deferred compensation                                305          262        359
       Depreciation accumulated                                                  29           -          -
       Other                                                                     91           82         50
                                                                            -------      -------     ------
                                                                              2,288        1,852      2,385
       Valuation allowance                                                       -            -          -
                                                                            -------      -------     ------

               Total deferred tax asset                                       2,288        1,852      2,385
                                                                            -------      -------     ------

       Bond accretion                                                           (89)         (75)       (72)
       Accumulated depreciation                                                 -            -          (38)
                                                                            -------      -------     ------

               Total deferred tax liabilities                                   (89)         (75)      (110)
                                                                            -------      -------    -------

       Net deferred tax asset                                              $  2,199     $  1,777   $  2,275
                                                                            =======      =======    =======

    The Corporation's main operating subsidiary, The First National Bank of West Chester, is not subject to Pennsylvania corporate income taxes, but is taxed based on the value of its capital stock. Pennsylvania Bank Shares Tax accrued by the Bank amounted to $308,000, $297,000, and $228,000 in 1996, 1995, and 1994, respectively.

NOTE H - CAPITAL REQUIREMENTS

    The Corporation and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, and Tier I capital to average quarterly assets. Management believes that the Corporation and the Bank meet all capital adequacy requirements to which it is subject, as of December 31, 1996.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1996 and 1995


NOTE H - CAPITAL REQUIREMENTS - continued

    As of December 31, 1996, the most recent notification from the federal banking agencies categorized the Corporation and the Bank as well capitalized under the regulatory framework for corrective action. To be categorized as adequately capitalized the Corporation and the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the institution's category.

    The Corporation's actual capital amounts and ratios are presented below:

                                                                                                      To Be Well
                                                                                                   Capitalized Under
                                                                    For Capital                    Prompt Corrective
    (Dollars in thousands)                  Actual               Adequacy Purposes                 Action Provisions
    ----------------------                  ------               -----------------                 -----------------

                                      Amount      Ratio        Amount           Ratio              Amount       Ratio
                                      ------      -----        ------           -----              ------       -----

    As of December 31, 1996:

    Total Capital
       (to Risk Weighted Assets)     $ 36,839    13.31%       $ 22,145    less than or = 8.00%     $ 27,681    less than or = 10.00%

    Tier I Capital
       (to Risk Weighted Assets)     $ 33,357    12.05%       $ 11,073    less than or = 4.0%      $ 16,609    less than or = 6.00%

    Tier I Capital
       (to Average Assets)           $ 33,357     8.58%       $ 15,544    less than or = 4.00%     $ 19,430    less than or = 5.00%

    As of December 31, 1995:

       Total Capital
       (to Risk Weighted Assets)     $ 33,911    12.77%       $ 21,247    less than or = 8.00%     $ 26,558    less than or = 10.00%

       Tier I Capital
       (to Risk Weighted Assets)     $ 30,578    11.51%       $ 10,623    less than or = 4.00%     $ 15,935    less than or = 6.00%

       Tier I Capital
       (to Average Assets)           $ 30,578     8.19%       $ 14,936    less than or = 4.00%     $ 18,670    less than or = 5.00%

                                                  1996        1995
                                                  ----        ----
    Risk Weighted Assets                          $276,814    $265,584
    Average Assets (Current Quarter)              $388,603    $373,405



                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1996 and 1995


 NOTE I - FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the estimated fair value of an entity's assets and liabilities considered to be financial instruments. For the Corporation, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Also, it is the Corporation's general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities. Therefore, the Corporation had to use significant estimations and present value calculations to prepare this disclosure.

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

    Fair values have been estimated using data which management considered the best available and estimation methodologies deemed suitable for the pertinent category of financial instrument. The estimated fair value of cash and cash equivalents, deposits with no stated maturities, short-term borrowings and commitments to extend credit, and outstanding letters of credit has been estimated to equal the carrying amount. Quoted market prices were used to determine the estimated fair value of investment securities held-to-maturity and available-for-sale. Fair values of net loans and deposits with stated maturities were calculated using estimated discounted cash flows based on the year-end offering rate for instruments with similar characteristics and maturities.

    The estimated fair values and carrying amounts are summarized as follows:

                                                              1996                                  1995
                                                    --------------------------         ---------------------------
                                                      Estimated                           Estimated
        (Dollars in thousands)                          Fair        Carrying                 Fair        Carrying
                                                        Value        Amount                  Value        Amount
                                                        -----        ------                  -----        ------
        Financial Assets
        Cash and cash equivalents                    $   25,756    $   25,756             $   44,644    $   44,644
        Investment securities held-to-maturity           16,749        15,667                 23,213        23,048
        Investment securities available-for-sale         82,008        82,008                 70,463        70,463
        Interest-bearing deposits with banks              1,000         1,000                    -             -
        Net loans                                       263,703       259,364                242,772       238,081

    Financial Liabilities
        Deposits with no stated maturities              236,585       236,585                229,039       229,039
        Deposits with stated maturities                 115,310       115,260                115,582       114,887
        Short-term borrowings                             7,943         7,943                  8,858         8,858

    Off-Balance-Sheet Investments
          Commitments for extended credit
              and outstanding letters of credit         102,651       102,651                 78,287        78,287


                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1996 and 1995


NOTE J - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF
         CREDIT RISK

    The Corporation is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers and reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable. Those instruments involve, to varying degrees, elements of credit and interest rate risks in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

    The Corporation's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

    Unless noted otherwise, the Corporation does not require collateral or other security to support financial instruments with credit risk. The contract amounts are as follows:

    (Dollars in thousands)                                                                   1996       1995
                                                                                           --------   --------

        Financial instruments whose contract amounts represent credit risk
           Commitments to extend credit                                                     $97,954   $ 73,087
           Standby letters of credit and financial guarantees written                         4,697      5,200

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation.

    Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds residential or commercial real estate, accounts receivable, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1996, varies up to 100%; the average amount collateralized is 80%.

    All of the Corporation's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Corporation's primary market area, Chester County, Pennsylvania. Investments in state and municipal securities also involve governmental entities within the Corporation's market area. The concentrations of credit by type of loan are set forth in Note C - Loans. Although the Corporation has a

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1996 and 1995


NOTE J - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF
         CREDIT RISK

    diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economic sector. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers.

NOTE K - ACCOUNTING FOR STOCK-BASED COMPENSATION PLANS

    The Corporation instituted the 1995 Stock Option Plan on September 18, 1995, which was subsequently ratified at the March 19, 1996, annual meeting of shareholders. This plan allows the Corporation to grant up to 187,500 fixed stock options to key employees and directors. The options have a term of ten years and become exercisable six months after grant. The exercise price of each option equals the average between the high and low bid price of the Corporation's stock on the date of grant.

    The Corporation has elected to account for its stock option plan under Accounting Principals Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Corporation's net income and earnings per share would have been:

                                                       1996        1995          1994
                                                     --------    --------      --------

    Net income (in thousands)    As reported        $  4,305     $  4,100      $  3,607
                                 Pro forma          $  4,005     $  4,100      $  3,607

    Earnings per share           As reported            2.51     $   2.34      $   2.01
                                 Pro forma          $   2.34     $   2.34      $   2.01

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996: dividend yield of 3.8%; expected volatility of 0.47; risk-free interest rate of 6.13%; and an expected life of 5 years.

    There were no options outstanding at the beginning of 1996. During 1996, 48,000 options were granted at a weighted average exercise price of $26.25 and 3,000 options were exercised at a price of $23.08. The 48,000 options granted in 1996 included 24,750 options at an exercise price of $23.08 that were granted in 1995 subject to shareholder approval. This approval was obtained at the March 1996 shareholders meeting.

    At December 31, 1996, there were 45,000 options outstanding with a weighted average option price of $26.46, an exercise price range of $23.08 to $29.63, and a weighted average contractual life of 9.25 years. At December 31, 1996 there were 21,750 options exercisable at an average exercise price of $23.08. The weighted average fair value of options granted during the year was $9.46.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1996 and 1995


NOTE L - REGULATORY MATTERS

    The Bank is required to maintain average reserve balances with the Federal Reserve Bank based upon deposit levels and other factors. The average amount of those reserve balances for the years ended December 31, 1996 and 1995, was approximately $2,756,000 and $2,141,000, respectively.

    Dividends are paid by the Corporation from its assets which are mainly provided by dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. The Bank, without the prior approval of regulators, can declare dividends to the Corporation totaling approximately $3,135,000 plus additional amounts equal to the net earnings of the Bank for the period from January 1, 1997, through the date of declaration, less dividends previously paid in 1997.

NOTE M - EMPLOYEE BENEFIT PLANS

    1. Defined Contribution Plans
       --------------------------
    The Bank has a qualified deferred salary savings 401(k) plan (the "401(k) Plan") under which the Corporation contributes $0.75 ($0.50 prior to 1995) for each $1.00 that an employee contributes, up to the first 5% of the employee's salary. The Corporation's expenses were $136,000, $123,000, and $100,000 in 1996, 1995, and 1994, respectively. The Corporation also has a qualified defined contribution pension plan (the "QDCP Plan") which was implemented on January 1, 1995. Under the QDCP Plan, the Corporation will make annual contributions into the 401(k) Plan on behalf of each eligible participant in an amount equal to 3% of salary up to $30,000 in salary plus 6% in excess of $30,000. Contribution expense in 1996 and 1995 under the QDCP Plan was $220,000 and $200,000, respectively. The Corporation may make additional discretionary employer contributions subject to approval of the Board of Directors.

    2. Defined Benefit Plans
       ---------------------
    In October 1994, the Board of Directors approved the termination of the Corporation's qualified defined benefit retirement plan (the "QDB Plan") and the non-qualified supplemental defined benefit pension plan for executive officers (the "NQDB Plan") effective December 31, 1994. Distributions of participants' vested benefits in the QDB Plan took place in the fourth quarter of 1995. Accrued benefits from the terminated NQDB Plan were rolled over into a non-qualified defined contribution pension plan for executive officers (the "NQDCP Plan") effective December 31, 1994. Beginning in 1995, the Corporation makes annual contributions to the NQDCP Plan equal to 3% of the participant's salary up to $160,000 plus 9% in excess of $160,000. Contribution expense in 1996 and 1995 under the NQDCP Plan was $38,000 and $35,000, respectively. The Corporation may make additional discretionary employer contributions subject to approval of the Board of Directors.

    Contributions to the QDB Plan, which are limited by federal income tax regulations, amounted to $327,000 in 1994. Contributions to the NQDB Plan were $60,000 in 1994. Net periodic pension cost for both plans was $364,000 in 1994.

    The termination of the QDB Plan was accounted for at December 31, 1994, as a curtailment under SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." Accordingly, a curtailment gain of approximately $311,000 was recognized in the income statement

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1996 and 1995


NOTE M - EMPLOYEE BENEFIT PLANS - continued

    in 1994. A settlement gain of approximately $190,000 was recorded in 1995 upon distribution of QDB Plan assets to participants. The termination of the NQDB Plan resulted in a loss of approximately $38,000 in 1994.

NOTE N - CONDENSED FINANCIAL INFORMATION - PARENT CORPORATION ONLY

    Condensed financial information for First West Chester Corporation (parent corporation only) follows:

                            CONDENSED BALANCE SHEETS
    (Dollars in thousands)                                     December 31
                                                        ------------------------
                                                           1996          1995
                                                        ----------    ----------
    ASSETS
        Cash and cash equivalents                       $     460     $      467
        Investment in subsidiaries, at equity              32,589         29,935
        Other assets                                          516            867
                                                        ---------      ---------

           Total assets                                 $  33,565      $  31,269
                                                         ========       ========
    LIABILITIES AND STOCKHOLDERS' EQUITY
        Other liabilities                               $      17      $     454
        Stockholders' equity                               33,548         30,815
                                                         --------       --------

           Total liabilities and stockholders' equity   $  33,565      $  31,269
                                                         ========       ========

                         CONDENSED STATEMENTS OF INCOME

    (Dollars in thousands)                                Year ended December 31
                                                    ---------------------------------
                                                      1996          1995         1994
                                                      ----          ----         ----
     INCOME
        Dividends from subsidiaries                 $ 1,814       $ 3,609      $ 1,380
        Dividends from investment securities             12            21           24
        Investment securities gains, net                 -             17           94
        Other income                                     23            30          107
                                                     ------        ------       ------

           Total income                               1,849         3,677        1,605
                                                     ------        ------       ------
    EXPENSES
        Other expenses                                  196           145          128
                                                     ------        ------       ------
           Total expenses                               196           145          128
                                                     ------        ------       ------
           Income before equity in undistributed
               income of subsidiaries                 1,653         3,532        1,477

    EQUITY IN UNDISTRIBUTED INCOME OF
        SUBSIDIARIES                                  2,652           568        2,130
                                                     ------        ------       ------

           NET INCOME                               $ 4,305       $ 4,100      $ 3,607
                                                     ======        ======       ======

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1996 and 1995


NOTE N - CONDENSED FINANCIAL INFORMATION - PARENT CORPORATION ONLY - continued

                       CONDENSED STATEMENTS OF CASH FLOWS


                                                                                     Year ended December 31
                                                                            --------------------------------------
    (Dollars in thousands)                                                     1996          1995          1994
                                                                            ---------     ---------      ---------

    OPERATING ACTIVITIES

        Net income                                                          $   4,305     $   4,100      $   3,607
        Adjustments to reconcile net income to net cash
               provided by operating activities
           Equity in undistributed income of subsidiary                        (2,652)         (568)        (2,130)
           Investment securities (gains), net                                     -             (17)           (94)
           Decrease (increase) in other assets                                    423          (432)             5
           (Decrease) increase in other liabilities                              (491)           (5)            13
                                                                             --------      --------       --------

                  Net cash provided by operating activities                     1,585         3,078          1,401
                                                                             --------      --------       --------

    INVESTING ACTIVITIES
        Proceeds from sales and maturities of investment securities               -              57            219
                                                                             --------      --------       --------

                  Net cash provided by investing activities                       -              57            219
                                                                             --------      --------       --------

    FINANCING ACTIVITIES
        Dividends paid                                                         (1,661)       (1,495)        (1,321)
        Effect of treasury stock transactions                                      69        (1,885)             5
                                                                             --------      --------       --------
                  Net cash used in financing activities                        (1,592)       (3,380)        (1,316)
                                                                             --------      --------       --------

                  NET (DECREASE) INCREASE IN CASH AND
                        CASH EQUIVALENTS                                           (7)         (245)           304

    Cash and cash equivalents at beginning of year                                467           712            408
                                                                             --------      --------       --------

    Cash and cash equivalents at end of year                                $     460     $     467      $     712
                                                                             ========      ========       ========

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           December 31, 1996 and 1995


NOTE O - QUARTERLY FINANCIAL DATA (UNAUDITED)

    A summary of the unaudited quarterly results of operations is as follows:

              1996
              ----
    (Dollars in thousands, except per share)         December 31       September 30       June 30      March 31
                                                     -----------       ------------     -----------  -----------

    Interest income                                   $    7,609        $    7,444      $    7,356    $    7,218
    Interest expense                                       3,029             3,029           3,035         3,042
    Net interest income                                    4,580             4,415           4,321         4,176
    Provision for loan losses                                278               249             276           276
    Investment securities gains (losses), net                  9                (4)            -             -
    Income before income taxes                             1,686             1,555           1,628         1,474
    Net income                                             1,152             1,057           1,096         1,000

    Per share
       Net income                                     $     0.68        $    0.61       $     0.64    $     0.58
       Dividends declared                                   0.29             0.25             0.23          0.23


              1995
              ----
    Interest income                                   $    7,287        $    7,211      $    7,217    $    6,751
    Interest expense                                       3,075             3,036           2,884         2,569
    Net interest income                                    4,212             4,175           4,333         4,182
    Provision for loan losses                                482               400             435           349
    Investment securities gains, net                           9               -               -             -
    Income before income taxes                             1,478             1,583           1,510         1,394
    Net income                                             1,012             1,085           1,027           976

    Per share
       Net income                                      $    0.59        $    0.63       $     0.58    $     0.54
       Dividends declared                                   0.26             0.23             0.20          0.20



               Report of Independent Certified Public Accountants
               --------------------------------------------------



Board of Directors
First West Chester Corporation


         We have audited the accompanying consolidated balance sheets of First West Chester Corporation and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First West Chester Corporation and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.






Philadelphia, Pennsylvania
January 24, 1997