Form 10-K, Exhibit 13
period 1997-12-31
FIRST WEST CHESTER CORP
filed 1998-03-30
CIK 744126

FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                          FIVE-YEAR STATISTICAL SUMMARY

(Dollars in thousands, except per share)
                                                                              December 31
                                                  -------------------------------------------------------------

STATEMENTS OF CONDITION                             1997          1996         1995         1994           1993
-----------------------                           --------      --------     --------     --------       ------
    Assets                                        $431,368      $397,684     $388,500     $348,099      $351,073
    Loans                                          318,899       264,582      242,587      239,126       221,433
    Investment securities                           77,598        97,675       93,511       78,389        92,829
    Deposits                                       374,249       351,266      343,926      305,465       307,355
    Stockholders' equity                            36,213        33,175       30,692       28,299        27,767
    Financial Management Services
       assets, at market value                     348,069       271,212      255,992      256,998       240,189

                                                                          Year Ended December31
STATEMENTS OF INCOME                                1997          1996         1995         1994           1993
--------------------                              --------      --------     --------     --------       ------
    Interest income                              $  32,114     $  29,627    $  28,466    $  24,374     $  23,471
    Interest expense                                13,351        12,135       11,564        8,719         9,405
                                                  --------      --------     --------     --------      --------

        Net interest income                         18,763        17,492       16,902       15,655        14,066
    Provision for possible loan losses               1,135         1,079        1,666        1,790         1,524
                                                  --------      --------     --------     --------      --------

        Net interest income after
             provision for possible loan
             losses                                 17,628        16,413       15,236       13,865        12,542
    Noninterest income                               3,787         3,562        3,497        3,514         2,929
    Noninterest expense                             14,911        13,632       12,768       12,216        11,329
                                                  --------      --------     --------     --------      --------

        Income before income taxes and
           cumulative effect of accounting
           method change                             6,504         6,343        5,965        5,163         4,142
    Income taxes                                     1,889         2,038        1,865        1,556         1,201
                                                  --------      --------     --------     --------      --------

        Income before cumulative effect of
           accounting method change                  4,615         4,305        4,100        3,607         2,941
    Cumulative effect of accounting
           method change                               -             -            -            -             489
                                                  --------      --------     --------     --------      --------

        Net income                              $    4,615    $    4,305   $    4,100   $    3,607    $    3,430
                                                 =========     =========    =========    =========     =========
PER SHARE (1)
---------
    Income before cumulative effect of
        accounting method change              $      2.01    $      1.88  $      1.75  $      1.50  $       1.23
    Cumulative effect of accounting
        method change                                  -             -            -              -          0.20
                                                  --------      --------     --------     --------      --------
    Net income per share (Basic)              $      2.01    $      1.88  $      1.75  $      1.50  $       1.43
                                               ==========     ==========   ==========   ==========   ===========
    Net income per share (Diluted)            $      2.00    $      1.88  $      1.75  $      1.50  $       1.43
                                               ==========     ==========   ==========   ==========   ===========
    Cash dividends declared                   $      0.85    $      0.75  $      0.67  $      0.58  $       0.52
    Book value                                $     15.77    $     14.50  $     13.44  $     11.79  $      11.57
    Weighted average shares outstanding         2,290,407      2,284,856    2,336,550    2,399,712     2,399,136

(1) Adjusted for 1997 4-for-3 stock split. See Note A12 - Earnings per Share and
    Stockholders Equity  -  in  the  accompanying   financial  statements  for
    additional information.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         This discussion is intended to further your understanding of the consolidated financial condition and results of operations of First West Chester Corporation (the ACorporation") and its wholly-owned subsidiaries, The First National Bank of West Chester (the "Bank") and 323 East Gay Street Corp ("EGSC"). It should be read in conjunction with the consolidated financial statements included in this report.

         In addition to historical information, this discussion and analysis contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Important factors that might cause such a difference include, but are not limited to, those discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations." Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Corporation undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

                          EARNINGS AND DIVIDEND SUMMARY

         1997 was another profitable year for the Corporation as net income increased $310 thousand or 7.2% to $4.6 million from $4.3 million in 1996. The improvement was primarily the result of increases in net interest income and a reduction in the effective tax rate, partially offset by higher provision for loan losses and increased operating expenses. Net income for 1996 increased $205 thousand or 5.0% from $4.1 million in 1995. The 1996 increase was primarily the result of a reduction in Federal Deposit Insurance Corporation ("FDIC") insurance premiums and an increase in net interest income, offset by increased other operating expenses. On a per share basis, 1997 earnings were $2.01, an increase of 6.9% over 1996 earnings of $1.88. On a per share basis, 1996 earnings were 7.4% higher than 1995 earnings of $1.75. Cash dividends per share in 1997 were $0.85, a 13.3% increase over the 1996 dividend of $0.75. Cash dividends per share in 1996 were 11.9% higher than the 1995 dividend of $0.67. In the past, the Corporation's practice has been to pay a dividend of at least 35.0% of net income. Performance ratios for 1997 remained stable compared to 1996 and 1995 numbers.

PERFORMANCE RATIOS                                                            1997          1996          1995
------------------                                                          --------      --------      ------

Return on Average Assets                                                     1.12%          1.12%        1.14%
Return on Average Equity                                                    13.36%         13.59%       13.68%
Earnings Retained                                                           57.88%         60.19%       62.05%
Dividend Payout Ratio                                                       42.12%         39.81%       37.95%

The "Consolidated Average Balance Sheet" on page may assist the reader in the following discussion.

                               NET INTEREST INCOME

         Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income, on a tax equivalent basis, increased 7.3% or $1.3 million, from $17.8 million in 1996 to $19.1 million in 1997, compared to a 3.5% increase of $590 thousand from 1995 to 1996. The net yield on interest-earning assets, on a tax equivalent basis, was 4.94% for the years ended 1997 and 1996, and 5.07% in 1995. The Corporation's ability to maintain the net yield from 1996 to 1997 was attributable to increased loan demand, primarily in our third party automobile loan and lease programs and improved yields on the Corporation's investment portfolio. This strength in loan demand has given the Corporation the ability to shift more of our assets into higher-yielding loans, resulting in increases in earned asset yields during the last eighteen months. The increases in yields and net interest income were partially offset by increases in the cost of our liabilities, such as deposits and borrowings. The decrease in net yield on interest-earning assets from 1995 to 1996 reflected the reduced loan demand

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

during the first three quarters of 1996, and corresponding increased funding costs. Although the net yield on earning assets was maintained for the year ended December 31, 1997 compared to 1996, the Corporation anticipates continued pressure on the net yield on interest-earning assets as competition for new loan business remains very strong and incremental deposit growth remains rate sensitive.

               AVERAGE INTEREST RATES (ON A TAX EQUIVALENT BASIS)

YIELD ON                                                                         1997        1996        1995
--------                                                                        ------      ------      ------

Interest-Earning Assets                                                          8.39%       8.30%       8.48%
Interest-Bearing Liabilities                                                     4.25        4.13        4.18
                                                                                 ----        ----        ----
Net Interest Spread                                                              4.14        4.17        4.30
Contribution of Interest-Free Funds                                              0.80        0.77        0.77
                                                                                 ----        ----        ----
Net Yield on Interest-Earning Assets                                             4.94%       4.94%       5.07%
                                                                                 ====        ====        ====

         INTEREST INCOME ON FEDERAL FUNDS SOLD AND INVESTMENT SECURITIES

         Interest income on federal funds decreased 58.0%, from $734 thousand in 1996 to $308 thousand in 1997. The decrease in 1997 is primarily the result of a $8.1 million decrease in average balances, partially offset by a 16 basis point (a basis point equals one hundredth of one percent) increase in rates compared to the same period in 1996. The 1996 increase in average federal fund balances of $2.6 million was the result of reduced loan demand during the first three quarters of 1996.

                    INTEREST INCOME ON INVESTMENT SECURITIES

         Interest income on investment securities, on a tax equivalent basis, decreased 13.0%, from $6.1 million in 1996 to $5.3 million in 1997, compared to an $831 thousand increase from 1995 to 1996. The decrease in investment interest income from 1996 to 1997 was the direct result of a decrease in average balances of $15.5 million, partially offset by a 24 basis point increase in the yield on investment securities. Proceeds from net investment securities sales and maturities were used to fund 1997 loan growth. The 16.0% increase in investment interest income from 1995 to 1996 was the result of a 12 basis point increase in yield investment securities, and an $11.7 million increase in average balances.

                            INTEREST INCOME ON LOANS

         Interest income, on a tax equivalent basis, generated by the Corporation's loan portfolio increased 16.2%, from $23.1 million in 1996 to $26.8 million in 1997. The increase in interest income during 1997 was attributable to a $50.0 million increase in average loans outstanding, approximately 36.0% of which are third party automobile loans and leases. The 1997 volume increases were partially offset by a 30 basis point decrease in rates. Loan interest income, on a tax equivalent basis, increased $193 thousand, from $22.9 million in 1995 to $23.1 million in 1996. The 0.8% increase in interest income during 1996 was attributable to a $6.0 million increase in average loans outstanding, offset by a 15 basis point decrease in rates earned. Competition for new and existing loan relationships has been very strong the last three years, especially 1997. Price and fee competition on loans over $500,000 (new and renewals) has been especially strong. The Corporation expects that this pricing pressure will continue, thereby reducing overall loan yields and the net interest margins.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                      INTEREST EXPENSE ON DEPOSIT ACCOUNTS

         Interest expense on deposits increased 7.2% in 1997 to $12.7 million. The increase in interest expense on deposits from 1996 to 1997 was the result of increases in average interest-bearing deposit balances of $15.4 million and a 7 basis point increase in the rates paid. The 6.4% increase in interest expense for deposits from 1995 to 1996 was the result of a $20.2 million increase in average interest-bearing deposits, partially offset by a 5 basis point decrease in rates paid.

         While total average interest-bearing deposits have grown 5.4% and 7.7% in 1997 and 1996, respectively, the components have not grown proportionately. During 1997, average savings, NOW, and money market deposits increased $5.2 million or 3.1%, while average certificates of deposit and other time deposits increased $10.2 million or 8.8%. During 1996, average savings, NOW, and money market deposits increased $6.2 million or 3.8%, while average certificates of deposit and other time deposits increased $14.1 million or 13.9%. The Corporation's effective rate on interest-bearing deposits changed from 4.18%, 4.12%, 4.10%, and 4.15% in the first, second, third, and fourth quarters of 1996, respectively, to 4.11%, 4.22%, 4.31%, and 4.30% in the first, second, third, and fourth quarters of 1997, respectively. Competition for deposits from other banks and non-banking institutions such as credit unions and Mutual Fund companies continues to grow. The slow growth rates for interest bearing and noninterest bearing deposits are expected to continue for future time periods. In an effort to expand its deposit base, the Bank has scheduled a new branch opening for the Spring of 1998.

                       PROVISION FOR POSSIBLE LOAN LOSSES

         During 1997, the Corporation recorded a provision for possible loan losses of $1.14 million, compared to $1.08 million and $1.67 million in 1996 and 1995, respectively. Net charge-offs in 1997 were $453 thousand, compared to $367 thousand and $463 thousand in 1996 and 1995, respectively. Net charge-offs as a percentage of average loans outstanding were 0.15%, 0.15%, and 0.19% for 1997, 1996, and 1995, respectively. The 1997 increase in provision for loan losses brings the total allowance level to $5.9 million or 1.85% loans outstanding. See "Asset Quality and the Allowance For Possible Loan Losses" for additional information.

                               NONINTEREST INCOME

         Total noninterest income increased $225 thousand or 6.3%, from $3.6 million in 1996 to $3.8 million in 1997, compared to an increase of $65 thousand or 1.9% from 1995 to 1996. The primary component of noninterest income was Financial Management Services (formerly known as the Trust Department) revenue, which increased $139 thousand or 7.5%, from $1.9 million in 1996 to $2.0 million in 1997, compared to an increase of $25,000 or 1.4% from 1995 to 1996. Market value of Financial Management Services assets under management increased $76.9 million or 28.3%, from $271.2 million at the end of 1996 to $348.1 million at the end of 1997, and increased $15.2 million or 5.9% from 1995 to 1996. The 1997 and 1996 increase in market value of assets under management was attributable to new business development in the areas of trust, investment and pension management and market value appreciation. The 1995 decline in market value of assets under management was primarily the result of the distribution of two defined benefit pension plans totaling $27.1 million, partially offset by increases in new business and market value appreciation.

         Service charges on deposit accounts increased 16.0% to $987 thousand in 1997, when compared to 1996. The increase relates to more effective enforcement of service charge policies and an increase in fee based products and services offered and sold. In 1996, service charges on deposit accounts decreased 4.9% compared to 1995 numbers, a result of increases in the earnings credit paid to commercial checking customers. Other noninterest income decreased 3.6% to $815 thousand in 1997. In 1996, other noninterest income included a gain of $135 thousand relating to the sale of a property by EGSC. Noninterest income in 1995 included a $190 thousand gain relating to the termination of the Corporation's Defined Benefit Plan.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                               NONINTEREST EXPENSE

         Total noninterest expense increased $1.3 million or 9.4%, from $13.6 million in 1996 to $14.9 million in 1997, compared to an increase of $864 thousand or 6.8% from 1995 to 1996. The growth in noninterest expense reflects the increased costs incurred to service the Corporation's expanding customer base. The components of noninterest expense changes are discussed below.

         Salary and employee benefits increased $626 thousand or 8.1%, from $7.7 million in 1996 to $8.4 million in 1997. The increase in 1997 was a result of an average 4.0% salary increase for annual raises and a 3.8% increase in staff, partially offset by decreases in pension costs. Salary and employee benefits increased $662 thousand or 9.4% from 1995 to 1996, primarily the result of an average 4.0% salary increase and 4.4% increase in staff, partially offset by decreases in pension costs. The Corporation's full-time equivalents were 194, 190, and 182 at the end of 1997, 1996, and 1995, respectively.

         Occupancy, equipment and data processing expense increased $317 thousand or 12.0%, from $2.6 million in 1996 to $3.0 million in 1997. Occupancy, equipment and data processing expense increased $283 thousand or 12.0% from 1995 to 1996. The increases in 1997 from 1996 were primarily a result of building renovations for our new mortgage center and Financial Management Services building and costs related to new technology systems. The increases in 1996 from 1995 were primarily a result of building renovations and costs related to the teller on-line system and check imaging projects.

         The FDIC's Bank Insurance Fund ("BIF") insurance assessment was $0 for 1997, compared to $2 thousand in 1996. Effective January 1, 1997, in accordance with the Deposit Insurance Act of 1996 an additional assessment by the Financing Corporation ("FICO") became applicable to all insured institutions. This assessment is not tied to the FDIC risk classification. The BIF FICO assessment is 1.296 basis points per $100 in deposits for 1997. The Bank's assessment for the BIF FICO in 1997 was $43 thousand. FDIC insurance in 1995 was $349 thousand. Bank shares tax was 0.84%, 0.97%, and 0.99% of average stockholders' equity for 1997, 1996, and 1995, respectively. The Pennsylvania Bank Shares Tax is based primarily on Bank Stockholders equity and paid annually. See Note G Other Noninterest Expense and Note H - Income Taxes for additional information on Bank Shares tax.

                                  INCOME TAXES

         Income tax expense was $1.9 million in 1997 compared to $2.0 million in 1996 and $1.9 million in 1995, representing an effective tax rate of 29.0%, 32.1%, and 31.3%, respectively. In 1997, effective tax rates were reduced to account for an expected 1997 historic rehabilitation tax credit of approximately $200 thousand. The tax credit is the result of an investment the Bank made in a local community development project. The primary reason for the increase in the effective tax rates from 1995 to 1996 was a decrease in tax-exempt assets as a percentage of total assets. Average tax-exempt assets as a percentage of total average assets was 2.6%, 2.4%, and 2.8% in 1997, 1996, and 1995, respectively.


               LIQUIDITY MANAGEMENT AND INTEREST RATE SENSITIVITY

         The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for business expansion. Liquidity management addresses the Corporation's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings as they mature, and to make new loans and investments as opportunities arise. Liquidity is managed on a daily basis enabling Senior Management to effectively monitor changes in liquidity and to

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

react accordingly to fluctuations in market conditions. The primary source of liquidity for the Corporation is its available-for-sale portfolio of liquid investment grade securities. Funding sources include NOW, money market, savings, and smaller denomination certificates of deposit accounts The Corporation considers funds from such sources as its "core" deposit base because of the historical stability of such sources of funds. Additional liquidity comes from the Corporation's noninterest-bearing demand deposit accounts. Other deposit sources include a three-tiered savings product and certificates of deposit in excess of $100,000. Details of core deposits, noninterest-bearing demand deposit accounts and other deposit sources are highlighted in the following table:

                                DEPOSIT ANALYSIS

     (Dollars in thousands)


                                                  1997                     1996                     1995
                                         ----------------------    ----------------------   ----------------------
                                         Average     Effective     Average      Effective    Average     Effective
         DEPOSIT TYPE                    Balance       Yield       Balance         Yield     Balance       Yield
         ------------                    -------       -----       -------         -----     -------       -----
     NOW                                $  52,758       2.19%     $  47,984       2.20%     $ 42,974       2.32%
     Money Market                          28,433       3.15         28,974       3.09        29,610       3.23
     Statement Savings                     48,381       3.31         48,834       3.24        46,347       3.64
     Other Savings                          2,996       2.74          4,222       2.75         4,657       2.73
     CD's Less than $100,000              108,022       5.80        102,566       5.76        89,866       5.67
                                          -------                   -------                 --------

     Total Core Deposits                  240,590       4.16        232,580       4.11       213,454       4.15

     Noninterest-Bearing
       Demand Deposits                     57,659        --          55,018         -         52,177         -
                                          -------                   -------                 --------

     Subtotal                             298,249        --         287,598         -        265,631         -

     Tiered Savings                        41,184       4.14         38,514       4.11        38,744       4.29
     CD's Greater than $100,000            17,415       5.54         12,677       5.36        11,331       5.11
                                         --------                  --------                 --------

     Total Deposits                      $356,848        --        $338,789         -       $315,706         -
                                          =======                   =======                  =======

         The Bank as a member of the Federal Home Loan Bank ("FHLB"), maintains a credit line secured by the Bank's mortgage related assets. Additionally, the FHLB has several other credit related products which are available to the Bank. The Corporation utilizes borrowings from the FHLB and collateralized repurchase agreements in managing its interest rate risk and as a tool to augment deposits in funding asset growth. The Corporation may utilize these funding sources to better match its longer term repricing assets (i.e., between one and five years). See Note F - Short Term Borrowings and Credit Facility for more detailed information on these funding sources.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


      CONSOLIDATED AVERAGE BALANCE SHEET AND TAX EQUIVALENT INCOME/EXPENSES
                    AND RATES FOR THE YEAR ENDED DECEMBER 31,

                                                   1997                     1996                     1995
                                         ----------------------   ----------------------    ---------------------
(Dollars in thousands)                     Daily                   Daily                     Daily
                                          Average                 Average                   Average
                                          Balance Interest Rate   Balance  Interest Rate    Balance Interest Rate
                                          ------- -------- ----   -------  -------- ----    ------- -------- ----

ASSETS
    Federal funds sold                   $  5,544 $   308  5.56%  $ 13,603 $   734  5.40% $  11,001 $   648  5.89%
    Interest bearing deposits in Banks        197      12  6.09        798      47  5.89%        --      --    --
    Investment securities
         Taxable                           78,672   5,104  6.49     93,809   5,863  6.25     81,098   4,956  6.11
         Tax-exempt (1)                     2,114     157  7.45      2,519     182  7.21      3,576     257  7.20
                                          -------  ------          -------  ------          -------  ------
    Total investment securities            80,786   5,261  6.51     96,328   6,045  6.28     84,674   5,213  6.16
                                          -------  ------          -------  ------          -------  ------
    Loans (2)
         Taxable                          291,114  26,012  8.94    242,862  22,320  9.19    236,923  22,186  9.36
         Tax-exempt (1)                     8,623     823  9.49      6,835     781 11.43      6,734     723 10.73
                                          -------  ------          -------  ------          -------  ------
         Total loans                      299,737  26,835  8.95    249,697  23,101  9.25    243,657  22,909  9.40
                                          -------  ------          -------  ------          -------  ------
    Total interest-earning assets         386,264  32,416  8.39    360,426  29,927  8.30    339,332  28,770  8.48
                                                   ------                   ------                   ------
    Noninterest-earning assets
      Allowance for possible loan losses   (5,607)                  (4,848)                  (3,796)
      Cash and due from banks              18,853                   17,153                   16,037
      Other assets                         13,218                   13,016                   11,827
                                          -------                  -------                 --------
         Total assets                    $412,728                 $385,747                 $363,400
                                          =======                  =======                  =======

LIABILITIES AND STOCKHOLDERS'
           EQUITY
    Savings, NOW, and money market
      deposits                           $173,753 $ 5,436  3.13%  $168,528 $ 5,231  3.10%  $162,332 $ 5,431  3.35%
    Certificates of deposit and other
      time                                125,436   7,234  5.77    115,243   6,584  5.71    101,197   5,671  5.60
                                          -------  ------          -------  ------          -------  ------
         Total interest-bearing deposits  299,189  12,670  4.23    283,771  11,815  4.16    263,529  11,102  4.21
    Securities sold under repurchase
      agreements                            8,560     281  3.28      9,713     320  3.29     12,313     403  3.27

    Other borrowings                        6,508     401  6.16         --      --              949      59  6.22
                                          -------  ------          -------  ------          -------  ------

         Total interest-bearing
           liabilities                    314,257  13,352  4.25    293,484  12,135  4.13    276,791  11,564  4.18
                                                   ------                   ------                   ------
    Noninterest-bearing liabilities
      Noninterest-bearing demand deposits  57,659                   55,018                   52,177
      Other liabilities                     6,264                    5,574                    4,471
                                          -------                  -------                  -------
         Total liabilities                378,180                  354,076                  333,439
    Stockholders' equity                   34,548                   31,671                   29,961
                                          -------                  -------                  -------
         Total liabilities and
           stockholders' equity          $412,728                 $385,747                 $363,400
                                          =======                  =======                  =======
      Net interest income                         $19,064                  $17,792                  $17,206
                                                   ======                   ======                   ======
    Net yield on interest-earning assets                   4.94%                    4.94%                     5.07%
                                                           ====                    =====                     =====


(1)The indicated income and annual rate are presented on a tax equivalent basis using the federal marginal rate of 34%, adjusted for the 20% interest expense disallowance for 1997, 1996, and 1995.
(2)Nonaccruing loans are included in the average balance.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         The  goal  of  interest  rate   sensitivity   management  is  to  avoid
fluctuating net interest margins, and to enhance consistent growth of net interest income through periods of changing interest rates. Such sensitivity is measured as the difference in the volume of assets and liabilities in the existing portfolio that are subject to repricing in a future time period. The Corporation's net interest rate sensitivity gap (gap position) within one year is ($114.4) million or 26.5% of total assets at December 31, 1997, compared with ($109.5) million or 27.5% of total assets at the end of 1996.

              INTEREST RATE SENSITIVITY GAP AS OF DECEMBER 31, 1997

(Dollars in thousands)                                  One                Over
                                        Within        Through              Five        Non-Rate
                                      One Year       Five Years           Years        Sensitive         Total
                                      --------       ----------           -----        ---------         -----
ASSETS
    Federal funds sold                $   4,200       $     -           $     -        $     -        $   4,200
    Investment securities                13,388          32,502            31,708            -           77,598
    Loans and leases                    133,421         168,220            17,258         (5,900)       312,999
    Cash and cash equivalents               -               -                 -           22,248         22,248
    Premises & equipment                    -               -                 -            6,659          6,659
    Other assets                            -               -                 -            7,664          7,664
                                       --------        --------          --------       --------       --------

    Total assets                      $ 151,009       $ 200,722         $  48,966      $  30,671      $ 431,368
                                       ========        ========          ========       ========       ========

LIABILITIES AND CAPITAL
    Noninterest-bearing deposits      $     -         $     -           $     -        $  63,287      $  63,287
    Interest bearing deposits           253,646          56,403               913            -          310,962
    Borrowed funds                       11,767             772             2,465            -           15,004
    Other liabilities                       -               -                 -            5,902          5,902
    Capital                                 -               -                 -           36,213         36,213
                                       --------        --------          --------       --------       --------

    Total liabilities and capital     $ 265,413       $  57,175         $   3,378      $ 105,402      $ 431,368
                                       ========         =======          ========       ========       ========

    Net interest rate sensitivity gap $(114,404)      $ 143,547         $  45,588      $ (74,731)     $     -
                                       ========        ========          ========       ========       ========

    Cumulative interest rate
       sensitivity gap                $(114,404)      $  29,143         $  74,731      $     -        $     -
                                       ========        ========          ========       ========       ========

    Cumulative interest rate
       sensitivity gap divided
       by total assets                   (26.5)%           6.8%             17.3%            -              -

         The Corporation's gap position is one factor used to evaluate interest rate risk and the stability of net interest margins. Other factors include computer simulations of what might happen to net interest income (NII) under various interest rate forecasts and scenarios. The Corporations Asset Liability Management Policy requires quarterly calculation of the effects of changes in interest rates on NII. These calculations are prepared quarterly using computer based asset liability software. The table below summarizes estimated changes in NII over a twelve-month period, under alternative interest rate scenarios. The change in interest rates was based on an immediate and proportional shift in the December 31, 1997 Wall Street Journal prime rate of 8.50%.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


   Change in                           Net                Dollar                   Percent      Management
   Interest Rates                Interest Income          Change                   Change        Limits
   --------------                ---------------          ------                   ------        ------

+300 Basis Points                     $21,284               $690                   3.35%          12.00%
+200 Basis Points                      21,052                459                   2.23           10.00
+100 Basis Points                      20,823                229                   1.11            5.00
FLAT RATE                              20,593                  0                   0.00            0.00
 -100 Basis Points                     20,365               -230                  -1.11            5.00
 -200 Basis Points                     20,137               -457                  -2.22           10.00
 -300 Basis Points                     19,910               -684                  -3.32           12.00

         Management believes that the assumptions utilized in evaluating the vulnerability of the Corporation's NII to changes in interest rates approximate actual experience; however, the interest rate sensitivity of the Corporation's assets and liabilities as well as the estimated effect of changes in interest rates on NII could vary substantially if different assumptions are used or actual experience differs from the experience on which the assumptions were based.

         In the event the Corporation should experience a mismatch in its desired GAP ranges or an excessive decline in its NII subsequent to an immediate and sustained change in interest rate, it has a number of options which it could utilize to remedy such a mismatch. The Corporation could restructure its investment portfolio through sale or purchase of securities with more favorable repricing attributes. It could also emphasize loan products with appropriate maturities or repricing attributes, or it could attract deposits or obtain borrowings with desired maturities.

         The nature of the Corporation's current operation is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Corporation nor the Bank owns trading assets. At December 31, 1997, the Corporation did not have any hedging transactions in place such as interest rate swaps, caps or floors.

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

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


          ANALYSIS OF CHANGES IN THE ALLOWANCE FOR POSSIBLE LOAN LOSSES
                       AND COMPARISON OF LOANS OUTSTANDING

                                                                            December 31
                                                ----------------------------------------------------------------
(Dollars in thousands)                              1997          1996         1995         1994           1993
                                                  --------      --------     --------     --------        ------

Balance at beginning of year                    $    5,218    $    4,506   $    3,303   $    2,839    $    2,300
                                                 ---------     ---------    ---------    ---------     ---------

Provision charged to operating expense               1,135         1,079        1,666        1,790         1,524
                                                 ---------     ---------    ---------    ---------     ---------

Recoveries of loans previously charged off
   Commercial loans                                     67            36            4           19            69
   Real estate - mortgages                              -             -            46            9             2
   Consumer loans                                       16             8           29           10            21
                                                 ---------     ---------    ---------    ---------     ---------

         Total recoveries                               83            44           79           38            92
                                                 ---------     ---------    ---------    ---------     ---------

Loan charge-offs
   Commercial loans                                   (237)         (118)        (348)        (253)          (28)
   Real estate - mortgages                            (117)         (218)         (25)      (1,042)         (975)
   Consumer loans                                     (153)          (62)        (108)         (69)          (71)
   Lease financing receivables                         (29)          (13)         (61)          -             (3)
                                                 ---------     ---------    ---------    ---------     ---------

         Total charge-offs                            (536)         (411)        (542)      (1,364)       (1,077)
                                                 ---------     ---------    ---------    ---------     ---------

Net loan charge-offs                                  (453)         (367)        (463)      (1,326)         (985)
                                                 ---------     ---------    ---------    ---------     ---------

Balance at end of year                          $    5,900    $    5,218   $    4,506   $    3,303    $    2,839
                                                 =========     =========    =========    =========     =========

Year-end loans outstanding                      $  318,899    $  264,582   $  242,587   $  239,126    $  221,433

Average loans outstanding                       $  299,737    $  249,697   $  243,657   $  228,456    $  217,086

Allowance for possible loan losses as
   a percentage of year-end loans
   outstanding                                     1.85%          1.97%         1.86%        1.38%         1.28%

Ratio of net charge-offs to average
   loans outstanding                               0.15%          0.15%         0.19%        0.58%         0.45%

         Nonperforming loans include loans on non-accrual status and loans past due 90 days or more and still accruing. The Bank's policy is to write down all nonperforming loans to net realizable value based on updated appraisals. Nonperforming loans are generally collateralized by real estate and are in the process of collection. All loans that are past due over 90 days and still accruing are adequately collateralized as to principal and interest are in the process of collection.

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

         Management is not aware of any loans other than those included in the following table and mentioned in this paragraph that would be considered potential problem loans and cause management to have doubts as to the borrower's ability to comply with loan repayment terms. During 1997, the Bank increased third party automobile loans $23 million to $24 million. These loans are unseasoned and may potentially increase nonperforming loan numbers. Management is closely monitoring these loans and has tightened credit standards and significantly reduced planned growth in this new product. At December 31, 1997, there were no concentrations of loans exceeding 10% of total loans which are not otherwise disclosed.

                         NONPERFORMING LOANS AND ASSETS

                                                                          December 31
                                                  -------------------------------------------------------------
(Dollars in thousands)                              1997          1996         1995         1994           1993
                                                  --------      --------     --------     --------      -------

Past due over 90 days and still accruing        $      466     $   2,772   $      419   $      323     $   1,074

Nonaccrual loans                                     1,443           713          726        2,997         2,804
                                                  --------     ---------    ---------     --------      --------

Total nonperforming loans                            1,909         3,485        1,145        3,320         3,878

Other real estate owned                              1,651         1,274        1,447        1,565           -
                                                  --------      --------     --------     --------      --------

Total nonperforming assets                       $   3,560     $   4,759   $    2,592   $    4,885     $   3,878
                                                  ========      ========    =========    =========      ========

Nonperforming loans as a
   percentage of total loans                          0.60%         1.32%        0.47%        1.39%         1.75%

Allowance for possible loan losses
   as a percentage of nonperforming
   loans                                            309.1%         149.7%        393.5%       99.5%         73.2%

Nonperforming assets as a percentage
   of total loans and other real estate
   owned                                             1.11%          1.79%         1.06%       2.03%         1.75%

Allowance for possible loan losses as
   a percentage of nonperforming
   assets                                           165.7%         109.6%        173.8%       67.6%         73.2%

                                CAPITAL ADEQUACY

         The Corporation is subject to Risk-Based Capital Guidelines adopted by the Federal Reserve Board for bank holding companies. The Bank is also subject to similar capital requirements adopted by the Office of the Comptroller of the Currency. Under these requirements, the regulatory agencies have set minimum thresholds for Tier I Capital, Total Capital, and Leverage ratios. At December 31, 1997, both the Corporation's and the Bank's capital exceeded all minimum regulatory requirements and were considered "well capitalized" as defined in the regulations issued pursuant to the FDIC Improvement Act of 1993. The Corporation's and Banks Risk-Based Capital Ratios, shown below, have been computed in accordance with regulatory accounting policies. See Note I - Capital Requirements - for additional information.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


                                                                 December 31
RISK-BASED                                        --------------------------------------        "Well" Capitalized"
CAPITAL RATIOS                                        1997         1996          1995               Requirements
--------------                                    ------------ ------------  -----------        -------------------
  Corporation
  -----------
Leverage Ratio                                       8.57%        8.58%         8.47%                  5.00%
Tier I Capital Ratio                                11.22%       12.05%        11.51%                  6.00%
Total Risk-Based Capital Ratio                      12.48%       13.31%        12.77%                 10.00%

      Bank
      ----
Leverage Ratio                                       8.30%        8.30%         8.24%                  5.00%
Tier I Capital Ratio                                10.89%       11.66%        11.22%                  6.00%
Total Risk-Based Capital Ratio                      12.14%       12.92%        12.48%                 10.00%


         The Bank is not under any agreement with the regulatory authorities nor is it aware of any current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on liquidity, capital resources or operations of the Corporation. The internal capital growth rate for the Corporation was 9.16%, 8.09%, and 2.68% for the years ended December 31, 1997, 1996, and 1995, respectively.


                     NEW BRANCH AND ADDITIONAL OFFICE SPACE

         During 1997, the Corporation entered into a lease agreement for the purpose of constructing a new branch. Additionally, an agreement to acquire office space was signed. For more information see Note P -Commitments and Contingencies.

                    CORE SYSTEM SOFTWARE AND YEAR 2000 ISSUES

         During 1997, Management completed an in depth review of its core processing system and concluded that a new core system was needed for competitive, functional and year 2000 reasons. After extensive research, the Corporation selected Jack Henry and Associates to provide the new core processing system. Jack Henry and Associates is a major provider of Community Bank Core Processing Systems. Specifically, the Corporation has contracted to purchase Jack Henry's Silverlake System, related hardware, installation and training services. First year contract costs are estimated to be $1.2 million. The conversion is expected to take place in the fourth quarter of 1998.

         Management is addressing Year 2000 issues on several levels. Jack Henry's Silverlake software is Year 2000 compliant, which addresses a major component of the Corporation's Year 2000 Compliance Action Plan. The Plan requires a review of the remainder of the Corporation's system's for compliance or replacement. The Plan also calls for communication with significant customers, critical vendors and service providers.

               DESCRIPTION OF CAPITAL STOCK AND MARKET INFORMATION

         The authorized capital stock of the Corporation consists of 5,000,000 shares of common stock, par value $1.00 per share, of which 2,399,833 shares and 1,799,941 shares were outstanding at the end of 1997 and 1996, respectively.

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

                                                                           Bid Prices (1)
                                                                           ----------
                                                                      1997                           1996
                                                                      ----                           ----
         Quarter Ended                                        High           Low              High          Low
         -------------                                        ----           ---              ----          ---
         First                                                $27.00          $22.50          $23.44        $21.75

         Second                                               $30.00          $25.88          $22.50        $21.94

         Third                                                $31.00          $30.00          $22.50        $21.94

         Fourth                                               $33.00          $30.50          $22.88        $22.69

(1) Adjusted for 1997  4-for-3  stock split.  See Note A12 - Earnings  per Share and  Stockholders  Equity - in the
    accompanying financial statements for additional information.

         Other statistical disclosures required by Bank Holding Companies can be found in the Corporation's 10-K, to be filed with the Securities and Exchange Commission on March 31, 1998. Copies of the 10-K can be obtained from the Corporation's Shareholder Relations Representative, P.O. Box 523, West Chester, PA 19381-0523, at 610-344-2686.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)                                                                          December 31
                                                                                      ----------------------------
                                                                                           1997             1996
                                                                                           ----             ----

ASSETS
    Cash and due from banks                                                           $   22,248        $   21,956
    Federal funds sold                                                                     4,200             3,800
                                                                                       ----------        ----------

                Total cash and cash equivalents                                           26,448            25,756
                                                                                       ---------         ---------

    Interest-bearing deposits with banks                                                      --             1,000

    Investment securities held-to-maturity (market value of
        $12,237 and $15,749 in 1997 and 1996, respectively)                               12,082            15,667

    Investment securities available-for-sale, at fair value                               65,516            82,008

    Loans                                                                                318,899           264,582
    Less:   Allowance for possible loan losses                                            (5,900)           (5,218)
                                                                                       ----------        ----------

                Net loans                                                                312,999           259,364

    Premises and equipment, net                                                            6,659             6,752
    Other assets                                                                           7,664             7,137
                                                                                       ----------        ----------

                Total assets                                                           $ 431,368         $ 397,684
                                                                                        ========          ========

LIABILITIES
    Deposits
        Noninterest-bearing                                                            $  63,287         $  63,591
        Interest-bearing (including certificates of deposit over $100 of
          $11,978 and $11,479 - 1997 and 1996, respectively)                             310,962           287,675
                                                                                        --------          --------

                Total deposits                                                           374,249           351,266

    Securities sold under repurchase agreements                                            7,625             7,943
    Federal Home Loan Bank advances                                                        7,380                --
    Other liabilities                                                                      5,901             5,300
                                                                                        ---------         --------

                Total liabilities                                                        395,155           364,509
                                                                                        --------          --------

STOCKHOLDERS' EQUITY
    Common stock, par value $1.00; authorized, 5,000,000 shares;
        outstanding, 1997 - 2,399,833 and 1996 - 1,799,941.                                2,400             1,800
    Additional paid-in capital                                                             2,729             3,305
    Retained earnings                                                                     32,803            30,133
    Net unrealized loss on securities available-for-sale                                     (33)             (242)
    Treasury stock, at cost:  1997 - 103,700 and 1996 - 84,000.                           (1,686)           (1,821)
                                                                                        --------          --------

                Total stockholders' equity                                                36,213            33,175
                                                                                        --------          --------

                Total liabilities and stockholders' equity                             $ 431,368         $ 397,684
                                                                                        ========          ========

The accompanying notes are an integral part of these statements.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)                                                  December 31
                                                                           -------------------------------------
                                                                               1997          1996         1995
                                                                           ------------  -----------   ---------
INTEREST INCOME

    Loans, including fees                                                  $  26,580     $  22,856     $  22,682
    Investment securities                                                      5,214         5,990         5,136
    Federal funds sold                                                           308           734           648
    Deposits in banks                                                             12            47            --
                                                                            --------      --------      --------
             Total interest income                                            32,114        29,627        28,466
                                                                            --------      --------      --------
INTEREST EXPENSE
    Deposits                                                                  12,670        11,815        11,102
    Securities sold under repurchase agreements                                  280           320           462
    Other borrowings                                                             401           -             -
                                                                            --------      --------      --------
             Total interest expense                                           13,351        12,135        11,564
                                                                            --------      --------      --------
             Net interest income                                              18,763        17,492        16,902
PROVISION FOR POSSIBLE LOAN LOSSES                                             1,135         1,079         1,666
                                                                            --------      --------      --------
             Net interest income after provision for possible loan losses     17,628        16,413        15,236
                                                                            --------      --------      --------
NONINTEREST INCOME
    Financial Management Services                                              2,000         1,861         1,836
    Service charges on deposit accounts                                          987           851           895
    Investment securities gains (losses), net                                    (15)            5             9
    Other                                                                        815           845           757
                                                                            --------      --------      --------
             Total noninterest income                                          3,787         3,562         3,497
                                                                            --------      --------      --------
NONINTEREST EXPENSE
    Salaries and employee benefits                                             8,361         7,735         7,073
    Occupancy, equipment, and data processing                                  2,964         2,647         2,364
    Other                                                                      3,586         3,250         3,331
                                                                            --------      --------      --------
             Total noninterest expense                                        14,911        13,632        12,768
                                                                            --------      --------      --------
             Income before income taxes                                        6,504         6,343         5,965
INCOME TAXES                                                                   1,889         2,038         1,865
                                                                            --------      --------      --------
             NET INCOME                                                    $   4,615     $   4,305     $   4,100
                                                                            ========      ========      ========
PER SHARE
    Basic Earnings Per Common Share(1)                                     $    2.01     $    1.88     $    1.75
                                                                            ========      ========      ========
    Diluted Earnings Per Common Share(1)                                   $    2.00     $    1.88     $    1.75
                                                                            ========      ========      ========
    Dividends declared                                                     $    0.85     $    0.75     $    0.67
                                                                            ========      ========      ========

    Weighted average shares outstanding                                    2,290,407     2,284,856     2,336,550
                                                                           =========     =========     =========


(1)  Please refer to the Note M - Earnings Per Share for information on this calculation.

The accompanying notes are an integral part of these statements.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                       Additional
                                                   Common Stock         Paid-in   Retained                 Treasury
(Dollars in thousands)                         Shares    Par Value      Capital   Earnings     Other         Stock
----------------------                         ------    ---------      -------   --------     -----         -----

Balance at January 1, 1995                   1,200,000      1,200        3,900      24,998     (1,799)         -

    Net income                                     -          -            -         4,100        -            -
    Cash dividends declared                        -          -            -        (1,556)       -            -
    Net unrealized gain on investment
        securities available-for-sale              -          -            -           -        1,734          -
    3-for-2 stock split                        599,941        600         (600)        -          -            -
    Treasury stock transactions                    -          -              1         -          -        (1,886)
                                             ---------    -------      -------      ------   --------      -------

Balance at December 31, 1995                 1,799,941      1,800        3,301      27,542        (65)     (1,886)

    Net income                                     -          -            -         4,305        -            -
    Cash dividends declared                        -          -            -        (1,714)       -            -
    Net unrealized loss on investment
        securities available-for-sale              -          -            -           -         (177)         -
    Treasury stock transactions                    -          -              4         -          -             65
                                             ---------    -------      -------      ------   --------      -------

Balance at December 31, 1996                 1,799,941   $  1,800     $  3,305     $30,133  $    (242)    $ (1,821)

    Net income                                     -          -            -         4,615        -            -
    Cash dividends declared                        -          -            -        (1,945)       -            -
    Net unrealized gain on investment
        securities available-for-sale              -          -            -           -          209          -
    4 for 3 stock split                        599,892        600         (600)        -          -            -
    Treasury stock transactions                    -          -             24         -          -            135
                                             ---------    -------      -------      ------   --------      -------

Balance at December 31, 1997                 2,399,833   $  2,400     $  2,729     $32,803  $     (33)    $ (1,686)
                                             =========    =======      =======      ======   ========      =======
















The accompanying notes are an integral part of these statements.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)                                                                      December 31
                                                                           ---------------------------------------
                                                                               1997            1996         1995
                                                                           ------------   ------------- ----------
OPERATING ACTIVITIES
    Net income                                                             $    4,615     $   4,305      $   4,100
    Adjustments to reconcile net income to net
           cash provided by operating activities
        Depreciation                                                              860           786            614
        Provision for loan losses                                               1,135         1,079          1,666
        Amortization of investment security
           premiums and accretion of discounts, net                                52           141            217
        Amortization of deferred fees, net on loans                                53           (57)            (5)
        Provision for deferred income taxes                                      (235)         (331)          (394)
        Investment securities (gains) losses, net                                  15            (5)            (9)
        (Decrease) increase in other assets                                      (399)           29           (163)
        Increase (decrease) in other liabilities                                  601           222          1,127
                                                                            ---------      --------       --------

                Net cash provided by operating activities                       6,697         6,169          7,153
                                                                            ---------      --------       --------

INVESTING ACTIVITIES
    (Increase) decrease in interest-bearing deposits with banks                 1,000        (1,000)            --
    Net increase in loans                                                     (54,823)      (22,309)        (3,919)
    Proceeds from sales of investment securities available-for-sale            30,646         4,172            301
    Proceeds from maturities of investment securities available-for-sale       13,588        17,826         13,367
    Proceeds from maturities of investment securities held-to-maturity          3,635        11,477          7,244
    Purchase of investment securities available-for-sale                      (27,543)      (33,919)       (32,615)
    Purchase of investment securities held-to-maturity                             --        (4,120)          (999)
    Purchase of premises and equipment, net                                      (767)       (2,017)        (1,309)
                                                                            ---------      --------       --------

                Net cash used in investing activities                         (34,264)      (29,890)       (17,930)
                                                                            ---------      --------       --------

FINANCING ACTIVITIES
    Increase in Federal Home Loan Bank advances                                 7,380            --             --
    Increase in deposits                                                       22,983         7,340         38,461
    (Decrease) in securities sold under repurchase agreements                    (318)         (915)        (1,640)
    Cash dividends                                                             (1,945)       (1,661)        (1,495)
    Treasury stock transactions                                                   159            69         (1,886)
                                                                            ---------      --------       --------

                Net cash provided by financing activities                      28,259         4,833         33,440
                                                                            ---------      --------       --------

                NET (DECREASE) INCREASE IN CASH
                    AND CASH EQUIVALENTS                                          692       (18,888)        22,663

Cash and cash equivalents at beginning of year                                 25,756        44,644         21,981
                                                                            ---------      --------       --------

Cash and cash equivalents at end of year                                   $   26,448     $  25,756      $  44,644
                                                                            =========      ========       ========



The accompanying notes are an integral part of these statements.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    First West Chester Corporation (the "Corporation"), through its wholly-owned subsidiary, The First National Bank of West Chester (the "Bank"), has been serving the residents and businesses of Chester County, Pennsylvania, since 1863. The Bank is a locally managed community bank providing loan, deposit, and trust services from its six branch locations. The Bank encounters vigorous competition for market share in the communities it serves from bank holding companies, other community banks, thrift institutions, credit unions and other non-bank financial organizations such as mutual fund companies, insurance companies, and brokerage companies.

    The Corporation and the Bank are subject to regulations of certain state and
    federal  agencies.   These  regulatory  agencies  periodically  examine  the
    Corporation and the Bank for adherence to laws and regulations.
    As a consequence, the cost of doing business may be affected.

    1.  Basis of Financial Statement Presentation
        -----------------------------------------
    The accounting policies followed by the Corporation and its wholly-owned subsidiaries, the Bank and 323 East Gay Street Corp ("EGSC"), conform to generally accepted accounting principles and predominant practices within the banking industry. The accompanying consolidated financial statements include the accounts of the Corporation, the Bank, and EGSC. All significant intercompany transactions have been eliminated.

    In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the balance sheets, and the reported amounts of revenues and expenses during the reporting period.
    Actual results could differ from those estimates.

    The principal estimate that is susceptible to significant change in the near term relates to the allowance for loan and lease losses. The evaluation of the adequacy of the allowance for loan losses include an analysis of the individual loans and overall risk characteristics and size of the different loan portfolios, and takes into consideration current economic and market conditions, the capability of specific borrowers to pay specific loan obligations, as well as current loan collateral values. However, actual losses on specific loans, which also are encompassed in the analysis, may vary from estimated losses.

    2.  Financial Instruments
        ---------------------
    The Corporation follows Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Value of Financial Instruments," which requires all entities to disclose the estimated fair value of their assets and liabilities considered to be financial instruments. Financial instruments requiring disclosure consist primarily of investment securities, loans, and deposits.

    3.  Investment Securities
        ---------------------
    The Corporation follows SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires investments in securities to be classified in one of three categories: held-to-maturity, trading, or available-for-sale. Debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. As the Corporation does not engage in security trading, the balance of its debt securities and any equity securities are classified as available-for-sale. Net unrealized gains and losses for such securities, net of tax effect, are required to be recognized as a separate component of stockholders' equity and excluded from the determination of net income.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

    4.  Loans and Allowance for Loan Losses
        -----------------------------------
    Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. Interest on loans is accrued and credited to operations based upon the principal amount outstanding.

    Accrual of interest is discontinued on a loan when management believes that the borrower's financial condition is such that collection of interest and principal is doubtful. Upon such discontinuance, all unpaid accrued interest is reversed. The determination of the allowance for loan losses is based upon the character of the loan portfolio, current economic conditions, loss experience, and other relevant factors which, in management's judgment, deserve recognition in estimating possible losses.

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

    7.  Contributions
        -------------
    On January 1, 1995, the Corporation adopted SFAS No. 116, "Accounting for Contributions Received and Contributions Made." SFAS No. 116 specifies that contributions made by the Corporation be recognized as expenses in the period made and as decreases of assets or increases of liabilities depending on the form of the benefits given. In accordance with SFAS No. 116, the Corporation accrued contribution expenses of $137,000 relating to long-term commitments to local not-for-profit organizations during 1995.

    8. Income Taxes
       ------------
    The Corporation accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes."

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

    NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

    Under the liability method specified by SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense and benefits are the result of changes in deferred tax assets and liabilities.

    9.  Employee Benefit Plans
        ----------------------
    The Corporation has certain employee benefit plans covering eligible employees. The Bank accrues such costs as earned.

    10.  Stock Based Compensation Plan
         -----------------------------
    On January 1, 1996, the Corporation adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternately, the standard permits entities to continue accounting for employee stock options and similar instruments under Accounting Principles Board (APB) Opinion No. 25 "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair-value based method of accounting defined in SFAS No. 123 had been applied. The Corporation's stock option plan is accounted for under APB Opinion No. 25.

    11.  Financial Management Services Assets and Income
         -----------------------------------------------
    Assets held by the Corporation in fiduciary or agency capacities for its customers are not included in the accompanying consolidated balance sheets since such items are not assets of the Corporation. Operating income and expenses of Financial Management Services are included under their respective captions in the accompanying consolidated statements of income and are recorded on the accrual basis.

    12.  Earnings per Share and Stockholders' Equity
         -------------------------------------------
    Earnings per share are calculated using the weighted average shares outstanding during the year. On February 20, 1997, the Board of Directors declared a stock split, in the form of a 33 1/2% stock dividend to stockholders of record on March 21, 1997, payable April 21, 1997. Par value remained at $1.00 per share. The stock split resulted in the issuance of 599,892 additional shares of common stock from authorized but unissued shares. The issuance of authorized but unissued shares resulted in the transfer of $600,000 from additional paid-in capital to common stock, representing the par value of the shares issued. Accordingly, earnings per share, cash dividends per share, and weighted average shares of common stock outstanding have been restated to reflect the stock split.

    The Financial Accounting Standards Board ("FASB") issued a new standard, SFAS 128, "Earnings per Share", which is effective for financial statements issued after December 15, 1997. The new standard eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share together with disclosure of how the per share amounts were computed. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average common shares

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

    NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

    outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

    13.  Cash Flow Information
         ---------------------

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. Cash paid during the years ended December 31, 1997, 1996, and 1995 for interest was $12,600,000, $11,718,000, and $10,901,000, respectively. Cash paid during the years ended December 31, 1997, 1996, and 1995 for income taxes was $2,045,000, $2,100,000, and $2,144,000, respectively.

    14. Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities
         --------------------------------------------------------------

    The FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, which provides accounting guidance on transfers of financial assets, servicing of financial assets, and extinguishments of liabilities occurring after December 31, 1996. Adoption of this new statement has not had a material impact on the Company's consolidated financial position or results of operations.

    15.  Reporting Comprehensive Income
         ------------------------------

    In June 1997, the FASB issued SFAS 130, "Reporting Comprehensive Income," which is effective for years beginning after December 15, 1997. This new standard requires entities presenting a complete set of financial statements to include details of comprehensive income. Comprehensive income consists of net income or loss for the current period and income, expenses, gains and losses that bypass the income statement and are reported directly in a separate component of equity. Management has chosen not to adopt this standard early. Adoption of this standard is not expected to have a material impact on the disclosure of the Corporation's income.

    16.  Disclosures about Segments of an Enterprise and Related Information
         -------------------------------------------------------------------

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which is effective for all periods beginning after December 15, 1997. SFAS No. 131 requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate, and their major customers. Management is currently evaluating the disclosure impact of SFAS No. 131 on its financial statements.

    17.  Advertising Costs
         -----------------

    The Bank expenses advertising costs as incurred.

    18.  Reclassifications
         -----------------

    Certain prior year amounts have been reclassified to conform to the current year presentation.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE B - INVESTMENT SECURITIES

    The amortized cost, gross unrealized gains and losses, and fair market value of the Corporation's available-for-sale and held-to-maturity securities at December 31, 1997 and 1996 are summarized as follows:

                                              Held-to-Maturity                      Available-for-Sale
                                              ----------------                      ------------------
    (Dollars in thousands)                   Gross      Gross     Fair                  Gross     Gross     Fair
               1997               Amortized Unrealized Unrealized Market   Amortized Unrealized Unrealized  Market
               ----                  Cost    Gains      Losses    Value       Cost      Gains     Losses    Value
                                     ----    -----      ------    -----       ----      -----     ------    -----

        U.S. Treasury              $ 1,493   $    1  $    -       $ 1,494   $  6,512   $    18    $   (2)  $  6,528
        U.S. Government agency         -        -         -           -        7,356        36       -        7,392
        Mortgage-backed securities   1,519        8      (7)        1,520     47,742       213      (267)    47,688
        State and municipal          3,955      126       -         4,081        -         -         -          -
        Corporate securities         4,115       14       -         4,129      1,000       -         -        1,000
        Asset-backed securities      1,000       13       -         1,013        -         -         -          -
        Mutual funds                   -        -         -           -        1,091       -         (49)     1,042
        Other equity securities        -        -         -           -        1,866       -         -        1,866
                                    ------    -----    ----        ------    -------    ------     -----    -------

                                   $12,082   $  162   $  (7)      $12,237   $ 65,567   $   267    $ (318)  $ 65,516
                                    ======    =====    ====        ======    =======    ======     =====    =======


                                               Held-to-Maturity                       Available-for-Sale
                                               ----------------                       ------------------
    (Dollars in thousands)                   Gross      Gross     Fair                 Gross      Gross     Fair
               1996               Amortized Unrealized Unrealized Market    Amortized Unrealized Unrealized Market
               ----                  Cost    Gains      Losses    Value       Cost     Gains      Losses    Value
                                     ----    -----      ------    -----       ----     -----      ------    -----
        U.S. Treasury              $ 1,483   $    1   $  (2)      $ 1,482   $  9,496   $    34    $   (1)  $  9,529
        U.S. Government agency         -        -         -           -       14,479        53       (29)    14,503
        Mortgage-backed securities   2,145        5     (20)        2,130     47,419       173      (561)    47,031
        State and municipal          5,742      103     (11)        5,834        254        24       -          278
        Corporate securities         5,121       11      (9)        5,123      1,268       -         -        1,268
        Asset-backed securities       1,176       5      (1)        1,180          -        -         -           -
        Mutual funds                   -        -         -           -        7,793       -        (258)     7,535
        Other equity securities        -        -         -           -        1,666       198       -        1,864
                                    ------    -----    ----        ------    -------    ------     -----    -------

                                   $15,667   $  125    $(43)      $15,749   $ 82,375   $   482    $ (849)   $82,008
                                    ======    =====     ===        ======    =======    ======     =====     ======


    The amortized cost and estimated fair value of debt securities classified as available-for-sale and held-to-maturity at December 31, 1997, by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE B - INVESTMENT SECURITIES - continued

                                                          Held-to-Maturity                  Available-for-Sale
                                                          ----------------                  ------------------
                                                                     Estimated                           Estimated
                                                     Amortized         Fair           Amortized             Fair
    (Dollars in thousands)                               Cost          Value             Cost               Value
                                                         ----          -----             ----               -----

       Due in one year or less                       $   3,243      $   3,247          $   2,500         $   2,506
       Due after one year through five years             4,265          4,330              8,012             8,024
       Due after five years through ten years            2,030          2,100              4,356             4,390
       Due after ten years                                  25             26                -                -
                                                      --------       --------           --------          --------
                                                         9,563          9,703             14,868            14,920
       Mortgage-backed securities                        1,519          1,521             47,742            47,688
       Asset-backed securities                           1,000          1,013                -                -
                                                      --------       --------           --------          --------

                                                     $  12,082      $  12,237          $  62,610         $  62,608
                                                      ========       ========           ========          ========

    Gains of $330,000,  $31,000, and $17,000,  and losses of $345,000,  $26,000, and $8,000 were realized on sales of securities in 1997, 1996, and 1995, respectively. The Corporation uses the specific identification method to determine the cost of the securities sold. The principal amount of investment securities pledged to secure public deposits and for other purposes required or permitted by law was $29,140,000 and $25,402,000 at December 31, 1997 and 1996, respectively. There were no securities held from a single issuer that represented more than 10% of stockholders' equity.

NOTE C - LOANS

    Major classifications of loans are as follows:

    (Dollars in thousands)                                                                   1997           1996
                                                                                         ------------   -----------

        Commercial loans                                                                 $   93,914     $   87,932
        Real estate - construction                                                           17,256         11,447
        Real estate - other                                                                 117,953        109,179
        Consumer loans                                                                       66,753         39,803
        Lease financing receivables                                                          23,023         16,221
                                                                                          ---------      ---------
                                                                                            318,899        264,582
        Less: Allowance for loan losses                                                      (5,900)        (5,218)
                                                                                          ---------      ---------

                                                                                         $  312,999     $  259,364
                                                                                          =========       ========

    Loan balances on which the accrual of interest has been discontinued amounted to approximately $1,443,000 and $713,000 at December 31, 1997 and 1996, respectively. Interest on these nonaccrual loans would have been approximately $115,000 and $62,000 in 1997 and 1996, respectively. Loan balances past due 90 days or more which are not on a nonaccrual status, but which management expects will eventually be paid in full, amounted to $466,000 and $2,772,000 at December 31, 1997 and 1996, respectively. Changes in the allowance for loan losses are summarized as follows:

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE C - LOANS - continued

    (Dollars in thousands)                                                    1997           1996           1995
                                                                          ------------   ------------   ----------

        Balance at beginning of year                                      $    5,218    $     4,506     $    3,303
           Provision charged to operating expenses                             1,135          1,079          1,666
           Recoveries of charged-off loans                                        83             44             79
           Loans charged-off                                                    (536)          (411)          (542)
                                                                           ----------    ----------      ---------

        Balance at end of year                                            $    5,900    $     5,218     $    4,506
                                                                           =========     ==========      =========

    The Bank identifies a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. The accrual of interest is discontinued on impaired loans and no income is recognized until all recorded amounts of interest and principal are recovered in full. Retail loans and residential mortgages have been excluded from these calculations. See Note A4 - Loans and Allowance for Loan Losses for more information.

    The balance of impaired loans was $1,121,000, $443,000, and $590,000 at December 31, 1997, 1996, and 1995, respectively. The associated allowance for loan losses for impaired loans was $306,000, $419,000, and $433,000 at December 31, 1997, 1996, and 1995, respectively.

    During 1997, activity in the allowance for impaired loan losses included a provision of $182,000, write offs of $295,000 and recoveries of $0. Interest income of $37,000 was recorded in 1997, while contractual interest in the same period amounted to $64,000. Cash collected on impaired loans in 1997 was $278,000 of which $241,000 was applied to principal and $37,000 was applied to interest.

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

    In the normal course of business, the Bank makes loans to certain officers, directors, and their related interests. All loan transactions entered into between the Bank and such related parties were made on the same terms and conditions as transactions with all other parties. In management's opinion, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The balance of these loans at December 31, 1997 and 1996, was approximately $7,234,000 and $8,544,000, respectively. In 1997, new loans and payments amounted to approximately $1,390,000 and $2,700,000, respectively.

NOTE D - PREMISES AND EQUIPMENT

    Premises and equipment are summarized as follows:

    (Dollars in thousands)                                                                  1997           1996
                                                                                        ------------    ----------


        Premises                                                                        $    8,307      $    7,990
        Equipment                                                                            5,982           5,532
                                                                                         ---------       ---------
                                                                                            14,289          13,522
        Less Accumulated depreciation                                                       (7,630)         (6,770)
                                                                                         ---------       ---------

                                                                                        $    6,659      $    6,752
                                                                                         =========       =========

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE E - DEPOSITS

    At December 31, 1997, the scheduled maturities of certificates of deposit are as follows:

    (Dollars in thousands)

    1998                  $  72,605
    1999                     26,987
    2000                     23,394
    2001                      3,810
    2002 and thereafter       3,125
                            -------
                           $129,921

NOTE F - SHORT-TERM BORROWINGS AND CREDIT FACILITY

    Securities sold under agreements to repurchase are generally overnight transactions. These borrowings had interest rates of approximately 3.3% and balances of $7,625,000, $7,943,000 and $8,858,000 at December 31, 1997, 1996
    and 1995, respectively. Daily average balances and weighted average interest rates for the years ended December 31, 1997, 1996 and 1995 were $8,560,000, $9,713,000 and $12,313,000 and 3.3%, 3.3% and 3.3%, respectively. Maximum amounts outstanding at any month-end were approximately $11,450,000, $11,715,000 and $16,037,000 for the years ended December 31, 1997, 1996 and
    1995, respectively.

    The Bank, as a member of the Federal Home Loan Bank ("FHLB"), maintains a $10 million line of credit secured by the Bank's mortgage related assets. As of December 31, 1997, the amount outstanding on this line of credit was $0. The Bank had no borrowings under this line of credit during 1996. In addition to the line of credit, the Bank has additional borrowing capacity at the FHLB of approximately $91 million. FHLB advances as of December 31, 1997 consisted of $7.4 million in term advances, which represent a combination of maturities ranging from 6 months to 10 years. The weighted average interest rate on these advances for the year ended December 31, 1997 was 6.2%. FHLB advances are collateralized by a pledge of the Bank's entire portfolio of unencumbered investment securities, certain mortgage loans and a lien on the Bank's FHLB stock.

NOTE G - OTHER NONINTEREST EXPENSE

    The components of other noninterest expense are detailed as follows:

    (Dollars in thousands)                                                       1997         1996        1995
    ----------------------                                                       ----         ----        ----

    Purchased services                                                        $    833     $    664     $    647
    Telephone, postage, and supplies                                               583          633          516
    Marketing and corporate communications                                         406          340          359
    Loan and deposit supplies                                                      436          406          200
    Director costs                                                                 276          260          281
    Bank shares tax                                                                290          308          297
    FDIC Insurance                                                                  43            2          349
    Other                                                                          719          637          682
                                                                               -------      -------      -------

                                                                              $  3,586     $  3,250     $  3,331
                                                                               =======      =======      =======

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE H - INCOME TAXES

    The components of income taxes are detailed as follows:

    (Dollars in thousands)                                                     1997          1996          1995
    ----------------------                                                     ----          ----          ----


       Current                                                              $   2,124     $   2,369    $   2,259
       Deferred                                                                  (235)         (331)        (394)
                                                                             --------      --------     --------

                                                                            $   1,889     $   2,038    $   1,865
                                                                             ========      ========     ========

    The income tax provision reconciled to the tax computed at the statutory federal rate was as follows:

                                                                               1997            1996           1995
                                                                             --------        --------       -------

       Tax at statutory rate                                                   34.0%           34.0%         34.0%
       Increase (decrease) in taxes resulting from
          Tax-exempt loan and investment income                                (3.0)           (3.3)         (3.1)
          Tax credits                                                          (3.0)            --           --
          Other, net                                                            1.0             1.4           0.4
                                                                              -----           -----         -----

       Applicable income tax                                                   29.0%           32.1%         31.3%
                                                                               ====            ====          ====

    The net deferred tax asset consists of the following:

           (Dollars in thousands)                                              1997            1996          1995
                                                                             --------        -------       -------

       Allowance for possible loan losses                                  $  1,699        $  1,489       $  1,243
       Unrealized loss on securities available-for-sale                          18             125             34
       Deferred loan fees                                                       210             249            231
       Accrued pension and deferred compensation                                367             305            262
       Depreciation                                                              53              29            -
       Other                                                                     28              91             82
                                                                            -------         -------        -------
                                                                              2,375           2,288          1,852
       Valuation allowance                                                      -               -              -
                                                                            -------         -------        -------

              Total deferred tax asset                                        2,375           2,288          1,852
                                                                            -------         -------        -------

       Bond accretion                                                           (48)            (89)           (75)
                                                                            -------         -------        -------

              Total deferred tax liabilities                                    (48)            (89)           (75)
                                                                            -------         -------        -------

       Net deferred tax asset                                              $  2,327        $  2,199       $  1,777
                                                                            =======         =======        =======

    The Corporation's main operating subsidiary, The First National Bank of West Chester, is not subject to Pennsylvania corporate income taxes, but is taxed based on the value of its capital stock. Pennsylvania Bank Shares Tax accrued by the Bank amounted to $290,000, $308,000, and $297,000 in 1997, 1996, and 1995, respectively. The 1997 Shares tax expense reflects tax credits of approximately $51,000 resulting from an investment in a local community development project.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE I - CAPITAL REQUIREMENTS

    The Corporation and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, and Tier I capital to average quarterly assets. Management believes that the Corporation and the Bank meet all capital adequacy requirements to which it is subject, as of December 31, 1997.

    As of December 31, 1997, the most recent notification from the federal banking agencies categorized the Corporation and the Bank as well capitalized under the regulatory framework for corrective action. To be categorized as adequately capitalized the Corporation and the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the institution's category.

    The Corporation's actual capital amounts and ratios are presented below:

                                                                                                        To Be Well
                                                                                                      Capitalized Under
                                                                            For Capital               Prompt Corrective
    (Dollars in thousands)                           Actual              Adequacy Purposes            Action Provisions
    ----------------------                           ------           ---------------------           ------------------
                                               Amount      Ratio      Amount       Ratio             Amount       Ratio
                                               ------      -----      ------       -----             ------       -----
    As of December 31, 1997:

       Total Capital (to Risk Weighted Assets)
       Corporation                             $ 40,253   12.48%    $ 25,811  less than or = 8.00%  $ 32,264   less than or = 10.00%
       Bank                                    $ 39,060   12.14%    $ 25,731                        $ 32,164

       Tier I Capital (to Risk Weighted Assets)
       Corporation                             $ 36,197   11.22%    $ 12,906  less than or = 4.00%  $ 19,359   less than or =  6.00%
       Bank                                    $ 35,016   10.89%    $ 12,865                        $ 19,298

       Tier I Capital (to Average Assets)
       Corporation                             $ 36,197    8.57%    $ 16,891  less than or = 4.00%  $ 21,114   less than or =  5.00%
       Bank                                    $ 35,016    8.30%    $ 16,885                        $ 21,106

    As of December 31, 1996:
       Total Capital (to Risk Weighted Assets)
       Corporation                             $ 36,839   13.31%    $ 22,145  less than or = 8.00%  $ 27,681   less than or = 10.00%
       Bank                                    $ 35,722   12.92%    $ 22,120                        $ 27,651

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE I - CAPITAL REQUIREMENTS- continued

       Tier I Capital (to Risk Weighted Assets)
       Corporation                             $ 33,357   12.05%    $ 11,073  less than or = 4.00%  $ 16,609   less than or = 6.00%
       Bank                                    $ 32,244   11.66%    $ 11,060                        $ 16,590

       Tier I Capital (to Average Assets)
       Corporation                             $ 33,357    8.58%    $ 15,544  less than or = 4.00%  $ 19,430   less than or =  5.00%
       Bank                                    $ 32,244    8.30%    $ 15,534                        $ 19,418

       Corporation                                   1997             1996
                                                     ----             ----
       Risk Weighted Assets                          322,642        276,814
       Average Assets (Current Quarter)              422,284        388,603

       Bank                                          1997             1996
                                                     ----             ----
       Risk Weighted Assets                          321,635        276,505
       Average Assets (Current Quarter)              422,129        388,350

NOTE J - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

    The estimated fair values and carrying amounts are summarized as follows:

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE J - FAIR VALUE OF FINANCIAL INSTRUMENTS - continued

                                                                 1997                                 1996
                                                                 ----                                 ----
                                                     Estimated                             Estimated
    (Dollars in thousands)                             Fair         Carrying                  Fair       Carrying
                                                       Value         Amount                  Value        Amount
                                                       -----         ------                  -----        ------
    Financial Assets
        Cash and cash equivalents                    $   26,448    $   26,448             $   25,756    $   25,756
        Investment securities held-to-maturity           12,237        12,082                 16,749        15,667
        Investment securities available-for-sale         65,516        65,516                 82,008        82,008
        Interest-bearing deposits with banks                 --            --                  1,000         1,000
        Net loans                                       314,508       312,999                263,703       259,364

    Financial Liabilities
        Deposits with no stated maturities              244,328       244,328                236,585       236,585
        Deposits with stated maturities                 130,239       129,921                115,310       115,260
        Short-term borrowings                             7,625         7,625                  7,943         7,943

    Off-Balance-Sheet Investments
          Commitments for extended credit
              and outstanding letters of credit          95,212        95,212                102,651       102,651

NOTE K - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

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

    The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

    Unless noted otherwise, the Corporation does not require collateral or other security to support financial instruments with credit risk. The contract amounts are as follows:

    (Dollars in thousands)                                                                    1997           1996
    ----------------------                                                                    ----           ----

       Financial instruments whose contract amounts represent credit risk
           Commitments to extend credit                                                      $90,029       $97,954
           Standby letters of credit and financial guarantees written                          5,183         4,697

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE K - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF
         CREDIT RISK - continued

    clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation.

    Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds residential or commercial real estate, accounts receivable, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1997, varies up to 100%; the average amount collateralized is 80%.

    Substantially all of the Corporation's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Corporation's primary market area, Chester County, Pennsylvania. Investments in state and municipal securities also involve governmental entities within the Corporation's market area. The concentrations of credit by type of loan are set forth in Note C - Loans. Although the Corporation has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economic sector. The distribution of commitments to extend credit approximates the distribution of loans outstanding.

    Commercial  and  standby  letters  of  credit  were  granted   primarily  to
    commercial borrowers.

NOTE L - ACCOUNTING FOR STOCK-BASED COMPENSATION PLANS

    The Corporation instituted the 1995 Stock Option Plan on September 18, 1995, which was subsequently ratified at the March 19, 1996, annual meeting of shareholders. This plan allows the Corporation to grant up to 250,000 fixed stock options to key employees and directors. The options have a term of ten years and become exercisable six months after grant. The exercise price of each option equals the average between the high and low bid price of the Corporation's stock on the date of grant.

    The Corporation has elected to account for its stock option plan under APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Corporation's net income and earnings per share would have been:

                                                                      1997            1996           1995
                                                                   ---------       ---------      -------

    Net income (in thousands)               As reported            $  4,615        $  4,305       $  4,100
                                            Pro forma              $  3,909        $  3,904       $  4,100
    Earnings per share (Basic)              As reported            $   2.01        $   1.88       $   1.75
                                            Pro forma              $   1.70        $   1.70       $   1.75
    Earnings per share (Diluted)            As reported            $   2.00        $   1.88       $   1.75
                                            Pro forma              $   1.69        $   1.70       $   1.75

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE L - ACCOUNTING FOR STOCK-BASED COMPENSATION PLANS - continued

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997: dividend yield of 2.82%; expected volatility of 0.48; risk-free interest rate of 5.99%; and an expected life of 5 years. The following assumptions were used for grants in 1996: dividend yield of 3.80%; expected volatility of 0.47; risk free rate of 6.13%; and an expected life of 5 years.

    Information about stock options outstanding at December 31, 1997, is summarized as follows:

                                                   Weighted-Average
                            Outstanding             Exercise Price
                            -----------            ----------------
    Balance 1/1/96                -                        -
    Granted                    64,000                   $19.69
    Exercised                  (4,000)                   17.31
                             --------                    -----
    Balance 1/1/97             60,000                    19.85
    Granted                    62,500                    31.03
    Exercised                  (8,300)                   19.09
                             --------                    -----
    Balance, 12/31/97         114,200                   $26.02
                              =======                    =====

    The weighted average fair value of options granted during 1996 and 1997 was $7.97 and $12.20, respectively.

                               Options Outstanding
                               -------------------

                                        Weighted-Average
       Range of           Number            Remaining         Weighted-Average      Number        Weighted-Average
    Exercise-Price      Outstanding     Contractual Life       Exercise Price     Exercisable     Exercise Price
    --------------      -----------     ----------------       --------------     -----------     --------------
    $17.31 - 22.22        51,700          8.27 years               $19.97           51,700             $19.97
    $31.00 - 31.63        62,500          9.76 years               $31.03               --             $   --
                         -------                                                    ------
                         114,200                                                    51,700
                         =======                                                    ======


NOTE M - EARNINGS PER SHARE (EPS)

    During 1997, the Bank adopted the provisions of SFAS No. 128, "Earnings Per Share". SFAS 128 eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share.

    The following table illustrates the reconciliation of the numerators and denominators of the basic and diluted EPS computations:

                                                          For the Year Ended December 31, 1997
                                                    ------------------------------------------------
    1997:                                              Income            Shares            Per-Share
                                                    (Numerator)       (Denominator)          Amount
                                                    -----------       -------------          ------

    Basic EPS:
    Net income available to common stockholders      $4,615,000          2,290,407             $2.01
                                                                                                ====
    Effect of Dilutive Securities
    Add options to purchase common stock                     --             19,403
                                                      ---------          ---------
    Diluted EPS:                                     $4,615,000          2,309,810             $2.00
                                                      =========          =========              ====

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE M - EARNINGS PER SHARE (EPS) - continued

    62,500 options to purchase shares of common stock with a range of exercise prices from $31.00 to $31.63 per share were not included in the computation of 1997 diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                                                          For the Year Ended December 31, 1996
                                                    ------------------------------------------
    1996:                                              Income             Shares           Per-Share
                                                    (Numerator)       (Denominator)          Amount
                                                    -----------       -------------          ------

    Basic EPS:
    Income available to common stockholders          $4,305,000          2,284,856             $1.88
                                                                                                ====
    Effect of Dilutive Securities
    Add options to purchase common stock                     --              7,478
                                                      ----------         ----------
    Diluted EPS:                                     $4,305,000          2,292,334             $1.88
                                                      =========          =========              ====

    1995: The dilutive securities had no effect on the per share calculation.

NOTE N - REGULATORY MATTERS

    The Bank is required to maintain average reserve balances with the Federal Reserve Bank based upon deposit levels and other factors. The average amount of those reserve balances for the years ended December 31, 1997 and 1996, was approximately $3,754,000 and $2,795,000, respectively.

    Dividends are paid by the Corporation from its assets which are mainly provided by dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. The Bank, without the prior approval of regulators, can declare dividends to the Corporation totaling approximately $5,084,000 plus additional amounts equal to the net earnings of the Bank for the period from January 1, 1998, through the date of declaration, less dividends previously paid in 1998.

NOTE O - EMPLOYEE BENEFIT PLANS - DEFINED CONTRIBUTION PLANS

    1.  Qualified
        ---------
    The Corporation has a qualified deferred salary savings 401(k) plan (the "401(k) Plan") under which the Corporation contributes $0.75 ($0.50 prior to
    1995) for each $1.00 that an employee contributes, up to the first 5% of the employee's salary. The Corporation's expenses were $152,000, $136,000, and $123,000 in 1997, 1996, and 1995, respectively. The Corporation also has a qualified defined contribution pension plan (the "QDCP Plan"). Under the QDCP Plan, the Corporation makes annual contributions into the 401(k) Plan on behalf of each eligible participant in an amount equal to 3% of salary up to $30,000 in salary plus 6% in excess of $30,000 up to $160,000. Contribution expense in 1997, 1996 and 1995 under the QDCP Plan was $138,000, $220,000 and $200,000, respectively. The Corporation may make additional discretionary employer contributions subject to approval of the Board of Directors.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE O - EMPLOYEE BENEFIT PLANS - DEFINED CONTRIBUTION PLANS - continued

    2.  Non-Qualified
        -------------
    The Corporation makes annual contributions to a non-qualified defined contribution Plan ("the NQDCP Plan ") equal to 3% of the participant's salary up to $160,000 plus 9% in excess of $160,000. Contribution expense for 1997, 1996 and 1995 under the NQDCP Plan was $39,000, $38,000 and $35,000, respectively. The Corporation may make additional discretionary employer contributions subject to approval of the Board of Directors.

NOTE P - COMMITMENTS AND CONTINGENCIES

    In the third quarter of 1997, the Bank entered into a contract for the purpose of constructing a 2,750 square foot branch office in the Frazer area. The Frazer branch office is expected to open in the Spring of 1998.

    In December of 1997 the Bank entered into an agreement with Jack Henry and Associates, Inc. for certain computer hardware, core system software and related installation and training services. The first year value of the contract is estimated at $1.2 million.

    Also in December of 1997, the Bank entered into an agreement to purchase a 25,000 square foot office building adjacent to the Bank's existing Operation Center in West Chester for approximately $1.7 million. The Bank is expected to take possession of the property in the fourth quarter of 1998.

NOTE Q - CONDENSED FINANCIAL INFORMATION - PARENT CORPORATION ONLY

    Condensed financial information for First West Chester Corporation (parent corporation only) follows:

                            CONDENSED BALANCE SHEETS
    (Dollars in thousands)                                                                        December 31
    ----------------------                                                                   -------------------
                                                                                             1997           1996
                                                                                             ----           ----

    ASSETS
        Cash and cash equivalents                                                         $      67      $     460
        Investment in subsidiaries, at equity                                                35,152         32,589
        Inter company loan                                                                      932            -
        Other assets                                                                            120            516
                                                                                           --------       --------

           Total assets                                                                   $  36,271      $  33,565
                                                                                           ========       ========

    LIABILITIES AND STOCKHOLDERS' EQUITY
        Other liabilities                                                                 $      25      $      17
        Stockholders' equity                                                                 36,246         33,548
                                                                                           --------       --------

           Total liabilities and stockholders' equity                                     $  36,271      $  33,565
                                                                                           ========       ========

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE Q - CONDENSED FINANCIAL INFORMATION - PARENT CORPORATION ONLY - continued

                         CONDENSED STATEMENTS OF INCOME

    (Dollars in thousands)                                                         Year ended December 31
    ----------------------                                                 --------------------------------------
                                                                               1997         1996           1995
                                                                           -----------   ----------      --------

    INCOME
        Dividends from subsidiaries                                        $    2,022    $    1,814      $   3,609
        Dividends from investment securities                                        1            12             21
        Investment securities gains, net                                          182           -               17
        Other income                                                               16            23             30
                                                                            ---------     ---------       --------

           Total income                                                         2,221         1,849          3,677
                                                                            ---------     ---------       --------
    EXPENSES
        Other expenses                                                            169           196            145
                                                                            ---------     ---------       --------
           Total expenses                                                         169           196            145
                                                                            ---------     ---------       --------
           Income before equity in undistributed
               income of subsidiaries                                           2,052         1,653          3,532

    EQUITY IN UNDISTRIBUTED INCOME OF
        SUBSIDIARIES                                                            2,563         2,652            568
                                                                            ---------     ---------       --------

           NET INCOME                                                      $    4,615    $    4,305      $   4,100
                                                                            =========     =========       ========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                       Year ended December 31
                                                                            --------------------------------------
    (Dollars in thousands)                                                      1997          1996          1995
                                                                                ----          ----          ----

    OPERATING ACTIVITIES
        Net income                                                          $   4,615     $   4,305      $   4,100
        Adjustments to reconcile net income to net cash
               provided by operating activities
           Equity in undistributed income of subsidiary                        (2,563)       (2,652)          (568)
           Investment securities (gains), net                                    (182)          -              (17)
           Decrease (increase) in other assets                                    (61)          423           (432)
           (Decrease) increase in other liabilities                                 8          (491)            (5)
                                                                               ------        ------         ------

                  Net cash provided by operating activities                     1,817         1,585          3,078
                                                                               ------        ------         ------

    INVESTING ACTIVITIES
        Proceeds from sales and maturities of investment securities               509           -               57
                                                                               ------        ------         ------

                  Net cash provided by investing activities                       509           -               57
                                                                               ------        ------         ------

    FINANCING ACTIVITIES
        Inter company loan                                                       (933)          -              -
        Dividends paid                                                         (1,945)       (1,661)        (1,495)

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE Q - CONDENSED FINANCIAL INFORMATION - PARENT CORPORATION ONLY - continued

        Effect of treasury stock transactions                                     159            69         (1,885)
                                                                               ------        ------         ------

                  Net cash used in financing activities                        (2,719)       (1,592)        (3,380)
                                                                               ------        ------         ------

                  NET (DECREASE) INCREASE IN CASH AND
                        CASH EQUIVALENTS                                         (393)           (7)          (245)

    Cash and cash equivalents at beginning of year                                460           467            712
                                                                               ------        ------         ------

    Cash and cash equivalents at end of year                                  $    67       $   460        $   467
                                                                               ======        ======         ======

NOTE R - QUARTERLY FINANCIAL DATA (UNAUDITED)

    A summary of the unaudited quarterly results of operations is as follows:

              1997
              ----

    (Dollars in thousands, except per share)         December 31       September 30        June 30      March 31
                                                     -----------       ------------     -------------  ---------

    Interest income                                   $    8,150        $    8,227      $    8,072    $    7,664
    Interest expense                                       3,452             3,451           3,342         3,106
    Net interest income                                    4,698             4,776           4,730         4,558
    Provision for loan losses                                189               290             446           210
    Investment securities gains (losses), net                -                 -               (20)            5
    Income before income taxes                             1,623             1,734           1,523         1,625
    Net income                                             1,172             1,214           1,129         1,100

    Per share
       Net income (Basic)                             $     0.51        $    0.53       $     0.49    $     0.48
       Dividends declared                                   0.26             0.21             0.19          0.19

              1996

    Interest income                                   $    7,609        $    7,444      $    7,356    $    7,218
    Interest expense                                       3,029             3,029           3,035         3,042
    Net interest income                                    4,580             4,415           4,321         4,176
    Provision for loan losses                                278               249             276           276
    Investment securities gains (losses), net                  9                (4)            -             -
    Income before income taxes                             1,686             1,555           1,628         1,474
Net income                                                 1,152             1,057           1,096         1,000

    Per share
       Net income (Basic)                             $     0.50        $    0.46       $     0.48    $     0.44
       Dividends declared                                   0.22             0.19             0.17          0.17
























               Report of Independent Certified Public Accountants



Board of Directors
First West Chester Corporation


         We have audited the accompanying consolidated balance sheets of First West Chester Corporation and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First West Chester Corporation and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.






Philadelphia, Pennsylvania
January 28, 1998