Form 10-K, Exhibit 13
period 1998-12-31
FIRST WEST CHESTER CORP
filed 1999-03-26
CIK 744126

FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                          FIVE-YEAR STATISTICAL SUMMARY

(Dollars in thousands, except per share data)
                                                                          December 31
                                                                          -----------

STATEMENTS OF CONDITION
                                                     1998          1997         1996         1995         1994
                                                     ----          ----         ----         ----         ----

    Assets                                       $ 470,693     $ 431,368    $ 397,684     $388,500      $348,099
    Loans                                          320,395       318,899      264,582      242,587       239,126
    Investment securities                          109,786        77,598       97,675       93,511        78,389
    Deposits                                       418,398       374,249      351,266      343,926       305,465
    Stockholders' equity                            39,723        36,213       33,175       30,692        28,299
    Financial Management Services
       assets, at market value                     405,217       348,069      271,212      255,992       256,998

                                                                       Year Ended December 31
                                                                       ----------------------
STATEMENTS OF INCOME                                 1998          1997         1996         1995           1994
--------------------                                 ----          ----         ----         ----           ----
    Interest income                              $  33,753     $  32,114    $  29,627    $  28,466     $  24,374
    Interest expense                                14,135        13,351       12,135       11,564         8,719
        Net interest income                         19,618        18,763       17,492       16,902        15,655
    Provision for possible loan losses                 911         1,135        1,079        1,666         1,790
        Net interest income after
             provision for possible loan
             losses                                 18,707        17,628       16,413       15,236        13,865
    Non-interest income                              4,687         3,787        3,562        3,497         3,514
    Non-interest expense                            16,278        14,911       13,632       12,768        12,216
        Income before income taxes                   7,116         6,504        6,343        5,965         5,163
    Income taxes                                     2,100         1,889        2,038        1,865         1,556
        Net income                               $   5,016     $   4,615    $   4,305    $   4,100     $   3,607
PER SHARE DATA (1)

    Net income per share (Basic)                 $   1.09      $    1.00    $    0.94    $    0.88     $    0.75
    Net income per share (Diluted)               $   1.07      $    1.00    $    0.94    $    0.88     $    0.75
    Cash dividends declared                      $   0.47      $    0.43    $    0.38    $    0.34     $    0.29
    Book value                                   $   8.61      $    7.89    $    7.25    $    6.72     $    5.90
    Basic weighted average shares
        outstanding                              4,609,874     4,580,814    4,569,712    4,673,100     4,799,424
    Diluted weighted average shares
        outstanding                              4,676,031     4,619,620    4,584,668    4,673,342     4,799,424

(1) Adjusted for 1998 2-for-1 stock split and 1997 4-for-3 stock split. See Note A12 - Earnings per Share and Stockholders' Equity - in the accompanying financial statements for additional information.

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

       In addition to historical information, this discussion and analysis contains statements relating to future results of the Corporation that are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can often be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should" "or anticipates" or similar terminology. These statements involve risks and uncertainties and are based on various assumptions. Investors and prospective investors are cautioned that such statements are only projections. The risks and uncertainties noted below, among others, could cause the Corporation's actual future results to differ materially from those described in forward looking statements made in this report or presented elsewhere by Management from time to time.

       These risks and uncertainties include, but are not limited to, the following: (a) loan growth and/or loan margins may be less than expected due to competitive pressures in the banking industry and/or changes in the interest rate environment; (b) general economic conditions in the Corporation's market area may be less favorable than expected resulting in, among other things, a deterioration in credit quality causing increased loan losses; (c) costs of the Corporation's planned training initiatives, product development, branch expansion, new technology and operating systems may exceed expectations; (d) volatility in the Corporation's market area due to recent mergers of competing financial institutions may have unanticipated consequences, such as customer turnover; (e) changes in the regulatory environment, securities markets, general business conditions and inflation may be adverse; (f) impact of changes in interest rates on customer behavior; (g) unforeseen difficulties in implementing the Corporation's Year 2000 compliance plan or contingency plans; (h) failure of suppliers and customers to be Year 2000 compliant; (i) estimated changes in net interest income; (j) anticipated pressure on net yields; and (k) branch locations. These risks and uncertainties are all difficult to predict and most are beyond the control of the Corporation's Management.

         Although the Corporation believes that its expectations are based on reasonable assumptions, readers are cautioned that such statements are only projections. The Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements to reflect events or circumstances after the date of this report.

                          EARNINGS AND DIVIDEND SUMMARY

         In 1998, net income increased $401 thousand or 8.7% to $5.0 million from $4.6 million in 1997. The improvement was primarily the result of increases in net interest income and non-interest income, partially offset by increased operating expenses. Net income for 1997 increased $310 thousand or 7.2% from $4.3 million in 1996. The 1997 increase was primarily the result of an increase in net interest income and a reduction in the effective tax rate, partially offset by a higher provision for loan losses and increased operating expenses. On a per share basis, 1998 earnings were $1.09, an increase of 9.0% over 1997 earnings of $1.00. On a per share basis, 1997 earnings were 6.4% higher than 1996 earnings of $0.94. Cash dividends per share in 1998 were $0.47, a 9.3% increase over the 1997 dividend of $0.43. Cash dividends per share in 1997 were 13.3% higher than the 1996 dividend of $0.38. In the past, the Corporation's practice has been to pay a dividend of at least 35.0% of net income. The following performance ratios for 1998 remained stable compared to 1997 and 1996 ratios.

The "Consolidated Average Balance Sheet" on page may assist the reader in the following discussion.

PERFORMANCE RATIOS                 1998           1997         1996
------------------                 ----           ----         ----

Return on Average Assets           1.14%          1.12%        1.12%
Return on Average Equity          13.13%         13.36%       13.59%
Earnings Retained                 57.26%         57.88%       60.19%
Dividend Payout Ratio             42.74%         42.12%       39.81%

                               NET INTEREST INCOME

         Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income, on a tax equivalent basis, increased 4.2% or $792 thousand, from $19.1 million in 1997 to $19.9 million in 1998, compared to a 7.3% increase of $1.3 million from 1996 to 1997. The increases in net interest income can be attributed to an increase in average interest earning assets of 6.8% or $26.1 million from 1997 to 1998 and 7.2% or $25.8 million from 1996 to 1997, partially offset by a decrease in the net yield on interest-earning assets. The increases in average interest-earning assets are primarily the result of increased loan and investment activity during the period. While the average balance of total loans increased for the year ended 1998, the loan growth rate has decreased compared to the same period last year. The decrease in loan growth rate can be attributed to the Corporation's decision to exit the third party automobile lending business due to less than expected results. The decision took effect on July 10, 1998. The Corporation will continue to service the existing portfolio totaling approximately $24.0 million, but has ceased adding any additional volume. Average net yields on interest-earning assets, on a tax equivalent basis, were 4.82% for 1998, and 4.94% for 1997 and 1996. The decrease in the Corporation's average net yield on interest-earning assets in 1998 was primarily the result of a decrease in the average yield earned on its interest-earning assets and an increase in the cost or average yield paid on interest bearing liabilities. The decrease in the average net yield earned on interest-earning assets can be attributed to decreases in loan demand, which resulted in more assets being reinvested in lower yielding investments as opposed to higher yielding loans. The Corporation's ability to maintain the average net yield on interest-earning assets from 1996 to 1997 was the result of increased loan demand which allowed the Corporation to shift more assets into higher yielding loans, resulting in increases in earned asset yields. The Corporation anticipates continued pressure on the net yield on interest-earning assets as competition for new loan business remains very strong and the cost of incremental deposit growth and other funding sources becomes more expensive.

               AVERAGE INTEREST RATES (ON A TAX EQUIVALENT BASIS)

YIELD ON                                           1998        1997        1996
--------                                           ----        ----        ----

Interest-Earning Assets                            8.24%       8.39%       8.30%
Interest-Bearing Liabilities                       4.28        4.25        4.13
Net Interest Spread                                3.96        4.14        4.17
Contribution of Interest-Free Funds                0.86        0.80        0.77
Net Yield on Interest-Earning Assets               4.82%       4.94%       4.94%

                      INTEREST INCOME ON FEDERAL FUNDS SOLD

         Interest income on federal funds increased 41.6%, from $308 thousand in 1997 to $436 thousand in 1998. The increase in 1998 is primarily the result of a $2.5 million increase in the average federal funds sold, partially offset by a 12 basis point (a basis point equals one hundredth of one percent) decrease in rates compared to 1997. The 1997 decrease in average federal funds sold of $8.1 million was the result of increased loan demand for that period.

                    INTEREST INCOME ON INVESTMENT SECURITIES

         On a tax equivalent basis, interest income on investment securities, decreased 3.9%, from $5.3 million in 1997 to $5.1 million in 1998, compared to an $800 thousand decrease from 1996 to 1997. The decrease in investment interest income from 1997 to 1998 was the direct result of a 49 basis point decrease in the yield on investment securities, partially offset by a $3.2 million increase in average investment securities. The 13.0% decrease in investment interest income from 1996 to 1997 was the result of a decrease in average investment securities of $15.5 million, partially offset by a 23 basis point increase in the yield on investment securities.

                            INTEREST INCOME ON LOANS

         Interest income, on a tax equivalent basis, generated by the Corporation's loan portfolio increased 6.2%, from $26.8 million in 1997 to $28.5 million in 1998. The increase in interest income during 1998 was attributable to a $20.6 million increase in average loans outstanding, partially offset by a 5 basis point decrease in rates. The decrease in the average rates earned on the Corporation's loan portfolio are a direct result of the declining rate environment during the year as well as increased competition for new and existing loan relationships and volume increases in lower yielding lease and third party automobile related loans (occurring primarily during the first and second quarters of 1998). As noted earlier, the third party automobile lending portfolio failed to meet expected results prompting the Corporation's July 10, 1998 decision to cease adding additional volume while continuing to service the existing portfolio. Loan interest income, on a tax equivalent basis, increased $3.7 million, from $23.1 million in 1996 to $26.8 million in 1997. The 16.2% increase in loan interest income during 1997 was attributable to a $50.0 million increase in average loans outstanding, approximately 36.0% of which were third party automobile loans and leases. The 1997 loan volume increase was partially offset by a 30 basis point decrease in rates earned. Competition for new and existing loan relationships has been very strong the last four years. Price and fee competition on loans over $500,000 (new and renewals) has been especially strong. It is anticipated that this pricing pressure will continue to put pressure on overall loan yields and net interest margins. A reduction in fees will also result in a direct decrease in non-interest income.

                      INTEREST EXPENSE ON DEPOSIT ACCOUNTS

         Interest expense on deposits increased 8.0% from $12.7 million in 1997 to $13.7 million in 1998. The increase in interest expense on deposits from 1997 to 1998 was the result of increases in average interest-bearing deposit balances of $22.7 million and a 2 basis point increase in the rates paid. The 7.2% increase in interest expense for deposits from 1996 to 1997 was the result of a $15.4 million increase in average interest-bearing deposits and a 7 basis point decrease in rates paid.

         While total average interest-bearing deposits have grown 7.6% and 5.4% in 1998 and 1997, respectively, the components have not grown proportionately. During 1998, average savings, NOW, and money market deposits increased $10.3 million or 5.9%, while average certificates of deposit and other time deposits increased $12.4 million or 9.9%. During 1997, average savings, NOW, and money market deposits increased $5.2 million or 3.1%, while average certificates of deposit and other time deposits increased $10.2 million or 8.8%. The Corporation's effective rate on interest-bearing deposits changed from 4.11%, 4.22%, 4.31%, and 4.30% in the first, second, third, and fourth quarters of 1997, respectively, to 4.21%, 4.27%, 4.29%, and 4.22% in the first, second, third, and fourth quarters of 1998, respectively. The overall increase in rates being paid on interest bearing liabilities is the direct result of increased competition. Competition for deposits from other banks and non-banking institutions such as credit unions and mutual fund companies continues to grow. In an effort to expand its deposit base, the Corporation opened a new branch site in the Frazer area on August 3, 1998. Future branch sites are expected.

                       PROVISION FOR POSSIBLE LOAN LOSSES

         During 1998, the Corporation recorded a provision for possible loan losses of $911 thousand, compared to $1.14 million and $1.08 million in 1997 and 1996, respectively. The decrease in the provision expense can be attributed to the decreased rate in loan growth for 1998 and an overall decrease in total non performing assets, offset by an increase in charge-offs. Net charge-offs in 1998 were $934 thousand, compared to $453 thousand and $367 thousand in 1997 and 1996, respectively. Net charge-offs as a percentage of average loans outstanding were 0.29%, 0.15%, and 0.15% for 1998, 1997, and 1996, respectively. The increase in charge-offs is primarily attributed to our third party automobile loan program. This program accounted for 66% of total charge-offs in 1998. The allowance for possible loan loss was $5.88 million or 1.83% of loans outstanding at December 31, 1998.
See "Asset Quality and the Allowance For Possible Loan Losses" for additional information.

                               NON-INTEREST INCOME

         Total non-interest income increased $900 thousand or 23.8%, from $3.8 million in 1997 to $4.7 million in 1998, compared to an increase of $225 thousand or 6.3% from 1996 to 1997. The primary component of non-interest income is Financial Management Services revenue, which increased $266 thousand or 13.3%, from $2.0 million in 1997 to $2.3 million in 1998, compared to an increase of $139 thousand or 7.5% from 1996 to 1997. The market value of Financial Management Services assets under management increased $57.1 million or 16.4%, from $348.1 million at the end of 1997 to $405.2 million at the end of 1998, and increased $76.9 million or 28.3% from 1996 to 1997. The 1998 and 1997 increases in market value of assets under management are attributable to new business development in the areas of trust, investment and pension management and market value appreciation.

         Service charges on deposit accounts increased $50 thousand or 5.1% from $987 thousand in 1997 to $1.0 million in 1998 compared to an increase of $136 thousand or 16.0% from 1996 to 1997. This increase, as in 1997, relates to more effective enforcement of service charge policies, increases in volume of deposits, and fee based products and services offered and sold.

         Other non-interest income increased 59% to $1.3 million in 1998 from $815 thousand in 1997. The increase can be attributed to income from service charges for non-customer ATM transactions, which commenced during the second quarter of 1998. Income from the sale of residential mortgages to the secondary market during the first and second quarters of 1998 also contributed to the increase. In 1997, other non-interest income decreased 3.6% from $845 thousand to $815 thousand. This decrease was a result of a gain of $135 thousand included in non-interest income relating to the sale of a property by EGSC during 1996.

                              NON-INTEREST EXPENSE

         Total non-interest expense increased $1.4 million or 9.2%, from $14.9 million in 1997 to $16.3 million in 1998, compared to an increase of $1.3 million or 9.4% from 1996 to 1997. The growth in non-interest expense reflects the increased costs incurred to service the Corporation's expanding customer base. The components of non-interest expense changes are discussed below.

         Salary and employee benefits increased $685 thousand or 8.2%, from $8.4 million in 1997 to $9.1 million in 1998. The increase in 1998 was a result of an average 4.0% salary increase for annual raises and a 3.1% increase in staff. As the Corporation expands and the cost of providing benefits increases, especially health insurance, it is anticipated that this component of non-interest expense will continue to increase. Salary and employee benefits increased $626 thousand or 8.1% from 1996 to 1997, primarily as a result of an average 4.0% salary increase and 2.1% increase in staff, partially offset by decreases in pension costs. The Corporation's full-time equivalents were 200, 194, and 190 at the end of 1998, 1997, and 1996, respectively.

         Net occupancy, equipment and data processing expense increased $334 thousand or 11.3%, from $3.0 million in 1997 to $3.3 million in 1998. The increase is a direct result in the increased number of personal computers and related equipment costs, which were a necessary part of the Corporation's core system conversion. The conversion occurred during the fourth quarter of 1998. The increase can also be attributed to the addition of the new Frazer area branch in the second quarter. Occupancy, equipment and data processing expense increased $317 thousand or 12.0% from 1996 to 1997. The increase in 1997 from 1996 was primarily a result of building renovations on the mortgage center and Financial Management Services building. See section titled "Building Improvements and Technology Projects" for additional information.

         Other non-interest expense increased $348 thousand or 9.7% from $3.6 million in 1997 to $4.0 million in 1998. This increase is the result of increases in the Corporation's expanded marketing efforts to attract new borrowers and depositors as well as promotion of the new branch site. Additional operating expenses associated with the increases in staff and premises also contributed to the increase. Other non-interest expense increased $336 or 10.3% from 1996 to 1997. This increase is the result of a $100 thousand expense incurred to comply with a reconciliation agreement with the United States Department of Labor's Office of Federal Contract Compliance Program.

         Additional components of non-interest expense are the FDIC's Bank Insurance Fund ("BIF") assessments and Pennsylvania Bank Shares Tax. The BIF insurance assessment was $0 for 1998 and 1997, compared to $2 thousand in 1996. Effective January 1, 1997, in accordance with the Deposit Insurance Act of 1996 an additional assessment by the Financing Corporation ("FICO") became applicable to all insured institutions. This assessment is not tied to the FDIC risk classification. The BIF FICO assessment is 1.296 basis points per $100 in deposits for 1997. The Bank's assessment for the BIF FICO in 1997 was $43 thousand. Bank Shares Tax was 0.68%, 0.84%, and 0.97% of average stockholders' equity for 1998, 1997, and 1996, respectively. The Pennsylvania Bank Shares Tax is based primarily on Bank Stockholders equity and paid annually. See Note G - Other Non-interest Expense and Note H - Income Taxes, in the accompanying financial statements for additional information on Bank Shares Tax.

         Preliminary plans for the opening of additional branch sites and office space continue to be pursued. The Corporation believes that the costs associated with achieving these objectives will have a direct impact on all the above components of non-interest expense. It is anticipated that increased costs and expenses will be offset over time by increases in net interest and fee income generated by business in new marketing areas.

                                  INCOME TAXES

         Income tax expense was $2.1 million in 1998 compared to $1.9 million in 1997 and $2.0 million in 1996, representing an effective tax rate of 29.5%, 29.0%, and 32.1%, respectively. Tax rates in 1998 and 1997 were affected by tax credits resulting from investments in a community development projects that were accounted for in the third quarter of 1998 and the second quarter of 1997. The primary reason for the increase in the effective tax rates from 1997 to 1998 was a decrease in tax exempt assets as a percentage of total average assets and a smaller amount of tax credits. Average tax-exempt assets as a percentage of total average assets were 1.8%, 2.6% and 2.4% in 1998, 1997 and 1996, respectively.

      CONSOLIDATED AVERAGE BALANCE SHEET AND TAX EQUIVALENT INCOME/EXPENSES
                    AND RATES FOR THE YEAR ENDED DECEMBER 31,

                                                      1998                     1997                     1996
                                             ---------------------   -----------------------   ------------------------
(Dollars in thousands)                        Daily                    Daily                    Daily
                                             Average                  Average                   Average
                                             Balance Interest Rate    Balance  Interest Rate    Balance  Interest  Rate
                                             ------- -------- ----    -------  -------------    -------  --------  ----

ASSETS
    Federal funds sold                      $  8,022 $   436  5.44%   $  5,544 $   308  5.56%  $ 13,603 $   734    5.40%
    Interest bearing deposits in Banks            --      --   --          197      12  6.09        798      47    5.89
    Investment securities
         Taxable                              82,434   4,938  5.99      78,672   5,104  6.49     93,809   5,863    6.25
         Tax-exempt (1)                        1,548     119  7.69       2,114     157  7.43      2,519     182    7.23
    Total investment securities               83,982   5,057  6.02      80,786   5,261  6.51     96,328   6,045    6.28
    Loans (2)
         Taxable                             313,893  27,849  8.87     291,114  26,012  8.94    242,862  22,320    9.19
         Tax-exempt (1)                        6,473     649 10.03       8,623     823  9.54      6,835     781   11.43
         Total loans                         320,366  28,498  8.90     299,737  26,835  8.95    249,697  23,101    9.25
    Total interest-earning assets            412,370  33,991  8.24     386,264  32,416  8.39    360,426  29,927    8.30
    Non-interest-earning assets
      Allowance for possible loan losses      (5,900)                   (5,607)                  (4,848)
      Cash and due from banks                 20,121                    18,853                   17,153
      Other assets                            14,772                    13,218                   13,016
         Total assets                       $441,363                  $412,728                 $385,747

LIABILITIES AND STOCKHOLDERS'
           EQUITY
    Savings, NOW, and money market
      deposits                              $184,081 $  5,713  3.10%  $173,753$  5,436  3.13%  $168,528 $ 5,231   3.10%
    Certificates of deposit and other time   137,825    7,966  5.78    125,436   7,234  5.77    115,243   6,584   5.71
         Total interest-bearing deposits     321,906   13,679  4.25    299,189  12,670  4.23    283,771  11,815   4.16
    Securities sold under repurchase
      agreements                               3,019      116  3.84      8,560     281  3.28      9,713     320   3.29
    Other borrowings                           5,269      340  6.45      6,508     401  6.16         --      --
         Total interest-bearing liabilities  330,194   14,135  4.28    314,257  13,352  4.25    293,484  12,135   4.13
    Non-interest-bearing liabilities
      Non-interest-bearing demand deposits    64,705                    57,659                   55,018
      Other liabilities                        8,268                     6,264                    5,574
         Total liabilities                   403,167                   378,180                  354,076
    Stockholders' equity                      38,196                    34,548                   31,671
         Total liabilities and stockholders'
             equity                         $441,363                  $412,728                 $385,747
      Net interest income                            $ 19,856                  $19,064                  $17,792
    Net yield on interest-earning assets                       4.82%                    4.94%                    4.94%





(1) The indicated income and annual rate are presented on a tax equivalent basis using the federal marginal rate of 34%, adjusted for the 20% interest expense disallowance for 1998, 1997, and 1996.
(2) Nonaccruing loans are included in the average balance.


               LIQUIDITY MANAGEMENT AND INTEREST RATE SENSITIVITY

         The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for business expansion. Liquidity management addresses the Corporation's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings as they mature, and to make new loans and investments as opportunities arise. Liquidity is managed on a daily basis enabling Senior Management to effectively monitor changes in liquidity and to react accordingly to fluctuations in market conditions. The primary source of liquidity for the Corporation is its available-for-sale portfolio of liquid investment grade securities. Funding sources also include NOW, money market, savings, and small denomination certificates (less than $100,000) of deposit accounts. The Corporation considers funds from such sources as its "core" deposit base because of the historical stability of such sources of funds. Additional liquidity comes from the Corporation's non-interest-bearing demand deposit accounts, a three-tiered savings product and certificates of deposit in excess of $100,000. Details of core deposits, non-interest-bearing demand deposit accounts and other deposit sources are highlighted in the following table:

                                Deposit Analysis

     (Dollars in thousands)
                                                 1998                      1997                      1996
                                                 ----                      ----                      ----
                                         Average     Effective     Average      Effective    Average     Effective
         DEPOSIT TYPE                    Balance        Yield      Balance         Yield     Balance       Yield
         ------------                    -------        -----      -------         -----     -------       -----

     NOW                                $  55,203       2.04%     $  52,758       2.19%    $  47,984       2.20%
     Money Market                          27,596       3.09         28,433       3.15        28,974       3.09
     Statement Savings                     47,046       3.28         48,381       3.31        48,834       3.24
     Other Savings                          2,382       2.73          2,996       2.74         4,222       2.75
     CD's Less than $100,000              114,372       5.81        108,022       5.80       102,566       5.76

     Total Core Deposits                  246,599       4.15        240,590       4.16       232,580       4.11

     Non-interest-Bearing
       Demand Deposits                     64,705        --          57,659        --         55,018        --

     Subtotal                             311,304        --         298,249        --        287,598        --

     Tiered Savings                        51,854       4.09         41,184       4.14        38,514       4.11
     CD's Greater than $100,000            23,453       5.63         17,415       5.54        12,677       5.36

     Total Deposits                      $386,611        --        $356,848        --       $338,789        --


         The Bank as a member of the Federal Home Loan Bank ("FHLB") maintains a credit line secured by the Bank's mortgage related assets. Additionally, the FHLB offers several other credit related products which are available to the Bank. The Corporation utilizes borrowings from the FHLB and collateralized repurchase agreements in managing its interest rate risk and as a tool to augment deposits in funding asset growth. The Corporation may utilize these funding sources to better match its longer term repricing assets (i.e., between one and five years). See Note F - Short Term Borrowings and Credit Facility in the accompanying financial statements for more detailed information on these funding sources.

         The  goal  of  interest  rate   sensitivity   management  is  to  avoid
fluctuating net interest margins, and to enhance consistent growth of net interest income through periods of changing interest rates. Such sensitivity is measured as the difference in the volume of assets and liabilities in the existing portfolio that are subject to repricing in a future time period. The Corporation's net interest rate sensitivity gap "gap position" within one year is ($151,780) million or 32.2% of total assets at December 31, 1998, compared with ($114.4) million or 26.5% of total assets at the end of 1997.

              Interest Rate Sensitivity GAP as of December 31, 1998

(Dollars in thousands)                                  One                Over
                                        Within        Through              Five        Non-Rate
                                      One Year       Five Years            Years       Sensitive         Total
                                      --------       ----------            -----       ---------         -----

ASSETS
    Federal funds sold                $   5,675       $     -            $    -        $      -       $   5,675
    Investment securities                42,473          49,285          $ 18,028            -          109,786
    Loans and leases                     89,696         167,791            62,908         (5,877)       314,518
    Cash and cash equivalents               -               -                 -           25,006         25,006
    Premises & equipment                    -               -                 -            9,579          9,579
    Other assets                          2,385             -                 -            3,744          6,129

    Total assets                      $ 140,229       $ 217,076          $ 80,936      $  32,452      $ 470,693

LIABILITIES AND CAPITAL
    Non-interest-bearing deposits$           -        $     -            $    -        $  72,556      $  72,556
    Interest bearing deposits           288,259          55,969             1,614            -          345,842
    Borrowed funds                        3,589           1,735             2,498            -            7,822
    Other liabilities                       -               -                 -            4,750          4,750
    Capital                                 161             -                 -           39,562         39,723

    Total liabilities and capital     $ 292,009       $  57,704          $  4,112      $ 116,868      $ 470,693

    Net interest rate sensitivity gap $(151,780)      $ 159,372          $ 76,824      $ (84,416)     $     -

    Cumulative interest rate
       sensitivity gap                $(151,780)      $   7,592          $ 84,416      $     -        $     -

    Cumulative interest rate
       sensitivity gap divided
       by total assets                    (32.2)%           1.6%             17.9%            -              -

         The Corporation's gap position is one factor used to evaluate interest rate risk and the stability of net interest margins. Other factors include computer simulations of what might happen to net interest income under various interest rate forecasts and scenarios. The Corporation's Asset Liability Management Policy requires quarterly calculation of the effects of changes in interest rates on net interest income. These calculations are prepared quarterly using computer based asset liability software. The table below summarizes estimated changes in net interest income over a twelve-month period, under alternative interest rate scenarios. The change in interest rates was based on an immediate and proportional shift in the December 31, 1998 Wall Street Journal prime rate of 7.75%.


     Change in                         Net                Dollar                   Percent     Management
   Interest Rates               Interest Income           Change                   Change        Limits
   --------------               ---------------           ------                   ------        ------

+300 Basis Points                     $21,776              $-462                  -2.08%          12.00%
+200 Basis Points                      21,878               -360                  -1.62           10.00
+100 Basis Points                      21,980               -258                  -1.16            5.00
FLAT RATE                              22,238                  0                      0            0.00
 -100 Basis Points                     22,342                104                   0.47            5.00
 -200 Basis Points                     22,444                206                   0.93           10.00
 -300 Basis Points                     22,547                309                   1.39           12.00

         Management believes that the assumptions utilized in evaluating the vulnerability of the Corporation's net interest income to changes in interest rates approximate actual experience; however, the interest rate sensitivity of the Corporation's assets and liabilities as well as the estimated effect of changes in interest rates on net interest income could vary substantially if different assumptions are used or actual experience differs from the experience on which the assumptions were based. For example, certain assets, such as adjustable rate loans, have features which restrict changes in interest rates on a short term basis or over the life of the assets.

         In the  event the  Corporation  should  experience  a  mismatch  in its desired gap position or an excessive decline in its net interest income subsequent to an immediate and sustained change in interest rates, it has a number of options which it could utilize to remedy such a mismatch. The Corporation could restructure its investment portfolio through sale or purchase of securities with more favorable repricing attributes. It could also promote loan products with appropriate maturities or repricing attributes. The Corporation could also solicit deposits or search for borrowings with more desirable maturities. However, market circumstances might make execution of these strategies cost prohibitive or unattainable.

         The nature of the Corporation's current operation is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Corporation nor the Bank own trading assets. At December 31, 1998, the Corporation did not have any hedging transactions in place such as interest rate swaps, caps or floors.

              ASSET QUALITY AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

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

          Analysis of Changes in the Allowance for Possible Loan Losses
                       and comparison of loans outstanding

                                                                      December 31
                                                                      -----------

(Dollars in thousands)                              1998          1997         1996         1995            1994

Balance at beginning of year                      $  5,900      $  5,218     $  4,506     $  3,303      $  2,839

Provision charged to operating expense                 911         1,135        1,079        1,666         1,790

Recoveries of loans previously charged off
   Commercial loans                                     48            67           36            4            19
   Real estate - mortgages                             145           -            -             46             9
   Consumer loans                                       52            16            8           29            10

         Total recoveries                              245            83           44           79            38

Loan charge-offs
   Commercial loans                                   (247)         (237)        (118)        (348)         (253)
   Real estate - mortgages                             (45)         (117)        (218)         (25)       (1,042)
   Consumer loans                                     (887)         (182)         (62)        (108)          (69)
   Lease financing receivables                         -             -            (13)         (61)         -

         Total charge-offs                          (1,179)         (536)        (411)        (542)       (1,364)

Net loan charge-offs                                  (934)         (453)        (367)        (463)       (1,326)

Balance at end of year                            $  5,877      $  5,900     $  5,218     $  4,506      $  3,303

Year-end loans outstanding                        $320,395      $318,899     $264,582     $242,587      $239,126

Average loans outstanding                         $320,366      $299,737     $249,697     $243,657      $228,456

Allowance for possible loan losses as
   a percentage of year-end loans
   outstanding                                        1.83%         1.85%        1.97%        1.86%         1.38%

Ratio of net charge-offs to average
   loans outstanding                                  0.29%         0.15%        0.15%        0.19%         0.58%

         Nonperforming loans include loans on non-accrual status and loans past due 90 days or more and still accruing. The Bank's policy is to write down all nonperforming loans to net realizable value based on updated appraisals of collateral. Nonperforming loans are generally collateralized by real estate and are in the process of collection. Management believes that loans that are past due over 90 days and still accruing are adequately collateralized as to principal and interest. Such loans are in the process of collection.

         The allowance for possible loan losses as a percentage of non-performing loans ratio indicates that the allowance for possible loan losses is sufficient to cover the principal of all non-performing loans. Other Real Estate Owned ("OREO") represents residential and commercial real estate that has been written down to realizable value (net of estimated disposal costs) based on professional appraisals. In July 1998, the Corporation liquidated from OREO, a commercial property for a net amount of $505 thousand resulting in a $15 thousand loss. Management intends to liquidate OREO in the most expedient and cost-effective manner.
This process could take up to 24 months, although swifter disposition is anticipated.

         Management is not aware of any loans other than those included in these tables and mentioned in this paragraph that would be considered potential problem loans and cause Management to have doubts as to the borrower's ability to comply with loan repayment terms. The Corporation decided to withdraw from third party automobile lending on July 10, 1998 due to less than expected results. The Corporation will continue to service the existing portfolio but has not added any additional volume. This portfolio totaled approximately $24 million as of December 31, 1998. These loans are unseasoned and have increased non-performing loan numbers. As of December 31, 1998 approximately 9.92% of this portfolio was past due 30 or more days. In addition, approximately $57 thousand in repossessed vehicles are included in other assets. These assets have been charged down and recorded at their estimated realizable value. At December 31, 1998 there were no concentrations of loans exceeding 10% of total loans which are not otherwise disclosed.

                         NonPerforming Loans And Assets

                                                                       December 31
                                                                       -----------
(Dollars in thousands)                              1998          1997         1996         1995           1994

Past due over 90 days and still accruing        $      546    $      466    $   2,772   $      419    $      323

Nonaccrual loans                                     1,316         1,443          713          726         2,997

Total nonperforming loans                            1,862         1,909        3,485        1,145         3,320

Other real estate owned                                192         1,651        1,274        1,447         1,565

Total nonperforming assets $   2,054             $   3,560     $   4,759    $   2,592    $   4,885

Nonperforming loans as a
   percentage of total loans                          0.58%         0.60%        1.32%        0.47%         1.39%

Allowance for possible loan losses
   as a percentage of nonperforming
   loans                                             315.6%        309.1%       149.7%       393.5%         99.5%

Nonperforming assets as a percentage
   of total loans and other real estate
   owned                                               0.6%          1.1%         1.8%         1.1%          2.0%

Allowance for possible loan losses as
   a percentage of nonperforming
   assets                                            286.1%        165.7%       109.6%        173.8%        67.6%

                                CAPITAL ADEQUACY

         The Corporation is subject to Risk-Based Capital Guidelines adopted by the Federal Reserve Board for bank holding companies. The Bank is also subject to similar capital requirements adopted by the Office of the Comptroller of the Currency ("OCC"). Under these requirements, the regulatory agencies have set minimum thresholds for Tier I Capital, Total Capital, and Leverage ratios. At December 31, 1998, both the Corporation's and the Bank's capital exceeded all minimum regulatory requirements and were considered "well capitalized" as defined in the regulations issued pursuant to the FDIC Improvement Act of 1994. The Corporation's and Banks Risk-Based Capital Ratios, shown below, have been computed in accordance with regulatory accounting policies. See Note I - Capital Requirements in the accompanying financial statements for additional information.

Risk-Based                                                           December 31                "Well Capitalized"
Capital Ratios                                        1998         1997          1996               Requirements
--------------                                        ----         ----          ----            -----------------
  Corporation

Leverage Ratio                                       8.59%        8.57%         8.58%                  5.00%
Tier I Capital Ratio                                11.67%       11.22%        12.05%                  6.00%
Total Risk-Based Capital Ratio                      12.95%       12.48%        13.31%                 10.00%

      Bank
Leverage Ratio                                       8.36%        8.30%         8.30%                  5.00%
Tier I Capital Ratio                                11.35%       10.89%        11.66%                  6.00%
Total Risk-Based Capital Ratio                      12.62%       12.14%        12.92%                 10.00%

         The Bank is not under any agreement with the regulatory authorities nor is it aware of any current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on liquidity, capital resources or operations of the Corporation. The internal capital growth rate for the Corporation was 9.69%, 9.16%, and 8.09% for the years ended December 31, 1998, 1997, and 1996, respectively.

                  BUILDING IMPROVEMENTS AND TECHNOLOGY PROJECTS

         During 1998, the Corporation completed construction of a 2,750 square foot branch office in the Frazer area. The branch opened for business on August 3, 1998. In December 1997, the Corporation entered into an agreement to purchase a 25,000 square foot office building adjacent to the Corporation's existing Operation Center in West Chester, Pennsylvania for approximately $1.7 million. The Corporation took possession of the property in September 1998 and expects to occupy the building sometime during 1999. During 1998, the Corporation entered into an agreement to purchase additional land to accommodate future expansion. See Note P - Commitments and Contingencies in the accompanying financial statements for additional information.

         During 1998, the Corporation completed a conversion of its Core Processing system to the Jack Henry and Associates, Inc. ("JHA") Silverlake system. JHA is a major provider of community bank core processing systems. Conversion costs incurred through December 31, 1998 were approximately $1.1 million. Additionally, the Corporation completed similar processing conversions in the areas of Financial Management Services, Credit Card Lending and Payroll.

                                YEAR 2000 ISSUES

State of Readiness
------------------

         The Corporation has adopted a Year 2000 ("Y2K") policy to address the inability of certain information systems and automated equipment to properly recognize and process dates containing the Y2K and beyond, (the "Y2K Issue"). If not corrected, these systems and automated equipment could produce inaccurate or unpredictable results commencing on January 1, 2000. The Corporation, similar to most financial services providers, is particularly vulnerable to the potential impact of the Y2K Issue due to the nature of financial information. Potential impacts to the Corporation may arise from software, computer hardware, and other equipment failure both within the Corporation's direct control and outside of the Corporation's ownership yet with which the Corporation electronically or operationally interfaces. The Corporation has no internally generated software coding to correct. Substantially all of the software utilized by the Corporation is purchased or licensed from external providers.

         In order to address the Y2K Issue, the Corporation has developed and implemented a five phase compliance plan. The compliance plan is divided into the following major components: (1) Awareness; (2) Assessment; (3) Renovation;
(4)  Validation  and  Testing;  and  (5)  Implementation.  The  Corporation  has
completed the first three phases of the plan for all of its mission-critical systems and is currently working on the final two phases. The Corporation anticipates that the validation, testing and implementation phases of mission-critical systems will be substantially completed by March 31, 1999.

         JHA has tested the unmodified version of its Silverlake system and the Federal Financial Institutions Examination Council ("FFIEC") has reviewed JHA test procedures and has provided the Corporation with a copy of the results. The Corporation will conduct an independent test on the Silverlake system and related hardware during the week of March 7, 1999.

         The Corporation's Financial Management Services Department outsources its core processing to Sunguard Trust System Inc.'s ("STS") Charlotte. STS is a provider of data processing services to the financial services industry. STS has informed the Corporation that, based upon tests, which it has conducted and is currently conducting, it believes its systems are Y2K compliant. The Corporation will rely on testing conducted by STS and will also rely on Proxy Tests conducted by certain STS customers. The Corporation anticipates testing to be completed by March 31, 1999.

The Costs to Address the Corporation's Year 2000 Issues
-------------------------------------------------------

         The Corporation has incurred direct Y2K project cost of $21,000 as of December 31, 1998. The Corporation anticipates that its total Y2K project cost will not exceed $150,000. This estimated project cost is based upon currently available information and includes expenses for the review and testing by third parties, including government entities. However, there can be no guarantee that the hardware, software, and systems of such third parties will be free of unfavorable Y2K issues and therefore not present a material adverse impact upon the Corporation. The aforementioned Y2K project cost estimate also may change as the Corporation progresses in its Y2K program and obtains additional information associated with, and conducts further testing concerning, third parties. At this time, no significant projects have been delayed as a result of the Corporation's Y2K effort.

Risk Assessment
---------------

         In assessing the Corporation's Y2K exposure the Corporation is identifying those suppliers and customers whose possible lack of Y2K preparedness might expose the Corporation to financial loss. Financial loss includes but is not limited to the following: (1) monies paid to suppliers for which no performance is rendered; (2) inability of suppliers to furnish necessary items potentially resulting in costly business interruptions; and (3) inability of loan customers to repay amounts due.

         The Corporation has initiated formal communications with all of its significant vendors and large loan customers (over $250,000) to determine its vulnerability as a result of the failure of those third parties to remediate their own Y2K Issues. For significant vendors, the Corporation will review their Y2K capabilities by March 31, 1999 or make plans to switch to new vendors with systems that are Y2K compliant. For large loan customers, the Corporation will take appropriate action based upon each customer's response to the Corporation's Y2K communication.

The Corporation's Contingency Plan
----------------------------------

         The Corporation has developed labor intensive contingency plans, which are designed to render the Corporation operational for a period of seven to fourteen days should a Y2K problem surface. These contingency plans consist of various manual tasks, which include but are not limited to the following: 1. Maintenance of loan data on Microsoft Excel spreadsheets or paper ledgers; 2. Maintenance of core deposit account information on Microsoft Excel spreadsheets or paper ledgers; 3. Manual sorting of deposit tickets and checks by account number; and 4. Maintenance of FMS account information on Microsoft Excel spreadsheets or manual ledgers;

         At this time the Corporation cannot estimate the cost, if any, that might be required to implement such contingency plans.

Other
-----

         Financial institution regulators have intensively focused upon Y2K exposures, issuing guidance concerning the responsibilities of senior management and directors in addressing the Y2K Issue. Y2K testing and certification is being addressed as a key safety and soundness issue in conjunction with regulatory exams. In May 1997, the FFIEC issued an interagency statement to the chief executive officers of all federally supervised financial institutions regarding Y2K project management awareness. The FFIEC has highly prioritized Y2K compliance in order to avoid major disruptions to the operations of financial institutions and the country's financial systems when the new century begins. The FFIEC statement provides guidance to financial institutions, providers of data services, and all examining personnel of the federal banking agencies regarding the Y2K Issue.

         The federal banking agencies, including the OCC have been conducting Y2K compliance examinations. The failure to implement an adequate Y2K program can be identified as an unsafe and unsound banking practice. The Corporation and the Bank are subject to regulation and supervision by the OCC which regularly conducts reviews of the safety and soundness of the Corporation's operations, including the Corporation's progress in becoming Y2K compliant. The OCC has established an examination procedure which contains three categories of ratings:
"Satisfactory", "Needs Improvement", and "Unsatisfactory". Institutions that receive a Y2K rating of Unsatisfactory may be subject to formal enforcement action, supervisory agreements, cease and desist orders, civil money penalties, or the appointment of a conservator. In addition, federal banking agencies will be taking into account Y2K compliance programs when reviewing applications and may deny an application based on Y2K related issues. Failure by the Corporation to adequately prepare for Y2K issues could negatively impact the Corporation's banking operations, including the imposition of restrictions upon its operations by the OCC.

         Despite the Corporation's activities in regards to the Y2K Issue, there can be no assurance that partial or total systems interruptions or the costs necessary to update hardware and software would not have a material adverse effect upon the Corporation's business, financial condition, results of operations, and business prospects.

               DESCRIPTION OF CAPITAL STOCK AND MARKET INFORMATION

         The authorized capital stock of the Corporation consists of 5,000,000 shares of common stock, par value $1.00 per share, of which 4,799,666 shares and 2,399,833 shares were outstanding at the end of 1998 and 1997, respectively.

         The Corporation's common stock is publicly traded over the counter. Trading is sporadic. The following table, which shows the range of high and low month-end bid prices for the stock, is based upon transactions reported by the Philadelphia brokerage firm of Janney Montgomery Scott, Inc, one of the Corporation's market makers.

                                             Bid Prices (1)

                                    1998                          1997
         Quarter Ended       High            Low             High          Low
         -------------       ----            ---             ----          ---

         First              $20.25          $16.75          $13.50        $11.25

         Second             $20.25          $20.25          $15.00        $12.94

         Third              $20.00          $17.00          $15.50        $15.00

         Fourth             $19.00          $18.00          $16.50        $15.25


(1) Adjusted for 1998 2-for-1 stock split and 1997 4-for-3 stock split.  See Note A12 - Earnings per Share and  Stockholders  Equity
    - in the accompanying financial statements for additional information.

         Other information regarding the Corporation can be found in the Corporation's Form 10-K, to be filed with the Securities and Exchange Commission on March 31, 1999. Copies of the form 10-K can be obtained from the Corporation's Shareholder Relations Officer, P.O. Box 523, West Chester, PA 19381-0523, at 610-344-2686.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


(Dollars in thousands)                                                                         December 31
                                                                                      ----------------------------
                                                                                           1998              1997
                                                                                           ----              ----

ASSETS
    Cash and due from banks                                                            $  25,006         $  22,248
    Federal funds sold                                                                     5,675             4,200

                Total cash and cash equivalents                                           30,681            26,448

    Investment securities held-to-maturity (market value of
        $7,606 and $12,237 in 1998 and 1997, respectively)                                 7,406            12,082

    Investment securities available-for-sale, at fair value                              102,380            65,516

    Loans                                                                                320,395           318,899
    Less allowance for possible loan losses                                               (5,877)           (5,900)

                Net loans                                                                314,518           312,999

    Premises and equipment, net                                                            9,579             6,659
    Other assets                                                                           6,129             7,664

                Total assets                                                           $ 470,693         $ 431,368

LIABILITIES
    Deposits
        Non-interest-bearing                                                           $  72,556         $  63,287
        Interest-bearing (including certificates of deposit over $100 of
          $28,984 and $11,978 - 1998 and 1997, respectively)                             345,842           310,962

                Total deposits                                                           418,398           374,249

    Securities sold under repurchase agreements                                            2,795             7,625
    Federal Home Loan Bank advances and other borrowings                                   5,027             7,380
    Other liabilities                                                                      4,750             5,901

                Total liabilities                                                        430,970           395,155

STOCKHOLDERS' EQUITY
    Common stock, par value $1.00; authorized, 5,000,000 shares;
        Outstanding, 1998 - 4,799,666 and 1997 - 2,399,833.                                4,800             2,400
    Additional paid-in capital                                                               542             2,729
    Retained earnings                                                                     35,675            32,803
    Accumulated Other Comprehensive Income                                                   292               (33)
    Treasury stock, at cost:  1998 - 183,640 and 1997 - 103,700.                          (1,586)           (1,686)

                Total stockholders' equity                                                39,723            36,213

                Total liabilities and stockholders' equity                             $ 470,693         $ 431,368


The accompanying notes are an integral part of these statements.

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME


(Dollars in thousands, except per share)                                                 December 31
                                                                               1998          1997           1996
                                                                               ----          ----           ----

INTEREST INCOME
    Loans, including fees                                                  $  28,296     $  26,580       $22,856
    Investment securities                                                      5,021         5,214         5,990
    Federal funds sold                                                           436           308           734
    Deposits in banks                                                              -            12            47
             Total interest income                                            33,753        32,114        29,627
INTEREST EXPENSE
    Deposits                                                                  13,679        12,670        11,815
    Securities sold under repurchase agreements                                  116           280           320
    Other borrowings                                                             340           401           -
             Total interest expense                                           14,135        13,351        12,135
             Net interest income                                              19,618        18,763        17,492
PROVISION FOR POSSIBLE LOAN LOSSES                                               911         1,135         1,079
             Net interest income after provision for possible loan losses     18,707        17,628        16,413
NON-INTEREST INCOME
    Financial Management Services                                              2,266         2,000         1,861
    Service charges on deposit accounts                                        1,037           987           851
    Investment securities gains (losses), net                                     87           (15)            5
    Other                                                                      1,297           815           845
             Total non-interest income                                         4,687         3,787         3,562
NON-INTEREST EXPENSE
    Salaries and employee benefits                                             9,046         8,361         7,735
    Occupancy, equipment, and data processing                                  3,298         2,964         2,647
    Other                                                                      3,934         3,586         3,250
             Total non-interest expense                                       16,278        14,911        13,632
             Income before income taxes                                        7,116         6,504         6,343
INCOME TAXES                                                                   2,100         1,889         2,038
NET INCOME                                                                 $   5,016     $   4,615       $ 4,305
Other comprehensive Income
    Unrealized gains on securities
        Unrealized gains (losses) arising in period                              523           265          (232)
        Reclassification adjustment:  gain (loss) included in net income         (87)           15            (5)
        Net unrealized gains (losses)                                            436           280          (237)
Other comprehensive income (loss) before taxes                                   436           280          (237)
Income tax (expense) benefit on other comprehensive income (loss)               (111)          (71            60
Other comprehensive income                                                       325           209          (177)
Comprehensive income                                                       $   5,341     $   4,824       $ 4,128

PER SHARE
    Basic Earnings Per Common Share (1)                                    $    1.09     $    1.00       $  0.94
    Diluted Earnings Per Common Share (1)                                  $    1.07     $    1.00       $  0.94
    Dividends declared                                                     $    0.47     $    0.43       $  0.38

    Basic weighted average shares outstanding                              4,609,874     4,580,814     4,569,712

    Diluted weighted average shares outstanding                            4,676,031     4,619,620     4,584,668

(1)    Please refer to Note M - Earnings Per Share for information on this calculation.

The accompanying notes are an integral part of these statements.

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                              Accumulated
                                                                    Additional                    Other
                                                Common Stock          Paid-in    Retained     Comprehensive  Treasury
(Dollars in thousands)                      Shares     Par Value      Capital    Earnings        Income        Stock

Balance at January 1, 1996                1,799,941       1,800       3,301      27,542          (65)        (1,886)

    Net income                                  -           -           -         4,305          -              -
    Cash dividends declared                     -           -           -        (1,714)         -              -
    Other Comprehensive Income
       Net unrealized loss on investment
         securities available-for-sale          -           -           -           -           (177)           -
    Treasury stock transactions                 -           -             4         -            -               65

Balance at December 31, 1996              1,799,941    $  1,800    $  3,305     $30,133    $    (242)      $ (1,821)

    Net income                                  -           -           -         4,615          -              -
    Cash dividends declared                     -           -           -        (1,945)         -              -
    Other Comprehensive Income
       Net unrealized gain on investment
         securities available-for-sale          -           -           -           -            209            -
    4 for 3 stock split                     599,892         600        (600)        -            -              -
    Treasury stock transactions                 -           -            24         -            -              135

Balance at December 31, 1997              2,399,833    $  2,400    $  2,729     $32,803    $     (33)      $ (1,686)

    Net income                                  -           -           -         5,016          -              -
    Cash dividends declared                     -           -           -        (2,144)         -              -
    Other Comprehensive Income
       Net unrealized gain on investment
         securities available-for-sale          -           -           -           -            325
    2 for 1 stock split                   2,399,833       2,400      (2,400)        -            -              -
    Treasury stock transactions                 -           -           213         -            -              100

Balance at December 31, 1998              4,799,666    $  4,800   $     542     $35,675    $     292       $ (1,586)













The accompanying notes are an integral part of these statements.


                      CONSOLIDATED STATEMENTS OF CASH FLOWS


(Dollars in thousands)                                                                    December 31
                                                                                1998          1997           1996
                                                                                ----          ----           ----

OPERATING ACTIVITIES
    Net income                                                              $   5,016     $   4,615      $   4,305
    Adjustments to reconcile net income to net
           cash provided by operating activities
        Depreciation                                                            1,279           860            786
        Provision for loan losses                                                 911         1,135          1,079
        Amortization of investment security
           premiums and accretion of discounts, net                               275            52            141
        Amortization of deferred fees, net on loans                               (92)           53            (57)
        Provision for deferred income taxes                                      (155)         (235)          (331)
        Investment securities (gains) losses, net                                 (87)           15             (5)
        Decrease (increase) in other assets                                     1,858          (399)            29
        (Decrease) increase in other liabilities                               (1,151)          601            222

                Net cash provided by operating activities                       7,854         6,697          6,169

INVESTING ACTIVITIES
    (Increase) decrease in interest-bearing deposits with banks                    --         1,000         (1,000)
    Net increase in loans                                                      (2,338)      (54,823)       (22,309)
    Proceeds from sales of investment securities available-for-sale            22,061        30,646          4,172
    Proceeds from maturities of investment securities available-for-sale       29,790        13,588         17,826
    Proceeds from maturities of investment securities held-to-maturity          4,719         3,635         11,477
    Purchase of investment securities available-for-sale                      (88,789)      (27,543)       (33,919)
    Purchase of investment securities held-to-maturity                             --            --         (4,120)
    Purchase of premises and equipment, net                                    (4,199)         (767)        (2,017)

                Net cash used in investing activities                         (38,756)      (34,264)       (29,890)

FINANCING ACTIVITIES
    Increase (decrease) in securities sold under repurchase agreements         (4,830)        7,380             --
    Increase in deposits                                                       44,149        22,983          7,340
    Decrease in Federal Home Loan Bank advances and other borrowings           (2,353)         (318)          (915)
    Cash dividends                                                             (2,144)       (1,945)        (1,661)
    Treasury stock transactions                                                   313           159             69

                Net cash provided by financing activities                      35,135        28,259          4,833

                NET (DECREASE) INCREASE IN CASH
                    AND CASH EQUIVALENTS                                        4,233           692        (18,888)

Cash and cash equivalents at beginning of year                                 26,448        25,756         44,644

Cash and cash equivalents at end of year                                    $  30,681     $  26,448      $  25,756


The accompanying notes are an integral part of these statements.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    First West Chester Corporation (the "Corporation"), through its wholly-owned subsidiary, The First National Bank of West Chester (the "Bank"), has been serving the residents and businesses of Chester County, Pennsylvania, since 1863. The Bank is a locally managed community bank providing loan, deposit, and trust services from its seven branch locations. The Bank encounters vigorous competition for market share in the communities it serves from bank holding companies, other community banks, thrift institutions, credit unions and other non-bank financial organizations such as mutual fund companies, insurance companies, and brokerage companies.

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

    The Corporation accounts for impairment in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 114 requires loan impairment to be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, its observable market price or the fair value of the collateral if the loan is collateral dependent. If it is probable that a creditor will foreclose on a property, the creditor must measure impairment based on the fair value of the collateral. SFAS No. 118 allows creditors to use existing methods for recognizing interest income on impaired loans.

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

    7.  Contributions

    The Corporation accounts for contributions in accordance with SFAS No. 116, "Accounting for Contributions Received and Contributions Made." SFAS No. 116 specifies that contributions made by the Corporation be recognized as expenses in the period made and as decreases of assets or increases of liabilities depending on the form of the benefits given. In accordance with SFAS No. 116, the Corporation incurred contribution expenses relating to long-term commitments to local not-for-profit organizations of $63,000, $83,000 and $137,000 during 1998, 1997 and 1996, respectively.

    8.  Income Taxes

    The Corporation accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes. Under the liability method specified by SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense and benefits are the result of changes in deferred tax assets and liabilities.

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

    12. Earnings per Share and Stockholders' Equity

    Earnings per share are calculated using the weighted average shares outstanding during the year. On September 22, 1998, the Board of Directors declared a stock split, in the form of a 100% stock dividend to stockholders of record on October 23, 1998, payable November 24, 1998. Par value remained at $1.00 per share. The stock split resulted in the issuance of 2,399,833 additional shares of common stock from authorized but unissued shares. The issuance of authorized but unissued shares resulted in the transfer of $2,399,833 from additional paid-in capital to common stock, representing the par value of the shares issued. Accordingly, earnings per share, cash dividends per share, and weighted average shares of common stock outstanding have been restated to reflect the stock split.

    On December 15, 1997, the Corporation adopted SFAS No. 128, "Earnings per Share". The new standard eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share together with disclosure of how the per share amounts were computed. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average common

    Shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

    13.  Cash Flow Information

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. Cash paid during the years ended December 31, 1998, 1997, and 1996 for interest was $15,900,000, $12,600,000, and $11,718,000, respectively. Cash paid during the years ended December 31, 1998, 1997, and 1996 for income taxes was $2,053,000, $2,045,000, and $2,100,000, respectively.

    14. Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

    The FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, which provides accounting guidance on transfers of financial assets, servicing of financial assets, and extinguishments of liabilities occurring after December 31, 1996. Adoption of this new statement has not had a material impact on the Corporation's consolidated financial position or results of operations.

    15.  Reporting Comprehensive Income

    The Corporation has adopted the provisions of FASB issued SFAS No. 130, Reporting of Comprehensive Income, which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of financial statements. This statement also requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

    16.  Disclosure about Segments of an Enterprise and Related Information

    On January 1, 1998, the Corporation adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information". SFAS No. 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a Company's operating segments. Management has concluded that under current conditions, the corporation will report one business segment.

    17.  Disclosure about Derivative Instruments and Hedging Activities

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities was issued. SFAS No. 133 establishes standards for derivative instruments and hedging activities and requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The statement is not expected to have an effect on the Corporation's financial statements.

    18.  Advertising Costs

    The Bank expenses advertising costs as incurred.

    19.  Reclassifications

    Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE B - INVESTMENT SECURITIES

    The amortized cost, gross unrealized gains and losses, and fair market value of the Corporation's available-for-sale and held-to-maturity securities at December 31, 1998 and 1997 are summarized as follows:


                                                     Held-to-Maturity                 Available-for-Sale
                                                     ----------------                 ------------------
    (Dollars in thousands)                   Gross      Gross       Fair                Gross     Gross       Fair
               1998             Amortized Unrealized Unrealized    Market   Amortized Unrealized Unrealized   Market
                                     Cost    Gains      Losses      Value     Cost      Gains     Losses      Value
                                     ----    -----      ------      -----     ----      -----     ------      -----

        U.S. Treasury             $    -     $  -    $    -       $   -     $  4,996   $    23    $  -     $   5,019
        U.S. Government agency         -        -         -           -          -         -         -          -
        Mortgage-backed securities     859        1       -           860     77,405       144       (33)     77,516
        State and municipal          2,907      162       -         3,069        500       -          (3)        497
        Corporate securities         3,110       34       -         3,144      6,272       -         (10)      6,262
        Asset-backed securities        530        3       -           533      8,637       123       -         8,760
        Mutual funds                   -        -         -           -        1,091       -         (52)      1,039
        Other equity securities        -        -         -           -        3,037       250       -         3,287

                                   $ 7,406   $  200  $    -       $ 7,606   $101,938   $   540    $  (98)   $102,380


                                            Held-to-Maturity                          Available-for-Sale
                                            ----------------                          ------------------
    (Dollars in thousands)                   Gross      Gross      Fair                  Gross     Gross       Fair
               1997              Amortized Unrealized Unrealized  Market   Amortized  Unrealized Unrealized   Market
                                   Cost      Gains      Losses     Value      Cost       Gains     Losses     Value
                                   ----      -----      ------     -----      ----       -----     ------     -----

        U.S. Treasury              $ 1,493   $    1  $    -       $ 1,494   $  6,512   $    18    $   (2)   $  6,528
        U.S. Government agency         -        -         -           -        7,356        36       -         7,392
        Mortgage-backed securities   1,519        8      (7)        1,520     47,742       213      (267)     47,688
        State and municipal          3,955      126       -         4,081        -         -         -           -
        Corporate securities         4,115       14       -         4,129      1,000       -         -         1,000
        Asset-backed securities      1,000       13       -         1,013        -         -         -           -
        Mutual funds                   -        -         -           -        1,091       -         (49)      1,042
        Other equity securities        -        -         -           -        1,866       -         -         1,866

                                   $12,082   $  162   $  (7)      $12,237   $ 65,567   $   267    $ (318)   $ 65,516


    The amortized cost and estimated fair value of debt securities classified as available-for-sale and held-to-maturity at December 31, 1998, by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                         Held-to-Maturity                   Available-for-Sale
                                                         ----------------                   ------------------
                                                                     Estimated                           Estimated
    (Dollars in thousands)                            Amortized        Fair            Amortized           Fair
                                                         Cost          Value              Cost             Value
                                                         ----          -----              ----             -----

       Due in one year or less                       $   1,340      $   1,344           $  5,996          $  6,029
       Due after one year through five years             3,016          3,105                -                 -
       Due after five years through ten years            1,660          1,763              4,578             4,562
       Due after ten years                                 -              -                1,194             1,188
                                                         6,016          6,212             11,768            11,779
       Mortgage-backed securities                          859            861             77,405            77,516
       Asset-backed securities                             531            533              8,637             8,759
       Other equity securities                             -             -                 4,128             4,326

                                                     $   7,406      $   7,606           $101,938          $102,380

    Proceeds from the sale of investment securities available for sale during 1998 were $22.1 million. Gains of $155,000, $330,000, and $31,000, and losses of $68,000, $345,000, and $26,000 were realized on sales of securities in 1998, 1997, and 1996, respectively. The Corporation uses the specific identification method to determine the cost of the securities sold. The principal amount of investment securities pledged to secure public deposits and for other purposes required or permitted by law was $30,493,000 and $29,140,000 at December 31, 1998 and 1997, respectively. There were no securities held from a single issuer that represented more than 10% of stockholders' equity.

NOTE C - LOANS

    Major classifications of loans are as follows:


    (Dollars in thousands)                                 1998           1997
                                                        ---------     ----------
        Commercial loans                               $   85,110    $   84,514
        Real estate - construction                         13,439        17,256
        Real estate - other                               133,191       127,353
        Consumer loans                                     62,481        66,753
        Lease financing receivable                         26,174        23,023
                                                          320,295       318,899
        Less: Allowance for loan losses                    (5,877)       (5,900)

                                                        $ 314,518     $ 312,999
    Loan balances on which the accrual of interest has been discontinued amounted to approximately $1,316,000 and $1,443,000 at December 31, 1998 and 1997, respectively. Interest on these nonaccrual loans would have been approximately $176,000 and $115,000 in 1998 and 1997, respectively. Loan balances past due 90 days or more which are not on a nonaccrual status, but which management expects will eventually be paid in full, amounted to $546,000 and $466,000 at December 31, 1998 and 1997, respectively. Changes in the allowance for loan losses are summarized as follows:


    (Dollars in thousands)                                                     1998           1997           1996
                                                                               ----           ----           ----

        Balance at beginning of year                                         $ 5,900        $ 5,218        $ 4,506
           Provision charged to operating expenses                               911          1,135          1,079
           Recoveries of charged-off loans                                       245             83             44
            Loans charged-off                                                 (1,179)          (536)          (411)

        Balance at end of year                                               $ 5,877        $ 5,900        $ 5,218

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

    The balance of impaired loans was $919,000, $1,121,000, and $443,000 at December 31, 1998, 1997, and 1996, respectively. The associated allowance for loan losses for impaired loans was $286,000, $306,000, and $419,000 at December 31, 1998, 1997, and 1996, respectively.

    During 1998, activity in the allowance for impaired loan losses included a provision of $150,000, write offs of $170,000 and recoveries of $0. Interest income of $25,000 was recorded in 1998, while contractual interest in the same period amounted to $129,000. Cash collected on impaired loans in 1998 was $836,000 of which $811,000 was applied to principal and $25,000 was applied to interest.

    During 1997, activity in the allowance for impaired loan losses included a provision of $182,000, write-offs of $295,000, and recoveries of $0. Interest income of $37,000 was recorded in 1997, while contractual interest in the same period amounted to $64,000. Cash collected on impaired loans in 1997 was $278,000, of which $241,000 was applied to principal and $37,000 was applied to interest.

    In the normal course of business, the Bank makes loans to certain officers, directors, and their related interests. All loan transactions entered into between the Bank and such related parties were made on the same terms and conditions as transactions with all other parties. In management's opinion, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The balance of these loans at December 31, 1998 and 1997, was approximately $6,025,000 and $7,234,000, respectively. In 1998, new loans and payments amounted to approximately $1,429,000 and $1,870,000, respectively. Loans totaling $768,000 were no longer considered loans to officers and directors due to personnel changes that occurred during 1998.

NOTE D - PREMISES AND EQUIPMENT

    Premises and equipment are summarized as follows:

    (Dollars in thousands)                                1998             1997
                                                         ------           -----
        Premises                                    $    10,813      $    8,307
        Equipment                                         7,675           5,982
                                                         ------          ------
                                                         18,488          14,289
        Less Accumulated depreciation                    (8,909)         (7,630)

                                                    $     9,579      $    6,659
                                                         ======          ======

NOTE E - DEPOSITS

    At December 31, 1998, the scheduled maturities of certificates of deposit are as follows:

    (Dollars in thousands)

    1999                  $  93,199
    2000                     42,408
    2001                      7,390
    2002                      2,673
    2003 and thereafter       5,113
                          $ 150,783

NOTE F - SHORT-TERM BORROWINGS AND CREDIT FACILITY

    Securities sold under agreements to repurchase are generally overnight transactions. These borrowings had interest rates of approximately 3.8%, 3.3% and 3.3% and balances of $2,795,000, $7,625,000 and $7,943,000 at
    December 31, 1998, 1997 and 1996, respectively. Daily average balances and weighted average interest rates for the years ended December 31, 1998, 1997 and 1996 were $3,019,000, $8,560,000 and $9,713,000 and 3.8%, 3.3% and 3.3%,
    respectively. Maximum amounts outstanding at any month-end were approximately $5,364,000, $11,450,000 and $11,715,000 for the years ended
    December 31, 1998, 1997 and 1996, respectively.

    The Bank, as a member of the Federal Home Loan Bank ("FHLB"), maintains a $10 million flex-line of credit secured by the Bank's mortgage related assets. During 1998, 1997 and 1996, the Bank had no borrowings under this line of credit. As of December 31, 1998, the FHLB discontinued the flexline product and replaced it with a similar credit facility, the Open Repo Plus. This product is similar to the flexline but is expected to streamline the borrowing process. In addition to this, the Bank has additional borrowing capacity at the FHLB of approximately $110 million. FHLB advances as of December 31, 1998 consisted of $5.0 million in term advances, which represent a combination of maturities ranging from 6 months to 10 years. The weighted average interest rate on these advances for the year ended December 31, 1998 was 6.45%. FHLB advances are collateralized by a pledge of the Bank's entire portfolio of unencumbered investment securities, certain mortgage loans and a lien on the Bank's FHLB stock.

NOTE G - OTHER NON-INTEREST EXPENSE

    The components of other non-interest expense are detailed as follows:

    (Dollars in thousands)                                                      1998          1997        1996
                                                                               -------      --------    --------

    Purchased services                                                         $   826      $   833     $    664
    Telephone, postage, and supplies                                               669          583          633
    Marketing and corporate communications                                         652          406          340
    Loan and deposit supplies                                                      476          436          406
    Director costs                                                                 262          276          260
    Bank shares tax                                                                259          290          308
    FDIC Insurance                                                                  45           43            2
    Other                                                                          745          719          637

                                                                               $ 3,934       $3,586      $ 3,250

NOTE H - INCOME TAXES

    The components of income taxes are detailed as follows:

    (Dollars in thousands)                                                     1998           1997         1996
                                                                               ----           ----         ----

       Current                                                              $   2,255     $   2,124    $   2,369
       Deferred                                                                  (155)         (235)        (331)
                                                                            $   2,100     $   1,889    $   2,038

    The income tax provision reconciled to the tax computed at the statutory federal rate was as follows:

                                                                               1998            1997           1996
                                                                               ----            ----           ----

       Tax at statutory rate                                                   34.0%           34.0%         34.0%
       Increase (decrease) in taxes resulting from
          Tax-exempt loan and investment income                                (2.0)           (3.0)         (3.3)
          Tax credits                                                          (0.9)           (3.0)          --
          Other, net                                                           (1.6)            1.0           1.4

       Applicable income tax                                                   29.5%           29.0%         32.1%

    The net deferred tax asset consists of the following:

           (Dollars in thousands)                                              1998            1997           1996
                                                                               ----            ----           ----

       Allowance for possible loan losses                                  $  1,715        $  1,699       $  1,489
       Unrealized gain (loss) on securities available-for-sale                 (150)             18            125
       Deferred loan fees                                                       158             210            249
       Accrued pension and deferred compensation                                421             367            305
       Depreciation                                                             181              53             29
       Other                                                                     21              28             91
                                                                              2,346           2,375          2,288
       Valuation allowance                                                       -               -              -

              Total deferred tax asset                                        2,346           2,375          2,288

       Bond accretion                                                           (32)            (48)           (89)

              Total deferred tax liabilities                                    (32)            (48)           (89)

       Net deferred tax asset                                              $  2,314        $  2,327       $  2,199

    The Corporation's main operating subsidiary, The First National Bank of West Chester, is not subject to Pennsylvania corporate income taxes, but is taxed based on the value of its capital stock. Pennsylvania Bank Shares Tax expense incurred by the Bank amounted to $259,000, $290,000, and $308,000 in 1998, 1997, and 1996, respectively. Shares tax expense reflects tax credits of approximately $86,000 and $51,000 resulting from an investment in a local community development project for the years 1998 and 1997, respectively.

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

    Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, and Tier I capital to average quarterly assets. Management believes that the Corporation and the Bank meet all capital adequacy requirements to which it is subject, as of December 31, 1998.

    As of December 31, 1998, the most recent notification from the federal banking agencies categorized the Corporation and the Bank as well capitalized under the regulatory framework for corrective action. To be categorized as adequately capitalized the Corporation and the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the institution's category.

    The Corporation's actual capital amounts and ratios are presented below:

                                                                                                      To Be Well
                                                                                                    Capitalized Under
                                                                       For Capital                  Prompt Corrective
    (Dollars in thousands)                       Actual             Adequacy Purposes               Action Provisions
    ----------------------                       ------             -----------------               -----------------
                                                 Amount    Ratio    Amount       Ratio              Amount       Ratio
                                                 ------    -----    ------       -----              ------       -----

    As of December 31, 1998:
       Total Capital (to Risk Weighted Assets)
       Corporation                               $43,742  12.95%  $ 27,027 greater than or = 8.00%  $33,784 greater than or = 10.00%
       Bank                                      $42,638  12.62%  $ 27,024                          $33,780

       Tier I Capital (to Risk Weighted Assets)
       Corporation                               $39,431  11.67%  $ 13,513 greater than or = 4.00%  $20,270 greater than or = 6.00%
       Bank                                      $38,327  11.35%  $ 13,512                          $20,268

       Tier I Capital (to Average Assets)
       Corporation                               $39,431   8.59%  $ 18,369 greater than or = 4.00%  $22,961 greater than or = 5.00%
       Bank                                      $38,327   8.36%  $ 18,344                          $22,930

    As of December 31, 1997:
       Total Capital (to Risk Weighted Assets)
       Corporation                               $40,253  12.48%  $ 25,811 greater than or = 8.00%  $32,264 greater than or = 10.00%
       Bank                                      $39,060  12.14%  $ 25,731                          $32,164


       Tier I Capital (to Risk Weighted Assets)
       Corporation                               $36,197  11.22%  $ 12,906 greater than or = 4.00%  $19,359 greater than or = 6.00%
       Bank                                      $35,016  10.89%  $ 12,865                          $19,298

       Tier I Capital (to Average Assets)
       Corporation                               $36,197   8.57%  $ 16,891 greater than or = 4.00%  $21,114 greater than or = 5.00%
       Bank                                      $35,016   8.30%  $ 16,885                          $21,106

       Corporation                                    1998           1997
       -----------                                    ----           ----
       Risk Weighted Assets                          337,836        322,642
       Average Assets (Current Quarter)              459,218        422,284

       Bank                                           1998           1997
       ----                                           ----           ----
       Risk Weighted Assets                          337,796        321,635
       Average Assets (Current Quarter)              458,592        422,129

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

    The estimated fair values and carrying amounts are summarized as follows:


                                                                1998                                1997
                                                                ----                                ----

                                                      Estimated                            Estimated
    (Dollars in thousands)                              Fair        Carrying                 Fair        Carrying
                                                        Value         Amount                 Value        Amount
                                                        -----         ------                 -----        ------

    Financial Assets
        Cash and cash equivalents                     $  30,681     $  30,681             $   26,448    $   26,448
        Investment securities held-to-maturity            7,606         7,406                 12,237        12,082
        Investment securities available-for-sale        102,380       101,938                 65,516        65,567
        Net loans                                       313,921       314,518                314,508       312,999

    Financial Liabilities
        Deposits with no stated maturities              267,615       267,615                244,328       244,328
        Deposits with stated maturities                 152,005       150,783                130,239       129,921
        Short-term borrowings                             2,795         2,795                  7,625         7,625

    Off-Balance-Sheet Investments
          Commitments for extended credit
              and outstanding letters of credit         103,132       103,132                 95,212        95,212

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

    Unless noted otherwise, the Corporation does not require collateral or other security to support financial instruments with credit risk. The contract amounts are as follows:


    (Dollars in thousands)                                                                      1998         1997
    ----------------------                                                                      ----         ----

       Financial instruments whose contract amounts represent credit risk
           Commitments to extend credit                                                      $95,500       $90,029
           Standby letters of credit and financial guarantees written                          7,632         5,183

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

    Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds residential or commercial real estate, accounts receivable, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1998, varies up to 100%; the average amount collateralized is 80%.

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

NOTE L - ACCOUNTING FOR STOCK-BASED COMPENSATION PLANS

    The Corporation instituted the 1995 Stock Option Plan on September 18, 1995, which was subsequently ratified at the March 19, 1996, annual meeting of shareholders. This plan allows the Corporation to grant up to 807,500 fixed stock options to key employees and directors. The options have a term of ten years and become exercisable six months after grant. The exercise price of each option equals the average between the high and low bid price of the Corporation's stock on the date of grant.

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

                                                                      1998            1997           1996
                                                                      ----            ----           ----

    Net income (in thousands)               As reported            $  5,016        $  4,615       $  4,305
                                            Pro forma              $  4,048        $  4,036       $  4,125
    Earnings per share (Basic)              As reported            $   1.09        $   1.00       $   0.94
                                            Pro forma              $   0.88        $   0.87       $   0.90
    Earnings per share (Diluted)            As reported            $   1.07        $   1.00       $   0.94
                                            Pro forma              $   0.86        $   0.87       $   0.90

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996, respectively: dividend yield of 2.20%, 2.82% and 3.80%; expected volatility of 0.48, 0.48 and 0.47; risk-free interest rate of 4.39%, 5.99% and 6.13%; and an expected life of 4 1/2 years, 5 years and 5 years.

    Information about stock options outstanding at December 31, 1998, is summarized as follows:

                                                    Weighted-Average
                                   Outstanding       Exercise Price
                                   -----------       --------------

         Balance 1/1/96              66,000              $  8.66
         Granted                     62,000                11.11
         Exercised                   (8,000)                8.86
         Cancelled                       --                   --
         Balance 1/1/97             120,000                 9.93
         Granted                    125,000                15.51
         Exercised                  (16,600)                9.55
         Cancelled                       --                   --
         Balance 1/1/98             228,400                13.01
         Granted                    233,000                18.76
         Exercised                  (33,400)               12.16
         Cancelled                  (36,000)               20.25
         Balance, 12/31/98          392,000               $15.84

    The weighted average fair value of options granted during 1998, 1997 and 1996 was $7.11, $6.10 and $3.53, respectively.

                               Options Outstanding
                               -------------------


                                       Weighted-Average
       Range of           Number          Remaining          Weighted-Average      Number        Weighted-Average
     Exercise-Price     Outstanding    Contractual Life       Exercise Price     Exercisable      Exercise Price
     --------------     -----------    ----------------       --------------     -----------      --------------

    $ 8.66 - $15.50       190,000         8.11 years               $13.09          170,800             $12.82
    $15.81 - $17.81       141,000         9.68 years               $17.65            2,000             $15.81
    $20.00 - $21.13        61,000         9.83 years               $20.20           11,000             $21.13
                          392,000                                                  183,800

NOTE M - EARNINGS PER SHARE (EPS)

    During 1997, the Bank adopted the provisions of SFAS No. 128, "Earnings Per Share". SFAS No.128 eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share.

    The following table illustrates the reconciliation of the numerators and denominators of the basic and diluted EPS computations:


                                                           For the Year Ended December 31, 1998
                                                           ------------------------------------
    1998:                                              Income             Shares            Per-Share
                                                    (Numerator)       (Denominator)           Amount
                                                    -----------       -------------           ------

    Basic EPS:
    Net income available to common stockholders      $5,016,039          4,609,874             $1.09
    Effect of Dilutive Securities
    Add options to purchase common stock                     --             66,157
    Diluted EPS:                                     $5,016,039          4,676,031             $1.07


    1,000 options to purchase shares of common stock with an exercise price of $21.19 per share were not included in the computation of 1998 diluted EPS because the options' exercise price was greater than the average market price of the common shares.



                                                          For the Year Ended December 31, 1997
                                                          ------------------------------------
    1997:                                              Income             Shares            Per-Share
                                                    (Numerator)       (Denominator)          Amount
                                                    -----------       -------------          ------

    Basic EPS:
    Net income available to common stockholders      $4,615,000          4,580,814             $1.00
    Effect of Dilutive Securities
    Add options to purchase common stock                     --             38,806
    Diluted EPS:                                     $4,615,000          4,619,620             $1.00

    125,000 options to purchase shares of common stock with a range of exercise prices from $15.50 to $15.81 per share were not included in the computation of 1997 diluted EPS because the options' exercise price was greater than the average market price of the common shares.
    -------------          ------

                                                          For the Year Ended December 31, 1996
                                                          ------------------------------------
    1996:                                              Income             Shares            Per-Share
                                                    (Numerator)       (Denominator)          Amount
                                                    -----------

    Basic EPS:
    Income available to common stockholders          $4,305,000          4,569,712             $0.94
    Effect of Dilutive Securities
    Add options to purchase common stock                     --             14,956
    Diluted EPS:                                     $4,305,000          4,584,668             $0.94

NOTE N - REGULATORY MATTERS

    The Bank is required to maintain average reserve balances with the Federal Reserve Bank based upon deposit levels and other factors. The average amount of those reserve balances for the years ended December 31, 1998 and 1997, was approximately $4,739,000 and $3,754,000, respectively.

    Dividends are paid by the Corporation from its assets which are mainly provided by dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. The Bank, without the prior approval of regulators, can declare dividends to the Corporation totaling approximately $5,855,000 plus additional amounts equal to the net earnings of the Bank for the period from January 1, 1999, through the date of declaration, less dividends previously paid in 1999.

NOTE O - EMPLOYEE BENEFIT PLANS - DEFINED CONTRIBUTION PLANS

    1.  Qualified

    The Corporation has a qualified deferred salary savings 401(k) plan (the "401(k) Plan") under which the Corporation contributes $0.75 for each $1.00 that an employee contributes, up to the first 5% of the employee's salary. The Corporation's expenses were $181,000, $152,000, and $136,000 in 1998, 1997, and 1996, respectively. The Corporation also has a qualified defined contribution pension plan (the "QDCP Plan"). Under the QDCP Plan, the Corporation makes annual contributions into the 401(k) Plan on behalf of each eligible participant in an amount equal to 3% of salary up to $30,000 in salary plus 6% in excess of $30,000 up to $160,000. Contribution expense in 1998, 1997 and 1996 under the QDCP Plan was $199,000, $138,000 and
    $220,000, respectively. The Corporation may make additional discretionary employer contributions subject to approval of the Board of Directors.

    2.  Non-Qualified

    The Corporation makes annual contributions to a non-qualified defined contribution Plan ("the NQDCP Plan ") equal to 3% of the participant's salary up to $160,000 plus 9% in excess of $160,000. Contribution expense for 1998, 1997 and 1996 under the NQDCP Plan was $43,000, $39,000 and $38,000, respectively. The Corporation may make additional discretionary employer contributions subject to approval of the Board of Directors.

NOTE P - COMMITMENTS AND CONTINGENCIES

    In September 1998, the Corporation entered into an agreement to purchase approximately five acres of land in Chester County, Pennsylvania for approximately $1.4 million. The Corporation is scheduled to take possession of the land in September 1999.

    The Corporation has an employment agreement with the Corporation's Chief Executive Officer ("CEO") that provides for severance payments upon termination of employment under certain circumstances or a change of control as defined. The Corporation's potential minimum obligation would be equal to
    1.0 times the CEO's salary for a period totaling 10 years.

NOTE Q - CONDENSED FINANCIAL INFORMATION - PARENT CORPORATION ONLY

    Condensed financial information for First West Chester Corporation (parent corporation only) follows:

                            CONDENSED BALANCE SHEETS

    (Dollars in thousands)                                                                       December 31
                                                                                                 -----------
                                                                                              1998           1997
                                                                                              ----           ----

    ASSETS
        Cash and cash equivalents                                                          $    260     $       67
        Investment securities available for sale, at market value                               741             --
        Investment in subsidiaries, at equity                                                38,363         35,152
        Inter company loan                                                                      105            932
        Other assets                                                                             23            120

           Total assets                                                                    $ 39,492      $  36,271

    LIABILITIES AND STOCKHOLDERS' EQUITY
        Other liabilities                                                                  $     30      $      25
        Stockholders' equity                                                                 39,462         36,246

           Total liabilities and stockholders' equity                                      $ 39,492      $  36,271

                         CONDENSED STATEMENTS OF INCOME

    (Dollars in thousands)                                                            Year ended December 31
                                                                                      ----------------------
                                                                               1998          1997           1996
                                                                               ----          ----           ----

    INCOME
        Dividends from subsidiaries                                          $  1,948      $  2,022       $  1,814
        Dividends from investment securities                                        1             1             12
        Investment securities gains, net                                           23           182            -
        Other income                                                               35            16             23

           Total income                                                         2,007         2,221          1,849
    EXPENSES
        Other expenses                                                            203           169            196
           Total expenses                                                         203           169            196
           Income before equity in undistributed
               income of subsidiaries                                           1,804         2,052          1,653

    EQUITY IN UNDISTRIBUTED INCOME OF
        SUBSIDIARIES                                                            3,212         2,563          2,652

           NET INCOME                                                        $  5,016      $  4,615       $  4,305

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                       Year ended December 31
                                                                                       ----------------------
    (Dollars in thousands)                                                      1998          1997           1996
                                                                                ----          ----           ----

    OPERATING ACTIVITIES
        Net income                                                            $ 5,016       $ 4,615        $ 4,305
        Adjustments to reconcile net income to net cash
               provided by operating activities
           Equity in undistributed income of subsidiary                        (3,212)       (2,563)        (2,652)
           Investment securities (gains), net                                     (23)         (182)             -
           Decrease (increase) in other assets                                    114           (61)           423
           (Decrease) increase in other liabilities                                 5             8           (491)

                  Net cash provided by operating activities                     1,900         1,817          1,585

    INVESTING ACTIVITIES
        Proceeds from sales and maturities of investment securities               -             510              -
        Purchases of investment securities available for sale                    (672)               -           -

                  Net cash (used in) provided by investing activities            (672)          510             -

    FINANCING ACTIVITIES
        Inter company loan                                                        796          (933)             -
        Dividends paid                                                         (2,144)       (1,945)        (1,661)
        Effect of treasury stock transactions                                     313           159             69

                  Net cash used in financing activities                        (1,035)       (2,719)        (1,592)

                  NET (DECREASE) INCREASE IN CASH AND
                        CASH EQUIVALENTS                                          193          (393)            (7)

    Cash and cash equivalents at beginning of year                                 67           460            467

    Cash and cash equivalents at end of year                                  $   260       $    67        $   460

NOTE R - QUARTERLY FINANCIAL DATA (UNAUDITED)

    A summary of the unaudited quarterly results of operations is as follows:

              1998
              ----

    (Dollars in thousands, except per share)         December 31       September 30        June 30      March 31
                                                     -----------       ------------        -------      --------

    Interest income                                   $    8,725        $    8,472      $    8,338    $    8,240
    Interest expense                                       3,640             3,588           3,482         3,424
    Net interest income                                    5,085             4,884           4,856         4,816
    Provision for loan losses                                298               201             188           224
    Investment securities gains (losses), net                 85                 5               -             3
    Income before income taxes                             1,855             1,727           1,837         1,695
    Net income                                             1,308             1,252           1,276         1,179

    Per share
       Net income (Basic)                            $      0.28      $      0.28       $     0.27   $      0.26
       Net income (Diluted)                                 0.28             0.26             0.27          0.26
       Dividends declared                                   0.14             0.11             0.11          0.11


              1997
              ----
    (Dollars in thousands, except per share)         December 31       September 30        June 30      March 31
                                                     -----------       ------------        -------      --------

    Interest income                                   $    8,150        $    8,227      $    8,072    $    7,664
    Interest expense                                       3,452             3,451           3,342         3,106
    Net interest income                                    4,698             4,776           4,730         4,558
    Provision for loan losses                                189               290             446           210
    Investment securities gains (losses), net                -                 -               (20)            5
    Income before income taxes                             1,623             1,734           1,523         1,625
    Net income                                             1,172             1,214           1,129         1,100

    Per share
       Net income (Basic)                            $      0.26      $      0.26       $     0.24   $      0.24
       Net Income (Diluted)                                 0.26             0.26             0.24          0.24
       Dividends declared                                   0.12             0.11             0.10          0.10


               Report of Independent Certified Public Accountants



Board of Directors
First West Chester Corporation


         We have audited the accompanying consolidated balance sheets of First West Chester Corporation and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First West Chester Corporation and Subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.






Philadelphia, Pennsylvania
January 22, 1999