Form 10-K, Exhibit 13
period 1999-12-31
FIRST CHESTER COUNTY CORP
filed 2000-03-29
CIK 744126

FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                          FIVE-YEAR STATISTICAL SUMMARY

(Dollars in thousands, except per share data)
                                                                            December 31
                                                  --------------------------------------------------------------
STATEMENTS OF CONDITION                             1999          1998         1997         1996           1995
-----------------------                           --------      --------     --------     --------       ------
    Assets                                        $511,902      $470,693     $431,368     $397,684      $388,500
    Loans                                          354,338       320,395      318,899      264,582       242,587
    Investment securities                          113,040       109,786       77,598       97,675        93,511
    Deposits                                       448,433       418,398      374,249      351,266       343,926
    Stockholders' equity                            38,182        39,723       36,213       33,175        30,692
    Financial Management Services
       assets, at market value                     429,597       405,217      348,069      271,212       255,992

                                                                      Year Ended December31
                                                  --------------------------------------------------------------
STATEMENTS OF INCOME                                1999          1998         1997         1996           1995
--------------------                              --------      --------     --------     --------       ------
    Interest income                               $ 35,107      $ 33,753     $ 32,114     $ 29,627      $ 28,466
    Interest expense                                14,543        14,135       13,351       12,135        11,564
                                                   -------       -------      -------      -------       -------
        Net interest income                         20,564        19,618       18,763       17,492        16,902
    Provision for possible loan losses                 799           911        1,135        1,079         1,666
                                                   -------       -------      -------      -------       -------
        Net interest income after
             provision for possible loan
             losses                                 19,765        18,707       17,628       16,413        15,236
    Non-interest income                              5,008         4,687        3,787        3,562         3,497
    Non-interest expense                            17,506        16,278       14,911       13,632        12,768
                                                   -------       -------      -------      -------       -------
        Income before income taxes                   7,267         7,116        6,504        6,343         5,965
    Income taxes                                     2,050         2,100        1,889        2,038         1,865
                                                   -------       -------      -------      -------       -------
        Net income                                $  5,217      $  5,016     $  4,615     $  4,305      $  4,100
                                                   =======       =======      =======      =======       =======
PER SHARE DATA (1)
--------------

    Net income per share (Basic)                  $  1.14       $   1.09     $   1.00     $   0.94      $   0.88
    Net income per share (Diluted)                $  1.13       $   1.07     $   1.00     $   0.94      $   0.88
    Cash dividends declared                       $  0.49       $   0.47     $   0.43     $   0.38      $   0.34
    Book value                                    $  8.40       $   8.61     $   7.89     $   7.25      $   6.72
    Basic weighted average shares
        outstanding                              4,571,929     4,609,874    4,580,814    4,569,712     4,673,100
                                                 =========     =========    =========    =========     =========
    Diluted weighted average shares
        outstanding                              4,624,370     4,676,031    4,619,620    4,584,668     4,673,342
                                                 =========     =========    =========    =========     =========





(1) All per share data has been retroactively adjusted for stock splits and stock dividends.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         This discussion is intended to further your understanding of the consolidated financial condition and results of operations of First West Chester Corporation (the "Corporation") which intends to change its name to the First West Chester Corporation and its wholly-owned subsidiaries, The First National Bank of West Chester (the "Bank") which intends to change its name to The First National Bank of Chester County and 323 East Gay Street Corp ("EGSC"). It should be read in conjunction with the consolidated financial statements included in this report.

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

       These risks and uncertainties include, but are not limited to, the following: (a) loan growth and/or loan margins may be less than expected due to competitive pressures in the banking industry and/or changes in the interest rate environment; (b) general economic conditions in the Corporation's market area may be less favorable than expected resulting in, among other things, a deterioration in credit quality causing increased loan losses; (c) costs of the Corporation's planned training initiatives, product development, branch expansion, new technology and operating systems may exceed expectations; (d) volatility in the Corporation's market area due to recent mergers of competing financial institutions may have unanticipated consequences, such as customer turnover; (e) changes in the regulatory environment, securities markets, general business conditions and inflation may be adverse; (f) impact of changes in interest rates on customer behavior; (g) anticipated pressure on net yields; and
(h) the impact of changes in demographics on branch locations. These risks and uncertainties are all difficult to predict and most are beyond the control of the Corporation's Management.

         Although the Corporation believes that its expectations are based on reasonable assumptions, readers are cautioned that such forward looking statements are only projections. The Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements to reflect events or circumstances after the date of this report.

                          EARNINGS AND DIVIDEND SUMMARY

         In 1999, net income increased $201 thousand or 4.0% to $5.217 million from $5.016 million in 1998. Several factors contributed to the improvement; increases in net interest income and non-interest income, gains on the sale of certain investment securities, a reduction on the effective tax rate and an overall lower provision for loan losses. These factors were partially offset by increased operating expenses during the period. Net income for 1998 increased $401 thousand or 8.7% from $4.6 million in 1997. The 1998 increase was primarily the result of an increase in net interest income and non-interest income, partially offset by increased operating expenses. On a per share basis, 1999 earnings were $1.14, an increase of 4.6% over 1998 earnings of $1.09. On a per share basis, 1998 earnings were 9.0% higher than 1997 earnings of $1.00. Cash dividends per share in 1999 were $0.49, a 4.3% increase over the 1998 dividend of $0.47. Cash dividends per share in 1998 were 9.3% higher than the 1997 dividend of $0.43. In the past, the Corporation's practice has been to pay a dividend of at least 35.0% of net income. The following performance ratios for 1999 remained stable compared to 1998 and 1997 ratios.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


PERFORMANCE RATIOS                             1999          1998          1997
------------------                           --------      --------     --------

Return on Average Assets                       1.09%          1.14%        1.12%
Return on Average Equity                      13.30%         13.13%       13.36%
Earnings Retained                             57.08%         57.26%       57.88%
Dividend Payout Ratio                         42.92%         42.74%       42.12%

The "Consolidated Average Balance Sheet" on page may assist the reader in the following discussion.

                               NET INTEREST INCOME

         Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income, on a tax equivalent basis, increased 4.5% or $885 thousand, from $19.9 million in 1998 to $20.7 million in 1999, compared to a 4.2% increase or $792 thousand from 1997 to 1998. The increases in net interest income can be attributed to the growth of average interest-earning assets of 9.3% or $38.3 million from 1998 to 1999 and 6.8% or $26.1 million from 1997 to 1998, partially offset by a decrease in the net yield on interest-earning assets. The increases in average interest-earning assets are primarily the result of increased loan and investment activity during the period. While loan demand was light during the first half of the year, the Corporation experienced modest to strong growth during the third and fourth quarters. This increased demand is expected through the first quarter of 2000. Average net yields on interest-earning assets, on a tax equivalent basis, were 4.60% for 1999, and 4.82% for 1998 and 4.94% for 1997. The decrease in the Corporation's average net yield on interest-earning assets in 1999 was primarily the result of a decrease in the average yield earned on its interest-earning assets, partially offset by a decrease in the cost or average yield paid on interest bearing liabilities. The decrease in the average net yield on interest-earning assets was primarily the result of a decrease in the average interest rate on loans. The Corporation anticipates continued pressure on the net yield on interest-earning assets as competition for new loan business remains strong and the cost of incremental deposit growth and other funding sources becomes more expensive.


               AVERAGE INTEREST RATES (ON A TAX EQUIVALENT BASIS)

YIELD ON                                           1999         1998       1997
--------                                          ------       ------     -----

Interest-Earning Assets                             7.83%       8.24%      8.39%
Interest-Bearing Liabilities                        3.99        4.28       4.25
                                                    ----        ----       ----
Net Interest Spread                                 3.84        3.96       4.14
Contribution of Interest-Free Funds                 0.76        0.86       0.80
                                                    ----        ----       ----
Net Yield on Interest-Earning Assets                4.60%       4.82%      4.94%
                                                    ====        ====       ====

                      INTEREST INCOME ON FEDERAL FUNDS SOLD

         Interest income on federal funds decreased $322 thousand from $436 thousand in 1998 to $114 thousand in 1999. The decrease in 1999 is primarily the result of a $5.6 million decrease in the average federal funds sold, and a 69 basis point (a basis point equals one hundredth of one percent) decrease in rates compared to 1998. In 1998, interest income on federal funds increased $128 thousand to $436 thousand. The increase is primarily the result of a $2.5 million increase in the average federal funds sold, partially offset by a 12 basis point decrease in rates compared to 1997.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                    INTEREST INCOME ON INVESTMENT SECURITIES

         On a tax equivalent basis, interest income on investment securities, increased $2.2 million or 43.6%, from $5.1 million in 1998 to $7.3 million in 1999, compared to an $204 thousand decrease from 1997 to 1998. The increase in investment interest income from 1998 to 1999 was the direct result of a $32.4 million increase in average investment securities and a 22 basis point increase in the yield on investment securities. The decrease in investment interest income from 1997 to 1998 was the direct result of a 49 basis point decrease in the yield on investment securities, partially offset by a $3.2 million increase in average investment securities.

                            INTEREST INCOME ON LOANS

         Loan interest income, on a tax equivalent basis, generated by the Corporation's loan portfolio decreased 2.1%, from $28.5 million in 1998 to $27.9 million in 1999. The decrease in interest income for the year was the direct result of a 49 basis point decrease in the rates earned on the loan portfolio, partially offset by an increase in average balances of $11.6 million. This rate reduction can be attributed to increased competition for new and existing loan relationships and the generally lower interest rate environment through the second quarter of 1999 as compared to the corresponding periods in 1998. Interest income, on a tax equivalent basis, generated by the Corporation's loan portfolio increased 6.2%, from $26.8 million in 1997 to $28.5 million in 1998. The increase in interest income during 1998 was attributable to a $20.6 million increase in average loans outstanding, partially offset by a 5 basis point decrease in rates. It is anticipated that pricing pressure will continue to reduce overall loan yields and net interest margins for future time periods. However, increases in the prime interest rate is expected to have a positive impact on interest income. Fee reductions could also negatively affect non-interest income.

                      INTEREST EXPENSE ON DEPOSIT ACCOUNTS

         Interest expense on deposits increased 1.4% from $13.7 million in 1998 to $13.9 million in 1999. The increase in interest expense on deposits from 1998 to 1999 was the result of increases in average interest-bearing deposit balances of $30.2 million, partially offset by a 31 basis point decrease in the rates paid. The 8.0% increase in interest expense on deposits from 1997 to 1998 was the result of a $22.7 million increase in average interest-bearing deposits and a 2 basis point decrease in rates paid.

         While total average interest-bearing deposits have grown 9.4% and 7.6% in 1999 and 1998, respectively, the components have not grown proportionately. During 1999, average savings, NOW, and money market deposits increased $20.9 million or 11.4%, while average certificates of deposit and other time deposits increased $9.3 million or 6.7%. During 1998, average savings, NOW, and money market deposits increased $10.3 million or 5.9%, while average certificates of deposit and other time deposits increased $12.4 million or 9.9%. The Corporation's effective rate on interest-bearing deposits changed from 4.21%, 4.27%, 4.29%, and 4.22% in the first, second, third, and fourth quarters of 1998, respectively, to 4.01%, 3.97%, 3.97%, and 4.04% in the first, second, third, and fourth quarters of 1999, respectively. Competition for deposits from other banks and non-banking institutions such as credit unions and mutual fund companies continues to grow. Despite the competition, the Corporation's deposit base continues to grow and growth is expected to continue for future time periods. The Corporation believes it has benefited from customer fallout during the latest wave of merger activity of regional institutions during the early part of 1999. Additionally, growth can be attributed to our new branch sites in the Frazer area, and at the Matlack Training Center and most recently at our four new limited service retirement community branches located in Chester and Delaware counties.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


                            PROVISION FOR LOAN LOSSES

         During 1999, the Corporation recorded a provision for loan losses of $799 thousand, compared to $911 thousand and $1.14 million in 1998 and 1997, respectively. The decrease in the provision expense can be attributed to the decreased rate in total non-performing assets and by a decrease in charge-offs. Net charge-offs in 1999 were $415 thousand, compared to $934 thousand and $453 thousand in 1998 and 1997, respectively. Net charge-offs as a percentage of average loans outstanding were 0.13%, 0.29%, and 0.15% for 1999, 1998, and 1997, respectively. The allowance for loan loss was $6.26 million or 1.77% of loans outstanding at December 31, 1999.

                               NON-INTEREST INCOME

         Total non-interest income increased $321 thousand or 6.8%, from $4.7 million in 1998 to $5.0 million in 1999, compared to an increase of $900 thousand or 23.8% from 1997 to 1998. The primary component of non-interest income is Financial Management Services revenue, which increased $270 thousand or 11.9%, from $2.3 million in 1998 to $2.5 million in 1999, compared to an increase of $266 thousand or 13.3% from 1997 to 1998. These revenues are largely based upon the market value of assets under management. The market value of Financial Management Services assets under management increased $24.4 million or 6.0%, from $405.2 million at the end of 1998 to $429.6 million at the end of 1999, and increased $57.1 million or 16.4% from 1997 to 1998. The 1999 and 1998 increases in market value of assets under management are attributable to new business development in the areas of trust, investment and pension management and market value appreciation.

         Service charges on deposit accounts decreased $45 thousand or 4.3% from $1.0 million in 1998 to $992 thousand in 1999 compared to an increase of $50 thousand or 5.1% from 1997 to 1998. This decrease in 1999, can be attributed to a more competitive pricing structure for our deposit accounts.

         During 1999, the Corporation realized securities gains of approximately $207 thousand compared to $87 thousand in 1998. These gains relate to the sale of certain equity securities that were sold in the second quarter of 1999.

         Other non-interest income decreased $24 thousand or 1.9% to $1.273 million in 1999 from $1.297. This decrease can be attributed to the sale of less residential mortgages to the secondary market in 1999 than 1998 resulting in fewer gains being recorded. Other non-interest income increased 59% to $1.3 million in 1998 from $815 thousand in 1997. The increase can be attributed to income from service charges for non-customer ATM transactions, which commenced during the second quarter of 1998. Income from the sale of residential mortgages to the secondary market during the first and second quarters of 1998 also contributed to the increase.

                              NON-INTEREST EXPENSE

         Total non-interest expense increased $1.2 million or 7.5%, from $16.3 million in 1998 to $17.5 million in 1999, compared to an increase of $1.4 million or 9.2% from 1997 to 1998. The growth in non-interest expense reflects the increased costs incurred to service the Corporation's expanding customer base. The components of non-interest expense changes are discussed below.

         Salary and employee benefits increased $648 thousand or 7.2%, from $9.1 million in 1998 to $9.7 million in 1999. The increase in 1999 was a result of an average 4.0% salary increase for annual salary increases and a 2.5% increase in staff. As the Corporation expands and the cost of providing benefits increases, especially health insurance, it is anticipated that this component of non-interest expense will continue to rise. Salary and employee benefits increased $685 thousand or 8.2% from 1997 to 1998, primarily as a result of an

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


average 4.0% in salary increases and 3.1% increase in staff, partially offset by decreases in pension costs. The Corporation's full-time equivalent employees were 205, 200, and 194 at the end of 1999, 1998, and 1997, respectively.

         Net occupancy, equipment and data processing expense increased $487 thousand or 14.8%, from $3.3 million in 1998 to $3.8 million in 1999. The increases are a direct result of increased capital and related equipment costs associated with completion of the conversion of the Bank's core computer system, the phase out of certain maintenance related costs, a payroll system conversion, and direct Y2K expenses. Increases in the Corporations facilities and branch offices also contributed to the increase. As the Corporation expands its presence in the County as well as the products and services it offers this cost will continue to rise. Occupancy, equipment and data processing expense increased $334 thousand or 11.3% from 1997 to 1998. The increase in 1998 from 1997 was primarily a result of building renovations on the mortgage center and Financial Management Services building. See section titled "Building Improvements and Technology Projects" for additional information.

         Other non-interest expense increased $93 thousand or 2.4% from $3.9 million in 1998 to $4.0 million in 1999. This increase is the result of the Corporation's expanded marketing efforts to attract new borrowers and depositors as well as promotion of the new branch sites. Additional operating expenses associated with the increases in staff and premises also contributed to the increase.

         Additional components of non-interest expense are the FDIC's Bank Insurance Fund ("BIF") assessments and Pennsylvania Bank Shares Tax. The BIF insurance assessment was $0 for 1999, 1998, and 1997. On January 1, 1997, in accordance with the Deposit Insurance Act of 1996 an additional assessment by the Financing Corporation ("FICO") became applicable to all insured institutions. This assessment is not tied to the FDIC risk classification. The BIF FICO assessment is 1.296 basis points per $100 in deposits for 1999. The Bank's assessment for the BIF FICO in 1999 was $48 thousand. Bank Shares Tax was 0.60%, 0.68%, and 0.84% of average stockholders' equity for 1999, 1998, and 1997, respectively. In 1998 and 1997 bank shares tax expense benefited from credits related to community development projects which were not available in 1999. The Pennsylvania Bank Shares Tax is based primarily on Bank Stockholders equity and paid annually.

         Preliminary plans for the opening of additional branch sites continue to be pursued. The Corporation believes that the costs associated with achieving these objectives will have a direct impact on all the above components of non-interest expense. It is anticipated that increased costs and expenses will be offset over time by increases in net interest and fee income generated by business in new marketing areas.

                                  INCOME TAXES

         Income tax expense was $2.05 million in 1999 compared to $2.10 million in 1998 and $1.9 million in 1997, representing an effective tax rate of 28.2%, 29.5%, and 29.0%, respectively. Tax rates in 1999 and 1998 were affected by tax credits resulting from investments in a community development project. The Bank is actively pursuing additional community development projects for investments. These investments will result in additional tax credits which should further decrease the Corporation's effective rate. The primary reason for the increase in the effective tax rates from 1997 to 1998 was a decrease in tax exempt assets as a percentage of total average assets and a smaller amount of tax credits. Average tax-exempt assets as a percentage of total average assets were 1.8%, 1.8% and 2.6% in 1999, 1998 and 1997, respectively.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


      CONSOLIDATED AVERAGE BALANCE SHEET AND TAX EQUIVALENT INCOME/EXPENSES
                    AND RATES FOR THE YEAR ENDED DECEMBER 31,


                                                    1999                       1998                     1997
                                        -------------------------  -------------------------   ---------------------

(Dollars in thousands)                     Daily                     Daily                      Daily
                                          Average                   Average                    Average
                                          Balance  Interest  Rate   Balance   Interest  Rate   Balance Interest Rate
                                          -------  --------  ----   -------   --------  ----   ------- -------- ----

ASSETS
    Federal funds sold                  $   2,398  $   114   4.75% $   8,022  $   436   5.44% $  5,544 $   308  5.56%
    Interest bearing deposits in Banks         --       --    --          --       --     --       197      12  6.09
    Investment securities
         Taxable                          114,175    7,102   6.22     82,434    4,938   5.99    78,672   5,104  6.49
         Tax-exempt (1)                     2,165      160   7.39      1,548      119   7.69     2,114     157  7.43
                                         --------   ------          --------   ------          -------  ------
    Total investment securities           116,340    7,262   6.24     83,982    5,057   6.02    80,786   5,261  6.51
                                         --------   ------          --------   ------          -------  ------
    Loans (2)
         Taxable                          326,021   27,337   8.39    313,893   27,849   8.87   291,114  26,012  8.94
         Tax-exempt (1)                     5,945      571   9.61      6,473      649  10.03     8,623     823  9.54
                                         --------   ------          --------   ------          -------  ------
         Total loans                      331,966   27,908   8.41    320,366   28,498   8.90   299,737  26,835  8.95
                                         --------   ------          --------   ------          -------  ------
    Total interest-earning assets         450,704   35,284   7.83    412,370   33,991   8.24   386,264  32,416  8.39
                                                    ------                     ------                   ------
    Non-interest-earning assets
      Allowance for possible loan losses   (5,998)                    (5,900)                   (5,607)
      Cash and due from banks              22,681                     20,121                    18,853
      Other assets                         17,081                     14,772                    13,218
                                          -------                   --------                   -------
         Total assets                    $484,468                  $ 441,363                  $412,728
                                          =======                   ========                   =======

LIABILITIES AND STOCKHOLDERS'
           EQUITY
    Savings, NOW, and money market
      deposits                           $204,986  $ 6,021   2.94% $ 184,081 $ 5,713   3.10%  $173,753 $ 5,436  3.13%
    Certificates of deposit and other
      time                                147,091    7,854   5.34    137,825   7,966   5.78    125,436   7,234  5.77
                                         --------   ------          --------   ------          -------  ------
         Total interest-bearing deposits  352,077   13,875   3.94    321,906  13,679   4.25    299,189  12,670  4.23
    Securities sold under repurchase
      agreements                            2,741      110   4.01      3,019     116   3.84      8,560     280  3.28
    Other borrowings                        9,284      558   6.01      5,269     340   6.45      6,508     401  6.16
                                         --------   ------          --------   ------          -------  ------
         Total interest-bearing
           liabilities                    364,102   14,543   3.99    330,194  14,135   4.28    314,257  13,351  4.25
                                                    ------                    ------                    ------
    Non-interest-bearing liabilities
      Non-interest-bearing demand deposits 72,493                     64,705                    57,659
      Other liabilities                     6,028                      8,268                     6,264
                                         --------                   --------                  --------
         Total liabilities                442,623                    403,167                   378,180
    Stockholders' equity                   41,845                     38,196                    34,548
                                         --------                   --------                  --------
         Total liabilities and
             stockholders' equity       $ 484,468                  $ 441,363                  $412,728
                                         ========                   ========                   =======
      Net interest income                          $20,741                  $ 19,856                   $ 19,065
                                                    ======                   =======                    =======
    Net yield on interest-earning assets                    4.60%                     4.82%                     4.94%
                                                            ====                      ====                      ====



(1) The indicated income and annual rate are presented on a tax equivalent basis using the federal marginal rate of 34%, adjusted for the TEFRA 20% interest expense disallowance for 1999, 1998, and 1997.
(2) Nonaccruing loans are included in the average balance.


                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


               LIQUIDITY MANAGEMENT AND INTEREST RATE SENSITIVITY

         The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for business expansion. Liquidity management addresses the Corporation's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings as they mature, and to make new loans and investments as opportunities arise. Liquidity is managed on a daily basis enabling Senior Management to effectively monitor changes in liquidity and to react accordingly to fluctuations in market conditions. The primary source of liquidity for the Corporation is its available-for-sale portfolio of liquid investment grade securities. Funding sources also include NOW, money market, savings, and small denomination certificates (< $100,000) of deposit accounts. The Corporation considers funds from such sources as its "core" deposit base because of the historical stability of such sources of funds. Additional liquidity comes from the Corporation's non-interest-bearing demand deposit accounts, a three-tiered savings product and certificates of deposit in excess of $100,000. Details of core deposits, non-interest-bearing demand deposit accounts and other deposit sources are highlighted in the following table:

                                DEPOSIT ANALYSIS

     (Dollars in thousands)
                                                  1999                     1998                     1997
                                        -----------------------   ----------------------  -----------------------
                                          Average     Effective     Average    Effective    Average     Effective
         DEPOSIT TYPE                     Balance       Yield       Balance      Yield      Balance        Yield
         ------------                    --------     ---------     -------    ---------  ----------     --------

     NOW                                $  58,356       1.71%     $  55,203       2.04%    $  52,758       2.19%
     Money Market                          27,139       2.90         27,596       3.09        28,433       3.15
     Statement Savings                     49,144       3.00         47,046       3.28        48,381       3.31
     Other Savings                          2,280       2.76          2,382       2.73         2,996       2.74
     CD's Less than $100,000              118,228       5.38        114,372       5.81       108,022       5.80
                                          -------                   -------                  -------

     Total Core Deposits                  255,147       3.79        246,599       4.15       240,590       4.16

     Non-interest-Bearing
       Demand Deposits                     72,493        --          64,705        --         57,659        --
                                         --------                  --------                  -------

     Subtotal                             327,640        --         311,304        --        298,249        --

     Tiered Savings                        68,067       3.97         51,854       4.09        41,184       4.14
     CD's Greater than $100,000            28,863       5.19         23,453       5.63        17,415       5.54
                                         --------                  --------                  -------

     Total Deposits                     $ 424,570        --       $ 386,611        --      $ 356,848        --
                                         ========                  ========                 ========

         The Bank as a member of the Federal Home Loan Bank ("FHLB") maintains a credit facility secured by the Bank's-mortgage related assets. Additionally, the FHLB offers several other credit related products which are available to the Bank. The Corporation utilizes borrowings from the FHLB and collateralized repurchase agreements in managing its interest rate risk and as a tool to augment deposits and in funding asset growth. The Corporation may utilize these funding sources to better match its longer term repricing assets (i.e., between one and five years).

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         The  goal  of  interest  rate   sensitivity   management  is  to  avoid
fluctuating net interest margins, and to enhance consistent growth of net interest income through periods of changing interest rates. Such sensitivity is measured as the difference in the volume of assets and liabilities in the existing portfolio that are subject to repricing in a future time period. The Corporation's net interest rate sensitivity of its "gap position" within one year is ($277,341) million or 44.4% of total assets at December 31, 1999, compared with ($151,780) million or 32.2% of total assets at the end of 1998. This negative position indicates that more liabilities than assets my reprice within the next twelve months, which in a rising rate environment may result in an increase in interest expense that would not be offset by repricing assets. The data in this analysis is static and represents the gap position at a specific point in time and may not be inductive of actual results.

              INTEREST RATE SENSITIVITY GAP AS OF DECEMBER 31, 1999

(Dollars in thousands)                                  One                Over
                                        Within        Through               Five      Non-Rate
                                      One Year       Five Years            Years       Sensitive         Total
                                    ------------     ----------         ----------    ----------     --------------

ASSETS
    Federal funds sold                $   5,000       $     -          $      -        $     -        $   5,000
    Investment securities                22,314          58,165            32,561            -          113,040
    Loans and leases                     85,620         198,094            70,626         (6,261)       348,079
    Cash and cash equivalents               -               -                 -           27,257         27,257
    Premises & equipment                    -               -                  34         10,410         10,444
    Other assets                          3,976             -                 -            4,106          8,082
                                       --------        --------         ---------       --------       --------

    Total assets                      $ 116,910       $ 256,259        $  103,221      $  35,512      $ 511,902
                                       ========        ========         =========       ========       ========

LIABILITIES AND CAPITAL
    Non-interest-bearing deposits$           -        $     -          $      -        $  82,734      $  82,734
    Interest bearing deposits           330,478          33,303             1,918            -          365,699
    Securities sold under repurchase
      agreements                          3,365             -                 -              -            3,365
    FHLB Advances                        10,408           1,569             4,690            -           16,667
    Other liabilities                       -               -               5,255            -            5,255
    Capital                                 -               -                 -           38,182         38,182
                                       --------        --------         ---------       --------       --------

    Total liabilities and capital     $ 344,251       $  34,872        $   11,863     $  120,916      $ 511,902
                                       ========        ========         =========       ========       ========

    Net interest rate sensitivity gap $(227,341)      $ 221,387        $   91,358     $  (85,404)     $     -
                                       ========        ========         =========      =========       ========

    Cumulative interest rate
       sensitivity gap                $(227,341)      $  (5,954)       $   85,404     $      -        $     -
                                       ========        ========         =========      =========       ========

    Cumulative interest rate
       sensitivity gap divided
       by total assets                   (44.4)%           (1.2)%           16.7%

         The Corporation's gap position is one factor used to evaluate interest rate risk and the stability of net interest margins. Other factors include computer simulations of what might happen to net interest income under various interest rate forecasts and scenarios. The Corporation's Asset Liability

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


Management Policy requires quarterly calculation of the effects of changes in interest rates on net interest income. These calculations are prepared quarterly using computer based asset liability software. The table below summarizes estimated changes in net interest income over a twelve-month period, under alternative interest rate scenarios. The change in interest rates was based on an immediate and proportional shift in the December 31, 1999 Wall Street Journal prime rate of 8.50%.


(Dollars in thousands)
     Change in                         Net                Dollar                   Percent     Management
   Interest Rates               Interest Income           Change                   Change        Limits
   --------------               ---------------           ------                   ------        ------

+300 Basis Points                     $27,369              $-885                  -3.13%           4.50%
+200 Basis Points                      27,666               -588                  -2.08            4.00
+100 Basis Points                      27,961               -293                  -1.04            3.00
FLAT RATE                              28,254                  0                      0            0.00
 -100 Basis Points                     28,910                656                   2.32            3.00
 -200 Basis Points                     28,834                580                   2.05            4.00
 -300 Basis Points                     29,120                866                   3.07            4.50

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

         The nature of the Corporation's current operation is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Corporation nor the Bank own trading assets. At December 31, 1999, the Corporation did not have any hedging transactions in place such as interest rate swaps, caps or floors.

                   ASSET QUALITY AND ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is an amount that management believes will be adequate to absorb loan losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, adequacy of collateral, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


          ANALYSIS OF CHANGES IN THE ALLOWANCE FOR POSSIBLE LOAN LOSSES
                       AND COMPARISON OF LOANS OUTSTANDING

                                                                           December 31
                                                ----------------------------------------------------------------
(Dollars in thousands)                              1999          1998         1997         1996           1995
                                                  --------      --------     --------     --------       --------

Balance at beginning of year                    $    5,877    $    5,900   $    5,218   $    4,506    $    3,303
                                                 ---------     ---------    ---------    ---------     ---------

Provision charged to operating expense                 799           911        1,135        1,079         1,666
                                                 ---------     ---------    ---------    ---------     ---------

Recoveries of loans previously charged off
   Commercial loans                                     81            48           67           36             4
   Real estate - mortgages                              -            145           -            -             46
   Consumer loans                                       97            52           16            8            29
                                                 ---------     ---------    ---------    ---------     ---------

         Total recoveries                              178           245           83           44            79
                                                 ---------     ---------    ---------    ---------     ---------

Loan charge-offs
   Commercial loans                                    (38)         (247)        (237)        (118)         (348)
   Real estate - mortgages                             (67)          (45)        (117)        (218)          (25)
   Consumer loans                                     (488)         (887)        (182)         (62)         (108)
   Lease financing receivables                         -             -            -            (13)          (61)
                                                 ---------     ---------    ---------    ---------     ---------

         Total charge-offs                            (593)       (1,179)        (536)        (411)         (542)
                                                 ---------     ---------    ---------    ---------     ---------

Net loan charge-offs                                  (415)         (934)        (453)        (367)         (463)
                                                 ---------     ---------    ---------    ---------     ---------

Balance at end of year                          $    6,261   $     5,877   $    5,900   $    5,218    $    4,506
                                                 =========    ==========    =========    =========     =========

Year-end loans outstanding                      $  354,338   $   320,395   $  318,899   $  264,582    $  242,587

Average loans outstanding                       $  331,966   $   320,366   $  299,737   $  249,697    $  243,657

Allowance for possible loan losses as
   a percentage of year-end loans
   outstanding                                        1.77%         1.83%       1.85%        1.97%          1.86%

Ratio of net charge-offs to average
   loans outstanding                                  0.13%         0.29%       0.15%        0.15%          0.19%

         Non-performing loans include loans on non-accrual status and loans past due 90 days or more and still accruing. The Bank's policy is to write down all non-performing loans to net realizable value based on updated appraisals of collateral. Non-performing loans are generally collateralized by real estate and are in the process of collection. Management believes that loans that are past due over 90 days and still accruing are adequately collateralized as to principal and interest. Such loans are in the process of collection.

         The allowance for loan losses as a percentage of non-performing loans ratio indicates that the allowance for loan losses is sufficient to cover the

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


principal of all non-performing loans at December 31, 1999. Other real estate owned ("OREO") represents residential and commercial real estate owned by the Bank following default by borrowers by and what has been written down to realizable value (net of estimated disposal costs) based on professional appraisals. In October 1999, the Corporation liquidated from OREO a commercial property for a net amount of $192 thousand resulting in a recovery of certain legal and tax expenses and a gain of approximately $13 thousand. In October, the Bank took another property into OREO in the amount of $470 thousand.

         Management is not aware of any loans other than those included in these tables and mentioned in this paragraph that would be considered potential problem loans and cause Management to have doubts as to the borrower's ability to comply with loan repayment terms. The Corporation decided to withdraw from third party automobile lending on July 10, 1998 due to less than expected results. The Corporation continues to service the existing portfolio but has not added any additional volume. The portfolio totaled approximately $14 million and $24 million as of December 31, 1999 and December 31, 1998, respectively. Approximately 4.19% and 9.92% was past due 30 days or more as of December 31, 1999 and December 31, 1998.

                         NON-PERFORMING LOANS AND ASSETS

                                                                             December 31
                                                  ----------------------------------------------------------------
(Dollars in thousands)                              1999          1998         1997         1996           1995
                                                  --------      --------     --------     --------      ----------

Past due over 90 days and still accruing         $     175     $     546    $     466    $   2,772     $     419

Non-accrual loans                                    1,207         1,316        1,443          713           726
                                                  --------      --------     --------     --------      --------

Total non-performing loans                           1,382         1,862        1,909        3,485         1,145

Other real estate owned ("OREO")                       470           192        1,651        1,274         1,447
                                                 ---------     ---------     --------     --------      --------

Total non-performing assets                      $   1,852     $   2,054    $   3,560    $   4,759     $   2,592
                                                  ========      ========     ========     ========      ========

Non-performing loans as a
   percentage of total loans                          0.39%         0.58%        0.60%        1.32%         0.47%

Allowance for loan losses as a
   percentage of non-performing
   loans                                             453.0%        315.6%       309.1%       149.7%        393.5%

Non-performing assets as a percentage
   of total loans and other real estate
   owned                                               0.5%          0.6%         1.1%         1.8%          1.1%

Allowance for loan losses as a
   percentage of nonperforming
   assets                                            338.1%        286.1%       165.7%       109.6%        173.8%


                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


                                CAPITAL ADEQUACY

         The Corporation is subject to Risk-Based Capital Guidelines adopted by the Federal Reserve Board for bank holding companies. The Bank is also subject to similar capital requirements adopted by the Office of the Comptroller of the Currency ("OCC"). Under these requirements, the regulatory agencies have set minimum thresholds for Tier I Capital, Total Capital, and Leverage ratios. At December 31, 1999, both the Corporation's and the Bank's capital exceeded all minimum regulatory requirements and were considered "well capitalized" as defined in the regulations issued pursuant to the FDIC Improvement Act of 1994. The Corporation's and Banks Risk-Based Capital Ratios, shown below, have been computed in accordance with regulatory accounting policies.

                                                               December 31
RISK-BASED                                        --------------------------------------       "Well Capitalized"
CAPITAL RATIOS                                        1999         1998          1997               Requirements
--------------                                    ------------ ------------  -----------        ----------------

  Corporation
Leverage Ratio                                       8.48%        8.59%         8.57%                   N/A
Tier I Capital Ratio                                10.73%       11.67%        11.22%                   N/A
Total Risk-Based Capital Ratio                      11.98%       12.95%        12.48%                   N/A

      Bank
Leverage Ratio                                       8.05%        8.36%         8.30%                  5.00%
Tier I Capital Ratio                                10.47%       11.35%        10.89%                  6.00%
Total Risk-Based Capital Ratio                      11.73%       12.62%        12.14%                 10.00%

         The Bank is not under any agreement with the regulatory authorities nor is it aware of any current recommendations by the regulatory authorities that, if they were to be implemented, would have a material effect on liquidity, capital resources or operations of the Corporation.

                  BUILDING IMPROVEMENTS AND TECHNOLOGY PROJECTS

         The Corporation acquired and opened limited access branch banking facilities in four local retirement communities in December of 1999. The locations include Granite Farms Estates, Lima Estates, and Kendal and Crosslands Communities. These branch locations will serve the residents and employees of their communities and bring the total number of branches in the Corporations network to twelve.

         In September of 1998, the Corporation purchased a 25,000 square foot office building adjacent to the Corporation's existing Operation Center in West Chester, Pennsylvania for approximately $1.7 million. The new building at 887 Matlack Street was put in service in the second quarter of 1999. It houses a branch teller training center that is open to the public as well as the new location for the administrative services, audit, compliance and facilities departments. During the third quarter of 1999, the Corporation purchased additional land in the Lionville area to accommodate future expansion.

         In November 1998, the Corporation completed a conversion of its core processing system to the Jack Henry and Associates, Inc. ("JHA") Silverlake system. JHA is a major provider of community bank core processing systems. Technology projects in process at December 31, 1999 include a conversion of our existing branch teller system to Jack Henry's Vertex system.

         On October 1, 1999, the Corporation launched our consumer Internet banking services, "Net Teller" and "BillPay". These new products allow our retail customers the convenience to access their accounts and pay bills on-line twenty-four hours a day from home. A commercial version of this product is expected in early 2000.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                                YEAR 2000 ISSUES


Results of the Century Date Change

         The Corporation as with the financial industry as a whole, has experienced no significant problems or irregularities with regard to the Y2K issue. However, there can be no assurance that the Corporation, its suppliers and customers, or the financial industry, will not experience any problems in the future. If any problems were to occur in the future, the Corporation intends to react according to its contingency plan.

State of Readiness

         The Corporation adopted a Year 2000 ("Y2K") policy to address the inability of certain information systems and automated equipment to properly recognize and process dates containing the Y2K and beyond, (the "Y2K Issue"). If not corrected, these systems and automated equipment could produce inaccurate or unpredictable results commencing on January 1, 2000 and on various dates through 2000. The Corporation, similar to most financial services providers, is particularly vulnerable to the potential impact of the Y2K Issue due to the nature of financial information. Potential impacts to the Corporation may arise from software, computer hardware, and other equipment failure both within the Corporation's direct control and outside of the Corporation's ownership yet with which the Corporation electronically or operationally interfaces. The Corporation has no internally generated software coding to correct. Substantially all of the software utilized by the Corporation is purchased or licensed from external providers.

         In order to address the Y2K Issue, the Corporation has developed and implemented a five phase compliance plan. The compliance plan is divided into the following major components: (1) Awareness; (2) Assessment; (3) Renovation;
(4) Validation and Testing; and (5) Implementation. The Corporation completed all five phases of the plan for all of its mission-critical systems on October 15, 1999.

         JHA has tested the unmodified version of its Silverlake system and the Federal Financial Institutions Examination Council ("FFIEC") has reviewed JHA test procedures and has provided the Corporation with a copy of the results. The Corporation conducted an independent test on the Silverlake system and related hardware during the week of March 7, 1999. The Corporation has documented and evaluated the results of that test and is satisfied with the results.

         The Corporation's check processing and imaging systems, operate on a combination of NCR, Unisys, Novell and Microsoft hardware and software. Parts of this system required certain upgrades. These upgrades were installed and tested prior to October 15, 1999. The Corporation is satisfied with the results of these tests. The Corporation has completed Y2K testing on all PC hardware and software. Any machines failing these tests were replaced or repaired.

         The Corporation's Financial Management Services Department outsources its core processing to Sunguard Trust System Inc.'s ("STS") Charlotte. STS is a provider of data processing services to the financial services industry. STS has informed the Corporation that, based upon tests, which it has conducted and is currently conducting, it believed its systems were Y2K compliant. The Corporation relied on testing conducted by STS and also relied on Proxy Tests conducted by certain STS customers. Testing and related documentation was completed by March 31, 1999.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


The Costs to Address the Corporation's Year 2000 Issues

         The Corporation incurred direct Y2K project costs of $203 thousand. The Corporation has incurred total direct and indirect Y2K project costs of $337 thousand. This estimated project cost is based upon currently available information and includes expenses for the review and testing by third parties, including government entities. However, there can be no guarantee that the hardware, software, and systems of such third parties will be free of unfavorable Y2K issues and therefore not present a material adverse impact upon the Corporation. The aforementioned Y2K project cost estimate also may change as the Corporation progresses in its Y2K program and obtains additional information associated with, and conducts further testing concerning, third parties. At this time, no significant projects have been delayed as a result of the Corporation's Y2K effort.

Risk Assessment

         In assessing the Corporation's Y2K exposure the Corporation identified those suppliers and customers whose lack of Y2K preparedness might expose the Corporation to financial loss. Financial loss includes but is not limited to the following: (1) monies paid to suppliers for which no performance is rendered;
(2) inability of suppliers to furnish necessary items potentially resulting in costly business interruptions; and (3) inability of loan customers to repay amounts due.

         The Corporation initiated formal communications with all of its significant vendors and large loan customers (over $250,000) to determine its vulnerability as a result of the failure of those third parties to remediate their own Y2K Issues. The Corporation completed its review of the Y2K capabilities of its significant vendors in the second quarter of 1999.

Cash Contingency and Customer Awareness Programs

         The Corporation has a cash contingency plan to meet anticipated year-end customer needs. The Corporation is also participated in several customer / community awareness seminars. These seminars were designed to educate our customers and the community about Y2K risk and the steps the Corporation was taking to prepare itself. The Corporation has an ongoing employee awareness program with similar objectives.

         As part of the Corporation's cash contingency plan the Bank secured several sources of funds in the event they were needed in the fourth quarter of 1999 or the first quarter of 2000. Sources include: Unsecured credit lines at our correspondent banks, a guaranteed line of credit from the Federal Home Loan Bank and availability under the "Special Y2K Liquidity Facility" provided by the Federal Reserve.

The Corporation's Contingency Plan

         The Corporation has several back-up system contingency plans, which was designed to render the Corporation operational for a period of one to thirty days should a Y2K problem surface. These contingency plans utilize secondary computer systems and / or various manual tasks, which include but are not limited to the following:

1. Maintenance of loan data on Microsoft Excel spreadsheets or paper ledgers;
2. Maintenance of core deposit account information on Microsoft Excel spreadsheets or paper ledgers;
3.       Manual sorting of deposit tickets and checks by account number; and
4. Maintenance of FMS account information on Microsoft Excel spreadsheets or manual ledgers;
5. A check processing contingency plan involving the use of a used reader-sorter and JHA's proof of deposit program has been developed, fine tuned and tested. Other

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


Other

         Financial institution regulators have intensively focused upon Y2K exposures, issuing guidance concerning the responsibilities of senior management and directors in addressing the Y2K Issue. Y2K testing and certification was addressed as a key safety and soundness issue in conjunction with regulatory exams. In May 1997, the FFIEC issued an interagency statement to the chief executive officers of all federally supervised financial institutions regarding Y2K project management awareness. The FFIEC has highly prioritized Y2K compliance in order to avoid major disruptions to the operations of financial institutions and the country's financial systems when the new century begins. The FFIEC statement provides guidance to financial institutions, providers of data services, and all examining personnel of the federal banking agencies regarding the Y2K Issue.

         The federal banking agencies, including the OCC have been conducting Y2K compliance examinations. The failure to implement an adequate Y2K program can be identified as an unsafe and unsound banking practice. The Corporation and the Bank are subject to regulation and supervision by the OCC which regularly conducts reviews of the safety and soundness of the Corporation's operations, including the Corporation's progress in becoming Y2K compliant. The OCC has established an examination procedure which contains three categories of ratings:
"Satisfactory", "Needs Improvement", and "Unsatisfactory". Institutions that receive a Y2K rating of "Unsatisfactory" may be subject to formal enforcement action, supervisory agreements, cease and desist orders, civil money penalties, or the appointment of a conservator. In addition, federal banking agencies will be taking into account Y2K compliance programs when reviewing applications and may deny an application based on Y2K related issues. Failure by the Corporation to adequately prepare for Y2K issues could negatively impact the Corporation's banking operations, including the imposition of restrictions upon its operations by the OCC.

         Despite the Corporation's activities in regards to the Y2K Issue and the results to date, there can be no assurance that partial or total systems interruptions may not yet occur which would have a material adverse effect upon the Corporation's business, financial condition, results of operations, and business prospects.

               DESCRIPTION OF CAPITAL STOCK AND MARKET INFORMATION

         The authorized capital stock of the Corporation consists of 10,000,000 shares of common stock, par value $1.00 per share, of which 4,799,666 shares were outstanding at the end of 1999 and 1998.

         The Corporation's common stock is publicly traded over the counter under the symbol "FWCC". Trading is sporadic. The following table, which shows the range of high and low month-end bid prices for the stock, is based upon transactions reported by the Philadelphia brokerage firm of Janney Montgomery Scott, LLC, one of the Corporation's market makers.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS



                                                                                  Bid Prices (1)
                                                                                  ----------
                                                                                  Month End
                                                                                  ---------
                                                                       1999                          1998
                                                                       ----                          ----
         Quarter Ended                                         High            Low             High          Low
         -------------                                         ----            ---             ----          ---

         First                                                $21.00          $18.75          $20.25        $16.75

         Second                                               $20.50          $17.00          $20.25        $20.25

         Third                                                $17.75          $14.50          $20.00        $17.00

         Fourth                                               $20.50          $14.50          $19.00        $18.00


(1) All per share data has been retroactively adjusted for stock splits and stock dividends.

         Other information regarding the Corporation can be found in the Corporation's Form 10-K, to be filed with the Securities and Exchange Commission by March 30, 1999. Copies of the form 10-K can be obtained from the Corporation's Shareholder Relations Officer, P.O. Box 523, West Chester, PA 19381-0523, at 610-344-2686.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


(Dollars in thousands)                                                                          December 31
                                                                                      ----------------------------
                                                                                          1999              1998
                                                                                      ----------        ----------

ASSETS
    Cash and due from banks                                                           $   27,257        $   25,006
    Federal funds sold                                                                     5,000             5,675
                                                                                       ---------         ---------

                Total cash and cash equivalents                                           32,257            30,681
                                                                                       ---------         ---------

    Investment securities held-to-maturity (fair value of
        $4,535 and $7,606 in 1999 and 1998, respectively)                                  4,402             7,406

    Investment securities available-for-sale, at fair value                              108,638           102,380

    Loans                                                                                354,338           320,395
    Less allowance for possible loan losses                                               (6,261)           (5,877)
                                                                                       ---------         ---------

                Net loans                                                                348,077           314,518

    Premises and equipment, net                                                           10,444             9,579
    Other assets                                                                           8,084             6,129
                                                                                       ---------         ---------

                Total assets                                                          $  511,902        $  470,693
                                                                                       =========         =========

LIABILITIES
    Deposits
        Non-interest-bearing                                                          $   82,734        $   72,556
        Interest-bearing (including certificates of deposit over $100 of
          $28,377 and $28,984 - 1999 and 1998, respectively)                             365,699           345,842
                                                                                       ---------         ---------

                Total deposits                                                           448,433           418,398

    Securities sold under repurchase agreements                                            3,365             2,795
    Federal Home Loan Bank advances                                                       16,667             5,027
    Other liabilities                                                                      5,255             4,750
                                                                                       ---------         ---------

                Total liabilities                                                        473,720           430,970
                                                                                       ---------         ---------

STOCKHOLDERS' EQUITY
    Common stock, par value $1.00; authorized, 10,000,000 shares;
        Outstanding, 1999 - 4,799,666 and 1998 - 4,799,666.                                4,800             4,800
    Additional paid-in capital                                                               602               542
    Retained earnings                                                                     38,652            35,675
    Accumulated Other Comprehensive Income                                                (2,893)              292
    Treasury stock, at cost:  1999 - 254,509 and 1998 - 183,640.                          (2,979)           (1,586)
                                                                                       ---------         ---------

                Total stockholders' equity                                                38,182            39,723
                                                                                       ---------         ---------

                Total liabilities and stockholders' equity                            $  511,902        $  470,693
                                                                                       =========         =========



The accompanying notes are an integral part of these statements.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)                                                   December 31
                                                                           -------------------------------------
                                                                               1999          1998           1997
                                                                           ------------  ------------   --------
INTEREST INCOME

    Loans, including fees                                                  $  27,730     $  28,296     $  26,580
    Investment securities                                                      7,260         5,021         5,214
    Federal funds sold                                                           114           436           308
    Deposits in banks                                                              3           -              12
                                                                            --------      --------      --------
             Total interest income                                            35,107        33,753        32,114
                                                                            --------      --------      --------
INTEREST EXPENSE

    Deposits                                                                  13,875        13,679        12,670
    Securities sold under repurchase agreements                                  110           116           280
    Other borrowings                                                             558           340           401
                                                                            --------      --------      --------
             Total interest expense                                           14,543        14,135        13,351
                                                                            --------      --------      --------
             Net interest income                                              20,564        19,618        18,763
PROVISION FOR POSSIBLE LOAN LOSSES                                               799           911         1,135
                                                                            --------      --------      --------
             Net interest income after provision for possible loan losses     19,765        18,707        17,628
                                                                            --------      --------      --------
NON-INTEREST INCOME

    Financial Management Services                                              2,536         2,266         2,000
    Service charges on deposit accounts                                          992         1,037           987
    Investment securities gains (losses), net                                    207            87           (15)
    Other                                                                      1,273         1,297           815
                                                                            --------      --------      --------
             Total non-interest income                                         5,008         4,687         3,787
                                                                            --------      --------      --------
NON-INTEREST EXPENSE

    Salaries and employee benefits                                             9,694         9,046         8,361
    Occupancy, equipment, and data processing                                  3,785         3,298         2,964
    Other                                                                      4,027         3,934         3,586
                                                                            --------      --------      --------
             Total non-interest expense                                       17,506        16,278        14,911
                                                                            --------      --------      --------

             Income before income taxes                                        7,267         7,116         6,504

INCOME TAXES                                                                   2,050         2,100         1,889
                                                                            --------      --------      --------

NET INCOME                                                                 $   5,217     $   5,016     $   4,615
                                                                            ========      ========      ========

PER SHARE

    Basic Earnings Per Common Share                                        $    1.14     $    1.09     $    1.00
                                                                            ========      ========      ========
    Diluted Earnings Per Common Share                                      $    1.13     $    1.07     $    1.00
                                                                            ========      ========      ========
    Dividends declared                                                     $    0.49     $    0.47     $    0.43
                                                                            ========      ========      ========



The accompanying notes are an integral part of these statements.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

 CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE
                                     INCOME

                                                                         Accumulated
                                                    Additional              Other                 Total
                                    Common Stock     Paid-in   Retained Comprehensive Treasury Stockholders' Comprehensive
(Dollars in thousands)            Shares  Par Value  Capital   Earnings     Income     Stock      Equity         Income
                                  ------  --------- ---------- -------- ------------- -------- ------------- -------------

Balance at January 1, 1997      1,799,941 $  1,800  $ 3,305    $30,133     $  (242)   $(1,821)  $ 33,175      $      -

    Net income                         -        -        -       4,615          -          -       4,615          4,615
    Cash dividends declared            -        -        -      (1,945)         -          -      (1,945)            -
    Other Comprehensive Income
       Net unrealized gain on
         investment securities
         available-for-sale            -        -        -          -          209         -         209            209
    4 for 3 stock split           599,892      600     (600)        -           -          -          -              -
    Treasury stock transactions      -        -          24         -           -         135        159             -
                                ---------   ------   ------     ------      ------     ------    -------        -------
    Comprehensive Income                                                                            -          $  4,824
                                                                                                                =======

Balance at December 31, 1997    2,399,833 $  2,400  $ 2,729    $32,803     $   (33)   $(1,686)  $ 36,213       $     -

    Net income                         -        -        -       5,016          -          -       5,016          5,016
    Cash dividends declared            -        -        -      (2,144)         -          -      (2,144)            -
    Other Comprehensive Income
       Net unrealized gain on
         investment securities
         available-for-sale            -        -        -          -          325         -         325            325
    2 for 1 stock split         2,399,833    2,400   (2,400)        -           -          -          -              -
    Treasury stock transactions        -        -       213         -           -         100        313             -
                                ---------   ------   ------     ------      ------     ------    -------        -------
    Comprehensive Income                                                                              -        $  5,341
                                                                                                                =======

Balance at December 31, 1998    4,799,666 $  4,800  $   542    $35,675     $   292    $(1,586)  $ 39,723       $     -

    Net income                         -        -        -       5,217           -         -       5,217          5,217
    Cash dividends declared            -        -        -      (2,240)          -         -      (2,240)            -
    Other Comprehensive Income
       Net unrealized gain
       (loss) on
       investment securities
       available-for-sale              -        -        -          -       (3,185)        -      (3,185)        (3,185)
    Treasury stock transactions        -        -        60         -            -     (1,393)    (1,333)            -
                                ---------   ------   ------     ------      ------     ------    -------        -------
    Comprehensive Income                                                                              -        $  2,032
                                                                                                                =======

Balance at December 31, 1999    4,799,666 $  4,800  $   602    $38,652      $(2,893) $ (2,979)  $ 38,182
                                =========  =======   ======     ======       ======   =======    =======




The accompanying notes are an integral part of these statements.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS


(Dollars in thousands)                                                                    December 31
                                                                           ---------------------------------------
                                                                                1999         1998           1997
                                                                           ------------  -----------    ----------

OPERATING ACTIVITIES
    Net income                                                              $   5,217    $    5,016     $    4,615
    Adjustments to reconcile net income to net
           cash provided by operating activities
        Depreciation                                                              965         1,279            860
        Provision for loan losses                                                 799           911          1,135
        Amortization of investment security
           premiums and accretion of discounts, net                               335           275             52
        Amortization of deferred fees, net on loans                               137           (92)            53
        Investment securities (gains) losses, net                                (207)          (87)            15
        (Increase) decrease in other assets                                    (5,039)        1,703           (634)
        Increase (decrease) in other liabilities                                  505        (1,151)           601
                                                                             --------     ---------      ---------

                Net cash provided by operating activities                       2,712         7,854          6,697
                                                                             --------     ---------      ---------

INVESTING ACTIVITIES
    Decrease in interest-bearing deposits with banks                               --            --          1,000
    Net decrease in loans                                                     (34,495)       (2,338)       (54,823)
    Proceeds from sales of investment securities available-for-sale            15,899        22,061         30,646
    Proceeds from maturities of investment securities available-for-sale       28,889        29,790         13,588
    Proceeds from maturities of investment securities held-to-maturity          4,216         4,719          3,635
    Purchase of investment securities available-for-sale                      (52,386)      (88,789)       (27,543)
    Purchase of premises and equipment, net                                    (1,930)       (4,199)          (767)
                                                                             --------     ---------      ---------

                Net cash used in investing activities                         (39,807)      (38,756)       (34,264)
                                                                             --------     ---------      ---------

FINANCING ACTIVITIES
    (Increase) decrease in Federal Home Loan Bank advances and
           other borrowings                                                    11,640        (2,353)          (318)
    Increase in deposits                                                       30,033        44,149         22,983
    Increase (decrease) in securities sold under repurchase agreements            570        (4,830)         7,380
    Cash dividends                                                             (2,239)       (2,144)        (1,945)
    Treasury stock transactions                                                (1,333)          313            159
                                                                             --------     ---------      ---------

                Net cash provided by financing activities                      38,671        35,135         28,259
                                                                             --------     ---------      ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                       1,576         4,233            692

Cash and cash equivalents at beginning of year                                 30,681        26,448         25,756
                                                                             --------     ---------      ---------

Cash and cash equivalents at end of year                                    $  32,257    $   30,681     $   26,448
                                                                             ========     =========      =========




The accompanying notes are an integral part of these statements.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    First West Chester Corporation (the "Corporation") which intends to change its name to the First Chester County Corporation, through its wholly-owned subsidiary, The First National Bank of West Chester (the "Bank") which intends to change its name to the First National Bank of Chester County, has been serving the residents and businesses of Chester County, Pennsylvania, since 1863. The Bank is a locally managed community bank providing loan, deposit, and trust services from its twelve branch locations. The Bank encounters vigorous competition for market share in the communities it serves from bank holding companies, other community banks, thrift institutions, credit unions and other non-bank financial organizations such as mutual fund companies, insurance companies, and brokerage companies.

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

    The principal estimate that is susceptible to significant change in the near term relates to the allowance for loan and lease losses. The evaluation of the adequacy of the allowance for loan losses includes an analysis of the individual loans and overall risk characteristics and size of the different loan portfolios, and takes into consideration current economic and market conditions, the capability of specific borrowers to pay specific loan obligations, as well as current loan collateral values. However, actual losses on specific loans, which also are encompassed in the analysis, may vary from estimated losses.

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

    2.  Financial Instruments

    The Corporation follows Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Value of Financial Instruments," which requires all entities to disclose the estimated fair value of their assets and liabilities considered to be financial instruments. Financial instruments requiring disclosure consist primarily of investment securities, loans, and deposits and borrowings.

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

    4.  Loans and Allowance for Loan Losses

    Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged to expense. Loan principal considered to be uncollectible by management is charged against the allowance for loan losses. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible based upon an evaluation of known and inherent risks in the loan portfolio, the evaluation takes into consideration such factors as changes in the nature and size of the loan portfolio, overall portfolio quality, specific problem loans, and current and future economic conditions which may affect the borrowers' ability to pay. The evaluation also details historical losses by loan category, the resulting loss rates for which are projected at current loan total amounts. Low estimates for specified problem loans are also detailed. Interest on loans is accrued and credited to operations based upon the principal amount outstanding. Certain origination and commitment fees and related direct loan origination costs are deferred and amortized over the contractual life of the related loans, resulting in an adjustment of the related loan's yield.

    Accrual of interest is discontinued on a loan when management believes that the borrower's financial condition is such that collection of interest and principal is doubtful. Upon such discontinuance, all unpaid accrued interest is reversed. The determination of the allowance for loan losses is based upon the character of the loan portfolio, current economic conditions, loss experience, and other relevant factors, which, in management's judgment, deserve recognition in estimating possible losses.

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

    The Corporation accounts for long-lived fixed assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement provides

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

    guidance on when assets should be reviewed for impairment, how to determine whether an asset or group of assets is impaired, how to measure an impairment loss, and the accounting for long lived-lived assets that a company plans to dispose of.

    6.  Contributions

    The Corporation accounts for contributions in accordance with SFAS No. 116, "Accounting for Contributions Received and Contributions Made." SFAS No. 116 specifies that contributions made by the Corporation be recognized as expenses in the period made and as decreases of assets or increases of liabilities depending on the form of the benefits given. In accordance with SFAS No. 116, the Corporation incurred contribution expenses relating to long-term commitments to local not-for-profit organizations of $12,500, $63,000 and $83,000 during 1999, 1998 and 1997, respectively.

    7.  Income Taxes

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

    8.  Employee Benefit Plans

    The Corporation has certain employee benefit plans covering eligible employees. The Bank accrues such costs as earned.

    9.  Stock Based Compensation Plan

    The Corporation follows SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternately, the standard permits entities to continue accounting for employee stock options and similar instruments under Accounting Principles Board (APB) Opinion No. 25 "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair-value based method of accounting defined in SFAS No. 123 had been applied. The Corporation's stock option plan is accounted for under APB Opinion No. 25.

    10.  Financial Management Services Assets and Income

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

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

    11.  Earnings per Share and Stockholders' Equity

    The Corporation adopted the provisions of SFAS No. 128, "Earnings Per Share," which eliminates primary and fully diluted earnings per share (EPS) and requires presentations of basic and diluted EPS in conjunction with the disclosure of the methodology used in computing such EPS. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. On September 22, 1998, the Board of Directors declared a stock split, in the form of a 100% stock dividend to stockholders of record on October 23, 1998, payable November 24, 1998. Par value remained at $1.00 per share. The stock split resulted in the issuance of 2,399,833 additional shares of common stock from authorized but unissued shares. The issuance of authorized but unissued shares resulted in the transfer of $2,399,833 from additional paid-in capital to common stock, representing the par value of the shares issued. Accordingly, earnings per share, cash dividends per share, and weighted average shares of common stock outstanding have been restated to reflect the stock split.

    12.  Cash Flow Information

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. Cash paid during the years ended December 31, 1999, 1998, and 1997 for interest was $15,200,000, $14,100,000, and $12,600,000, respectively. Cash paid during the years ended December 31, 1999, 1998, and 1997 for income taxes was $2,298,000, $2,053,000, and $2,045,000, respectively.

    13. Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities


    The Corporation follows SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, which provides accounting guidance on transfers of financial assets, servicing of financial assets, and extinguishments of liabilities.

    14.  Reporting Comprehensive Income

    On January 1, 1998, the Corporation adopted the provisions of SFAS No. 130, Reporting of Comprehensive Income, which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of financial statements. This statement also requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement.


                                                                            December 31, 1999
                                                            ------------------------------------------------
    (Dollars in thousands)                                  Before                 Tax               Net of
                                                              Tax               (Expense)              Tax
                                                            Amount               Benefit             Amount
                                                            ------               -------             ------

    Unrealized loss on securities
       Unrealized holding loss arising during the period    $(4,474)              $1,134             $(3,340)
    Reclassification adjustment
         for gains realized in net income                       207                  (52)                155
                                                             ------                -----              ------

    Other comprehensive loss                                $(4,267)              $1,082             $(3,185)
                                                             ======                =====              ======

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

                                                                            December 31, 1998
                                                            ------------------------------------------------
    (Dollars in thousands)                                  Before                  Tax              Net of
                                                              Tax               (Expense)              Tax
                                                            Amount               Benefit             Amount
                                                            ------               -------             ------

    Unrealized gains on securities
       Unrealized holding gain arising during the period  $     349              $   133           $     260
    Reclassification adjustment
         for gains realized in net income                        87                  (22)                 65
                                                           --------               ------            --------

    Other comprehensive income                            $     436              $  (111)          $     325
                                                           ========               ======            ========


                                                                            December 31, 1997
                                                            ------------------------------------------------
    (Dollars in thousands)                                  Before                 Tax               Net of
                                                              Tax               (Expense)              Tax
                                                            Amount               Benefit             Amount
                                                            ------               -------             ------

    Unrealized gains on securities
       Unrealized holding gain arising during the period  $     295             $    (75)          $     228
    Reclassification adjustment
         for losses realized in net income                      (15)                   4                 (19)
                                                           --------              -------            --------

    Other comprehensive income                            $     280             $    (71)          $     209
                                                           ========              =======            ========

    15.  Disclosure about Derivative Instruments and Hedging Activities

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities was issued. Subsequent to this statement, SFAS No. 137 was issued, which amended the effective date of SFAS No. 133 to be all fiscal quarters of all fiscal years beginning after June 15, 2000. Based on the Corporation's minimal use of derivatives at the current time, management does not anticipate the adoption of SFAS No. 133 will have a significant impact on earnings or financial position of the Corporation. However, the impact from adopting SFAS No. 133 will depend on the nature and purpose of the derivative instruments in use by the Corporation at that time

    16.  Advertising Costs

    The Bank expenses advertising costs as incurred.

    17.  Reclassifications

    Certain prior year amounts have been reclassified to conform to the current year presentation.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE B - INVESTMENT SECURITIES

    The amortized cost, gross unrealized gains and losses, and fair market value of the Corporation's available-for-sale and held-to-maturity securities at December 31, 1999 and 1998 are summarized as follows:


                                             Held-to-Maturity                          Available-for-Sale
                                  ---------------------------------------   ----------------------------------------
    (Dollars in thousands)                    Gross      Gross                          Gross      Gross
               1999               Amortized Unrealized Unrealized   Fair    Amortized Unrealized Unrealized  Fair
               ----                  Cost     Gains      Losses     Value      Cost     Gains      Losses    Value
                                  --------- ---------- ----------   -----   --------- ---------- ----------  -----

        U.S. Treasury              $   -     $  -      $  -       $   -     $  4,020    $  -    $    (51)   $  3,969
        U.S. Government agency         -        -         -           -        1,991       -        (164)      1,827
        Mortgage-backed securities     241      -          (5)        236     77,001       -      (2,911)     74,090
        State and municipal          2,057      143       -         2,200      1,278       -         (48)      1,230
        Corporate securities         2,104      -          (5)      2,099     11,457       -        (788)     10,669
        Corporate CMO's                -        -         -           -        4,864       -        (138)      4,726
        Asset-backed securities        -        -         -           -        6,996       -        (122)      6,874
        Mutual funds                   -        -         -           -        1,091       -         (76)      1,015
        Other equity securities        -        -         -           -        4,323       27       (112)      4,238
                                ---------- --------   -------  ----------  ---------   -------   -------   ---------

                                   $ 4,402   $  143    $  (10)    $ 4,535   $113,021    $  27   $ (4,410)   $108,638
                                    ======    =====     =====      ======    =======     ====    =======     =======

                                               Held-to-Maturity                          Available-for-Sale
                                  ---------------------------------------     --------------------------------------
    (Dollars in thousands)                    Gross      Gross                           Gross     Gross
               1998               Amortized Unrealized Unrealized    Fair    Amortized Unrealized Unrealized   Fair
               ----                  Cost     Gains      Losses      Value      Cost     Gains     Losses      Value
                                  --------- ---------- ----------    -----   --------- ---------- ----------   -----


        U.S. Treasury              $   -     $  -      $  -       $   -     $  4,996   $    23    $  -      $  5,019
        U.S. Government agency         -        -         -           -          -         -         -          -
        Mortgage-backed securities     859        1       -           860     77,405       144       (33)     77,516
        State and municipal          2,907      162       -         3,069        500       -          (3)        497
        Corporate securities         3,110       34       -         3,144      6,272       -         (10)      6,262
        Asset-backed securities        530        3       -           533      8,637       123       -         8,760
        Mutual funds                   -        -         -           -        1,091       -         (52)      1,039
        Other equity securities        -        -         -           -        3,037       250       -         3,287
                                    ------    -----     -----      ------    -------    ------     -----     -------

                                   $ 7,406   $  200    $  -       $ 7,606   $101,938   $   540    $  (98)   $102,380
                                    ======    =====     =====      ======    =======    ======     =====     =======

    The amortized cost and estimated fair value of debt securities classified as available-for-sale and held-to-maturity at December 31, 1999, by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE B - INVESTMENT SECURITIES - continued


                                                           Held-to-Maturity                 Available-for-Sale
                                                     --------------------------      -----------------------------
    (Dollars in thousands)                           Amortized         Fair           Amortized            Fair
                                                        Cost           Value             Cost              Value
                                                        ----           -----             ----              -----

       Due in one year or less                       $   2,580      $   2,582          $     996         $     989
       Due after one year through five years             1,556          1,692              6,774             6,591
       Due after five years through ten years               25             25             14,337            13,404
       Due after ten years                                  -              -               1,503             1,436
                                                      --------       --------           --------          --------
                                                         4,161          4,299             23,610            22,420
       Mortgage-backed securities                          241            236             77,001            74,091
       Asset-backed securities                             -              -                6,996             6,874
       Other equity securities                             -             -                 5,414             5,253
                                                      --------       --------           --------          --------

                                                     $   4,402      $   4,535          $ 113,021         $ 108,638
                                                      ========       ========           ========          ========

    Proceeds from the sale of investment securities available for sale during 1999 were $15.9 million. Gains of $231,000, $155,000, and $330,000, and losses of $24,000, $68,000, and $345,000 were realized on sales of securities in 1999, 1998, and 1997, respectively. The Corporation uses the specific identification method to determine the cost of the securities sold. The principal amount of investment securities pledged to secure public deposits and for other purposes required or permitted by law was $38,793,000 and $30,493,000 at December 31, 1999 and 1998, respectively. There were no securities held from a single issuer that represented more than 10% of stockholders' equity.

NOTE C - LOANS

    Major classifications of loans are as follows:


    (Dollars in thousands)                                                                  1999             1998
                                                                                         ----------       --------

        Commercial loans                                                                  $  95,820      $  85,110
        Real estate - construction                                                           15,266         13,439
        Real estate - other                                                                 152,174        133,191
        Consumer loans                                                                       55,520         62,481
        Lease financing receivables                                                          35,558         26,174
                                                                                           --------       --------
                                                                                            354,338        320,395
        Less: Allowance for loan losses                                                      (6,261)        (5,877)
                                                                                           --------       --------


                                                                                          $ 348,077      $ 314,518
                                                                                           ========       ========

    Loan balances on which the accrual of interest has been discontinued amounted to approximately $1,207,000 and $1,316,000 at December 31, 1999 and 1998, respectively. Interest on these nonaccrual loans would have been approximately $141,000 and $176,000 in 1999 and 1998, respectively. Loan balances past due 90 days or more which are not on a nonaccrual status, but which management expects will eventually be paid in full, amounted to $175,000 and $546,000 at December 31, 1999 and 1998, respectively. Changes in the allowance for loan losses are summarized as follows:

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE C - LOANS - continued



    (Dollars in thousands)                                                     1999           1998         1997
                                                                           ------------   -----------    ---------

        Balance at beginning of year                                      $    5,877     $    5,900     $    5,218
           Provision charged to operating expenses                               799            911          1,135
           Recoveries of charged-off loans                                       178            245             83
            Loans charged-off                                                   (593)        (1,179)          (536)
                                                                          ----------      ----------    ----------

        Balance at end of year                                            $    6,261     $    5,877     $    5,900
                                                                           =========      =========      =========

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

    The balance of impaired loans was $648,000, $919,000, and $1,121,000 at December 31, 1999, 1998, and 1997, respectively. The associated allowance for loan losses for impaired loans was $305,000, $286,000, and $306,000 at December 31, 1999, 1998, and 1997, respectively.

    During 1999, activity in the allowance for impaired loan losses included a provision of $85,000, write offs of $70,000 and recoveries of $3 thousand. Interest income of $0 was recorded in 1999, while contractual interest in the same period amounted to $89,000. Cash collected on impaired loans in 1999 was $188,000, all of which was applied to principal.

    During 1998, activity in the allowance for impaired loan losses included a provision of $150,000, write offs of $170,000 and recoveries of $0. Interest income of $25,000 was recorded in 1998, while contractual interest in the same period amounted to $129,000. Cash collected on impaired loans in 1998 was $836,000, of which $811,000 was applied to principal and $25,000 was applied to principal.

    In the normal course of business, the Bank makes loans to certain officers, directors, and their related interests. All loan transactions entered into between the Bank and such related parties were made on the same terms and conditions as transactions with all other parties. In management's opinion, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The balance of these loans at December 31, 1999 and 1998, was approximately $8,516,000 and $6,025,000, respectively. In 1999, new loans and principal payments amounted to approximately $3,344,000 and $853,000, respectively.

NOTE D - PREMISES AND EQUIPMENT


    Premises and equipment are summarized as follows:

    (Dollars in thousands)                              1999             1998
                                                    ------------     ----------

        Premises                                    $    12,456     $    10,813
        Equipment                                         7,962           7,675
                                                     ----------      ----------
                                                         20,418          18,488
        Less Accumulated depreciation                    (9,974)         (8,909)
                                                     ----------      ----------

                                                    $    10,444     $     9,579
                                                     ==========      ==========

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE E - DEPOSITS

    At December 31, 1999, the scheduled maturities of certificates of deposit are as follows:

    (Dollars in thousands)

    2000                                $ 108,416
    2001                                   23,481
    2002                                    4,235
    2003                                    4,225
    2004 and thereafter                     3,282
                                       ----------
                                        $ 143,639

NOTE F - SHORT-TERM BORROWINGS AND CREDIT FACILITY

    Securities sold under agreements to repurchase are generally overnight transactions. These borrowings had interest rates of approximately 4.0%, 3.8% and 3.3% and balances of $3,365,000, $2,795,000 and $7,625,000 at
    December 31, 1999, 1998 and 1997, respectively. Daily average balances and weighted average interest rates for the years ended December 31, 1999, 1998 and 1997 were $2,741,000, $3,019,000 and $8,560,000 and 4.0%, 3.8% and 3.3%,
    respectively.

    The Bank, as a member of the FHLB, maintains a credit facility secured by the Bank's mortgage-related assets. Additionally, the FHLB offers several other credit related products which are available to the Bank. FHLB borrowings provide additional funds to meet the Bank's liquidity needs. As of December 31, 1999 the amount outstanding under the Bank's credit facility with the FHLB was $10.0 million as compared to $0 during the same period in 1998. Other FHLB borrowings for the period totaled $6.7 million compared to $5.0 million in 1998. During 1999 and 1998, total average FHLB advances were approximately $9.3 million and $5.2 million, respectively and consisted of short and long term advances representing a combination of maturities. The average interest rate for 1999 and 1998 on these advances was approximately 6.0% and 6.5% respectively. The Bank currently has a maximum borrowing capacity with the FHLB of approximately $117.0 million. FHLB advances are collateralized by a pledge on the Bank's entire portfolio of unencumbered investment securities, certain mortgage loans and a lien on the Bank's FHLB stock.

NOTE G - OTHER NON-INTEREST EXPENSE

    The components of other non-interest expense are detailed as follows:


    (Dollars in thousands)                                                        1999         1998         1997
                                                                               ---------    ----------  ----------

    Purchased services                                                        $    903     $    826     $    833
    Telephone, postage, and supplies                                               701          669          583
    Marketing and corporate communications                                         689          652          406
    Loan and deposit supplies                                                      455          476          436
    Director costs                                                                 256          262          276
    Bank shares tax                                                                439          259          290
    FDIC Insurance                                                                  48           45           43
    Other                                                                          536          745          719
                                                                               -------      -------      -------

                                                                               $ 4,027      $ 3,934      $ 3,586
                                                                                ======       ======       ======

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE H - INCOME TAXES

    The components of income tax expense are detailed as follows:


    (Dollars in thousands)                                                     1999          1998           1997
                                                                            ----------    ----------     ---------

       Current expense                                                      $   2,106     $   2,255      $   2,124
       Deferred expense                                                           (56)         (155)          (235)
                                                                             --------      --------       --------
          Total tax expense                                                 $   2,050     $   2,100      $   1,889
                                                                             ========      ========       ========

    The income tax provision reconciled to the statutory federal rate was as follows:

                                                                                1999           1998          1997
                                                                             ----------     ----------     -------

       Statutory rate                                                          34.0%           34.0%         34.0%
       Increase (decrease) in tax rate from
          Tax-exempt loan and investment income                                (2.3)           (2.0)         (3.0)
          Tax credits                                                          (2.2)           (0.9)         (3.0)
          Other, net                                                           (1.3)           (1.6)          1.0
                                                                              -----           -----         -----

       Applicable income tax rate                                              28.2%           29.5%         29.0%
                                                                               ====            ====          ====

    The net deferred tax asset consists of the following:

           (Dollars in thousands)                                               1999           1998
                                                                             ----------    -----------

       Allowance for possible loan losses                                    $  1,853      $  1,715
       Unrealized gain loss on securities available-for-sale                    1,491          (150)
       Deferred loan fees                                                         119           158
       Accrued pension and deferred compensation                                  389           421
       Depreciation                                                               240           181
       Other                                                                      -              21
                                                                              -------       -------
                                                                                4,092         2,346
       Valuation allowance                                                        -             -
                                                                              -------       -------

              Total deferred tax asset                                          4,092         2,346
                                                                              -------       -------

       Bond accretion                                                             (81)          (32)
                                                                              -------       -------

              Total deferred tax liabilities                                      (81)          (32)
                                                                              -------       -------

       Net deferred tax asset                                                $  4,011      $  2,314
                                                                              =======       =======

NOTE I - CAPITAL REQUIREMENTS

    The Corporation and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE I - CAPITAL REQUIREMENTS - continued

    corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, and Tier I capital to average quarterly assets. Management believes that the Corporation and the Bank meet all capital adequacy requirements to which it is subject, as of December 31, 1999.

    As of December 31, 1999, the most recent notification from the federal banking agencies categorized the Corporation and the Bank as well capitalized under the regulatory framework for corrective action. To be categorized as adequately capitalized the Corporation and the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the institutions category.

    The Corporation's actual capital amounts and ratios are presented below:

                                                                                                To Be Well
                                                                                              Capitalized Under
                                                                       For Capital            Prompt Corrective
    (Dollars in thousands)                      Actual            Adequacy Purposes           Action Provisions
                                                ------            -----------------           -----------------
                                          Amount      Ratio        Amount       Ratio         Amount       Ratio
                                          ------      -----        ------       -----         ------       -----

    As of December 31, 1999:
       Total Capital
       (to Risk Weighted Assets)
       Corporation                        $ 45,882    11.98%       $ 30,632    =>8.00%       $ 38,291       N/A
       Bank                               $ 44,908    11.73%       $ 30,629    =>8.00%       $ 38,286    =>10.00%

       Tier I Capital
       (to Risk Weighted Assets)
       Corporation                        $ 41,071    10.73%       $ 15,316    =>4.00%       $ 22,974       N/A
       Bank                               $ 40,104    10.47%       $ 15,315    =>4.00%       $ 22,972     =>6.00%

       Tier I Capital
       (to Average Assets)
       Corporation                        $ 41,071     8.48%       $ 19,379    =>4.00%       $ 24,223       N/A
       Bank                               $ 40,104     8.05%       $ 19,930    =>4.00%       $ 24,913     =>5.00%

    As of December 31, 1998:

       Total Capital
       (to Risk Weighted Assets)
       Corporation                        $ 43,742    12.95%       $ 27,027    =>8.00%       $ 33,784       N/A
       Bank                               $ 42,638    12.62%       $ 27,024    =>8.00%       $ 33,780    =>10.00%

       Tier I Capital
       (to Risk Weighted Assets)
       Corporation                        $ 39,431    11.67%       $ 13,513    =>4.00%       $ 20,270       N/A
       Bank                               $ 38,327    11.35%       $ 13,512    =>4.00%       $ 20,268     =>6.00%

       Tier I Capital
       (to Average Assets)
       Corporation                        $ 39,431     8.59%       $ 18,369    =>4.00%       $ 22,961       N/A
       Bank                               $ 38,327     8.36%       $ 18,344    =>4.00%       $ 22,930     =>5.00%

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

    Fair values have been estimated using data which management considered the best available and estimation methodologies deemed suitable for the pertinent category of financial instrument. The estimated fair value of cash and cash equivalents, deposits with no stated maturities, Repos and FHLB advances and commitments to extend credit, and outstanding letters of credit has been estimated to equal the carrying amount. Quoted market prices were used to determine the estimated fair value of investment securities held-to-maturity and available-for-sale. Fair values of net loans and deposits with stated maturities were calculated using estimated discounted cash flows based on the year-end offering rate for instruments with similar characteristics and maturities.

    The estimated fair values and carrying amounts are summarized as follows:

                                                               1999                                  1998
                                                      -----------------------              -----------------------
    (Dollars in thousands)                                Fair       Carrying                  Fair       Carrying
                                                         Value        Amount                  Value        Amount
                                                         -----        ------                  -----        ------

    Financial Assets
        Cash and cash equivalents                     $  32,257     $  32,257              $  30,681     $  30,681
        Investment securities held-to-maturity            4,535         4,402                  7,606         7,406
        Investment securities available-for-sale        108,638       106,638                102,380       102,380
        Net loans                                       331,784       348,077                313,921       314,518

    Financial Liabilities
        Deposits with no stated maturities              306,145       304,796                267,615       267,615
        Deposits with stated maturities                 142,815       143,637                152,005       150,783
        Securities sold under repurchase agreements       3,365         3,365                  2,795         2,795
        FHLB advances                                    16,667        16,667                  5,027         5,027
    Off-Balance-Sheet Investments
          Commitments for extended credit
              and outstanding letters of credit          65,531        65,531                103,132       103,132

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

    Unless noted otherwise, the Corporation does not require collateral or other security to support financial instruments with credit risk. The contract amounts are as follows:

    (Dollars in thousands)                                                                      1999         1998
                                                                                            ------------ ------------


       Financial instruments whose contract amounts represent credit risk
           Commitments to extend credit                                                      $58,731       $95,500
           Standby letters of credit and financial guarantees written                          6,800         7,632

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

    Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds residential or commercial real estate, accounts receivable, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1999, varies up to 100%; the average amount collateralized is 80%.

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

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE L - ACCOUNTING FOR STOCK-BASED COMPENSATION PLANS

    The Corporation has one stock option plan, the 1995 Stock Option Plan. This plan allows the Corporation to grant up to 807,500 fixed stock options to key employees and directors. The options have a term of ten years and become exercisable six months after grant. The exercise price of each option equals the average between the high and low bid price of the Corporation's stock on the date of grant.

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

                                                                      1999            1998           1997
                                                                   ---------       ---------      -------

    Net income (in thousands)               As reported            $  5,217       $  5,016        $  4,615
                                            Pro forma              $  4,196       $  4,016        $  4,053
    Earnings per share (Basic)              As reported            $   1.14       $   1.09        $   1.00
                                            Pro forma              $   0.92       $   0.87        $   0.88
    Earnings per share (Diluted)            As reported            $   1.13       $   1.07        $   1.00
                                            Pro forma              $   0.91       $   0.85        $   0.88

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively: dividend yield of 2.40%, 2.20% and 2.82%; expected volatility of 0.65, 0.48 and 0.48; risk-free interest rate of 5.68%, 4.39% and 5.99%; and an expected life of 4 1/2 years, 4 1/2 years and 5 years.

    Information about stock options outstanding at December 31, 1999, is summarized as follows:

                                                      Weighted-Average
                                   Outstanding         Exercise Price
                                   -----------         --------------

         Balance 1/1/97             120,000              $  9.93
         Granted                    125,000                15.51
         Exercised                  (16,600)                9.55
         Cancelled                      --                    --
                                    -------                -----
         Balance 1/1/98             228,400                13.01
         Granted                    233,000                18.76
         Exercised                  (33,400)               12.16
         Cancelled                  (37,600)               20.05
                                    -------                -----
         Balance 1/1/99             390,400                15.84
         Granted                    216,150                15.21
         Exercised                  (10,400)               13.82
         Cancelled                  (52,398)               19.73
                                    -------                -----
         Balance 12/31/99           543,752               $15.25
                                    =======                =====

    The weighted average fair value of options granted during 1999, 1998 and 1997 was $7.43, $6.10 and $3.53, respectively.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE L - ACCOUNTING FOR STOCK-BASED COMPENSATION PLANS - continued

                               Options Outstanding
                               -------------------

                                          Weighted-Average
          Range of        Number               Remaining      Weighted-Average       Number        Weighted-Average
     Exercise-Price     Outstanding       Contractual Life      Exercise Price     Exercisable      Exercise Price
    ----------------    -----------       -----------------   ----------------     -----------     ---------------

    $ 8.66 - $11.11        80,200         6.28 years               $10.00             80,200           $10.00
    $14.75 - $14.75       160,750         9.75 years               $14.75                -                -
    $15.50 - $15.83       146,100         8.13 years               $15.61            117,947           $15.59
    $17.69 - $21.13       156,702         8.72 years               $18.13            144,702           $18.15
                          -------                                                    -------            -----
                          543,752                                                    342,849           $15.36
                          =======                                                    =======            =====

NOTE M - EARNINGS PER SHARE

    The following table illustrates the reconciliation of the numerators and denominators of the basic and diluted EPS computations:

                                                         For the Year Ended December 31, 1999
                                                    -------------------------------------------------
                                                       Income             Shares            Per-Share
                                                    (Numerator)       (Denominator)          Amount
                                                    -----------       -------------          ------

    Basic EPS:
    Net income available to common stockholders      $5,217,139         $4,571,929             $1.14
    Effect of Dilutive Securities
    Add options to purchase common stock                     --             52,441              (.01)
                                                      ---------          ---------              ----
    Diluted EPS:                                     $5,217,139         $4,624,370             $1.13
                                                      =========          =========              ====


    54,334 anti-dilutive weighted shares have been excluded in the computation of 1999 diluted EPS because the options' exercise price was greater than the average market price of the common shares.


                                                         For the Year Ended December 31, 1998
                                                    -----------------------------------------
                                                       Income             Shares            Per-Share
                                                    (Numerator)       (Denominator)          Amount
                                                    -----------       -------------          ------

    Basic EPS:
    Net income available to common stockholders      $5,016,039          4,609,874             $1.09
    Effect of Dilutive Securities
    Add options to purchase common stock                     --             66,157              (.02)
                                                      ---------          ---------              ----
    Diluted EPS:                                     $5,016,039          4,676,031             $1.07
                                                      =========          =========              ====


    15,633 anti-dilutive weighted shares have been excluded in the computation of 1998 diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE M - EARNINGS PER SHARE - continued

                                                          For the Year Ended December 31, 1997
                                                    ------------------------------------------
                                                       Income             Shares            Per-Share
                                                    (Numerator)       (Denominator)          Amount
                                                    -----------       -------------          ------

    Basic EPS:
    Net income available to common stockholders      $4,615,000          4,580,814             $1.00
    Effect of Dilutive Securities
    Add options to purchase common stock                     --             38,806                --
                                                      ---------          ---------              ----
    Diluted EPS:                                     $4,615,000          4,619,620             $1.00
                                                      =========          =========              ====

    30,945 anti-dilutive weighted shares have been excluded in the computation of 1997 diluted EPS because the options' exercise price was greater than the average market price of the common shares.

NOTE N - REGULATORY MATTERS

    The Bank is required to maintain average reserve balances with the Federal Reserve Bank based upon deposit levels and other factors. The average amount of those reserve balances for the years ended December 31, 1999 and 1998, was approximately $4,885,000 and $3,753,000, respectively.

    Dividends are paid by the Corporation from its assets which are mainly provided by dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. The Bank, without the prior approval of regulators, can declare dividends to the Corporation totaling approximately $5,088,000 plus additional amounts equal to the net earnings of the Bank for the period from January 1, 1999, through the date of declaration, less dividends previously paid in 1999.

NOTE O - EMPLOYEE BENEFIT PLANS

    1.  Qualified

    The Corporation has a qualified deferred salary savings 401(k) plan (the "401(k) Plan") under which the Corporation contributes $0.75 for each $1.00 that an employee contributes, up to the first 5% of the employee's salary. The Corporation's expenses were $266,000, $181,000, and $152,000 in 1999, 1998, and 1997, respectively. The Corporation also has a qualified defined contribution pension plan (the "QDCP Plan"). Under the QDCP Plan, the Corporation makes annual contributions into the 401(k) Plan on behalf of each eligible participant in an amount equal to 3% of salary up to $30,000 in salary plus 6% in excess of $30,000 up to $160,000. Contribution expense in 1999, 1998 and 1997 under the QDCP Plan was $246,000, $199,000 and
    $138,000, respectively. The Corporation may make additional discretionary employer contributions subject to approval of the Board of Directors.

    2.  Non-Qualified

    The Corporation makes annual contributions to a non-qualified defined contribution Plan ("the NQDCP Plan ") equal to 3% of the participant's salary up to $160,000 plus 9% in excess of $160,000. Contribution expense for 1999, 1998 and 1997 under the NQDCP Plan was $49,000, $43,000 and $39,000, respectively. The Corporation may make additional discretionary employer contributions subject to approval of the Board of Directors.

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE P - COMMITMENTS AND CONTINGENCIES

    The Corporation has employment agreements with several of the Corporation's Officers. These agreements provide for severance payments upon termination of employment under certain circumstances or a change of control as defined.

    Other

    The Corporation is involved in certain litigation arising in the ordinary course of business. In the opinion of management, the outcome of this litigation will not have a significant effect on the accompanying financial statements.

NOTE Q - CONDENSED FINANCIAL INFORMATION - PARENT CORPORATION ONLY

    Condensed financial information for First West Chester Corporation (parent Corporation only) follows:

                            CONDENSED BALANCE SHEETS
    (Dollars in thousands)                                                                       December 31
                                                                                         ---------------------------
                                                                                             1999           1998
                                                                                         ------------   ------------

    ASSETS
        Cash and cash equivalents                                                        $      290      $     260
        Investment securities available for sale, at market value                               396            741
        Investment in subsidiaries, at equity                                                37,380         38,624
        Intercompany loan                                                                       110            105
        Other assets                                                                             73             23
                                                                                           --------       --------

           Total assets                                                                   $  38,249      $  39,753
                                                                                           ========       ========

    LIABILITIES AND STOCKHOLDERS' EQUITY
        Other liabilities                                                                 $      67      $      30
        Stockholders' equity                                                                 38,182         39,723
                                                                                           --------       --------

           Total liabilities and stockholders' equity                                     $  38,249      $  39,753
                                                                                           ========       ========

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE Q - CONDENSED FINANCIAL INFORMATION - PARENT CORPORATION ONLY - continued

                         CONDENSED STATEMENTS OF INCOME

    (Dollars in thousands)                                                            Year ended December 31
                                                                           -----------------------------------------
                                                                               1999          1998           1997
                                                                           ------------  ------------   ------------

    INCOME
        Dividends from subsidiaries                                        $    3,517    $    1,948     $    2,022
        Dividends from investment securities                                       46             1              1
        Investment securities gains, net                                           32            23            182
        Other income                                                                8            35             16
                                                                            ---------     ---------      ---------

           Total income                                                         3,603         2,007          2,221
                                                                            ---------     ---------      ---------
    EXPENSES
        Other expenses                                                            223           203            169
                                                                            ---------     ---------      ---------
           Total expenses                                                         223           203            169
                                                                            ---------     ---------      ---------
           Income before equity in undistributed
               income of subsidiaries                                           3,380         1,804          2,052

    EQUITY IN UNDISTRIBUTED INCOME OF
        SUBSIDIARIES                                                            1,837         3,212          2,563
                                                                            ---------     ---------      ---------

           NET INCOME                                                      $    5,217    $    5,016     $    4,615
                                                                            =========     =========      =========

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE Q - CONDENSED FINANCIAL INFORMATION - PARENT CORPORATION ONLY - continued

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                       Year ended December 31
                                                                            ---------------------------------------
    (Dollars in thousands)                                                      1999          1998           1997
                                                                            ------------  ------------   ----------

    OPERATING ACTIVITIES
        Net income                                                          $   5,217     $   5,016      $   4,615
        Adjustments to reconcile net income to net cash
               provided by operating activities
           Equity in undistributed income of subsidiary                        (1,837)       (3,212)        (2,563)
           Investment securities gains, net                                       (31)          (23)          (182)
           (Increase) decrease in other assets                                   (105)          114            (61)
           Increase in other liabilities                                           37             5              8
                                                                             --------      --------      ---------

                  Net cash provided by operating activities                     3,281         1,900          1,817
                                                                             --------      --------      ---------

    INVESTING ACTIVITIES
        Proceeds from sales and maturities of investment securities               206            -             510
        Purchases of investment securities available for sale                       -          (672)            -
                                                                             --------      --------      ---------

                  Net cash (used in) provided by investing activities             206          (672)           510
                                                                             --------      --------      ---------

    FINANCING ACTIVITIES
        Intercompany loan                                                         115           796           (933)
        Dividends paid                                                         (2,239)       (2,144)        (1,945)
        Effect of treasury stock transactions                                  (1,333)          313            159
                                                                             --------      --------      ---------

                  Net cash used in financing activities                        (3,457)       (1,035)        (2,719)
                                                                             --------      --------      ---------

    NET INCREASE (DECREASE) IN CASH AND
        CASH EQUIVALENTS                                                           30           193           (393)

    Cash and cash equivalents at beginning of year                                260            67            460
                                                                             --------      --------      ---------

    Cash and cash equivalents at end of year                                $     290     $     260     $       67
                                                                             ========      ========      =========

                 FIRST WEST CHESTER CORPORATION AND SUBSIDIARIES

NOTE R - QUARTERLY FINANCIAL DATA (UNAUDITED)

    A summary of the unaudited quarterly results of operations is as follows:

              1999

    (Dollars in thousands, except per share)         December 31       September 30        June 30      March 31
                                                     -----------       ------------     -------------  ---------

    Interest income                                   $    9,182        $    8,909      $    8,659    $    8,357
    Interest expense                                       3,817             3,642           3,557         3,527
    Net interest income                                    5,366             5,266           5,102         4,830
    Provision for loan losses                                306               184             171           138
    Investment securities gains, net                           5               -               198             4
    Income before income taxes                             1,757             1,945           2,003         1,562
    Net income                                             1,386             1,351           1,394         1,086

    Per share
       Net income (Basic)                            $      0.30      $      0.30       $     0.30   $      0.24
       Net Income (Diluted)                                 0.30             0.29             0.30          0.23
       Dividends declared                                   0.125            0.125            0.120         0.120

              1998

    (Dollars in thousands, except per share)         December 31       September 30        June 30      March 31
                                                     -----------       ------------     -------------  ---------

    Interest income                                   $    8,725        $    8,472      $    8,338    $    8,240
    Interest expense                                       3,640             3,588           3,482         3,424
    Net interest income                                    5,085             4,884           4,856         4,816
    Provision for loan losses                                298               201             188           224
    Investment securities gains (losses), net                 85                 5               -             3
    Income before income taxes                             1,855             1,727           1,837         1,625
    Net income                                             1,308             1,252           1,276         1,179

    Per share
       Net income (Basic)                            $      0.28      $      0.28       $     0.27   $      0.26
       Net Income (Diluted)                                 0.28             0.26             0.27          0.26
       Dividends declared                                   0.140            0.110            0.110         0.110


               Report of Independent Certified Public Accountants



Board of Directors
First West Chester Corporation


         We have audited the accompanying consolidated balance sheets of First West Chester Corporation and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First West Chester Corporation and Subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.






Philadelphia, Pennsylvania
January 27, 2000