Form 10-K, Exhibit 13
period 2000-12-31
FIRST CHESTER COUNTY CORP
filed 2001-03-29
CIK 744126

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

                          FIVE-YEAR STATISTICAL SUMMARY

(Dollars in thousands, except per share data)
                                                                              December 31
                                                ------------------------------------------------------------------
STATEMENTS OF CONDITION                             2000          1999         1998         1997           1996
-----------------------                           --------      --------     --------     --------       ---------

    Assets                                        $550,689      $511,902     $470,693     $431,368      $397,684
    Loans                                          406,889       354,338      320,395      318,899       264,582
    Investment securities                           94,195       113,040      109,786       77,598        97,675
    Deposits                                       471,490       448,433      418,398      374,249       351,266
    Stockholders' equity                            43,012        38,182       39,723       36,213        33,175
    Financial Management Services
       assets, at market value                     445,150       429,597      405,217      348,069       271,212

                                                                         Year Ended December 31
                                                ------------------------------------------------------------------

STATEMENTS OF INCOME                                2000          1999         1998         1997           1996
--------------------                              --------      --------     --------     --------       --------
    Interest income                               $ 39,728      $ 35,107     $ 33,753     $ 32,114      $ 29,627
    Interest expense                                16,983        14,543       14,135       13,351        12,135
                                                   -------       -------      -------      -------       -------
        Net interest income                         22,745        20,564       19,618       18,763        17,492
    Provision for possible loan losses                 876           799          911        1,135         1,079
                                                   -------       -------      -------      -------       -------
        Net interest income after
             provision for possible loan
             losses                                 21,869        19,765       18,707       17,628        16,413
    Non-interest income                              6,112         5,008        4,687        3,787         3,562
    Non-interest expense                            19,724        17,506       16,278       14,911        13,632
                                                   -------       -------      -------      -------       -------
        Income before income taxes                   8,257         7,267        7,116        6,504         6,343
    Income taxes                                     2,255         2,050        2,100        1,889         2,038
                                                   -------       -------      -------      -------       -------
        Net income                                $  6,002      $  5,217     $  5,016     $  4,615      $  4,305
                                                   =======       =======      =======      =======       =======
PER SHARE DATA (1)
--------------

    Net income per share (Basic)                  $  1.33       $   1.14     $   1.09     $   1.00      $   0.94
    Net income per share (Diluted)                $  1.31       $   1.13     $   1.07     $   1.00      $   0.94
    Cash dividends declared                       $  0.51       $   0.49     $   0.47     $   0.43      $   0.38
    Book value                                    $  9.61       $   8.40     $   8.61     $   7.89      $   7.25
    Basic weighted average shares
        outstanding                              4,511,761     4,571,929    4,609,874    4,580,814     4,569,712
                                                 =========     =========    =========    =========     =========
    Diluted weighted average shares
        outstanding                              4,531,145     4,624,370    4,676,031    4,619,620     4,584,668
                                                 =========     =========    =========    =========     =========





(1) All per share data has been retroactively adjusted for stock splits and stock dividends.

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         This discussion is intended to further your understanding of the consolidated financial condition and results of operations of First Chester County Corporation (the "Corporation") and its wholly-owned subsidiaries, The First National Bank of Chester County (the "Bank") and Turks Head Properties, Inc. It should be read in conjunction with the consolidated financial statements included in this report.

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

       These risks and uncertainties include, but are not limited to, the following: (a) loan growth and/or loan margins may be less than expected due to competitive pressures in the banking industry and/or changes in the interest rate environment; (b) general economic conditions in the Corporation's market area may be less favorable than expected resulting in, among other things, a deterioration in credit quality causing increased loan losses; (c) costs of the Corporation's planned training initiatives, product development, branch expansion, new technology and operating systems may exceed expectations; (d) volatility in the Corporation's market area due to recent mergers of competing financial institutions may have unanticipated consequences, such as customer turnover; (e) changes in the regulatory environment, securities markets, general business conditions and inflation may be adverse; (f) impact of changes in interest rates on customer behavior; (g) estimated changes in net interest income; (h) anticipated pressure on net yields; and (i) the impact of changes in demographics on branch locations. These risks and uncertainties are all difficult to predict and most are beyond the control of the Corporation's Management.

         Although the Corporation believes that its expectations are based on reasonable assumptions, readers are cautioned that such forward looking statements are only projections. The Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements to reflect events or circumstances after the date of this report.

                          EARNINGS AND DIVIDEND SUMMARY

         In 2000, net income increased $785 thousand or 15.0% to $6.002 million from $5.217 million in 1999. The increase in net income is the direct result of increases in interest income earned from our loan portfolio and non-interest income sources, partially offset by increases in interest expense for deposits and borrowings and increases in operating expenses. Net interest income benefited from Federal Reserve interest rate increases and corresponding increases in interest rates earned throughout the year. If this trend of interest rate increases reverses, it would have a negative impact on net interest income. The primary factor contributing to the increase in non-interest income was a gain on the sale of two fixed assets. These gains are considered non-recurring and are not expected in future time periods.

         Net income for 1999 increased $201 thousand or 4.0% from $5.016 million in 1998. Several factors contributed to the improvement: Increases in net interest income and non-interest income, gains on the sale of certain investment securities, a reduction in the effective tax rate and an overall lower provision for loan losses. These factors were partially offset by increased operating expenses during the period.

         On a per share basis, 2000 earnings were $1.33, an increase of 16.7% over 1999 earnings of $1.14. On a per share basis, 1999 earnings were 4.6%

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

higher than 1998 earnings of $1.09. Cash dividends per share in 2000 were $0.51, a 4.1% increase over the 1999 dividend of $0.49. Cash dividends per share in 1999 were 4.3% higher than the 1998 dividend of $0.47. In the past, the Corporation's practice has been to pay a dividend of at least 35.0% of net income.

PERFORMANCE RATIOS                             2000          1999          1998
------------------                           --------       ------        ------

Return on Average Assets                       1.15%          1.09%        1.14%
Return on Average Equity                      15.03%         13.30%       13.13%
Earnings Retained                             61.63%         57.08%       57.26%
Dividend Payout Ratio                         38.37%         42.92%       42.74%

The "Consolidated Average Balance Sheet" on page may assist the reader in the following discussion.

                               NET INTEREST INCOME

         Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income, on a tax equivalent basis, increased 10.7% or $2.2 million, from $20.7 million in 1999 to $23.0 million in 2000, compared to a 4.5% increase or $885 thousand from 1998 to 1999. The increases in net interest income are attributed to the growth of average interest-earning assets of 7.9% or $35.5 million from 1999 to 2000 and 9.3% or $38.3 million from 1998 to 1999. The increases in average interest-earning assets are primarily the result of increased loan activity during these periods. The increase in the Corporation's average net yield on interest-earning assets in 2000 was primarily the result of an increase in the average yield earned on its interest-earning assets, partially offset by an increase in the cost or average yield paid on interest bearing liabilities. The decrease in the average net yield on interest-earning assets for 1999 was primarily the result of a decrease in the average interest rate on loans. The Corporation anticipates continued pressure on the net yield on interest-earning assets as competition for new loan business remains strong and the cost of incremental deposit growth and other funding sources becomes more expensive. Average net yields on interest-earning assets, on a tax equivalent basis, are shown below.

               AVERAGE INTEREST RATES (ON A TAX EQUIVALENT BASIS)

YIELD ON                                           2000        1999        1998
--------                                           ----        ----        ----
Interest-Earning Assets                            8.21%       7.83%       8.24%
Interest-Bearing Liabilities                       4.28        3.99        4.28
                                                   ----        ----        ----
Net Interest Spread                                3.93        3.84        3.96
Contribution of Interest-Free Funds                0.79        0.76        0.86
                                                   ----        ----        ----
Net Yield on Interest-Earning Assets               4.72%       4.60%       4.82%
                                                   ====        ====        ====

                      INTEREST INCOME ON FEDERAL FUNDS SOLD

         Average federal fund balances of $794 thousand in 2000 and $114 thousand in 1999, were relatively small as the Corporation was in a net borrowing position. During both years excess cash was used to fund loan growth.

                    INTEREST INCOME ON INVESTMENT SECURITIES

         On a tax equivalent basis, interest income on investment securities, decreased $228 thousand or 3.1%, from $7.3 million in 1999 to $7.0 million in 2000, compared to a $2.2 million increase from 1998 to 1999. The decrease in investment interest income from 1999 to 2000 was the direct result of a $9.2

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

million decrease in the average balance of investment securities, partially offset by a 32 basis point increase in the yield on investment securities. The increase in investment interest income from 1998 to 1999 was the result of a $34.2 million or 38.5% increase on balances and 22 basis point increase in the yield on investment securities. For 2000, decreases in average investment securities are the result of sales of available for sales securities, periodic payments (securities paydowns) and normal maturities. The funds received from such payments and sales are being used to support loan growth.

                            INTEREST INCOME ON LOANS

         Loan interest income, on a tax equivalent basis, generated by the Corporation's loan portfolio increased 17.7%, from $27.9 million in 1999 to $32.9 million in 2000. The increase in interest income for the year was the direct result of an increase of $46.2 million in the average balance of loans outstanding and a 28 basis point increase in the average rates earned on the loan portfolio. Interest income, on a tax equivalent basis, generated by the Corporation's loan portfolio decreased 2.1%, from $28.5 million in 1998 to $27.9 million in 1999. The decrease in interest income for the year was the direct result of a 49 basis point decrease in the average rates earned on the loan portfolio, partially offset by an increase in average balances of $11.6 million. It is anticipated that pricing pressure will continue to reduce overall loan yields and net interest margins for future time periods. In addition, decreases in the prime interest rate are expected to have a negative impact on interest income. Competitive fee reductions could also negatively affect non-interest income.

                      INTEREST EXPENSE ON DEPOSIT ACCOUNTS

         Interest expense on deposits increased 10.3% from $13.9 million in 1999 to $15.3 million in 2000. The increase in interest expense on deposits from 1999 to 2000 was the result of increases in average interest-bearing deposit balances of $18.0 million and a 20 basis point increase in the rates paid. Interest expense increased 1.4% from $13.7 million in 1998 to $13.9 million in 1999. The increase in interest expense on deposits from 1998 to 1999 was the result of increases in average interest-bearing deposit balances of $30.2 million, partially offset by a 31 basis point decrease in the rates paid.

         While total average interest-bearing deposits have grown 5.1% and 9.4% in 2000 and 1999, respectively, the components have not grown proportionately. During 2000, average savings, NOW, and money market deposits increased $25.3 million or 12.4%, while average certificates of deposit and other time deposits decreased $7.3 million or 5.0%. During 1999, average savings, NOW, and money market deposits increased $20.9 million or 11.4%, while average certificates of deposit and other time deposits increased $9.3 million or 6.7%. Because interest rates paid on CD's and other time deposits are generally higher than interest rates on savings, NOW and money market deposits, the mix of our deposits will affect our overall interest expense on deposits. The Corporation's effective rate on interest-bearing deposits changed from 3.97%, 4.05%, 3.93%, and 4.04% in the first, second, third, and fourth quarters of 1999, respectively, to 3.91%, 4.17%, 4.25%, and 4.35% in the first, second, third, and fourth quarters of 2000, respectively. Competition for deposits from other banks, Internet banks, and non-banking institutions such as credit unions and mutual fund companies continues to grow. Despite the competition, the Corporation's deposit base continues to grow and growth is expected to continue for future time periods. The Corporation has benefited from our four new retirement community branches located in Chester and Delaware counties, which opened in December of 1999.

                            PROVISION FOR LOAN LOSSES

         During 2000, the Corporation recorded a provision for loan losses of $876 thousand, compared to $799 thousand and $911 thousand in 1999 and 1998, respectively. Net charge-offs in 2000 were $528 thousand, compared to $415 thousand and $934 thousand in 1999 and 1998, respectively. Net charge-offs as a percentage of average loans outstanding were 0.14%, 0.13%, and 0.29% for 2000, 1999, and 1998, respectively. The allowance for loan losses was $6.6 million or 1.62% of loans outstanding at December 31, 2000.

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                              NON-INTEREST INCOME

         Total non-interest income increased $1.1 million or 22.0%, from $5.0 million in 1999 to $6.1 million in 2000, compared to an increase of $321 thousand or 6.8% from 1998 to 1999. The primary factor contributing to this increase was the sale of two fixed assets: a property adjacent to our Kennett Square branch and our former Westtown branch / Training center. Gains from the sale of these fixed assets, in the amount of $562 thousand, are considered non-recurring. Other components of non-interest income include Financial Management Services revenue, which increased $514 thousand or 20.3%, from $2.5 million in 1999 to $3.1 million in 2000, compared to an increase of $270 thousand or 11.9% from 1998 to 1999. These revenues are largely based upon the market value of assets under management. The market value of Financial Management Services assets under management and custody increased $15.6 million or 3.6%, from $429.6 million at the end of 1999 to $445.1 million at the end of 2000, and increased $24.4 million or 6.0% from 1998 to 1999. The 2000 and 1999 increases in market value of assets under management are attributable to new business development in the areas of trust, investment and pension management and market value appreciation. Additionally, during the third quarter of 2000 the Financial Management Services Fee structure changed in an effort to cover rising costs. This change will produce additional fee revenue. Although the fees were increased they still remain very competitive in the market place and Management does not anticipate any negative impact on growth in these revenues.

         Service charges on deposit accounts increased $60 thousand or 6.0% from $992 thousand in 1999 to $1.1 million in 2000 compared to a decrease of $45 thousand or 4.3% from 1998 to 1999. The increase in 2000 is attributed to the increase in the number of deposit relationships as a result of our four new retirement home branches. The decrease in 1999 is attributed to a more competitive pricing structure for our deposit accounts.

         During 2000, the Corporation realized securities losses of approximately $35 thousand compared to a gain of $207 thousand in 1999. The losses in 2000 reflects Management's decision to sell certain low-yielding investment securities at a loss in order to reinvest the proceeds in investments that will contribute higher interest income in future periods. The gains in 1999 relate to the sale of certain equity securities.

         Other non-interest income increased $210 thousand or 16.5% to $1.5 million in 2000 from $1.3 in 1999. The increase in other non-interest income is attributed to increased rental, merchant processing, and debit card revenues. Total other non-interest income also benefited from fees related to Community Development Corporation ("CDC") activities. Other non-interest income decreased 1.9% to $1.273 million in 1999 from $1.297 million in 1998. The decrease is partially attributed to the sale of fewer residential mortgages in the secondary market in 1999 than in 1998.

                              NON-INTEREST EXPENSE

         Total non-interest expense increased $2.2 million or 12.7%, from $17.5 million in 1999 to $19.7 million in 2000, compared to an increase of $1.2 million or 7.5% from 1998 to 1999. The growth in non-interest expense reflects the increased costs incurred to service the Corporation's expanding customer base. The components of non-interest expense changes are discussed below.

         Salary and employee benefits increased $1.3 million or 13.5%, from $9.7 million in 1999 to $11.0 million in 2000. As the Corporation expands, increased staff, annual employee raises, and the cost of providing benefits increases. It is anticipated that this component of non-interest expense will continue to rise. Salary and employee benefits increased $648 thousand or 7.2% from 1998 to 1999, primarily as a result of an average 4.0% in salary increases. The Corporation's full-time employees were 204, 170, and 193 at the end of 2000, 1999, and 1998, respectively and the Corporation's part time employees were 45, 70, and 25 at the end of 2000, 1999, and 1998, respectively.

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         Net occupancy, equipment and data processing expense increased $245 thousand or 6.5%, from $3.8 million in 1999 to $4.0 million in 2000. The increases are a direct result of increased computer and related equipment costs associated with the expansion, upgrading and maintenance of personal computers and our networking infrastructure. Increases in the Corporation's facilities and branch offices also contributed to the increase. As the Corporation expands its presence in Chester County and increases its offerings of products and services these costs will continue to rise. Occupancy, equipment and data processing expense increased $487 thousand or 14.8% from 1998 to 1999. The increase is a direct result of increased capital and related equipment costs associated with completion of the conversion of the Bank's core computer system, the phase out of certain maintenance related costs, a payroll system conversion, and direct Y2K expenses. Increases in the Corporation's facilities and branch offices also contributed to the increase.

         Increases in purchased services increased 34.8% from $903 thousand in 1999 to $1.2 million 2000. Other non-interest expense increased $352 thousand or 11.3% from $3.1 million in 1999 to $4.7 million in 2000. This increase is the result of the Corporation's increased use of supplies and increased FDIC insurance fees. Additional operating expenses associated with the increases in staff and premises also contributed to the increase.

         Additional components of non-interest expense are the FDIC's Bank Insurance Fund ("BIF") assessments and Pennsylvania Bank Shares Tax. The BIF insurance assessment was $0 for 2000, 1999, and 1998. On January 1, 1997, in accordance with the Deposit Insurance Act of 1996 an additional assessment by the Financing Corporation ("FICO") became applicable to all insured institutions. This assessment is not tied to the FDIC risk classification. The BIF FICO assessment is 1.296 basis points per $100 in deposits for 2000. The Bank's assessment for the BIF FICO in 2000 was $44 thousand. Bank Shares Tax was 0.60%, 0.60%, and 0.68% of average stockholders' equity for 2000, 1999, and 1998, respectively. In 1999 and 1998 bank shares tax expense benefited from credits related to community development projects which were not available in 2000. The Pennsylvania Bank Shares Tax is based primarily on Bank stockholders' equity and paid annually.

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

                                  INCOME TAXES

         Income tax expense was $2.25 million in 2000 compared to $2.05 million in 1999 and $2.1 million in 1998, representing an effective tax rate of 27.3%, 28.2%, and 29.5%, respectively. Tax rates in 2000 and 1999 were reduced by tax credits resulting from investments in a community development projects.

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


      CONSOLIDATED AVERAGE BALANCE SHEET AND TAX EQUIVALENT INCOME/EXPENSES
                    AND RATES FOR THE YEAR ENDED DECEMBER 31,


                                                       2000                        1999                    1998
                                           -------------------------   ------------------------  -------------------------



(Dollars in thousands)                        Daily                      Daily                     Daily
                                             Average                    Average                   Average
                                             Balance  Interest  Rate    Balance Interest   Rate   Balance   Interest  Rate
                                             -------  --------  ----   -------- --------   ----   -------   --------  ----
ASSETS
    Federal funds sold                     $     794  $    45   5.67% $  2,398  $   114    4.75% $  8,022    $   436  5.44%
    Interest bearing deposits in Banks           186        4   2.15       117        3    2.56        --         --    --
    Investment securities
         Taxable                             104,927    6,874   6.55   114,175    7,102    6.22    82,434      4,938  5.99
         Tax-exempt (1)                        2,224      160   7.19     2,165      160    7.39     1,548        119  7.69
                                            --------   ------          -------   ------           -------     ------
    Total investment securities              107,151    7,034   6.56   116,340    7,262    6.24    83,982      5,057  6.02
                                            --------   ------          -------   ------           -------     ------
    Loans (2)
         Taxable                             372,123   32,312   8.68   326,021   27,337    8.39   313,893     27,849  8.87
         Tax-exempt (1)                        6,088      549   9.02     5,945      571    9.61     6,473        649 10.03
                                            --------   ------          -------   ------           -------     ------
         Total loans                         378,211   32,861   8.69   331,966   27,908    8.41   320,366     28,498  8.90
                                            --------   ------          -------   ------           -------     ------
    Total interest-earning assets            486,342   39,944   8.21   450,821   35,287    7.83   412,370     33,991  8.24
    Non-interest-earning assets
      Allowance for possible loan losses      (6,546)                   (5,998)                    (5,900)
      Cash and due from banks                 23,647                    22,681                     20,121
      Other assets                            19,196                    16,964                     14,772
                                            --------                   -------                    -------
         Total assets                      $ 522,639                  $484,468                   $441,363
                                            ========                   =======                    =======

LIABILITIES AND STOCKHOLDERS'
           EQUITY
    Savings, NOW, and money market
      deposits                             $ 230,304  $ 7,320   3.18% $204,986  $ 6,021    2.94% $184,081   $  5,713  3.10%
    Certificates of deposit and other time   139,744    7,984   5.71   147,091    7,854    5.34   137,825      7,966  5.78
                                            --------   ------          -------   ------           -------     ------
         Total interest-bearing deposits     370,048   15,304   4.14   352,077   13,875    3.94   321,906     13,679  4.25
    Securities sold under repurchase
      agreements                               2,663      137   5.14     2,741      110    4.01     3,019        116  3.84
    Federal Home Loan Bank advances
      And other borrowings                    23,919    1,542   6.45     9,284      558    6.01     5,269        340  6.45
                                            --------   ------          -------   ------           -------     ------
         Total interest-bearing liabilities  396,630   16,983   4.28   364,102   14,543    3.99   330,194     14,135  4.28
    Non-interest-bearing liabilities
      Non-interest-bearing demand deposits    80,415                    72,493                     64,705
      Other liabilities                        5,670                     6,028                      8,268
                                            --------                   -------                    -------
         Total liabilities                   482,715                   442,623                    403,167
    Stockholders' equity                      39,924                    41,845                     38,196
                                            --------                   -------                    -------
         Total liabilities and stockholders'
             equity                        $ 522,639                  $484,468                   $441,363
                                            ========                   =======                    =======
      Net interest income                             $22,961                   $20,744                      $19,856
                                                       ======                    ======                       ======
    Net yield on interest-earning assets                        4.72%                      4.60%                      4.82%
                                                                ====                       ====                       ====



(1) The indicated income and annual rate are presented on a tax equivalent basis using the federal marginal rate of 34%, adjusted for the TEFRA 20% penalty for 2000, 1999, and 1998.
(2) Nonaccruing loans are included in the average balance.


                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


               LIQUIDITY MANAGEMENT AND INTEREST RATE SENSITIVITY

         The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for business expansion. Liquidity management addresses the Corporation's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings as they mature and to make new loans and investments as opportunities arise. Liquidity is managed on a daily basis enabling Management to monitor changes in liquidity and to react accordingly to fluctuations in market conditions. The primary source of liquidity for the Corporation is funding available from the Federal Home Loan Bank ("FHLB"), deposit growth, and cash flow from the investment and loan portfolios. In addition, new deposits to NOW, money-market, savings, and smaller denomination certificates of deposit accounts provide additional liquidity. The Corporation considers funds from such sources to comprise its "core" deposit base because of the historical stability of such sources of funds. Additional liquidity comes from the Corporation's non-interest bearing demand deposit accounts and credit facilities. Other deposit sources include a three-tiered savings product and certificates of deposit in excess of $100,000. Details of core deposits, non-interest bearing demand deposit accounts and other deposit sources are highlighted in the following table:

                                DEPOSIT ANALYSIS

     (Dollars in thousands)
                                                  2000                      1999                     1998
                                         ---------------------     ----------------------   ----------------------

                                         Average     Effective     Average      Effective    Average     Effective
         DEPOSIT TYPE                    Balance       Yield       Balance        Yield      Balance       Yield
         ------------                    -------     ---------     -------      ---------    -------     ---------

     NOW                                 $ 67,923       1.71%      $ 58,356       1.71%     $ 55,203       2.04%
     Money Market                          25,934       2.93         27,139       2.90        27,596       3.09
     Statement Savings                     48,514       3.04         49,144       3.00        47,046       3.28
     Other Savings                          2,092       2.72          2,280       2.76         2,382       2.73
     CD's Less than $100,000              112,287       5.69        118,228       5.38       114,372       5.81
                                          -------                   -------                  -------

     Total Core Deposits                  256,750       3.84        255,147       3.79       246,599       4.15

     Non-interest-Bearing
       Demand Deposits                     80,415        --          72,493        --         64,705        --
                                          -------                   -------                  -------

     Subtotal                             337,165        --         327,640        --        311,304        --

     Tiered Savings                        85,841       4.50         68,067       3.97        51,854       4.09
     CD's Greater than $100,000            27,457       5.80         28,863       5.19        23,453       5.63
                                          -------                   -------                  -------

     Total Deposits                      $450,463        --        $424,570        --       $386,611        --
                                          =======                   =======                  =======

         The Bank as a member of the FHLB maintains a credit facility secured by the Bank's-mortgage related assets. Additionally, the FHLB offers several other credit related products which are available to the Bank. The Corporation utilizes borrowings from the FHLB and collateralized repurchase agreements in managing its interest rate risk and as a tool to augment deposits and in funding asset growth. The Corporation may utilize these funding sources to better match its longer term repricing assets (i.e., between one and five years). In addition, the Corporation has at its disposal a $4.0 million credit line with a correspondent bank to further assist with funding requirements at the corporate level.

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         As of December 31, 2000 the amount outstanding under the Bank's credit facility with the FHLB was $0 as compared to $10.0 million in 1999. Other FHLB borrowings for the period were $30.0 million compared to $6.7 million in 1999. During 2000 and 1999, total average FHLB advances were approximately $23.9 million and $9.3 million, respectively and consisted of short and long term advances representing a combination of maturities. The average interest rate for 2000 and 1999 on these advances was approximately 6.5% and 6.0% respectively. The Bank currently has a maximum borrowing capacity with the FHLB of approximately $153.9 million.

         The  goal  of  interest  rate   sensitivity   management  is  to  avoid
fluctuating net interest margins, and to enhance consistent growth of net interest income through periods of changing interest rates. Such sensitivity is measured as the difference in the volume of assets and liabilities in the existing portfolio that are subject to repricing in a future time period. The Corporation's net interest rate sensitivity of its "gap position" within one year is ($154,735) million or 28.1% of total assets at December 31, 2000, compared with ($277,341) million or 44.4% of total assets at the end of 1999. This negative position indicates that more liabilities than assets may reprice within the next twelve months, which, in a rising rate environment, may result in an increase in interest expense that would not be offset by repricing assets. The data in the following chart represents the gap position at a specific point in time and may not be indicative of future gap positions.

              INTEREST RATE SENSITIVITY GAP AS OF DECEMBER 31, 2000

(Dollars in thousands)                                   One                Over
                                        Within         Through              Five        Non-Rate
                                       One Year       Five Years            Years       Sensitive        Total
                                       ---------      ----------         ----------    ----------      ---------

ASSETS
    Federal funds sold                 $   7,500        $    -           $     -        $     -        $   7,500
    Investment securities                 14,334          34,661            45,200            -           94,195
    Interest bearing deposits in banks       -               -                 -              162            162
    Loans and leases                     156,945         219,902            30,042         (6,609)       400,280
    Cash and cash equivalents                -               -                 -           30,311         30,311
    Premises & equipment                     -               -                 -            9,564          9,564
    Other assets                              25             -                 -            8,652          8,677
                                        --------         -------          --------       --------       --------

    Total assets                       $ 178,804        $254,563         $  75,242      $  42,080      $ 550,689
                                        ========         =======          ========       ========       ========

LIABILITIES AND CAPITAL
    Non-interest-bearing deposits$           -          $    -           $     -        $  89,137      $  89,137
    Interest bearing deposits            319,358          60,573             2,422            -          382,353
    Securities sold under repurchase
      agreements                           2,752             -                 -              -            2,752
    FHLB advances and other
      borrowings                          11,429          11,081             4,647            -           27,157
    Other liabilities                        -               -                 -            6,278          6,278
    Capital                                  -               -                 -       $   43,012         43,012
                                        --------         -------          --------       --------       --------

    Total liabilities and capital      $ 333,539        $ 71,654         $   7,069     $  138,427      $ 550,689
                                        ========         =======          ========       ========       ========

    Net interest rate sensitivity gap  $(154,735)       $182,909         $  68,173     $  (96,347)     $     -
                                        ========         =======          ========      =========       ========

    Cumulative interest rate
       sensitivity gap                 $(154,735)       $ 28,174         $  96,347     $      -        $     -
                                        ========         =======          ========      =========       ========

    Cumulative interest rate
       sensitivity gap divided
       by total assets                    (28.1)%           5.1%             17.5%

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The Corporation's gap position is one factor used to evaluate interest rate risk and the stability of net interest margins. Other factors include computer simulations of what might happen to net interest income under various interest rate forecasts and scenarios. The Corporation's Asset Liability Management Policy requires quarterly calculation of the effects of changes in interest rates on net interest income. These calculations are prepared monthly using simulation software. The table below summarizes estimated changes in net interest income over a twelve-month period, under alternative interest rate scenarios. The change in interest rates was based upon giving effect to an immediate and proportional shift in the December 31, 2000 Wall Street Journal prime rate of 9.50%.

(Dollars in thousands)
     Change in                         Net                Dollar                   Percent     Management
   Interest Rates               Interest Income           Change                   Change        Limits
   --------------               ---------------           ------                   ------        ------

+300 Basis Points                     $26,866             $1,065                   4.13%           5.00%
+200 Basis Points                      26,510                708                   2.75            4.50
+100 Basis Points                      26,155                354                   1.37            3.00
FLAT RATE                              25,801                  0                      0            0.00
 -100 Basis Points                     25,449               -352                  -1.37            3.00
 -200 Basis Points                     25,098               -703                  -2.73            4.50
 -300 Basis Points                     25,749             -1,053                  -4.08            5.00

         Management believes that the assumptions utilized in evaluating the vulnerability of the Corporation's net interest income to changes in interest rates approximate actual experience; however, the interest rate sensitivity of the Corporation's assets and liabilities, as well as the estimated effect of changes in interest rates on net interest income, could vary substantially if different assumptions are used or actual experience differs from the experience on which the assumptions were based. For example, certain assets, such as adjustable rate loans, have features which restrict changes in interest rates on a short term basis or over the life of the assets.

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

         The nature of the Corporation's current operation is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Corporation nor the Bank own trading assets. At December 31, 2000, the Corporation did not have any hedging transactions in place such as interest rate swaps, caps or floors.

              ASSET QUALITY AND ALLOWANCE FOR LOAN AND LEASE LOSSES

         The allowance for loan and lease losses is an amount that management believes will be adequate to absorb loan and lease losses on existing loans and leases that may become uncollectible based on Management's evaluations of the collectibility of loans and leases. These evaluations take into consideration such factors as changes in the nature and volume of the loan and lease portfolio, overall portfolio quality, adequacy of collateral, review of specific problem loans and leases, and current economic conditions that may affect the borrower's ability to pay.

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         Management evaluates the adequacy of the allowance on a quarterly basis to ensure the provision for loan and lease losses has been charged against earnings in an amount necessary to maintain the allowance at a level that is appropriate based on management's assessment of probable estimated losses. The Corporation's methodology for assessing the appropriateness of the allowance for loan and lease losses consists of several key elements. These elements include a specific allowance for loan and lease watch list classified loans, an allowance based on historical trends, and an unallocated portion. The Corporation consistently applies the following comprehensive methodology.

         The allowance for loan and lease watch list classified loans addresses those loans and leases maintained on the Corporation's loan and lease watch list, which are assigned a rating of substandard, doubtful, or loss. Substandard loans and leases are those with a well-defined weakness or a weakness, which jeopardizes the repayment of the debt. A loan or lease may be classified as substandard as a result of impairment of the borrower's financial condition and repayment capacity. Loans and leases for which repayment plans have not been met or collateral equity margins do not protect the Corporation may also be classified as substandard. Doubtful loans and leases have the characteristics of substandard loans and leases with the added characteristic that collection or liquidation in full, on the basis of presently existing facts and conditions, is highly improbable. Although the possibility of loss is extremely high for doubtful loans and leases, the classification of loss is deferred until pending factors, which might improve the loan or lease, have been determined. Loans and leases rated as doubtful in whole or in part are placed on nonaccrual status. Loans and leases, which are classified as loss, are considered uncollectible and are charged to the allowance for loan and lease losses.

         Loans and leases on the loan and lease watch list may also be impaired loans, which are defined as nonaccrual loans and leases or troubled debt restructurings, which are not in compliance with the restructured terms. Each of the classified loans and leases on the loan and lease watch list is individually analyzed to determine the level of the potential loss on the loan or lease under the current circumstances. The specific reserve established for these criticized by management and impaired loans and leases is based on careful analysis of the loan's and leases performance, the related collateral value, cash flow considerations and the financial capability of any guarantor. The allowance for loan and lease watch list classified loans and leases is equal to the total amount of potential unconfirmed losses for the individual classified loans and leases on the watch list. Loan and lease watch list loans and leases are managed and monitored by management.

         The allowance based on historical trends uses charge-off experience of the Corporation to estimate potential unconfirmed losses in the balances of the loan and lease portfolios. The historical loss experience percentage is based on the charge-off history. Historical loss experience percentages are applied to all non-classified loans and leases to obtain the portion of the allowance for loan and lease losses which is based on historical trends. Before applying the historical loss experience percentages, loan and lease balances are reduced by the portion of the loan and lease balances, which are subject to guarantee, by a government agency. Installment loan balances are also adjusted for unearned discounts.

         The Corporation also maintains an unallocated allowance. The unallocated allowance is used to cover any factors or conditions, which may cause a potential loan and lease loss but are not specifically identifiable. It is prudent to maintain an unallocated portion of the allowance because no matter how detailed an analysis of potential loan and lease losses may be, the analysis produces only estimates, which, by definition lack precision.

         Since all identified losses are immediately charged off, no portion of the allowance for loan and lease losses is restricted to any individual loan or groups of loans, or lease or groups of leases, and the entire allowance is available to absorb any and all loan and lease losses.

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The following tables present information regarding the Corporation's total allowance for loan and lease losses as well as the allocation of such amounts to the various categories of loans at the dates indicated:

                                                                                 December 31, 2000
                                                             ------------------------------------------------------
                                                              Allowance
                                                              for Loan              Percent of           Percent of
(Dollars in thousands)                                          Losses              Allowance           Total Loans
                                                             ------------           ---------           -----------

Commercial loans                                              $ 4,581                 69.3%                1.13%
Residential real estate                                           526                  8.0%                0.13%
Consumer loans                                                  1,217                 18.4%                0.30%
Leases                                                             69                  1.0%                0.01%
General allowance (1)                                             216                  3.3%                0.05%
                                                               ------                -----                 ----

Total allowance for loan and lease losses                     $ 6,609                100.00%               1.62%
                                                               ======                ======                ====

(1) While Management feels the percentage of allowance to total loans is adequate, during 2000 in response to concerns from regulators, a portion of the general allowance was reallocated to specific loan pools.

                                                                                 December 31, 1999
                                                             -----------------------------------------------------
                                                              Allowance
                                                              for Loan             Percent of           Percent of
(Dollars in thousands)                                          Losses             Allowance           Total Loans
                                                              ---------            ----------          -----------

Commercial loans                                              $ 2,657                 42.4%                0.75%
Residential real estate                                           125                  2.0%                0.04%
Consumer loans                                                    521                  8.3%                0.15%
Leases                                                            775                 12.4%                0.22%
General allowance (1)                                           2,183                 34.9%                0.63%
                                                               ------               ------                 ----

Total allowance for loan and lease losses                     $ 6,261                100.00%               1.77%
                                                               ======                ======                ====

(1) While Management feels the percentage of allowance to total loans is adequate, during 2000 in response to concerns from regulators, a portion of the general allowance was reallocated to specific loan pools.


                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


          ANALYSIS OF CHANGES IN THE ALLOWANCE FOR POSSIBLE LOAN LOSSES
                       AND COMPARISON OF LOANS OUTSTANDING

                                                                           December 31
                                                 -----------------------------------------------------------------

(Dollars in thousands)                              2000          1999         1998         1997           1996
                                                  --------      --------     --------     --------      ---------

Balance at beginning of year                      $  6,261      $  5,877     $  5,900     $  5,218      $  4,506
                                                   -------       -------      -------      -------       -------

Provision charged to operating expense                 876           799          911        1,135         1,079
                                                   -------       -------      -------      -------       -------

Recoveries of loans previously charged off
   Commercial loans                                     26            81           48           67            36
   Real estate - mortgages                              59           -            145          -             -
   Consumer loans                                       49            97           52           16             8
                                                   -------       -------      -------      -------       -------

         Total recoveries                              134           178          245           83            44
                                                   -------       -------      -------      -------       -------

Loan charge-offs
   Commercial loans                                    (37)          (38)        (247)        (237)         (118)
   Real estate - mortgages                            (161)          (67)         (45)        (117)         (218)
   Consumer loans                                     (440)         (488)        (887)        (182)          (62)
   Lease financing receivables                         (24)          -            -            -             (13)
                                                   -------       -------      -------      -------       -------

         Total charge-offs                            (662)         (593)      (1,179)        (536)         (411)
                                                   -------       -------      -------      -------       -------

Net loan charge-offs                                  (528)         (415)        (934)        (453)         (367)
                                                   -------       -------      -------      -------       -------

Balance at end of year                            $  6,609      $  6,261     $  5,877     $  5,900      $  5,218
                                                   =======       =======      =======      =======       =======

Year-end loans outstanding                        $406,889      $354,338     $320,395     $318,899      $264,582

Average loans outstanding                         $378,211      $331,966     $320,366     $299,737      $249,697

Allowance for possible loan losses as
   a percentage of year-end loans
   outstanding                                     1.62%          1.77%         1.83%        1.85%         1.97%

Ratio of net charge-offs to average
   loans outstanding                               0.14%          0.13%         0.29%        0.15%         0.15%


         Non-performing loans and leases include those on non-accrual status and loans past due 90 days or more and still accruing. A loan is placed on nonaccrual status at the time when ultimate collectibility of principal or interest, wholly or partially, is in doubt. Past due loans and leases are those which were contractually past due 90 days or more as to interest or principal payments but are well secured and in the process of collection. The Bank's policy is to write down all non-performing loans and leases to their net realizable value based on updated appraisals of collateral. Non-performing loans and leases are generally collateralized by real estate and are in the process of collection. Management believes that loans and leases that are past due over 90 days and still accruing are adequately collateralized as to principal and interest. Such loans and leases are in the process of collection. Management believes that the allowance for loan and lease losses and nonperforming loans and leases remained safely within acceptable levels.

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The allowance for loan and lease losses as a percentage of non-performing loans ratio indicates that the allowance for loan and lease losses is sufficient to cover the principal of all non-performing loans at December 31, 2000. Other real estate owned ("OREO") represents residential and commercial real estate owned by the Bank following default by borrowers that has been written down to realizable value (net of estimated disposal costs) based on professional appraisals. In October 2000, the Corporation liquidated from OREO a commercial property for a net amount of $192 thousand resulting in a recovery of certain legal and tax expenses and a gain of approximately $13 thousand which reduced these expenses. Also during 2000, the Corporation took additional properties into OREO in the amount of $340 thousand.

         Management is not aware of any loans or leases other than those included in these tables and mentioned in this section that would be considered potential problem loans and cause Management to have doubts as to the borrower's ability to comply with loan repayment terms. The Corporation decided to withdraw from third party automobile lending on July 10, 1998 due to less than expected results. The Corporation continues to service the existing portfolio but has not added any additional volume. The portfolio totaled approximately $6.1 million and $14 million as of December 31, 2000 and December 31, 1999, respectively. Approximately 3.40% and 4.19% was past due 30 days or more as of December 31, 2000 and December 31, 1999, respectively.

                         NON-PERFORMING LOANS AND ASSETS

                                                                            December 31
                                                   ---------------------------------------------------------------

(Dollars in thousands)                              2000          1999         1998         1997           1996
                                                  --------      --------     --------     --------      ----------

Past due over 90 days and still accruing        $      134     $     175    $     546    $     466     $   2,772

Non-accrual loans                                    1,364         1,207        1,316        1,443           713
                                                 ---------      --------     --------     --------      --------

Total non-performing loans                           1,498         1,382        1,862        1,909         3,485

Other real estate owned ("OREO")                       803           470          192        1,651         1,274
                                                 ---------      --------     --------     --------      --------

Total non-performing assets                     $    2,301     $   1,852    $   2,054    $   3,560     $   4,759
                                                 =========      ========     ========     ========      ========

Non-performing loans as a
   percentage of total loans                         0.37%         0.39%        0.58%        0.60%         1.32%

Allowance for loan losses as a
   percentage of non-performing
   loans                                            441.2%        453.0%       315.6%       309.1%        149.7%

Non-performing assets as a percentage
   of total loans and other real estate
   owned                                              0.6%          0.5%         0.6%         1.1%          1.8%

Allowance for loan losses as a
   percentage of non-performing
   assets                                           287.2%        338.1%       286.1%       165.7%        109.6%

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


                                CAPITAL ADEQUACY

         The Corporation is subject to Risk-Based Capital Guidelines adopted by the Federal Reserve Board for bank holding companies. The Bank is also subject to similar capital requirements adopted by the Office of the Comptroller of the Currency ("OCC"). Under these requirements, the regulatory agencies have set minimum thresholds for Tier I Capital, Total Capital, and Leverage ratios. At December 31, 2000, both the Corporation's and the Bank's capital exceeded all minimum regulatory requirements and were considered "well capitalized" as defined in the regulations issued pursuant to the FDIC Improvement Act of 1994. The Corporation's and Banks Risk-Based Capital Ratios, shown below, have been computed in accordance with regulatory accounting policies.

                                                                 December 31
RISK-BASED                                        --------------------------------------         "Well Capitalized"
CAPITAL RATIOS                                        2000         1999          1998               Requirements
--------------                                    ------------  -----------  -----------         ------------------

  Corporation
  -----------
Leverage Ratio                                       8.19%        8.48%         8.59%                   N/A
Tier I Capital Ratio                                10.63%       10.73%        11.67%                   N/A
Total Risk-Based Capital Ratio                      11.88%       11.98%        12.95%                   N/A

      Bank
      ----
Leverage Ratio                                       8.23%        8.05%         8.36%                  5.00%
Tier I Capital Ratio                                10.68%       10.47%        11.35%                  6.00%
Total Risk-Based Capital Ratio                      11.94%       11.73%        12.62%                 10.00%


         The Bank is not under any agreement with the regulatory authorities nor is it aware of any current recommendations by the regulatory authorities that, if they were to be implemented, would have a material effect on liquidity, capital resources or operations of the Corporation.

                  BUILDING IMPROVEMENTS AND TECHNOLOGY PROJECTS

         The Corporation is currently working on plans for several new branch sites. Two of these sites, Lionville (Route 13 and Sheree Boulevard) and New Garden (business Route 1 south of Kennett Square), are expected to be completed and opened during the second and third quarters of 2001, respectively.

         The Corporation acquired and opened limited access branch banking facilities in four local retirement communities in December of 1999. The locations include Granite Farms Estates, Lima Estates, and Kendal and Crosslands Communities. These branch locations serve the residents and employees of their communities and bring the total number of branches in the Corporation's network to twelve.

         In October of 1999, the Bank launched a full line of retail Internet banking services, "NetTeller" and "BillPay". These new products allow our retail customers the convenience to access their accounts and pay bills on-line twenty-four hours a day from home. A commercial version of "NetTeller" "FNB Net Cash Manager(R)" was released in March of 2000. Other technology products include "FNB Portfolio Link", which gives our Financial Management Services customers the ability to access their accounts over the Internet, and the banks new web site at www.fnbchestercounty.com. Currently, we have over 2,300 customers utilizing our Internet product line.

               DESCRIPTION OF CAPITAL STOCK AND MARKET INFORMATION

         The authorized capital stock of the Corporation consists of 10,000,000 shares of common stock, par value $1.00 per share, of which 4,799,666 shares

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

were outstanding at the end of 2000 and 1999. The Corporation's common stock is publicly traded over the counter under the symbol "FCEC". Trading is sporadic. The following table, which shows the range of high and low month-end bid prices for the stock, is based upon transactions reported by the Philadelphia brokerage firm of Janney Montgomery Scott, LLC, one of the Corporation's market makers.


                                                                                  Bid Prices
                                                                                  ----------

                                                                                  Month End
                                                                                  ---------

                                                                       2000                          1999
                                                                       ----                          ----
         Quarter Ended                                         High            Low             High          Low
         -------------                                         ----            ---             ----          ---

         First                                                $20.50          $13.75          $21.00        $18.75

         Second                                               $16.50          $13.13          $20.50        $17.00

         Third                                                $14.25          $13.38          $17.75        $14.50

         Fourth                                               $14.25          $13.38          $20.50        $14.50


         Other information regarding the Corporation can be found in the Corporation's Form 10-K, to be filed with the Securities and Exchange Commission by March 30, 2001 and can also be found at www.sec.gov after that date. Copies of the form 10-K can be obtained free of charge from the Corporation's Shareholder Relations Officer, (P.O. Box 523, West Chester, PA 19381-0523), at 610-344-2686.

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEETS


(Dollars in thousands)                                                                             December 31
                                                                                      -------------------------------
                                                                                           2000              1999
                                                                                      --------------    -------------

ASSETS
    Cash and due from banks                                                           $   30,311        $   27,257
    Federal funds sold                                                                     7,500             5,000
    Interest bearing deposits                                                                162                --
                                                                                       ---------         ---------

                Total cash and cash equivalents                                           37,973            32,257
                                                                                       ---------         ---------

    Investment securities held-to-maturity (fair value of $1,270
        and $4,535 in 2000 and 1999, respectively)                                         1,183             4,402

    Investment securities available-for-sale, at fair value                               93,012           108,638

    Loans                                                                                406,889           354,338
    Less allowance for possible loan and lease losses                                     (6,609)           (6,261)
                                                                                       ---------         ---------

                Net loans                                                                400,280           348,077

    Premises and equipment, net                                                            9,564            10,444
    Other assets                                                                           8,677             8,084
                                                                                       ---------         ---------

                Total assets                                                          $  550,689        $  511,902
                                                                                       =========         =========

LIABILITIES
    Deposits
        Non-interest-bearing                                                          $   89,137        $   82,734
        Interest-bearing (including certificates of deposit over $100 of
          $30,684 and $28,377 - 2000 and 1999, respectively)                             382,353           365,699
                                                                                       ---------         ---------

                Total deposits                                                           471,490           448,433

    Securities sold under repurchase agreements                                            2,752             3,365
    Federal Home Loan Bank advances and other borrowings                                  27,157            16,667
    Other liabilities                                                                      6,278             5,255
                                                                                       ---------         ---------

                Total liabilities                                                        507,677           473,720
                                                                                       ---------         ---------

STOCKHOLDERS' EQUITY
    Common stock, par value $1.00; authorized, 10,000,000 shares;
        Outstanding, 2000 - 4,799,666 and 1999 - 4,799,666.                                4,800             4,800
    Additional paid-in capital                                                               610               602
    Retained earnings                                                                     42,353            38,652
    Accumulated Other Comprehensive Income (loss)                                           (759)           (2,893)
    Treasury stock, at cost:  2000 - 322,352 and 1999 - 254,509.                          (3,992)           (2,979)
                                                                                       ---------         ---------

                Total stockholders' equity                                                43,012            38,182
                                                                                       ---------         ---------

                Total liabilities and stockholders' equity                            $  550,689        $  511,902
                                                                                       =========         =========


The accompanying notes are an integral part of these statements.

                        CONSOLIDATED STATEMENTS OF INCOME


(Dollars in thousands, except per share)                                                 December 31
                                                                           ---------------------------------------
                                                                              2000         1999           1998
                                                                           ----------   ----------   -------------

INTEREST INCOME

    Loans, including fees                                                 $   32,694    $   27,730    $   28,296
    Investment securities                                                      6,985         7,260         5,021
    Federal funds sold                                                            45           114           436
    Deposits in banks                                                              4             3           -
                                                                           ---------     ---------     ---------
             Total interest income                                            39,728        35,107        33,753
                                                                           ---------     ---------     ---------
INTEREST EXPENSE

    Deposits                                                                  15,304        13,875        13,679
    Securities sold under repurchase agreements                                  137           110           116
    Federal Home Loan Bank advances and other borrowings                       1,542           558           340
                                                                           ---------     ---------     ---------
             Total interest expense                                           16,983        14,543        14,135
                                                                           ---------     ---------     ---------
             Net interest income                                              22,745        20,564        19,618
PROVISION FOR POSSIBLE LOAN LOSSES                                               876           799           911
                                                                           ---------     ---------     ---------
             Net interest income after provision for possible loan losses     21,869        19,765        18,707
                                                                           ---------     ---------     ---------
NON-INTEREST INCOME

    Financial Management Services                                              3,050         2,536         2,266
    Service charges on deposit accounts                                        1,052           992         1,037
    Investment securities gains (losses), net                                    (35)          207            87
    Gain or sale of fixed assets                                                 562           -             -
    Other                                                                      1,483         1,273         1,297
                                                                           ---------     ---------     ---------
             Total non-interest income                                         6,112         5,008         4,687
                                                                           ---------     ---------     ---------
NON-INTEREST EXPENSE

    Salaries and employee benefits                                            11,001         9,694         9,046
    Occupancy, equipment, and data processing                                  4,030         3,785         3,298
    Professional services                                                      1,217           903           826
    Other                                                                      3,476         3,124         3,108
                                                                           ---------     ---------     ---------
             Total non-interest expense                                       19,724        17,506        16,278
                                                                           ---------     ---------     ---------

             Income before income taxes                                        8,257         7,267         7,116

INCOME TAXES                                                                   2,255         2,050         2,100
                                                                           ---------     ---------     ---------

NET INCOME                                                                $    6,002    $    5,217    $    5,016
                                                                           =========     =========     =========

PER SHARE

    Basic earnings per common share                                       $     1.33    $     1.14    $     1.09
                                                                           =========     =========     =========
    Diluted earnings per common share                                     $     1.31    $     1.13    $     1.07
                                                                           =========     =========     =========
    Dividends declared                                                    $     0.51    $     0.49    $     0.47
                                                                           =========     =========     =========


The accompanying notes are an integral part of these statements.

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                           Accumulated
                                                    Additional               Other                                     Total
                                   Common Stock       Paid-in  Retained   Comprehensive   Treasury    Comprehensive Stockholders'
(Dollars in thousands)           Shares   Par Value   Capital  Earnings      Income        Stock          Income        Equity
                                 ------   --------- ---------- --------   -------------   --------    ------------- -------------


Balance at January 1, 1998       2,399,833 $  2,400 $  2,729    $32,803      $    (33)    $ (1,686)     $     -      $   36,213

    Net income                          -        -        -       5,016            -            -          5,016          5,016
    Cash dividends declared             -        -        -      (2,144)           -            -             -          (2,144)
    Other Comprehensive Income
       Net unrealized gains on
         investment securities
         available-for-sale             -        -        -          -            325           -            325            325
    2 for 1 stock split          2,399,833    2,400   (2,400)        -             -            -             -              -
    Treasury stock transactions         -        -       213         -             -           100            -             313
                                 ---------    -----   ------     ------       -------      -------       -------      ---------
    Comprehensive Income                                                                                $  5,341             -
                                                                                                         =======

Balance at December 31, 1998     4,799,666 $  4,800 $    542    $35,675      $    292     $ (1,586)     $     -      $   39,723

    Net income                          -        -        -       5,217            -            -          5,217          5,217
    Cash dividends declared             -        -        -      (2,240)           -            -             -          (2,240)
    Other Comprehensive Income
       Net unrealized losses on
       investment securities
       available-for-sale               -        -        -          -         (3,185)          -         (3,185)        (3,185)
    Treasury stock transactions         -        -        60         -             -        (1,393)           -          (1,333)
                                 ---------    -----   ------     ------       -------      -------       -------      ---------
    Comprehensive Income                                                                                $  2,032             -
                                                                                                         =======

Balance at December 31, 1999     4,799,666 $  4,800 $    602    $38,652      $ (2,893)    $ (2,979)                  $   38,182

    Net income                          -        -        -       6,002            -            -          6,002          6,002
    Cash dividends declared             -        -        -      (2,303)           -            -             -          (2,303)
    Other Comprehensive Income
       Net unrealized gains on
       investment securities
       available-for-sale               -        -        -          -          2,134                      2,134          2,134
    Treasury stock transactions         -        -         8          2            -        (1,013)          -           (1,003)
                                 ---------    -----   ------     ------       -------      -------       -------      ---------
    Comprehensive Income                                                                                $  8,136             -
                                                                                                         =======

Balance at December 31, 2000     4,799,666 $  4,800 $    610    $42,353      $   (759)    $ (3,992)                  $   43,012
                                 =========  =======  =======     ======       =======      =======                    =========












The accompanying notes are an integral part of these statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


(Dollars in thousands)                                                                     December 31
                                                                            ---------------------------------------
                                                                                2000         1999           1998
                                                                            ------------  -----------    ----------

OPERATING ACTIVITIES
    Net income                                                              $   6,002     $   5,217     $    5,016
    Adjustments to reconcile net income to net
           cash provided by operating activities
        Depreciation                                                            1,883           965          1,279
        Provision for loan losses                                                 876           799            911
        Amortization of investment security
           premiums and accretion of discounts, net                               109           335            275
        Amortization of deferred loan fees, net on loans                          125           137            (92)
        Investment securities (gains) losses, net                                  35          (207)           (87)
        (Increase) decrease in other assets                                       527        (5,039)         1,703
        Increase (decrease) in other liabilities                                1,023           505         (1,151)
                                                                             --------      --------      ---------

                Net cash provided by operating activities                      10,580         2,712          7,854
                                                                             --------      --------      ---------

INVESTING ACTIVITIES
    Net decrease in loans                                                     (52,606)      (34,495)        (2,338)
    Proceeds from sales of investment securities available-for-sale            15,954        15,899         22,061
    Proceeds from maturities of investment securities available-for-sale       11,052        28,889         29,790
    Proceeds from maturities of investment securities held-to-maturity          2,262         4,216          4,719
    Purchase of investment securities available-for-sale                      (10,569)      (52,386)       (88,789)
    Purchase of premises and equipment, net                                      (564)       (1,930)        (4,199)
                                                                             --------      ---------     ---------

                Net cash used in investing activities                         (34,471)      (39,807)       (38,756)
                                                                             --------      --------      ---------

FINANCING ACTIVITIES
    (Increase) decrease in FHLB advances and
      other short term borrowings                                                 469         9,190         (2,353)
    Decrease in FHLB advances and other
      long term borrowings                                                     10,000         2,450            -
    Increase in deposits                                                       23,057        30,033         44,149
    Increase (decrease) in securities sold under repurchase agreements           (613)          570         (4,830)
    Cash dividends                                                             (2,303)       (2,239)        (2,144)
    Treasury stock transactions                                                (1,003)       (1,333)           313
                                                                             --------      --------      ---------

                Net cash provided by financing activities                      29,607        38,671         35,135
                                                                             --------      --------      ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                       5,716         1,576          4,233

Cash and cash equivalents at beginning of year                                 32,257        30,681         26,448
                                                                             --------      --------      ---------

Cash and cash equivalents at end of year                                    $  37,973     $  32,257     $   30,681
                                                                             ========      ========      =========



The accompanying notes are an integral part of these statements.

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    First Chester County Corporation (the "Corporation"), through its wholly-owned subsidiary, First National Bank of Chester County (the "Bank"), has been serving the residents and businesses of Chester County, Pennsylvania, since 1863. The Bank is a locally managed community bank providing loan, deposit, and trust services from its twelve branch locations. The Bank encounters vigorous competition for market share in the communities it serves from bank holding companies, other community banks, internet banks, thrift institutions, credit unions and other non-bank financial organizations such as mutual fund companies, insurance companies, and brokerage companies.

    The Corporation and the Bank are subject to regulations of certain state and federal agencies. These regulatory agencies periodically examine the Corporation and the Bank for adherence to laws and regulations. As a consequence, the cost of doing business may be affected.

    1.   Basis of Financial Statement Presentation
         -----------------------------------------

    The accounting policies followed by the Corporation and its wholly-owned subsidiaries, the Bank and Turks Head Properties, Inc., conform to generally accepted accounting principles and predominant practices within the banking industry. The accompanying consolidated financial statements include the accounts of the Corporation, the Bank, and Turks Head Properties. All significant intercompany transactions have been eliminated.

    In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the balance sheets, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The principal estimate that is susceptible to significant change in the near term relates to the allowance for loan and lease losses. The evaluation of the adequacy of the allowance for loan and lease losses includes an analysis of the individual loans and overall risk characteristics and size of the different loan and lease portfolios, and takes into consideration current economic and market conditions, the capability of specific borrowers to pay specific loan and lease obligations, as well as current loan and lease collateral values. However, actual losses on specific loans and leases, which also are encompassed in the analysis, may vary from estimated losses.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101), which addresses certain criteria for revenue recognition. SAB 101, as amended by SAB 101A and SAB 101B, outlines the criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. On June 26, 2000, the SEC issued SAB 101B to defer the effective date of implementation of SAB 101 until no later than the fourth fiscal quarter of fiscal years beginning after December 31, 1999. The Corporation is required to adopt SAB 101 by June 30, 2001. Management believes the Corporation's revenue recognition policies comply with the guidance contained in SAB 101 and, therefore, the Corporation's results of operations will not be materially affected.

    The Financial Accounting Standards Board adopted SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Asset and Extinguishments of Liabilities," which revises the standards for accounting for the securitizations and other transfers of financial assets and collateral. This new standard also requires certain disclosures, but carries over most of the provisions of SFAS 125. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. However, for recognition and reclassification of collateral and for disclosures relating to securitizations transactions and collateral this statement is effective for fiscal years ending after December 15, 2000 with earlier application not allowed and is to be applied prospectively. The adoption of this statement is not expected to have a material impact on the Corporation's consolidated financial statements.

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

    SFAS 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in subsequent interim financial reports issued to shareholders. It also establishes standards for related disclosure about products and services, geographic areas, and major customers. The statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. The statement also requires that public enterprises report a measure of a segment profit or loss, certain specific revenue and expense items and segment assets. It also requires that information be reported about revenues derived from the enterprises' products or services, or about the countries in which the enterprises earn revenues and hold assets, and about major customers, regardless of whether that information is used in making operating decisions.

    The Corporation has one reportable segment, "Community Banking." All of the Corporation's activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Corporation supports the others. For example, commercial lending is dependent upon the ability of the Bank to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of the Corporation as one operating segment or unit.

    Statements of Financial Accounting Standards No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments" ("FAS 119") requires disclosures about financial instruments, which are defined as futures, forwards, swap and opinion contracts and other financial instruments with similar characteristics. On balance sheet receivables and payables are excluded from this definition. The Corporation did not hold any derivative financial instruments as defined by SFAS 119 at December 31, 2000, 1999 or 1998.

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

    4.   Loans and Leases and Allowance for Loan and Lease Losses
         --------------------------------------------------------

    Loans and leases that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan and lease losses. The allowance for loan and lease losses is established through a provision for loan and lease losses

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

    charged to expense. Loan and lease principal considered to be uncollectible by management is charged against the allowance for loan and lease losses. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans and leases that may become uncollectible based upon an evaluation of known and inherent risks in the loan and lease portfolio, the evaluation takes into consideration such factors as changes in the nature and size of the loan and lease portfolio, overall portfolio quality, specific problem loans, and current and future economic conditions which may affect the borrowers' ability to pay. The evaluation also details historical losses by loan category, the resulting loss rates for which are projected at current loan and lease total amounts. Low estimates for specified problem loans and leases are also detailed. Interest on loans and leases is accrued and credited to operations based upon the principal amount outstanding. Certain origination and commitment fees and related direct loan or lease origination costs are deferred and amortized over the contractual life of the related loans and leases, resulting in an adjustment of the related loan's yield.

    Accrual of interest is discontinued on a loan when management believes that the borrower's financial condition is such that collection of interest and principal is doubtful. Upon such discontinuance, all unpaid accrued interest is reversed. The determination of the allowance for loan and lease losses is based upon the character of the loan and lease portfolio, current economic conditions, loss experience, and other relevant factors, which, in management's judgment, deserve recognition in estimating possible losses.

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

    Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value. Gains and losses on sales of loans are also accounted for in the accordance with SFAS No. 134, "Accounting for Mortgage Securities Retained after the securitizations of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This new statement requires that an entity engaged in mortgage banking activities classify the retained mortgage-backed security or other interest, which resulted from the securitizations of a mortgage loan held for sale based upon its ability and intent to sell or hold these investments.

    5.   Premises and Equipment
         ----------------------

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

    6.   Contributions
         -------------

    The Corporation accounts for contributions in accordance with SFAS No. 116, "Accounting for Contributions Received and Contributions Made." SFAS No. 116 specifies that contributions made by the Corporation be

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

    recognized as expenses in the period made and as decreases of assets or increases of liabilities depending on the form of the benefits given. In accordance with SFAS No. 116, the Corporation incurred contribution expenses relating to long-term commitments to local not-for-profit organizations of $72 thousand, $13 thousand and $63 thousand during 2000, 1999 and 1998, respectively.

    7.   Income Taxes
         ------------

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

    9.   Stock Based Compensation Plan
         -----------------------------

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

    11.   Earnings per Share and Stockholders' Equity
          -------------------------------------------

    The Corporation follows the provisions of SFAS No. 128, "Earnings Per Share," which eliminates primary and fully diluted earnings per share (EPS) and requires presentations of basic and diluted EPS in conjunction with the disclosure of the methodology used in computing such EPS. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. On September 22, 1998, the Board of Directors declared a stock split, in the form of a 100% stock dividend to stockholders of record on October 23, 1998, payable November 24, 1998. Par value remained at $1.00 per share. The stock split resulted in the issuance of 2,399,833 additional shares of common stock from authorized but unissued shares. The issuance of authorized but unissued shares resulted in the transfer of $2,399,833 from additional paid-in capital to common stock, representing the par value of the shares issued.

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

    Accordingly, earnings per share, cash dividends per share, and weighted average shares of common stock outstanding have been restated to reflect the stock split.

    12.   Cash Flow Information
          ---------------------

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. Cash paid during the years ended December 31, 2000, 1999, and 1998 for interest was $15.9 million, $15.2 million, and $14.1 million, respectively. Cash paid during the years ended December 31, 2000, 1999, and 1998 for income taxes was $2.8 million, $2.3 million, and $2.1 million, respectively.

    13.   Reporting Comprehensive Income
          ------------------------------

    The Corporation follows the provisions of SFAS No. 130, Reporting of Comprehensive Income, which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of financial statements. This statement also requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement.


                                                                            December 31, 2000
                                                            -------------------------------------------------
    (Dollars in thousands)                                  Before                 Tax               Net of
                                                             Tax                (Expense)             Tax
                                                            Amount               Benefit             Amount
                                                            ------               -------             ------

    Unrealized holding gains arising during the period      $ 3,269              $(1,112)            $ 2,157
    Reclassification adjustment
         for losses realized in net income                      (35)                  12                 (23)
                                                             ------               ------              ------

    Other comprehensive income                              $ 3,234              $(1,100)            $ 2,134
                                                             ======               ======              ======

                                                                            December 31, 1999
                                                            -------------------------------------------------
    (Dollars in thousands)                                  Before                  Tax              Net of
                                                              Tax               (Expense)              Tax
                                                            Amount               Benefit             Amount
                                                            ------               -------             ------
    Unrealized holding loss arising during the period       $(5,033)             $ 1,711             $(3,322)
    Reclassification adjustment
         for gains realized in net income                       207                  (70)                137
                                                             ------               ------              ------

    Other comprehensive loss                                $(4,826)             $ 1,641             $(3,185)
                                                             ======               ======              ======

                                                                            December 31, 1998
                                                            -------------------------------------------------
    (Dollars in thousands)                                  Before                  Tax              Net of
                                                              Tax               (Expense)              Tax
                                                            Amount               Benefit             Amount
                                                            ------               -------             ------

    Unrealized gains on securities
    Unrealized holding gain arising during the period       $   349              $   133             $   260
    Reclassification adjustment
         for gains realized in net income                        87                  (22)                 65
                                                             ------               ------              ------

    Other comprehensive income                              $   436              $  (111)            $   325
                                                             ======               ======              ======

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

    14.   Advertising Costs
          -----------------

    The Bank expenses advertising costs as incurred.

    15.   Reclassifications
          -----------------

    Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE B - INVESTMENT SECURITIES

    The amortized cost, gross unrealized gains and losses, and fair market value of the Corporation's available-for-sale and held-to-maturity securities at December 31, 2000 and 1999 are summarized as follows:

                                               Held-to-Maturity                         Available-for-Sale
                                  ----------------------------------------  -----------------------------------------

    (Dollars in thousands)                    Gross      Gross                           Gross     Gross
           2000                   Amortized Unrealized Unrealized   Fair    Amortized Unrealized Unrealized   Fair
           ----                      Cost     Gains      Losses     Value     Cost       Gains     Losses     Value
                                  --------- ---------- ----------   -----   --------- ---------- ---------- ---------

        U.S. Treasury              $   -    $   -     $    -       $   -     $  3,988  $      1  $     (2)  $   3,987
        U.S. Government agency         -        -          -           -        1,992       -         (21)      1,971
        Mortgage-backed securities     116        2        -           118     63,651       -        (589)     63,062
        State and municipal          1,067       85        -         1,152      1,278       -          (1)      1,277
        Corporate securities           -        -          -           -        9,992       -        (437)      9,555
        Corporate CMO's                -        -          -           -        4,772       -         (34)      4,738
        Asset-backed securities        -        -          -           -        2,843       -         (16)      2,827
        Mutual funds                   -        -          -           -        1,091       -         (57)      1,034
        Other equity securities        -        -          -           -        4,556        37       (32)      4,561
                                    ------   ------    -------      ------    -------    ------   -------    --------

                                   $ 1,183  $    87   $    -       $ 1,270   $ 94,163   $    38  $ (1,189)  $  93,012
                                    ======   ======    =======      ======    =======    ======   =======    ========

                                               Held-to-Maturity                         Available-for-Sale
                                  ----------------------------------------  -----------------------------------------

    (Dollars in thousands)                    Gross      Gross                           Gross     Gross
           1999                   Amortized Unrealized Unrealized   Fair    Amortized Unrealized Unrealized   Fair
           ----                      Cost     Gains      Losses     Value     Cost       Gains     Losses     Value
                                  --------- ---------- ----------   -----   --------- ---------- ---------- ---------

        U.S. Treasury              $   -    $   -     $   -        $  -      $  4,020   $   -    $   (51)   $  3,969
        U.S. Government agency         -        -         -           -         1,991       -       (164)      1,827
        Mortgage-backed securities     241      -          (5)        236      77,001       -     (2,911)     74,090
        State and municipal          2,057      143       -         2,200       1,278       -        (48)      1,230
        Corporate securities         2,104      -          (5)      2,099      11,457       -       (788)     10,669
        Corporate CMO's                -        -         -           -         4,864       -       (138)      4,726
        Asset-backed securities        -        -         -           -         6,996       -       (122)      6,874
        Mutual funds                   -        -         -           -         1,091       -        (76)      1,015
        Other equity securities        -        -         -           -         4,323        27     (112)      4,238
                                    ------   ------    ------       -----     -------    -----    ------     -------

                                   $ 4,402  $   143   $   (10)     $4,535    $113,021   $   27   $(4,410)   $108,638
                                    ======   ======    ======       =====     =======    =====    ======     =======

    The amortized cost and estimated fair value of debt securities classified as available-for-sale and held-to-maturity at December 31, 2000, by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTE B - INVESTMENT SECURITIES - continued

                                                              Held-to-Maturity                 Available-for-Sale
                                                     ----------------------------      ------------------------------
    (Dollars in thousands)                             Amortized       Fair             Amortized          Fair
                                                         Cost          Value               Cost            Value
                                                     -----------    ----------         -----------       ---------

       Due in one year or less                       $     -        $     -            $   2,981         $   2,978
       Due after one year through five years               507            521              4,308             4,203
       Due after five years through ten years              560            631             13,317            12,956
       Due after ten years                                 -              -                1,416             1,391
                                                      --------       --------           --------          --------
                                                         1,067          1,152             22,022            21,528
       Mortgage-backed securities                          116            118             63,651            63,062
       Asset-backed securities                             -              -                2,843             2,827
       Mutual Funds                                        -              -                1,091             1,034
       Other equity securities                             -             -                 4,556             4,561
                                                      --------       --------           --------          --------

                                                     $   1,183      $   1,270          $  94,163         $  93,012
                                                      ========       ========           ========          ========

    Proceeds from the sale of investment securities available for sale during 2000 were $16.0 million. Gains of $9 thousand, $231 thousand, and $155 thousand, and losses of $44 thousand, $24 thousand, and $68 thousand were realized on sales of securities in 2000, 1999, and 1998, respectively. The Corporation uses the specific identification method to determine the cost of the securities sold. The principal amount of investment securities pledged to secure public deposits and for other purposes required or permitted by law was $38.1 million and $38.8 million at December 31, 2000 and 1999, respectively. There were no securities held from a single issuer that represented more than 10% of stockholders' equity.

NOTE C - LOANS

    Major classifications of loans are as follows:

    (Dollars in thousands)                                                                   2000           1999
                                                                                         ------------   ------------

        Commercial loans                                                                  $ 105,125      $  95,820
        Real estate - construction                                                           30,134         15,266
        Real estate - other                                                                 181,129        152,174
        Consumer loans                                                                       54,692         55,520
        Lease financing receivables                                                          35,809         35,558
                                                                                           --------       --------
                                                                                            406,889        354,338
        Less: Allowance for loan losses                                                      (6,609)        (6,261)
                                                                                           --------       --------

                                                                                          $ 400,280      $ 348,077
                                                                                           ========       ========

    Loan balances on which the accrual of interest has been discontinued amounted to approximately $1.4 million and $1.2 million at December 31, 2000 and 1999, respectively. Interest on these nonaccrual loans would have been approximately $134 thousand and $141 thousand in 2000 and 1999, respectively. Loan balances past due 90 days or more, which are not on a nonaccrual status, but which management expects will eventually be paid in full, amounted to $134 thousand and $175 thousand at December 31, 2000 and 1999, respectively. Changes in the allowance for loan and lease losses are summarized as follows:

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTE C - LOANS- continued


    (Dollars in thousands)                                                    2000          1999           1998
                                                                           ----------    ----------     ----------

        Balance at beginning of year                                      $    6,261     $    5,877     $    5,900
           Provision charged to operating expenses                               876            799            911
           Recoveries of charged-off loans                                       134            178            245
            Loans charged-off                                                   (662)          (593)        (1,179)
                                                                           ---------      ---------      ---------

        Balance at end of year                                            $    6,609     $    6,261     $    5,877
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

    The balance of impaired loans was $943 thousand, $648 thousand, and $919 thousand at December 31, 2000, 1999, and 1998, respectively. The associated allowance for loan and lease losses for impaired loans was $242 thousand, $305 thousand, and $286 thousand at December 31, 2000, 1999, and 1998, respectively.

    During 2000, activity in the allowance for impaired loan and lease losses included a provision of $0, write offs of $91 thousand and recoveries of $28 thousand. Interest income of $17 thousand was recorded in 2000, while contractual interest in the same period amounted to $76 thousand. Cash collected on impaired loans in 2000 was $350 thousand, all of which was applied to principal.

    During 1999, activity in the allowance for impaired loan and lease losses included a provision of $85 thousand, write offs of $70 thousand and recoveries of $3 thousand. Interest income of $0 was recorded in 1999, while contractual interest in the same period amounted to $89 thousand. Cash collected on impaired loans in 1999 was $188 thousand, all of which was applied to principal.

    In the normal course of business, the Bank makes loans to certain officers, directors, and their related interests. All loan transactions entered into between the Bank and such related parties were made on the same terms and conditions as transactions with all other parties. In management's opinion, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The balance of these loans at December 31, 2000 and 1999, was approximately $12.0 million and $8.5 million, respectively. In 2000, new loans and principal payments amounted to approximately $6.4 million and $3.8 million, respectively.

NOTE D - PREMISES AND EQUIPMENT

    Premises and equipment are summarized as follows:

    (Dollars in thousands)                                                                  2000             1999
                                                                                        ------------     ------------

        Premises                                                                        $   11,542      $   12,456
        Equipment                                                                            9,477           7,962
                                                                                         ---------       ---------
                                                                                            21,019          20,418
        Less Accumulated depreciation                                                      (11,455)         (9,974)
                                                                                         ---------       ---------

                                                                                        $    9,564      $   10,444
                                                                                         =========       =========

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTE E - DEPOSITS

At December 31, 2000, the scheduled maturities of certificates of deposit are as follows:

    (Dollars in thousands)

    2001                                   83,203
    2002                                   45,349
    2003                                    7,238
    2004                                    5,911
    2005 and thereafter                     4,510
                                         --------
                                        $ 146,211
                                         ========

NOTE F - SHORT-TERM BORROWINGS AND CREDIT FACILITY

    Securities sold under agreements to repurchase are generally overnight transactions. These borrowings had balances of $2.8 million, $3.4 million and $2.8 million at December 31, 2000, 1999 and 1998, respectively. Daily average balances and weighted average interest rates for the years ended December 31, 2000, 1999 and 1998 were $2.7 million, $2.7 million and $3.0 million and 5.1%, 4.0% and 3.8%, respectively.

    The Bank, as a member of the FHLB, maintains a credit facility secured by the Bank's mortgage-related assets. Additionally, the FHLB offers several other credit related products which are available to the Bank. FHLB borrowings provide additional funds to meet the Bank's liquidity needs. As of December 31, 2000 the amount outstanding under the Bank's credit facility with the FHLB was $0 as compared to $10.0 million in 1999. Other FHLB borrowings for the period were $30.0 million compared to $26.0 million in 1999. During 2000 and 1999, total average FHLB advances were approximately $23.9 million and $9.3 million, respectively and consisted of short and long term advances representing a combination of maturities. The average interest rate for 2000 and 1999 on these advances was approximately 6.5% and 6.0% respectively. The Bank currently has a maximum borrowing capacity with the FHLB of approximately $153.9 million. FHLB advances are collateralized by a pledge on the Bank's entire portfolio of unencumbered investment securities, certain mortgage loans and a lien on the Bank's FHLB stock.

NOTE G - OTHER NON-INTEREST EXPENSE

    The components of other non-interest expense are detailed as follows:

    (Dollars in thousands)                                                       2000         1999         1998
                                                                              ---------     --------     --------

    Telephone, postage, and supplies                                         $     739      $   701      $   669
    Marketing and corporate communications                                         653          689          652
    Loan and deposit supplies                                                      495          455          476
    Director costs                                                                 206          256          262
    Bank shares tax                                                                425          439          259
    FDIC Insurance                                                                  89           48           45
    Other                                                                          869          536          745
                                                                              --------       ------       ------

                                                                             $   3,476      $ 3,124      $ 3,108
                                                                              ========       ======       ======

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTE H - INCOME TAXES

    The components of income tax expense are detailed as follows:

    (Dollars in thousands)                                                     2000          1999           1998
                                                                            ---------     ---------      ---------

       Current expense                                                      $   2,848     $   2,106      $   2,255
       Deferred expense                                                          (593)          (56)          (155)
                                                                             --------      --------       --------
          Total tax expense                                                 $   2,255     $   2,050      $   2,100
                                                                             ========      ========       ========

    The income tax provision reconciled to the statutory federal rate follows:

                                                                                2000           1999           1998
                                                                             ----------     ----------     ----------

       Statutory rate                                                          34.0%           34.0%         34.0%
       Increase (decrease) in tax rate from
          Tax-exempt loan and investment income                                (2.5)           (2.3)         (2.0)
          Tax credits                                                          (2.4)           (2.2)         (0.9)
          Other, net                                                           (1.8)           (1.3)         (1.6)
                                                                               ----            ----          ----

       Applicable income tax rate                                              27.3%           28.2%         29.5%
                                                                               ====            ====          ====

    The net deferred tax asset consists of the following:

    (Dollars in thousands)                                                     2000          1999
                                                                             --------      --------

       Allowance for possible loan losses                                    $  2,003      $  1,853
       Unrealized (gain) loss on securities available-for-sale                    391         1,491
       Deferred loan fees                                                          80           119
       Accrued pension and deferred compensation                                  465           389
       Depreciation                                                               459           240
       Other                                                                       24           -
                                                                              -------       -------

              Total deferred tax asset                                          3,422         4,092
                                                                              -------       -------

       Bond accretion                                                             (81)          (81)
                                                                              -------       -------

              Total deferred tax liabilities                                      (81)          (81)
                                                                              -------       -------

       Net deferred tax asset                                                $  3,341      $  4,011
                                                                              =======       =======

NOTE I - REGULATORY MATTERS

    The Bank is required to maintain average reserve balances with the Federal Reserve Bank based upon deposit levels and other factors. The average amount of those reserve balances for the years ended December 31, 2000 and 1999, was approximately $6.5 million and $4.9 million respectively.

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTE I - REGULATORY MATTERS - continued

    Dividends are paid by the Corporation from its assets which are mainly provided by dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. The Bank, without the prior approval of regulators, can declare dividends to the Corporation totaling approximately $5.7 million plus additional amounts equal to the net earnings of the Bank for the period from January 1, 2000, through the date of declaration, less dividends previously paid in 2000.

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

    Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, and Tier I capital to average quarterly assets. Management believes that the Corporation and the Bank meet all capital adequacy requirements to which it is subject, as of December 31, 2000.

    As of December 31, 2000, the most recent notification from the federal banking agencies categorized the Corporation and the Bank as well capitalized under the regulatory framework for corrective action. To be categorized as adequately capitalized the Corporation and the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the institutions category.

    The Corporation's actual capital amounts and ratios are presented below:

                                                                                                  To Be Well
                                                                                               Capitalized Under
                                                                      For Capital              Prompt Corrective
    (Dollars in thousands)                      Actual             Adequacy Purposes           Action Provisions
                                                ------            -----------------           ------------------
                                          Amount      Ratio        Amount       Ratio         Amount       Ratio
                                          ------      -----        ------       -----         ------       -----
    As of December 31, 2000:
       Total Capital (to Risk Weighted Assets)
       Corporation                        $ 48,937    11.88%       $ 32,944    =>8.00%       $ 41,180       N/A
       Bank                               $ 49,146    11.94%       $ 32,941    =>8.00%       $ 41,176    =>10.00%

       Tier I Capital (to Risk Weighted Assets)
       Corporation                        $ 43,771    10.63%       $ 16,472    =>4.00%       $ 24,708       N/A
       Bank                               $ 43,987    10.68%       $ 16,470    =>4.00%       $ 24,705     =>6.00%

       Tier I Capital (to Average Assets)
       Corporation                        $ 43,771     8.19%       $ 21,386    =>4.00%       $ 26,732       N/A
       Bank                               $ 43,987     8.23%       $ 21,364    =>4.00%       $ 26,704     =>5.00%


    As of December 31, 1999:
       Total Capital (to Risk Weighted Assets)
       Corporation                        $ 45,882    11.98%       $ 30,632    =>8.00%       $ 38,291       N/A
       Bank                               $ 44,908    11.73%       $ 30,629    =>8.00%       $ 38,286    =>10.00%

       Tier I Capital (to Risk Weighted Assets)
       Corporation                        $ 41,071    10.73%       $ 15,316    =>4.00%       $ 22,974       N/A
       Bank                               $ 40,104    10.47%       $ 15,315    =>4.00%       $ 22,972     =>6.00%

       Tier I Capital (to Average Assets)
       Corporation                        $ 41,071     8.48%       $ 19,379    =>4.00%       $ 24,223       N/A
       Bank                               $ 40,104     8.05%       $ 19,930    =>4.00%       $ 24,913     =>5.00%

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

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

    The estimated fair values and carrying amounts are summarized as follows:

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTE J - FAIR VALUE OF FINANCIAL INSTRUMENTS - continued

                                                                2000                                1999
                                                     -------------------------            ------------------------
    (Dollars in thousands)                                Fair       Carrying                  Fair       Carrying
                                                         Value        Amount                  Value        Amount
                                                     ------------- -----------            ------------  ----------

    Financial Assets
        Cash and cash equivalents                     $  37,973     $  37,973              $  32,257     $  32,257
        Investment securities held-to-maturity            1,270         1,183                  4,535         4,402
        Investment securities available-for-sale         93,012        93,012                108,638       106,638
        Net loans                                       381,291       400,280                331,784       348,077

    Financial Liabilities
        Deposits with no stated maturities              325,620       325,278                306,145       304,796
        Deposits with stated maturities                 136,782       146,213                142,815       143,637
        Securities sold under repurchase agreements       2,752         2,752                  3,365         3,365
        FHLB advances                                    27,157        27,157                 16,667        16,667
    Off-Balance-Sheet Investments
        Commitments for extended credit
             and outstanding letters of credit           97,406        97,406                 65,531        65,531

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

    Unless noted otherwise, the Corporation does not require collateral or other security to support financial instruments with credit risk. The contract amounts are as follows:

    (Dollars in thousands)                                                                     2000         1999
                                                                                             -------      -------

       Financial instruments whose contract amounts represent credit risk
           Commitments to extend credit                                                      $93,008       $58,731
           Standby letters of credit and financial guarantees written                          4,398         6,800

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

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTE K - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF
         CREDIT RISK - continued

    The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation.

    Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds residential or commercial real estate, accounts receivable, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 2000, varies up to 100%; the average amount collateralized is 80%.

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

NOTE L - ACCOUNTING FOR STOCK-BASED COMPENSATION PLANS

    The Corporation's stock option plan allows the Corporation to grant up to 807,500 fixed stock options to key employees and directors. The options have a term of ten years and become exercisable six months after grant. The exercise price of each option equals the average between the high and low bid price of the Corporation's stock on the date of grant.

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

                                                                      2000            1999           1998
                                                                   ---------       ---------      -----------

    Net income (in thousands)               As reported            $  6,002       $  5,217        $  5,016
                                            Pro forma              $  5,243       $  4,196        $  4,016
    Earnings per share (Basic)              As reported            $   1.33       $   1.14        $   1.09
                                            Pro forma              $   1.16       $   0.92        $   0.87
    Earnings per share (Diluted)            As reported            $   1.31       $   1.13        $   1.07
                                            Pro forma              $   1.14       $   0.91        $   0.85

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2000, 1999 and 1998, respectively: dividend yield of 2.96%, 2.40% and 2.20%; expected volatility of 0.71, 0.65 and 0.48; risk-free interest rate of 5.97%, 5.68% and 4.39%; and an expected life of 41/2years for all three time periods.

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTE L - ACCOUNTING FOR STOCK-BASED COMPENSATION PLANS - continued

    Information about stock options outstanding at December 31, 2000, is summarized as follows:


                                                                                  Weighted-Average
                                                    Outstanding                    Exercise Price
                                                    -----------                   ----------------

         Balance January 1, 1998                      228,400                         $13.01
         Granted                                      234,000                          18.76
         Exercised                                    (33,400)                         12.16
         Cancelled                                    (37,600)                         20.05
                                                      -------                          -----
         Balance January 1, 1999                      391,400                          15.84
         Granted                                      216,150                          15.21
         Exercised                                    (10,400)                         13.82
         Cancelled                                    (52,398)                         19.73
                                                      -------                          -----
         Balance January 1, 2000                      544,752                          15.25
         Granted                                       79,250                          13.81
         Exercised                                     (5,000)                          9.64
         Cancelled                                    (25,301)                         16.11
                                                      -------                          -----
         Balance December 31, 2000                    593,701                         $15.08
                                                      =======                          =====

    The weighted average fair value of options granted during 2000, 1999 and 1998 was $7.84, $7.43 and $6.10, respectively.

                               Options Outstanding                             Options Exercisable
                        ----------------------------------   ----------------------------------------------------------

                                          Weighted-Average
        Range of           Number             Remaining       Weighted-Average        Number        Weighted-Average
     Exercise-Price     Outstanding       Contractual Life   Exerciseable Price     Exercisabl     Exerciseable Price
    ----------------    -----------       ----------------   ------------------     -----------    --------------------

    $ 8.66 - $11.11        71,200         5.30 years               $10.04             71,200           $10.04
    $13.81 - $14.75       238,001         9.08 years               $14.44            121,118           $14.75
    $15.50 - $17.69       232,500         7.38 years               $16.45            226,300           $16.47
    $17.81 - $21.13        52,000         7.67 years               $18.81             51,500           $18.80
                         --------                                                   --------            -----
                          593,701                                                    470,118           $15.31
                          =======                                                    =======            =====

NOTE M - EARNINGS PER SHARE

    The following table illustrates the reconciliation of the numerators and denominators of the basic and diluted EPS computations:

                                                     For the Year Ended December 31, 2000
                                                    -----------------------------------------------------
                                                       Income             Shares            Per-Share
                                                    (Numerator)       (Denominator)          Amount
                                                    -----------       -------------          ------

    Basic EPS:
    Net income available to common stockholders      $6,001,855          4,511,761          $   1.33
    Effect of Dilutive Securities
    Add options to purchase common stock                     --             19,384              (.02)
                                                      ---------          ---------           -------
    Diluted EPS:                                     $6,001,855          4,531,145          $   1.31
                                                      =========          =========           =======

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTE M - EARNINGS PER SHARE - continued

    454,720 anti-dilutive weighted shares have been excluded in the computation of 2000 diluted EPS because the options' exercise price was greater than the average market price of the common shares.


                                                          For the Year Ended December 31, 1999
                                                    -------------------------------------------------
                                                       Income             Shares            Per-Share
                                                    (Numerator)       (Denominator)           Amount
                                                    -----------       -------------         ---------

    Basic EPS:
    Net income available to common stockholders      $5,217,139          4,571,929             $1.14
    Effect of Dilutive Securities
    Add options to purchase common stock                     --             52,441              (.01)
                                                      ---------          ---------              ----
    Diluted EPS:                                     $5,217,139          4,624,370             $1.13
                                                      =========          =========              ====

    54,334 anti-dilutive weighted shares have been excluded in the computation of 1999 diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                                                           For the Year Ended December 31, 1998
                                                    -------------------------------------------------
                                                       Income             Shares            Per-Share
                                                    (Numerator)       (Denominator)          Amount
                                                    -----------       -------------         ---------

    Basic EPS:
    Net income available to common stockholders      $5,016,039          4,609,874             $1.09
    Effect of Dilutive Securities
    Add options to purchase common stock                     --             66,157              (.02)
                                                      ---------          ---------              ----
    Diluted EPS:                                     $5,016,039          4,676,031             $1.07
                                                      =========          =========              ====

    15,633 anti-dilutive weighted shares have been excluded in the computation of 1998 diluted EPS because the options' exercise price was greater than the average market price of the common shares.


NOTE N - EMPLOYEE BENEFIT PLANS

    1.  Qualified
        ---------
    The Corporation has a qualified deferred salary savings 401(k) plan (the "401(k) Plan") under which the Corporation contributes $0.75 for each $1.00 that an employee contributes, up to the first 5% of the employee's salary. The Corporation's expenses were $246 thousand, $266 thousand, and $181 thousand in 2000, 1999, and 1998, respectively. The Corporation also has a qualified defined contribution pension plan (the "QDCP Plan"). Under the QDCP Plan, the Corporation makes annual contributions into the 401(k) Plan on behalf of each eligible participant in an amount equal to 3% of salary up to $30 thousand in salary plus 6% in excess of $30 thousand up to $160 thousand. Contribution expense in 2000, 1999 and 1998 under the QDCP Plan was $300 thousand, $246 thousand and $199 thousand, respectively. The Corporation may make additional discretionary employer contributions subject to approval of the Board of Directors.

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTE N - EMPLOYEE BENEFIT PLANS - continued

    2.  Non-Qualified
        -------------
    The Corporation makes annual contributions to a non-qualified defined contribution Plan ("the NQDCP Plan ") equal to 3% of the participant's salary up to $160,000 plus 9% in excess of $160,000. Contribution expense for 2000, 1999 and 1998 under the NQDCP Plan was $47,000, $49,000 and $43,000, respectively. The Corporation may make additional discretionary employer contributions subject to approval of the Board of Directors.

NOTE O - COMMITMENTS AND CONTINGENCIES

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

NOTE P - CONDENSED FINANCIAL INFORMATION - PARENT CORPORATION ONLY

    Condensed financial information for First Chester County Corporation (parent Corporation only) follows:

                            CONDENSED BALANCE SHEETS

    (Dollars in thousands)                                                                           December 31
                                                                                         ---------------------------
                                                                                             2000           1999
                                                                                         ------------   ------------

    ASSETS
        Cash and cash equivalents                                                         $      67      $     290
        Investment securities available for sale, at market value                               476            396
        Investment in subsidiaries, at equity                                                44,008         37,380
        Intercompany loan                                                                       491            110
        Other assets                                                                             12             73
                                                                                           --------       --------

           Total assets                                                                   $  45,054      $  38,249
                                                                                           ========       ========

    LIABILITIES AND STOCKHOLDERS' EQUITY
        Other liabilities                                                                 $   1,280      $      67
        Stockholders' equity                                                                 43,774         38,182
                                                                                           --------       --------

           Total liabilities and stockholders' equity                                     $  45,054      $  38,249
                                                                                           ========       ========

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTE P - CONDENSED FINANCIAL INFORMATION - PARENT CORPORATION ONLY - continued

                         CONDENSED STATEMENTS OF INCOME

    (Dollars in thousands)                                                            Year ended December 31
                                                                           -----------------------------------------
                                                                               2000          1999           1998
                                                                           ------------  ------------   ------------

    INCOME
        Dividends from subsidiaries                                        $    2,188    $    3,517     $    1,948
        Dividends from investment securities                                       35            46              1
        Investment securities gains, net                                            -            32             23
        Other income                                                               93             8             35
                                                                            ---------     ---------      ---------

           Total income                                                         2,316         3,603          2,007
                                                                            ---------     ---------      ---------
    EXPENSES
        Other expenses                                                             98           223            203
                                                                            ---------     ---------      ---------
           Total expenses                                                          98           223            203
                                                                            ---------     ---------      ---------
           Income before equity in undistributed
               income of subsidiaries                                           2,218         3,380          1,804

    EQUITY IN UNDISTRIBUTED INCOME OF
        SUBSIDIARIES                                                            3,784         1,837          3,212
                                                                            ---------     ---------      ---------

           NET INCOME                                                      $    6,002    $    5,217     $    5,016
                                                                            =========     =========      =========

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTE P - CONDENSED FINANCIAL INFORMATION - PARENT CORPORATION ONLY - continued

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                       Year ended December 31
                                                                            -----------------------------------------
    (Dollars in thousands)                                                      2000          1999           1998
                                                                            ------------  ------------   ------------

    OPERATING ACTIVITIES
        Net income                                                        $     6,002     $   5,217      $   5,016
        Adjustments to reconcile net income to net cash
               provided by operating activities
           Equity in undistributed income of subsidiary                        (3,784)       (1,837)        (3,212)
           Investment securities gains, net                                         -           (31)           (23)
           (Increase) decrease in other assets                                     61          (105)           114
           Increase in other liabilities                                          382            37              5
                                                                           ----------      --------       --------

                  Net cash provided by operating activities                     2,661         3,281          1,900
                                                                           ----------      --------       --------

    INVESTING ACTIVITIES
        Proceeds from sales and maturities of investment securities                 -           206              -
        Purchases of investment securities available for sale                       -                  -      (672)
                                                                           ----------      --------       --------

                  Net cash (used in) provided by investing activities               -           206           (672)
                                                                           ----------      --------       --------

    FINANCING ACTIVITIES
        Intercompany loan                                                         422           115            796
        Dividends paid                                                         (2,303)       (2,239)        (2,144)
        Effect of treasury stock transactions                                  (1,003)       (1,333)           313
                                                                           ----------      --------       --------

                  Net cash used in financing activities                        (2,884)       (3,457)        (1,035)
                                                                           ----------      --------       --------

    NET INCREASE (DECREASE) IN CASH AND
                        CASH EQUIVALENTS                                         (223)           30            193

    Cash and cash equivalents at beginning of year                                290           260             67
                                                                           ----------      --------       --------

    Cash and cash equivalents at end of year                              $        67     $     290      $     260
                                                                           ==========      ========       ========

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTE Q - QUARTERLY FINANCIAL DATA (UNAUDITED)

    A summary of the unaudited quarterly results of operations is as follows:

              2000
              ----
    (Dollars in thousands, except per share)         December 31       September 30        June 30      March 31
                                                     -----------       ------------     -------------  ----------

    Interest income                                   $   10,341        $   10,043      $    9,790    $    9,554
    Interest expense                                       4,531             4,422           4,102         3,928
    Net interest income                                    5,810             5,621           5,688         5,626
    Provision for loan losses                                 54               355             177           290
    Investment securities gains (loss), net                    4                 1               3           (43)
    Income before income taxes                             2,092             2,118           2,050         1,997
    Net income                                             1,538             1,528           1,505         1,431

    Per share
       Net income (Basic)                             $     0.34        $     0.34      $      0.33   $      0.32
       Net Income (Diluted)                                 0.34              0.33             0.33          0.31
       Dividends declared                                   0.130            0.130            0.125         0.125

              1999
              ----
    (Dollars in thousands, except per share)         December 31       September 30        June 30      March 31
                                                     -----------       ------------     -------------  ----------

    Interest income                                   $    9,182        $    8,909      $    8,659    $    8,357
    Interest expense                                       3,817             3,642           3,557         3,527
    Net interest income                                    5,366             5,266           5,102         4,830
    Provision for loan losses                                306               184             171           138
    Investment securities gains, net                           5               -               198             4
    Income before income taxes                             1,757             1,945           2,003         1,562
    Net income                                             1,386             1,351           1,394         1,086

    Per share
       Net income (Basic)                             $     0.30        $    0.30       $     0.30    $     0.24
       Net Income (Diluted)                                 0.30             0.29             0.30          0.23
       Dividends declared                                   0.125            0.125            0.120         0.120


               Report of Independent Certified Public Accountants
               --------------------------------------------------



Board of Directors
First Chester County Corporation


         We have audited the accompanying consolidated balance sheets of First Chester County Corporation and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Chester County Corporation and Subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.






Philadelphia, Pennsylvania
January 25, 2001