Form 10-K, Exhibit 13
period 2001-12-31
FIRST CHESTER COUNTY CORP
filed 2002-03-29
CIK 744126

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

                          FIVE-YEAR STATISTICAL SUMMARY

(Dollars in thousands, except per share data)
                                                                            December 31
                                                ----------------------------------------------------------------
STATEMENTS OF CONDITION                             2001           2000        1999         1998           1997
-----------------------                           --------      ---------    --------     --------       ------
    Assets                                        $584,332      $550,689     $511,902     $470,693      $431,368
    Loans                                          448,110       406,889      354,338      320,395       318,899
    Investment securities                           80,741        94,195      113,040      109,786        77,598
    Deposits                                       498,825       471,490      448,433      418,398       374,249
    Stockholders' equity                            43,839        43,012       38,182       39,723        36,213
    Financial Management Services
       assets, at market value                     497,120       445,150      429,597      405,217       348,069

                                                                           Year Ended December 31
                                                ----------------------------------------------------------------
STATEMENTS OF INCOME                                2001           2000        1999         1998           1997
--------------------                              --------      ---------    --------     --------       --------
    Interest income                                $38,985    $   39,728   $   35,107    $  33,753     $  32,114
    Interest expense                                15,586        16,983       14,543       14,135        13,351
                                                    ------        ------       ------       ------        ------
        Net interest income                         23,399        22,745       20,564       19,618        18,763
    Provision for possible loan losses               2,929           876          799          911         1,135
                                                   -------      --------     --------     --------       -------
        Net interest income after
             provision for possible loan
             losses                                 20,470        21,869       19,765       18,707        17,628
    Non-interest income                              6,638         6,112        5,008        4,687         3,787
    Non-interest expense                            22,415        19,724       17,506       16,278        14,911
                                                   -------        ------       ------       ------        ------
        Income before income taxes                   4,693         8,257        7,267        7,116         6,504
    Income taxes                                     1,361         2,255        2,050        2,100         1,889
                                                    ------       -------      -------      -------       -------
        Net income                                $  3,332      $  6,002    $   5,217     $  5,016      $  4,615
                                                   =======       =======     ========      =======       =======
PER SHARE DATA (1)
--------------

    Net income per share (Basic)              $      0.75    $      1.33  $      1.14  $      1.09   $      1.00
    Net income per share (Diluted)            $      0.74    $      1.31  $      1.13  $      1.07   $      1.00
    Cash dividends declared                   $      0.52    $      0.51  $      0.49  $      0.47   $      0.43
    Book value                                $      9.91    $      9.61  $      8.40  $      8.61   $      7.89
    Basic weighted average shares
        outstanding                              4,451,351     4,511,761    4,571,929    4,609,874     4,580,814
                                                 =========     =========    =========    =========     =========
    Diluted weighted average shares
        outstanding                              4,495,357     4,531,145    4,624,370    4,676,031     4,619,620
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

     These risks and uncertainties include, but are not limited to, the following: (a) loan growth and/or loan margins may be less than expected due to competitive pressures in the banking industry and/or changes in the interest rate environment; (b) general economic conditions in the Corporation's market area may be less favorable than expected resulting in, among other things, a deterioration in credit quality causing increased loan losses; (c) costs of the Corporation's planned training initiatives, product development, branch expansion, new technology and operating systems may exceed expectations; (d) volatility in the Corporation's market area due to recent mergers of competing financial institutions may have unanticipated consequences, such as customer turnover; (e) changes in the regulatory environment, securities markets, general business conditions and inflation may be adverse; (f) impact of changes in interest rates on customer behavior; (g) estimated changes in net interest income; (h) anticipated pressure on net yields; (i) the impact of changes in demographics on branch locations; and (j) technological changes. These risks and uncertainties are all difficult to predict and most are beyond the control of the Corporation's Management.

     Although the Corporation believes that its expectations are based on reasonable assumptions, readers are cautioned that such forward looking statements are only projections. The Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements to reflect events or circumstances after the date of this report.

                          EARNINGS AND DIVIDEND SUMMARY

     In 2001, net income decreased $2.7 million or 44.5% from $6.0 million to $3.3 million. The decrease in net income is primarily the result of an increase in the provision for loan losses as compared to the provision taken in 2000. This increase is primarily due to the partial charge-off's of specific commercial loan relationships that have had operating difficulties and/or have been impacted by the slowdown in the national and local economies. In addition to impacting earnings, the situation with these borrowers also impacted loan delinquencies as the remaining balance of these loans were placed on non-accrual status. Despite the problems with these several borrowers, the quality of the Bank's loan portfolio and the underwriting standards Management applies to loans in the portfolio remain strong. As of January 2002, $205 thousand of the loans charged-off in 2001 has been recovered. Other factors impacting 2001 earnings were the rapid interest rate decreases engineered by the Federal Reserve during 2001 and the costs associated with the Bank's branch expansion program. These factors were partially offset by growth in earning assets and management's strategic innovation to offer additional services to the Bank's customers to increase non-interest income components.

     In 2000, net income increased $785 thousand or 15.0% to $6.0 million from $5.2 million in 1999. The increase in net income was the result of increases in interest income earned from our loan portfolio and non-interest income sources, partially offset by increases in interest expense for deposits and borrowings and increases in operating expenses. Net interest income benefited from Federal Reserve interest rate increases and corresponding increases in interest rates earned throughout the year. The primary factor contributing to the increase in non-interest income was a gain on the sale of two fixed assets. These gains are considered non-recurring and are not expected in future time periods.

     On a per share basis, 2001 earnings were $0.75, a decrease of 43.6% over 2000 earnings of $1.33. On a per share basis, 2000 earnings were 16.7% higher than 1999 earnings of $1.14. Cash dividends per share in 2001 were $0.52, a 2.0% increase over the 2000 dividend of $0.51. Cash dividends per share in 2000 were 4.1% higher than the 1999 dividend of $0.49. In the past, the Corporation's practice has been to pay a dividend of at least 35.0% of net income.

PERFORMANCE RATIOS                               2001      2000      1999
------------------                              -------  --------  -------

Return on Average Assets                         0.60%     1.15%     1.09%
Return on Average Equity                         7.75%    15.03%    13.30%
Earnings Retained                               30.43%    61.63%    57.08%
Dividend Payout Ratio                           69.57%    38.37%    42.92%

The "Consolidated Average Balance Sheet" on page may assist the reader in the following discussion.

                               NET INTEREST INCOME

     Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income, on a tax equivalent basis, increased 1.9% or $437 thousand, from $23.0 million in 2000 to $23.4 million in 2001, compared to a 10.7% increase or $2.2 million from 1999 to 2000. The increase in tax equivalent net interest income for 2001 was the result of lower yields paid on interest-earning liabilities and an increase in the volume of interest earning assets partially offset by a decrease in the yield on average interest-earning assets. The increases in net interest income are attributed to the growth of average interest-earning assets of 5.7% or $27.8 million from 2000 to 2001 and the yield on interest bearing liabilities, decreased 52 basis points or 12.9%, for the same period. The increase in average interest-earning assets in 2000 and 2001 was primarily the result of an increase in the average loans outstanding due to increased loan origination's stemming from steady loan demand, partially offset by a decrease in investment security balances. The increases in net interest income can be attributed to the increase of interest-earning assets of 7.9% or $35.5 million from 1999 to 2000. Increases in net-interest income from 1999 to 2000 were also the result of increases in the average net yield on interest-earning assets.

     The 2001 net yield on interest-earning assets was negatively impacted by the falling interest rate environment throughout the year and future declines will continue to put pressure on the net yield. Another factor impacting the net-yield on interest-earning assets was the reversal of interest and fees associated with several large loans placed on non-accrual during the year. Yields paid on interest-bearing liabilities decreased primarily due to the lowering of rates paid on deposit accounts as the Corporation reacted to external rate changes and tried to offset the decrease in asset yields. The increase in the Corporation's average net yield on interest-earning assets in 2000 was primarily the result of an increase in the average yield earned on its interest-earning assets, partially offset by an increase in the cost or average yield paid on interest bearing liabilities. The Corporation anticipates continued pressure on the net yield on interest-earning assets as competition for new loan business remains strong and the cost of incremental deposit growth and other funding sources becomes more relatively expensive. Average net yields on interest-earning assets, on a tax equivalent basis, are shown on the following page.

               AVERAGE INTEREST RATES (ON A TAX EQUIVALENT BASIS)

YIELD ON                                         2001      2000      1999
--------                                       --------  --------  --------

Interest-Earning Assets                          7.58%     8.21%     7.83%
Interest-Bearing Liabilities                     3.76      4.28      3.99
                                                 ----      ----      ----
Net Interest Spread                              3.82      3.93      3.84
Contribution of Interest-Free Funds              0.73      0.79      0.76
                                                 ----      ----      ----
Net Yield on Interest-Earning Assets             4.55%     4.72%     4.60%
                                                 ====      ====      ====

                      INTEREST INCOME ON FEDERAL FUNDS SOLD

         Average federal fund balances increased $7.0 million to $7.8 million in 2001 from $794 thousand in 2000. During both years excess cash was used to fund loan growth.

                    INTEREST INCOME ON INVESTMENT SECURITIES

     On a tax equivalent basis, interest income on investment securities, decreased $1.9 million or 27.3%, from $7.0 million in 2000 to $5.1 million in 2001, compared to a $228 thousand increase from 1999 to 2000. The decrease in investment interest income from 2000 to 2001 was the direct result of a $20.9 million decrease in the average balance of investment securities and a 63 basis point decrease in the yield on investment securities. The decrease in investment interest income from 1999 to 2000 was the result of a $9.2 million decrease in the average balance of investment securities, partially offset by a 32 basis point increase in the yield on investment securities. For 2000 and 2001, decreases in average investment securities were the result of sales of available for sales securities, periodic payments (securities paydowns) and normal maturities. The funds received from such payments and sales are being used to support loan growth.

                            INTEREST INCOME ON LOANS

     Loan interest income, on a tax equivalent basis, generated by the Corporation's loan portfolio increased 2.3%, from $32.9 million in 2000 to $33.7 million in 2001. The increase in interest income for the year was the direct result of an increase of $41.7 million in the average balance of loans outstanding, offset by a 69 basis point decrease in the average rates earned on the loan portfolio. Interest income, on a tax equivalent basis, generated by the Corporation's loan portfolio increased 17.7%, from $27.9 million in 1999 to $32.9 million in 2000. The increase in interest income for 2000 was the direct result of an increase in average balances of $46.2 million and a 28 basis point increase in the average rates earned on the loan portfolio. Interest income on loans was also impacted by the reversal of interest and the income associated with loans placed on non-accrual during the third and fourth quarters of 2001. It is anticipated that any future pricing pressure will continue to reduce overall loan yields and net interest margins for future time periods. In addition, any future decreases in the prime interest rate are expected to have a negative impact on interest income. Competitive fee reductions could also negatively affect non-interest income.

                      INTEREST EXPENSE ON DEPOSIT ACCOUNTS

     Interest expense on deposits decreased 7.3% from $15.3 million in 2000 to $14.2 million in 2001. The decrease in interest expense on deposits from 2000 to 2001 was the result of 11.6% or 48 basis point decrease on rates paid on interest bearing deposits, off-set by a 4.6% or $17.0 million increase in average interest bearing deposits. Interest expense on deposits increased 10.3% from $13.9 million in 1999 to $15.3 million in 2000. The increase in interest expense on deposits from 1999 to 2000 was the result of increases in average interest-bearing deposit balances of $18.0 million and a 20 basis point increase in the rates paid.

     While total average interest-bearing deposits have grown 4.6% and 5.1% in 2001 and 2000, respectively, the components have not grown proportionately. During 2001, average savings, NOW, and money market deposits increased $9.7 million or 4.2%, while average certificates of deposit and other time deposits increased $7.2 million or 5.2%. During 2000, average savings, NOW, and money market deposits increased $25.3 million or 12.4%, while average certificates of deposit and other time deposits increased $7.3 million or 5.0%. Because interest rates paid on CD's and other time deposits are generally higher than interest rates on savings, NOW and money market deposits, the mix of our deposits will affect our overall interest expense on deposits.

     The Corporation's effective rate on interest-bearing deposits changed from 3.91%, 4.17%, 4.25%, and 4.35% in the first, second, third, and fourth quarters of 2000, respectively, to 4.18%, 3.91%, 3.45%, and 2.99% in the first, second, third, and fourth quarters of 2001, respectively. Competition for deposits from other banks, Internet banks, and non-banking institutions such as credit unions and mutual fund companies continues to grow. Despite the competition, the Corporation's deposit base continues to grow and growth is expected to continue for future time periods. The Corporation has benefited from our three new branches located in Lionville, New Garden and Hersheys Mill, which opened in 2001.

                            PROVISION FOR LOAN LOSSES

     During 2001, the Corporation recorded a provision for loan losses of $2.9 million, compared to $876 thousand and $799 thousand in 2000 and 1999, respectively. Net charge-offs in 2001 were $ 3.2 million, compared to $528 thousand and $415 thousand in 2000 and 1999, respectively. Net charge-offs as a percentage of average loans outstanding were 0.76%, 0.14%, and 0.13% for 2001, 2000, and 1999, respectively. The allowance for loan losses was $6.3 million or 1.42% of loans outstanding at December 31, 2001. The increased provision for loan losses taken in the third and fourth quarters of 2001 to offset the partial charge-off's specific commercial loans that have had some operating difficulties and/or have been impacted by the slowdown in the national and local economies and to provide for the increase in delinquent loans.

                               NON-INTEREST INCOME

     Total non-interest income increased $526 thousand or 8.6%, from $6.1 million in 2000 to $6.6 million in 2001, compared to an increase of $1.1 million or 22.0% from 1999 to 2000. Components of non-interest income include Financial Management Services revenue, which decreased $131 thousand or 4.3%, from $3.1 million in 2000 to $2.9 million in 2001, compared to an increase of $514 thousand or 20.3% from 1999 to 2000. The market value of Financial Management Services assets under management and custody increased $51.9 million or 11.7%, from $445.2 million at the end of 2000 to $497.1 million at the end of 2001, and increased $15.6 million or 3.6% from 1999 to 2000. The 2001 and 2000 increases in market value of assets under management are attributable to new business development in the areas of trust, investment and pension management offset by a downturn in financial markets.

     Service charges on deposit accounts increased $422 thousand or 40.1% from $1.1 million in 2000 to $1.5 million in 2001 compared to a increase of $60 thousand or 6.1% from 1999 to 2000. This increase can be attributed to the growth in the number and volume of deposit accounts for the current periods when compared with the same periods last year and the introduction of the Bounce Protection(R) product in July of 2001. Management expects this component of non-interest income to continue to grow.

     During 2001, the Corporation realized securities gains of approximately $180 thousand compared to a loss of $35 thousand in 2000. The gains in 2001 were taken as a result of security sales for liquidity purposes. The losses in 2000 reflects Management's decision to sell certain low-yielding investment securities at a loss in order to reinvest the proceeds in investments that will contribute higher interest income in future periods. In 2000, the corporation realized a gain of $562 thousand on the sale of two fixed assets.

     Other non-interest income increased $582 thousand or 39.3% to $2.1 million in 2001 from $1.5 million in 2000. The increase in other non-interest income is attributed to increased rental, merchant processing, and debit card revenues. Other non-interest income increased 16.5% to $1.5 million in 2000 from $1.3 million in 1999.

                              NON-INTEREST EXPENSE

     Total non-interest expense increased $2.7 million or 13.6%, from $19.7 million in 2000 to $22.5 million in 2001, compared to an increase of $2.2 million or 12.7% from 1999 to 2000. The growth in non-interest expense reflects the increased costs incurred to service the Corporation's expanding customer base. During 2001 the Corporation opened three new branches, Lionville, New Garden, and Hershey's Mill. The costs associated with these branches have increased non-interest expense. Additional operating expenses associated with the increases in staff and premises also contributed to the increase as the Corporation continues to expand into Chester County and open new branches.

     Salary and employee benefits increased $1.3 million or 11.6%, from $11.0 million in 2000 to $12.3 million in 2001. As the Corporation expands, increased staff, annual employee raises, and the cost of providing benefits increase. It is anticipated that this component of non-interest expense will continue to rise. Salary and employee benefits increased $1.3 million or 13.5% from 1999 to 2000, primarily as a result of an average 4.0% in salary increases. The Corporation's full-time employees were 221, 204, and 170 at the end of 2001, 2000, and 1999, respectively and the Corporation's part time employees were 58, 70, and 25 at the end of 2001, 2000, and 1999, respectively.

     Net occupancy, equipment and data processing expense increased $374 thousand or 9.3%, from $4.0 million in 2000 to $4.4 million in 2001. The increases are a direct result of the Corporations growth as well as increased computer and related equipment costs associated with the expansion, upgrading and maintenance of personal computers and our networking infrastructure. Increases in the Corporation's facilities and branch offices also contributed to the increase. As the Corporation expands its presence in Chester County and increases its offerings of products and services these costs will continue to rise. Net occupancy, equipment and data processing expense increased $245 thousand or 6.5% from 1999 to 2000.

     The costs of purchased services decreased 5.3% from $1.2 million in 2000 to $1.1 million 2001. This decrease can be attributed to legal fees incurred to restructure the corporate entity in 2000. Other non-interest expense increased $1.1 million or 31.7% from $3.5 million in 2000 to $4.6 million in 2001. This increase is due to a loss on the sale of certain fixed assets, increased OREO expense, increased costs associated with the Corporations' to Community Development Corporation (CDC) equity investments, and increased operating costs associated with the Corporation's growth. Preliminary plans for the opening of additional branch sites continue to be pursued. The Corporation believes that the costs associated with achieving these objectives will have a direct impact on all the above components of non-interest expense. It is anticipated that increased costs and expenses will be offset over time by increases in net interest and fee income generated by business in new marketing areas.

     Additional components of non-interest expense are the FDIC's Bank Insurance Fund ("BIF") assessments and Pennsylvania Bank Shares Tax. The BIF insurance assessment was $0 for 2001, 2000, and 1999. On January 1, 1997, in accordance with the Deposit Insurance Act of 1996 an additional assessment by the Financing Corporation ("FICO") became applicable to all insured institutions. This assessment is not tied to the FDIC risk classification. The BIF FICO assessment is 1.820 basis points per $43 in deposits for 2001. The Bank's assessment for the BIF FICO in 2001 was $44 thousand. Bank Shares Tax was 1.10%, 1.07%, and 1.09% of average stockholders' equity for 2001, 2000, and 1999, respectively. In 2000 and 1999 bank shares tax expense benefited from credits related to community development projects which were not available in 2001. The Pennsylvania Bank Shares Tax is based primarily on Bank stockholders' equity and paid annually.

                                  INCOME TAXES

     Income tax expense was $1.4 million in 2001 compared to $2.3 million in 2000 and $2.1 million in 1999, representing an effective tax rate of 29.0%, 27.3%, and 28.2%, respectively. Tax rates in 2000 and 1999 were reduced by tax credits resulting from investments in a community development project.

          CONSOLIDATED AVERAGE BALANCE SHEET AND TAX EQUIVALENT INCOME/EXPENSES
                      AND RATES FOR THE YEAR ENDED DECEMBER 31, 2001

                                                        2001                         2000                        1999
                                             ---------------------------  -------------------------   ---------------------------

(Dollars in thousands)                        Daily                         Daily                       Daily
                                             Average                       Average                     Average
                                             Balance  Interest    Rate     Balance  Interest  Rate     Balance   Interest   Rate
                                             -------  --------   ------    -------  -------- ------    -------   --------  ------

ASSETS
    Federal funds sold                     $  7,774    $  256     3.29%    $  794    $  45    5.67%    $ 2,398    $  114    4.75%
    Interest bearing deposits in Banks          238         5     2.10%       186        4    2.15%        117         3    2.56%
    Investment securities
         Taxable                             84,466     4,980     5.90%   104,927    6,874    6.55%    114,175     7,102    6.22%
         Tax-exempt (1)                       1,814       134     7.40%     2,224      160    7.19%      2,165       160    7.39%
                                            -------   -------             -------   ------             -------    ------
    Total investment securities              86,280     5,114     5.93%   107,151    7,034    6.56%    116,340     7,262    6.24%
                                            -------   -------             -------   ------             -------    ------
    Loans (2)
         Taxable                            417,093    33,331     7.99%   372,123   32,312    8.68%    326,021    27,337    8.39%
         Tax-exempt (1)                       2,801       278     9.91%     6,088      549    9.02%      5,945       571    9.61%
                                            -------   -------             -------   ------             -------    ------
         Total loans                        419,894    33,609     8.00%   378,211   32,861    8.69%    331,966    27,908    8.41%
                                            -------   -------             -------   ------             -------    ------
    Total interest-earning assets           514,186    38,984     7.58%   486,342   39,944    8.21%    450,821    35,287    7.83%
    Non-interest-earning assets
      Allowance for possible loan losses     (6,579)                       (6,546)                      (5,998)
      Cash and due from banks                23,782                        23,647                       22,681
      Other assets                           20,484                        19,196                       16,964
                                            -------                       -------                      -------
         Total assets                      $551,873                      $522,639                     $484,468
                                            =======                       =======                      =======

LIABILITIES AND STOCKHOLDERS'
           EQUITY
   Savings, NOW, and money market
     deposits                             $ 240,000   $ 5,869     2.45%  $230,304  $  7,320   3.18%   $204,986  $ 6,021    2.94%
   Certificates of deposit and other time   147,016     8,313     5.65%   139,744     7,984   5.71%    147,091    7,854    5.34%
                                            -------   -------             -------   -------            -------   ------
        Total interest-bearing deposits     387,016    14,182     3.66%   370,048    15,304   4.14%    352,077   13,875    3.94%
    Securities sold under repurchase
      agreements                          $   2,912    $   96     3.30%     2,663       137   5.14%      2,741      110    4.01%
    Federal Home Loan Bank advances
      And other borrowings                   24,254     1,308     5.39%    23,919     1,542   6.45%      9,284      558    6.01%
                                            -------   -------             -------   -------            -------   ------
       Total interest-bearing liabilities   414,182    15,586     3.76%   396,630    16,983   4.28%    364,102   14,543    3.99%
    Non-interest-bearing liabilities
      Non-interest-bearing demand deposits   88,923                        80,415                       72,493
      Other liabilities                       5,759                         5,670                        6,028
                                            -------                       -------                      -------
        Total liabilities                   508,864                       482,715                      442,623
    Stockholders' equity                     43,009                        39,924                       41,845
                                            -------                       -------                      -------
        Total liabilities and stockholders'
             equity                       $ 551,873                     $ 522,639                    $ 484,468
                                            =======                       =======                      =======
      Net interest income                            $ 23,398                      $ 22,961                    $ 20,744
                                                      =======                       =======                     =======
    Net yield on interest-earning assets                         4.55%                       4.72%                        4.60%
                                                                 ====                        ====                         ====


(1) The indicated income and annual rate are presented on a tax equivalent basis using the federal marginal rate of 34%, adjusted for the TEFRA 20% penalty for 2001, 2000, and 1999.
(2) Nonaccuring loans are included in the average balance.

               LIQUIDITY MANAGEMENT AND INTEREST RATE SENSITIVITY

     The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for business expansion. Liquidity management addresses the Corporation's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings as they mature and to make new loans and investments as opportunities arise. Liquidity is managed on a daily basis enabling Management to monitor changes in liquidity and to react accordingly to fluctuations in market conditions. The primary sources of liquidity for the Corporation are funding available from the Federal Home Loan Bank ("FHLB"), deposit growth, and cash flow from the investment and loan portfolios. In addition, new deposits to NOW, money-market, savings, and smaller denomination certificates of deposit accounts provide additional liquidity. The Corporation considers funds from such sources to comprise its "core" deposit base because of the historical stability of such sources of funds. Additional liquidity comes from the Corporation's non-interest bearing demand deposit accounts and credit facilities. Other deposit sources include a three-tiered savings product and certificates of deposit in excess of $100,000. Details of core deposits, non-interest bearing demand deposit accounts and other deposit sources are highlighted in the following table:

                                    DEPOSIT ANALYSIS

     (Dollars in thousands)
                                                 2001                          2000                         1999
                                         ----------------------      -----------------------      -----------------------
                                         Average     Effective       Average      Effective       Average       Effective
         DEPOSIT TYPE                    Balance       Yield         Balance        Yield         Balance         Yield
         ------------                    -------     ----------      -------      ----------      -------      -----------

     NOW                                $ 71,034        1.13%      $  67,923         1.71%       $ 58,356         1.71%
     Money Market                         22,490        2.37          25,934         2.93          27,139         2.90
     Statement Savings                    47,077        2.53          48,514         3.04          49,144         3.00
     Other Savings                         1,758        2.39           2,092         2.72           2,280         2.76
     CD's Less than $100,000             117,282        5.73         112,287         5.69         118,228         5.38
                                         -------                     -------                      -------

     Total Core Deposits                 259,641        3.58         256,750         3.84         255,147         3.79

     Non-interest-Bearing
       Demand Deposits                    88,923         --           80,415          --           72,493          --
                                         -------                     -------                      -------

     Subtotal                            348,564        2.67         337,165          --          327,640          --

     Tiered Savings                       97,641        3.38          85,841         4.50          68,067         3.97
     CD's Greater than $100,000           29,734        5.36          27,457         5.80          28,863         5.19
                                         -------                     -------                      -------

     Total Deposits                     $475,939                    $450,463          --         $424,570          --
                                         =======                     =======                      =======

     The Bank as a member of the FHLB maintains several credit facility's secured by the Bank's mortgage- related assets. The Corporation utilizes borrowings from the FHLB and collateralized repurchase agreements in managing its interest rate risk and as a tool to augment deposits and in funding asset growth. The Corporation may utilize these funding sources to better match its longer term repricing assets (i.e., between one and five years). In addition, the Corporation has at its disposal a unsecured $4.0 million credit line with a correspondent bank to further assist with funding requirements at the corporate level.

     FHLB borrowings in 2001 were $31.8 million compared to $30.0 million in 2000, respectively. During 2001 and 2000, total average FHLB advances were approximately $24.3 million and $23.9 million, respectively and consisted of short and long term advances representing a combination of maturities. The average interest rate for 2001 and 2000 on these advances was approximately 5.4% and 6.5% respectively. The Bank currently has a maximum borrowing capacity with the FHLB of approximately $164.3 million.

     The goal of interest rate sensitivity management is to avoid fluctuating net interest margins, and to enhance consistent growth of net interest income through periods of changing interest rates. Such sensitivity is measured as the difference in the volume of assets and liabilities in the existing portfolio that are subject to repricing in a future time period. The Corporation's net interest rate sensitivity of its "gap position" within one year is ($127,635) million or (21.8%) of total assets at December 31, 2001, compared with ($154,735) million or (28.1%) of total assets at the end of 2000. This negative position indicates that more liabilities than assets may reprice within the next twelve months, which, in a rising rate environment, may result in an increase in interest expense that would not be offset by repricing assets. The data in the following chart represents the gap position at a specific point in time and may not be indicative of future gap positions.



              INTEREST RATE SENSITIVITY GAP AS OF DECEMBER 31, 2001


(Dollars in thousands)
                                          Within          Through             Five        Non-Rate
                                         One Year       Five Years           Years       Sensitive         Total
                                       ------------     ----------         ----------    ----------     --------------
ASSETS
    Federal funds sold              $      12,400   $         -       $         -      $       -       $   12,400
    Investment securities                  29,969          30,603            20,169            -           80,741
    Interest bearing deposits in banks        238             -                 -              -              238
    Loans and leases                      225,918         188,115            34,077         (6,344)       441,766
    Cash and due from banks                   -               -                 -           25,595         25,595
    Premises & equipment                      -               -                 -           15,584         15,584
    Other assets                               12             -                 -            7,996          8,008
                                       ----------      ----------       -----------      ---------     ----------

    Total assets                        $ 268,537       $ 218,718         $  54,246      $  42,831      $ 584,332
                                         ========         =======          ========       ========       ========

LIABILITIES AND CAPITAL
    Non-interest-bearing deposits$            -     $        -        $         -     $     95,107     $   95,107
    Interest bearing deposits             368,658          35,060               -              -          403,718
    Securities sold under repurchase
      agreements                            4,769             -                 -              -            4,769
    FHLB advances and other
      borrowings                           22,745           8,745               261            -           31,751
    Other liabilities                         -               -                 -            5,148          5,148
    Capital                                   -               -                 -           43,839         43,839
                                       ----------      ----------        ----------      ---------      ---------

    Total liabilities and capital     $   396,172   $      43,805     $         261   $    144,094    $   584,332
                                         ========        ========          ========       ========       ========

    Net interest rate sensitivity gap $  (127,635)       $174,913         $  53,985    $  (101,263)    $     -
                                         ========        ========          ========      =========       ========

    Cumulative interest rate
       sensitivity gap                $  (127,635)      $  47,278        $  101,263   $       -         $     -
                                         ========        ========         =========      =========       ========

    Cumulative interest rate
       sensitivity gap divided
       by total assets                     (21.8%)            8.1%           17.3%
                                         ========        ========         ========

     The Corporation's gap position is one factor used to evaluate interest rate risk and the stability of net interest margins. Other factors include computer simulations of what might happen to net interest income under various interest rate forecasts and scenarios. The Corporation's Asset Liability Management Policy requires quarterly calculation of the effects of changes in interest rates on net interest income. These calculations are prepared monthly using simulation software. The table below summarizes estimated changes in net interest income over a twelve-month period, under alternative interest rate scenarios. The change in interest rates was based upon giving effect to a proportional shift in the December 31, 2001 Wall Street Journal prime rate of 4.75%.

(Dollars in thousands)
     Change in                         Net                Dollar               Percent      Management
   Interest Rates               Interest Income           Change               Change        Limits

+300 Basis Points                  $  28,867            $  689                  2.40%         5.00%
+200 Basis Points                     28,606               427                  1.50          4.50
+100 Basis Points                     28,356               178                  0.63          3.00
FLAT RATE                             28,179                -                     -           0.00
 -100 Basis Points                    28,088               (90)                (0.32)         3.00
 -200 Basis Points                    27,999              (180)                (0.64)         4.50
 -300 Basis Points                    27,914              (265)                (0.94)         5.00

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

     The nature of the Corporation's current operation is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Corporation nor the Bank own trading assets. At December 31, 2001, the Corporation did not have any hedging transactions in place such as interest rate swaps, caps or floors.

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

     Management evaluates the adequacy of the allowance on a quarterly basis to ensure the provision for loan and lease losses has been charged against earnings in an amount necessary to maintain the allowance at a level that is appropriate based on management's assessment of probable estimated losses. The Corporation's methodology for assessing the appropriateness of the allowance for loan and lease losses consists of several key elements. These elements include a specific allowance for loan and lease classified list loans, an allowance based on historical trends. The Corporation consistently applies the following comprehensive methodology.

     The allowance for loan and lease addresses those loans and leases maintained on the Corporation's loan and lease classified list, which are assigned a rating of substandard, doubtful, or loss. Substandard loans and leases are those with a well-defined weakness or a weakness, which jeopardizes the repayment of the debt. A loan or lease may be classified as substandard as a result of impairment of the borrower's financial condition and repayment capacity. Loans and leases for which repayment plans have not been met or collateral equity margins do not protect the Corporation may also be classified as substandard. Doubtful loans and leases have the characteristics of substandard loans and leases with the added characteristic that collection or liquidation in full, on the basis of presently existing facts and conditions, is highly improbable. Although the possibility of loss is extremely high for doubtful loans and leases, the classification of loss is deferred until pending factors, which might improve the loan or lease, have been determined. Loans and leases rated as doubtful in whole or in part are placed on nonaccrual status. Loans and leases, which are classified as loss, are considered uncollectible and are charged to the allowance for loan and lease losses.

     Loans and leases on the loan and lease classified list may also be impaired loans, which are defined as nonaccrual loans and leases or troubled debt restructurings, which are not in compliance with the restructured terms. Each of the classified loans and leases on the loan and lease watch list is individually analyzed to determine the level of the potential loss on the loan or lease under the current circumstances. The specific reserve established for these criticized by management and impaired loans and leases is based on careful analysis of the loan's and leases performance, the related collateral value, cash flow considerations and the financial capability of any guarantor. The allowance for loan and lease classified list loans and leases is equal to the total amount of potential unconfirmed losses for the individual classified loans and leases on the classified list. Loan and lease classified list loans and leases are managed and monitored by management.

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

     The following tables present information regarding the Corporation's total allowance for loan and lease losses as well as the allocation of such amounts to the various categories of loans at the dates indicated:

                                                                                 December 31, 2001
                                                             ---------------------------------------------------------
                                                              Allowance
                                                              for Loan             Percent of           Percent of
(Dollars in thousands)                                          Losses             Allowance           Total Loans
                                                             ------------          ---------           -----------

Commercial loans                                              $ 4,837                 76.2%                1.08%
Residential real estate                                           150                  2.4%                0.03%
Consumer loans                                                  1,009                 15.9%                0.23%
Leases                                                            152                  2.4%                0.03%
General allowance                                                 196                  3.1%                0.05%
                                                             --------            ---------             --------

Total allowance for loan and lease losses                    $  6,344               100.00%                1.42%
                                                              =======               ======              =======


                                                                                 December 31, 2000
                                                             -------------------------------------------------------
                                                              Allowance
                                                              for Loan              Percent of            Percent of
(Dollars in thousands)                                          Losses              Allowance           Total Loans
                                                             ------------           ---------           -----------

Commercial loans                                              $ 4,581                 69.3%                1.13%
Residential real estate                                           526                  8.0%                0.13%
Consumer loans                                                  1,217                 18.4%                0.30%
Leases                                                             69                  1.0%                0.01%
General allowance                                                 216                  3.3%                0.05%
                                                              -------              -------                 ----

Total allowance for loan and lease losses                     $ 6,609                100.00%               1.62%
                                                               ======                ======                ====

          ANALYSIS OF CHANGES IN THE ALLOWANCE FOR POSSIBLE LOAN LOSSES
                       AND COMPARISON OF LOANS OUTSTANDING

                                                                            December 31
                                                 ----------------------------------------------------------------
(Dollars in thousands)                              2001          2000         1999         1998          1997
                                                   ------        ------      --------     --------      --------

Balance at beginning of year                   $    6,609    $    6,261    $    5,877   $    5,900    $    5,218
                                                ---------     ---------     ---------    ---------     ---------

Provision charged to operating expense              2,929           876           799          911         1,135
                                                ---------     ---------     ---------    ---------     ---------

Recoveries of loans previously charged off
   Commercial loans                                    76            26            81           48            67
   Real estate - mortgages                             -             59            -           145            -
   Consumer loans                                     114            49            97           52            16
   Lease financing receivables                          8            -             -            -             -
                                                ---------     ---------     ---------    ---------     ---------

             Total recoveries                         198           134           178          245            83
                                                ---------     ---------     ---------    ---------     ---------

Loan charge-offs
   Commercial loans                                (2,173)          (37)          (38)        (247)         (237)
   Real estate - mortgages                           (955)         (161)          (67)         (45)         (117)
   Consumer loans                                    (256)         (440)         (488)        (887)         (182)
   Lease financing receivables                         (8)          (24)           -            -             -
                                                ---------     ---------     ---------    ---------     ---------

         Total charge-offs                         (3,392)         (662)         (593)      (1,179)         (536)
                                                ---------     ---------     ---------    ---------     ---------

Net loan charge-offs                               (3,194)         (528)         (415)        (934)         (453)
                                                ---------     ---------     ---------    ---------     ---------

Balance at end of year                         $    6,344    $    6,609    $    6,261   $    5,877    $    5,900
                                                =========     =========     =========    =========     =========

Year-end loans outstanding                       $448,110      $406,889      $354,338     $320,395      $318,899

Average loans outstanding                        $419,984      $378,211      $331,966     $320,366      $299,737

Allowance for possible loan losses as
   a percentage of year-end loans
   outstanding                                      1.42%          1.62%         1.77%       1.83%          1.85%

Ratio of net charge-offs to average
   loans outstanding                                0.76%          0.14%         0.13%       0.29%          0.15%

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

     The allowance for loan and lease losses as a percentage of non-performing loans ratio indicates that the allowance for loan and lease losses is sufficient to cover the principal of all non-performing loans at December 31, 2001. Other real estate owned ("OREO") represents residential and commercial real estate owned by the Bank following default by borrowers that has been written down to realizable value (net of estimated disposal costs) based on professional appraisals.

     The increase in non-performing loans, specifically non-accruals, is the direct result of Management's decision to place on non-accrual status certain commercial loans who's borrowers have had operating difficulties and/or been impacted by the slowdown in the national and local economies.

     Management is not aware of any loans or leases other than those included in these tables and mentioned in this section that would be considered potential problem loans and cause Management to have doubts as to the borrower's ability to comply with loan repayment terms. The Corporation decided to withdraw from third party automobile lending on July 10, 1998 due to less than expected results. The Corporation continues to service the existing portfolio but has not added any additional volume. The portfolio totaled approximately $2.2 million and $6.1 million as of December 31, 2001 and December 31, 2000, respectively. Approximately 8.4% and 3.4% was past due 30 days or more as of December 31, 2001 and December 31, 2000, respectively.

                         NON-PERFORMING LOANS AND ASSETS

                                                                           December 31
                                                   -------------------------------------------------------------
(Dollars in thousands)                                2001          2000        1999         1998          1997
                                                   --------      --------     --------     --------     ---------

Past due over 90 days and still accruing        $      174   $       134   $      175   $      546    $      466
Non-accrual loans                                    7,630         1,364        1,207        1,316         1,443
                                                   --------      --------     --------     --------     ---------
Total non-performing loans                           7,804         1,498        1,382        1,862         1,909

Other real estate owned ("OREO")                       831           803          470          192         1,651
                                                   --------      --------     --------     --------     ---------

Total non-performing assets                      $   8,635    $    2,301    $   1,852    $   2,054     $   3,560
                                                   ========      ========     ========     ========     =========

Non-performing loans as a
   percentage of total loans                          1.74%         0.37%        0.39%        0.58%         0.60%

Allowance for loan losses as a
   percentage of non-performing
   loans                                             81.29%        441.2%       453.0%       315.6%        309.1%

Non-performing assets as a percentage
   of total loans and other real estate
   owned                                              1.92%          0.6%         0.5%         0.6%          1.1%

Allowance for loan losses as a
   percentage of non-performing
   assets                                            73.47%        287.2%       338.1%       286.1%        165.7%

                                CAPITAL ADEQUACY

     The Corporation is subject to Risk-Based Capital Guidelines adopted by the Federal Reserve Board for bank holding companies. The Bank is also subject to similar capital requirements adopted by the Office of the Comptroller of the Currency ("OCC"). Under these requirements, the regulatory agencies have set minimum thresholds for Tier I Capital, Total Capital, and Leverage ratios. At December 31, 2001, both the Corporation's and the Bank's capital exceeded all minimum regulatory requirements and were considered "well capitalized" as defined in the regulations issued pursuant to the FDIC Improvement Act of 1994. The Corporation's and Banks Risk-Based Capital Ratios, shown below, have been computed in accordance with regulatory accounting policies.

                                                             December 31
RISK-BASED                                     ----------------------------------------         "Well Capitalized"
CAPITAL RATIOS                                     2001           2000          1999               Requirements
--------------                                 ------------   ------------  -----------        -------------------
  Corporation
Leverage Ratio                                       7.65%        8.19%         8.48%                   N/A
Tier I Capital Ratio                                 9.50%       10.63%        10.73%                   N/A
Total Risk-Based Capital Ratio                      10.75%       11.88%        11.98%                   N/A

      Bank
Leverage Ratio                                       7.42%        8.23%         8.05%                  5.00%
Tier I Capital Ratio                                 9.22%       10.68%        10.47%                  6.00%
Total Risk-Based Capital Ratio                      10.47%       11.94%        11.73%                 10.00%

     The Bank is not under any agreement with the regulatory authorities nor is it aware of any current recommendations by the regulatory authorities that, if they were to be implemented, would have a material effect on liquidity, capital resources or operations of the Corporation.

                  BUILDING IMPROVEMENTS AND TECHNOLOGY PROJECTS

     In December of 2001, the Corporation opened its 15th branch location in the Hersheys Mill area. In August, the Corporation opened its 14th branch, New
Garden (business Route 1 south of Kennett Square). In July of 2001, the Corporation opened its 13th branch, Lionville (Route 113 and Sheree Boulevard). The bank continually explores new branch opportunities.

     In August of 2001, the Corporation installed a company wide telecommunications system and upgraded its core banking system hardware. In addition, the Bank is currently installing a new check imaging system and plans to introduce an integrated branch platform system in the third quarter of 2002.

               DESCRIPTION OF CAPITAL STOCK AND MARKET INFORMATION

         The authorized capital stock of the Corporation consists of 10,000,000 shares of common stock, par value $1.00 per share, of which 4,799,666 shares were outstanding at the end of 2001 and 2000. The Corporation's common stock is publicly traded over the counter under the symbol "FCEC". Trading is sporadic. The following table, which shows the range of high and low month-end bid prices for the stock, is based upon transactions reported by the Philadelphia brokerage firm of Janney Montgomery Scott, LLC, one of the Corporation's market makers.

                                                                                  Bid Prices

                                                                                  Month End

                                                                      2001                          2000
                                                                      ----                          ----
         Quarter Ended                                        High             Low             High           Low
         -------------                                        ----             ---             ----           ---

         First                                                $18.75          $13.75          $20.50        $13.75

         Second                                               $17.50          $15.75          $16.50        $13.13

         Third                                                $17.40          $15.02          $14.25        $13.38

         Fourth                                               $15.75          $15.02          $14.25        $13.38


     Other information regarding the Corporation can be found in the Corporation's Form 10-K, to be filed with the Securities and Exchange Commission by March 30, 2001 and can also be found at www.sec.gov after that date. Copies of the form 10-K can be obtained free of charge from the Corporation's Shareholder Relations Officer, (P.O. Box 523, West Chester, PA 19381-0523), at 484-881-4141.


                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEETS


(Dollars in thousands)                                                                          December 31
                                                                                   ------------------------------------
                                                                                          2001              2000
                                                                                     --------------    ---------------
ASSETS
    Cash and due from banks                                                           $   25,595        $   30,311
    Federal funds sold                                                                    12,400             7,500
    Interest bearing deposits                                                                238               162
                                                                                     -----------       -----------

                Total cash and cash equivalents                                           38,233            37,973
                                                                                       ---------         ---------

    Investment securities held-to-maturity (fair value of $547
        and $1,270 in 2001 and 2000, respectively)                                           531             1,183

    Investment securities available-for-sale, at fair value                               80,210            93,012

    Loans                                                                                448,110           406,889
    Less allowance for possible loan and lease losses                                     (6,344)           (6,609)
                                                                                      ----------        ----------

                Net loans                                                                441,766           400,280

    Premises and equipment, net                                                           15,584             9,564
    Other assets                                                                           8,008             8,677
                                                                                      ----------      ------------

                Total assets                                                           $ 584,332        $  550,689
                                                                                        ========         =========

LIABILITIES
    Deposits
        Non-interest-bearing                                                         $    95,107       $    89,137
        Interest-bearing (including certificates of deposit over $100 of
          $28,463 and $30,684 - 2001 and 2000, respectively)                             403,718           382,353
                                                                                      ----------         ---------

                Total deposits                                                           498,825           471,490

    Securities sold under repurchase agreements                                            4,769             2,752
    Federal Home Loan Bank advances and other borrowings                                  31,751            27,157
    Other liabilities                                                                      5,148             6,278
                                                                                    ------------       -----------

                Total liabilities                                                        540,493           507,677
                                                                                      ----------         ---------

STOCKHOLDERS' EQUITY
    Common stock, par value $1.00; authorized, 10,000,000 shares;
        Outstanding, 2001 - 4,799,666 and 2000 - 4,799,666.                                4,800             4,800
    Additional paid-in capital                                                               773               610
    Retained earnings                                                                     43,367            42,353
    Accumulated other comprehensive income (loss)                                             84              (759)
    Treasury stock, at cost:  2001 - 377,721 and 2000 - 322,352                           (5,185)           (3,992)
                                                                                     -----------        ----------

                Total stockholders' equity                                                43,839            43,012
                                                                                      ----------        ----------

                Total liabilities and stockholders' equity                            $  584,332        $  550,689
                                                                                       =========         =========




The accompanying notes are an integral part of these statements.


                        CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)                                                     December 31
                                                                           ------------------------------------------
                                                                               2001          2000            1999
                                                                           ------------  ------------     -----------
INTEREST INCOME

    Loans, including fees                                                  $   33,609     $   32,694     $   27,730
    Investment securities                                                       5,114          6,985          7,260
    Federal funds sold                                                            257             45            114
    Deposits in banks                                                               5              4              3
                                                                            ----------     ----------     ----------
             Total interest income                                             38,985         39,728         35,107
                                                                            ----------     ----------     ----------
INTEREST EXPENSE

    Deposits                                                                   14,182         15,304         13,875
    Securities sold under repurchase agreements                                    96            137            110
    Federal Home Loan Bank advances and other borrowings                        1,308          1,542            558
                                                                            ----------     ----------     ----------
             Total interest expense                                            15,586         16,983         14,543
                                                                            ----------     ----------     ----------
             Net interest income                                               23,399         22,745         20,564
PROVISION FOR POSSIBLE LOAN LOSSES                                              2,929            876            799
                                                                            ----------     ----------     ----------
             Net interest income after provision for possible loan losses      20,470         21,869         19,765
                                                                            ----------     ----------     ----------
NON-INTEREST INCOME

    Financial Management Services                                               2,919          3,050          2,536
    Service charges on deposit accounts                                         1,474          1,052            992
    Investment securities gains (losses), net                                     180            (35)           207
    Gain or sale of fixed assets                                                   -             562             -
    Other                                                                       2,065          1,483          1,273
                                                                            ----------     ----------     ----------
             Total non-interest income                                          6,638          6,112          5,008
                                                                            ----------     ----------     ----------
NON-INTEREST EXPENSE

    Salaries and employee benefits                                             12,281         11,001          9,694
    Occupancy, equipment, and data processing                                   4,404          4,030          3,785
    Professional services                                                       1,153          1,217            903
    Other                                                                       4,577          3,476          3,124
                                                                            ----------     ----------     ----------
             Total non-interest expense                                        22,415         19,724         17,506
                                                                            ----------     ----------     ----------

             Income before income taxes                                         4,693          8,257          7,267

INCOME TAXES                                                                    1,361          2,255          2,050
                                                                            ----------     ----------     ----------

NET INCOME                                                                 $    3,332       $  6,002      $   5,217
                                                                            ==========     ==========     ==========

PER SHARE

    Basic earnings per common share                                        $     0.75     $     1.33     $     1.14
                                                                            ==========     ==========     ==========
    Diluted earnings per common share                                      $     0.74     $     1.31     $     1.13
                                                                            ==========     ==========     ==========
    Dividends declared                                                     $     0.52     $     0.51     $     0.49
                                                                            ==========     ==========     ==========



The accompanying notes are an integral part of these statements.

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                 Accumulated
                                                                                    Other
                                      Common Stock         Additional                                                     Total
                                  --------------------      Paid-in     Retained Comprehensive Treasury Comprehensive Stockholders'
(Dollars in thousands)            Shares      Par Value     Capital     Earnings      Income      Stock     Income        Equity
                               -----------  -------------  ---------   ---------  ------------- -------- ------------- ------------

Balance at January 1, 1999      4,799,666     $  4,800      $   542      $35,675    $    292   $ (1,586)   $       -     $  39,723

    Net income                          -            -            -        5,217           -          -        5,217         5,217
    Cash dividends declared             -            -            -       (2,240)          -          -            -        (2,240)
    Other Comprehensive Income
       Net unrealized losses on
         investment securities
         available-for-sale             -            -            -            -      (3,185)         -       (3,185)       (3,185)
    2 for 1 stock split
    Treasury stock transactions         -            -           60            -           -     (1,393)           -        (1,333)
                                ----------   ---------     --------    ---------    ---------  ---------    ---------    -----------
    Comprehensive Income                                                                                     $ 2,032
                                                                                                            =========

Balance at December 31, 1999    4,799,666     $  4,800      $   602      $38,652    $ (2,893)  $ (2,979)                  $ 38,182

    Net income                          -            -            -        6,002           -          -        6,002         6,002
    Cash dividends declared             -            -            -       (2,303)          -          -            -        (2,303)
    Other Comprehensive Income
       Net unrealized gains on
       investment securities
       available-for-sale               -            -            -            -       2,134          -        2,134         2,134
    Treasury stock transactions         -            -            8            2           -     (1,013)           -        (1,003)
                                ----------   ---------     --------    ---------    ---------  ---------    ---------    -----------
    Comprehensive Income                                                                                     $ 8,136
                                                                                                            =========

Balance at December 31, 2000    4,799,666     $  4,800      $   610      $42,353    $   (759)  $ (3,992)                  $ 43,012

    Net income                          -            -            -        3,332            -         -        3,332         3,332
    Cash dividends declared             -            -            -       (2,318)           -         -            -        (2,318)
    Other Comprehensive Income
       Net unrealized gains on
       investment securities
       available-for-sale               -            -            -            -          843         -          843           843
    Treasury stock transactions         -            -          163            -            -    (1,193)           -        (1,030)
                                ----------   ---------     --------    ---------   ----------  ---------    ---------    -----------
    Comprehensive Income                                                                                     $ 4,175
                                                                                                            =========
Balance at December 31, 2001     4,799,666    $  4,800     $    773      $43,367    $      84    (5,185)                  $ 43,839
                                ==========   =========     ========    =========     ========    =======                 ===========













The accompanying notes are an integral part of these statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


(Dollars in thousands)                                                                      December 31
                                                                            ------------------------------------------
                                                                                2001           2000           1999
                                                                            ------------    ----------     ----------
OPERATING ACTIVITIES
    Net income                                                              $   3,332    $    6,002     $    5,217
    Adjustments to reconcile net income to net
           cash provided by operating activities
        Depreciation                                                            1,851         1,883            965
        Provision for loan losses                                               2,929           876            799
        Amortization of investment security
           premiums and accretion of discounts, net                               361           109            335
        Amortization of deferred loan fees, net on loans                         (379)          125            137
        Investment securities (gains) losses, net                                (180)           35           (207)
        (Increase) decrease in other assets                                       233           527         (5,039)
        Increase (decrease) in other liabilities                               (1,130)        1,023            505
                                                                           -----------    ---------     ----------

                Net cash provided by operating activities                       7,017        10,580          2,712
                                                                           ----------      --------      ---------

INVESTING ACTIVITIES
    Net increase in loans                                                     (44,036)      (52,606)       (34,495)
    Proceeds from sales of investment securities available-for-sale            39,981        15,954         15,899
    Proceeds from maturities of investment securities available-for-sale       21,031        11,052         28,889
    Proceeds from maturities of investment securities held-to-maturity          1,679         2,262          4,216
    Purchase of investment securities available-for-sale                      (48,139)      (10,569)       (52,386)
    Purchase of premises and equipment, net                                    (7,871)         (564)        (1,930)
                                                                           -----------   ----------      ----------

                Net cash used in investing activities                         (37,355)      (34,471)       (39,807)
                                                                            ---------      --------       --------

FINANCING ACTIVITIES
    Proceeds from FHLB advances and
      other short term borrowings                                              22,500           469          9,190
    (Repayments) Proceeds from in FHLB
    advances and other long term borrowings                                   (17,906)       10,000          2,450
    Increase in deposits                                                       27,335        23,057         30,033
    Increase (decrease) in securities sold under repurchase agreements          2,017          (613)           570
    Cash dividends paid                                                        (2,318)       (2,303)        (2,239)
    Purchase of treasury stock                                                 (1,030)       (1,003)        (1,333)
                                                                           ----------     ---------      ---------

                Net cash provided by financing activities                      30,598        29,607         38,671
                                                                           ----------      --------       --------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                         260         5,716          1,576

Cash and cash equivalents at beginning of year                                 37,973        32,257         30,681
                                                                           ----------     ---------       --------

Cash and cash equivalents at end of year                                   $   38,233     $  37,973      $  32,257
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

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101), which addresses certain criteria for revenue recognition. SAB 101, as amended by SAB 101A and SAB 101B, outlines the criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. On July 1, 2001, the Corporation adopted SAB 101. The adoption of SAB No. 101 did not to have a material impact on the Company's financial position or results of operations.

     On July 6, 2000, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 102, SAB No. 102 provides guidance on the development, documentation, and application of a systematic methodology for determining the allowance for loans and leases in accordance with US GAAP. The adoption of SAB No. 102 did not to have a material impact on the Company's financial position or results of operations.

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Asset and Extinguishments of Liabilities," which revises the standards for accounting for the securitizations and other transfers of financial assets and collateral. This standard also requires certain disclosures, but carries over most of the provisions of SFAS 125. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. However, for recognition and reclassification of collateral and for disclosures relating to securitizations transactions and collateral this statement is effective for fiscal years ending after December 15, 2000 with earlier application not allowed and is to be applied prospectively. The adoption of this statement did not have a material impact on the Corporation's consolidated financial statements.

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

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives either as assets or liabilities in the statement of financial position and measure those instruments at fair value. In June 2000, SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", amended SFAS No. 133. SFAS No. 138 is required for all fiscal years beginning after June 30, 2000. The adoption of SFAS No. 138 did not have a material impact on the Company's financial condition or results of operations.

     On July 20, 2001, the Financial Accounting Standards Board (FASB) issued SFAS (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Intangible Assets. These statements are expected to result in significant modifications relative to the Company's accounting for goodwill and other intangible assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2000 must be accounted for under the purchase method of accounting. SFAS No. 141 was effective upon issuance. SFAS No. 142 modifies the accounting for all purchased goodwill and intangible assets. SFAS No. 142 includes requirements to test goodwill and indefinite lived intangibles assets for impairment rather than amortize them. SFAS No. 142 will be effective for fiscal years beginning after December 31, 2000 and early adoption is not permitted except for business combinations entered into after June 30, 2000. The Company is currently evaluating the provisions of SFAS No. 142, but its preliminary assessment is that these Statements will not have a material impact on the Company's financial position or results of operations.

     On July 20, 2001, FASB issued SFAS 141, and SFAS 142. SFAS 141 is effective for all business combinations completed after June 30, 2001. SFAS 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this Statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS 142. Major provisions of these Statements and their effective dates for the Company are as follows: All business combinations initiated after June 30, 2001 must use the purchase method of accounting. The pooling of interest method of accounting is prohibited except for transactions initiated before

     July 1, 2001. Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability. Goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001, will not be amortized. Effective January 1, 2002, all previously recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization. Effective January 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator. All acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting.

     In August 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 retains the existing requirements to recognize and measure the impairment of long-lived assets to be held and used or to be disposed of by sale. However, SFAS 144 makes changes to the scope and certain measurement requirements of existing accounting guidance. SFAS 144 also changes the requirements relating to reporting the effects of a disposal or discontinuation of a segment of a business. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The adoption of this statement is not expected to have a significant impact on the financial condition or results of operations of the Company.

2.       Financial Instruments

     The Corporation follows SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," which requires all entities to disclose the estimated fair value of their assets and liabilities considered to be financial instruments. Financial instruments requiring disclosure consist primarily of investment securities, loans, and deposits and borrowings.

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



4.       Loans and Leases and Allowance for Loan and Lease Losses
         --------------------------------------------------------

     Loansand leases that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan and lease losses. The allowance for loan and lease losses is established through a provision for loan and lease losses charged to expense. Loan and lease principal considered to be uncollectible by management is charged against the allowance for loan and lease losses. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans and leases that may become uncollectible based upon an evaluation of known and inherent risks in the loan and lease portfolio, the evaluation takes into consideration such factors as changes in the nature and size of the loan and lease portfolio, overall portfolio quality, specific problem loans, and current and future economic conditions which may affect the borrowers' ability to pay. The evaluation also details historical losses by loan category, the resulting loss rates for which are projected at current loan and lease total amounts. Low estimates for specified problem loans and leases are also detailed. Interest on loans and leases is accrued and credited to operations based upon the principal amount outstanding. Certain origination and commitment fees and related direct loan or lease origination costs are deferred and amortized over the contractual life of the related loans and leases, resulting in an adjustment of the related loan's yield. Accrual of interest is discontinued on a loan when management believes that the borrower's financial condition is such that collection of interest and principal is doubtful. Upon such discontinuance, all unpaid accrued interest is reversed. The determination of the allowance for loan and lease losses is based upon the character of the loan and lease portfolio, current economic conditions, loss experience, and other relevant factors, which, in management's judgment, deserve recognition in estimating possible losses.

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

     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value. Gains and losses on sales of loans are also accounted for in the accordance with SFAS No. 134, "Accounting for Mortgage Securities Retained after the securitizations of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement requires that an entity engaged in mortgage banking activities classify the retained mortgage-backed security or other interest, which resulted from the securitizations of a mortgage loan held for sale based upon its ability and intent to sell or hold these investments.

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

6.       Contributions

     The Corporation accounts for contributions in accordance with SFAS No. 116, "Accounting for Contributions Received and Contributions Made." SFAS No. 116 specifies that contributions made by the Corporation be recognized as expenses in the period made and as decreases of assets or increases of liabilities depending on the form  of  the  benefits  given.  In  accordance  with  SFAS  No.  116,  the
     Corporation incurred contribution expenses relating to long-term commitments to local not-for-profit organizations of $78 thousand, $12 thousand and $13 thousand during 2001, 2000 and 1999, respectively.

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

12.      Cash Flow Information

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. Cash paid during the years ended December 31, 2001, 2000, and 1999 for interest was $15.5 million, $15.9 million, and $15.2 million, respectively. Cash paid during the years ended December 31, 2001, 2000, and 1999 for income taxes was $1.8 million, $2.8 million, and $2.3 million, respectively.

13.      Reporting Comprehensive Income

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


                                                                            December 31, 2001
                                                            -------------------------------------------------
    (Dollars in thousands)                                  Before                  Tax              Net of
                                                              Tax               (Expense)              Tax
                                                            Amount               Benefit             Amount
    Unrealized holding gains arising during the period      $ 1,459              $  (496)           $    963
    Reclassification adjustment
         for gains realized in net income                       180                  (60)                120
                                                            -------            ---------            --------

    Other comprehensive income                              $ 1,279            $    (436)           $    843
                                                             ======             ========            ========

                                                                            December 31, 2000
                                                            -------------------------------------------------
    (Dollars in thousands)                                  Before                  Tax              Net of
                                                              Tax               (Expense)              Tax
                                                            Amount               Benefit             Amount
    Unrealized holding gains arising during the period      $ 3,269              $(1,112)            $ 2,157
    Reclassification adjustment
         for losses realized in net income                      (35)                  12                 (23)
                                                           --------            ---------            --------

    Other comprehensive loss                                $ 3,234              $(1,100)            $ 2,134
                                                             ======             ========            ========

                                                                            December 31, 1999
                                                            -------------------------------------------------
    (Dollars in thousands)                                  Before                  Tax              Net of
                                                              Tax               (Expense)              Tax
                                                            Amount               Benefit             Amount
    Unrealized holding gain arising during the period       $(5,033)              $1,711             $(3,322)
    Reclassification adjustment
         for gains realized in net income                       207                  (70)                137
                                                            -------              -------             -------

    Other comprehensive income                              $(4,826)              $1,641             $(3,185)
                                                             ======             ========            ========


14.      Advertising Costs

     The Bank expenses advertising costs as incurred.

15.      Reclassifications

     Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE B - INVESTMENT SECURITIES

     The amortized  cost,  gross  unrealized  gains and losses,  and fair market
     value  of  the  Corporation's   available-for-sale   and   held-to-maturity
     securities at December 31, 2001 and 2000 are summarized as follows:

                                              Held-to-Maturity                            Available-for-Sale
                                -----------------------------------------   --------------------------------------------
    (Dollars in thousands)                     Gross      Gross                            Gross       Gross
            2001                   Amortized Unrealized Unrealized  Fair      Amortized  Unrealized  Unrealized   Fair
                                     Cost      Gains      Losses    Value       Cost       Gains       Losses     Value
                                 ----------- ---------- ---------  -------   ----------- ---------   ---------   -------
        U.S. Treasury             $       -  $      -   $     -  $      -     $  4,010   $    59     $      -   $  4,069
        U.S. Government agency            -         -         -         -            -         -            -          -
        Mortgage-backed securities       27         2         -        29       63,175       176          (20)    63,331
        State and municipal             504        14         -       518        1,279        36            -      1,315
        Corporate securities              -         -         -         -        2,966         -         (163)     2,803
        Corporate CMO's                   -         -         -         -        3,652        41            -      3,693
        Asset-backed securities           -         -         -         -           37         -            -         37
        Mutual funds                      -         -         -         -          863         -          (38)       825
        Other equity securities           -         -         -         -        4,100        37            -      4,137
                                  ---------- --------  ---------  --------    --------  ---------    ---------  --------

                                   $    531  $     16   $     -   $   547     $ 80,082  $    349     $   (221)  $ 80,210
                                    =======  ========  =========  ========    ========   =======     =========  ========

                                              Held-to-Maturity                            Available-for-Sale
                                -----------------------------------------   --------------------------------------------
    (Dollars in thousands)                     Gross      Gross                            Gross       Gross
            2000                   Amortized Unrealized Unrealized  Fair      Amortized  Unrealized  Unrealized   Fair
                                     Cost      Gains      Losses    Value        Cost      Gains       Losses     Value
                                 ----------- ---------- ---------  -------   ----------- ---------   ---------   -------
        U.S. Treasury              $      -  $      -   $     -  $      -    $   3,988  $      1     $     (2)  $  3,987
        U.S. Government agency            -         -         -         -        1,992         -          (21)     1,971
        Mortgage-backed securities      116         2         -       118       63,651         -         (589)    63,062
        State and municipal           1,067        85         -     1,152        1,278         -           (1)     1,277
        Corporate securities              -         -         -         -        9,992         -         (437)     9,555
        Corporate CMO's                   -         -         -         -        4,772         -          (34)     4,738
        Asset-backed securities           -         -         -         -        2,843         -          (16)     2,827
        Mutual funds                      -         -         -         -        1,091         -          (57      1,034
        Other equity securities           -         -         -         -        4,556        37          (32)     4,561
                                  ---------- --------  ---------  --------    --------  ---------    ---------  --------

                                   $  1,183  $     87  $      -  $  1,270    $  94,163  $     38     $ (1,189)  $ 93,012
                                    =======  ========  =========  ========    ========   =======     =========  ========

     The amortized cost and estimated fair value of debt securities classified as available-for-sale and held-to-maturity at December 31, 2001, by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                           Held-to-Maturity                Available-for-Sale
                                                   ---------------------------       -----------------------------
    (Dollars in thousands)                           Amortized        Fair             Amortized          Fair
                                                        Cost          Value               Cost            Value
                                                   ------------   ------------      --------------    ------------
       Due in one year or less                     $       484  $         498          $    2,109      $    2,144
       Due after one year through five years                20             20               4,182           4,148
       Due after five years through ten years                -              -               3,001           2,932
       Due after ten years                                   -              -               2,615           2,656
                                                   ------------   ------------        ------------    ------------
                                                           504            518              11,907          11,880
       Mortgage-backed securities                           27             29              63,175          63,331
       Asset-backed securities                               -              -                  37              37
       Mutual Funds                                          -              -                 863             825
       Other equity securities                               -              -               4,100           4,137
                                                   ------------   ------------        ------------    ------------

                                                    $      531     $      547          $   80,082      $   80,210
                                                   ============   ============        ============    ============

     Proceeds from the sale of investment securities available for sale during 2001 were $39.9 million. Gains of $233 thousand, $9 thousand, and $231 thousand, and losses of $53 thousand, $44 thousand, and $24 thousand were realized on sales of securities in 2001, 2000, and 1999, respectively. The Corporation uses the specific identification method to determine the cost of the securities sold. The principal amount of investment securities pledged to secure public deposits and for other purposes required or permitted by law was $37 million and $39 million at December 31, 2001 and 2000, respectively. There were no securities held from a single issuer that represented more than 10% of stockholders' equity.

NOTE C - LOANS

    Major classifications of loans are as follows:

    (Dollars in thousands)                                                                   2001           2000
                                                                                         ------------   ------------

        Commercial loans                                                                 $  118,420     $  105,125
        Real estate - construction                                                           40,065         30,134
        Real estate - other                                                                 199,398        181,129
        Consumer loans                                                                       48,323         54,692
        Lease financing receivables                                                          41,904         35,809
                                                                                          ---------      ---------
                                                                                            448,110        406,889
        Less: Allowance for loan losses                                                      (6,344)        (6,609)
                                                                                          ---------     ----------

                                                                                          $ 441,766      $ 400,280
                                                                                           ========       ========

     Loan balances on which the accrual of interest has been discontinued amounted to approximately $7.6 million and $1.4 million at December 31, 2001 and 2000, respectively. Interest on these nonaccrual loans would have been approximately $308 thousand and $76 thousand in 2001 and 2000, respectively. Loan balances past due 90 days or more, which are not on a nonaccrual status, but which management expects will eventually be paid in full, amounted to $174 thousand and $134 thousand at December 31, 2001 and 2000, respectively. Changes in the allowance for loan and lease losses are summarized as follows:



    (Dollars in thousands)                                                    2001           2000           1999
                                                                          ------------   ------------  --------------

        Balance at beginning of year                                      $    6,609     $    6,261     $    5,877
           Provision charged to operating expenses                             2,929            876            799
           Recoveries of charged-off loans                                       198            134            178
            Loans charged-off                                                 (3,392)          (662)          (593)
                                                                          -----------    -----------    ----------

        Balance at end of year                                            $    6,344     $    6,609     $    6,261
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

     The balance of impaired loans was $7.4 million, $943 thousand, and $648 thousand at December 31, 2001, 2000, and 1999, respectively. The associated allowance for loan and lease losses for impaired loans was $820 thousand, $242 thousand, and $305 thousand at December 31, 2001, 2000, and 1999, respectively.

     During 2001, activity in the allowance for impaired loan and lease losses included a provision of $772 thousand, write offs of $209 thousand and recoveries of $0. Interest income of $0 was recorded in 2001, while contractual interest in the same period amounted to $308 thousand. Cash collected on impaired loans in 2001 was $119 thousand, all of which was applied to principal.

     During 2000, activity in the allowance for impaired loan and lease losses included a provision of $0, write offs of $91 thousand and recoveries of $28 thousand. Interest income of $17 was recorded in 2000, while contractual interest in the same period amounted to $76 thousand. Cash collected on impaired loans in 2000 was $350 thousand, all of which was applied to principal.

     In the normal course of business, the Bank makes loans to certain officers, directors, and their related interests. All loan transactions entered into between the Bank and such related parties were made on the same terms and conditions as transactions with all other parties. In management's opinion, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The balance of these loans at December 31, 2001 and 2000, was approximately $11.9 million and $8.2 million, respectively. In 2001, new loans to these individuals and principal payments on these loans amounted to approximately $7.5 million and $3.8 million, respectively.

NOTE D - PREMISES AND EQUIPMENT


    Premises and equipment are summarized as follows:

    (Dollars in thousands)                                                        2001            2000
                                                                              ------------     -----------

        Premises                                                              $   14,312      $   11,542
        Equipment                                                                 14,578           9,477
                                                                               ----------     -----------
                                                                                  28,890          21,019

        Less Accumulated depreciation                                            (13,306)        (11,455)
                                                                               ----------      ---------
                                                                              $   15,584      $    9,564
                                                                               ==========      ==========

NOTE E - DEPOSITS

     At December 31, 2001, the scheduled maturities of certificates of deposit are as follows:

    (Dollars in thousands)
    2002                                 $104,304
    2003                                   22,974
    2004                                    8,371
    2005                                    2,560
    2006 and thereafter                     6,631
                                       ----------
                                        $ 144,640
                                       ----------
                                       ----------

NOTE F - SHORT-TERM BORROWINGS AND CREDIT FACILITY

     Securities sold under agreements to repurchase are generally overnight transactions. These borrowings had balances of $4.8 million, $2.8 million and $2.8 million at December 31, 2001, 2000 and 1999, respectively. Daily average balances and weighted average interest rates for the years ended December 31, 2001, 2000 and 1999 were $2.9 million, $2.7 million and $2.7 million and 3.3%, 5.1% and 4.0%, respectively.

     The Bank, as a member of the FHLB, maintains several credit facility's secured by the Bank's mortgage-related assets. FHLB borrowings provide additional funds to meet the Bank's liquidity needs. Other FHLB borrowings for the period were $31.8 million compared to $27.1 million in 2000. During 2001 and 2000, total average FHLB advances were approximately $24.3 million and $23.9 million, respectively and consisted of short and long term advances representing a combination of maturities. The average interest rate for 2001 and 2000 on these advances was approximately 5.4% and 6.5% respectively. The Bank currently has a maximum borrowing capacity with the FHLB of approximately $164.3 million. FHLB advances are collateralized by a pledge on the Bank's entire portfolio of unencumbered investment securities, certain mortgage loans and a lien on the Bank's FHLB stock. In addition, the Corporation has at its disposal a unsecured $4.0 million credit line with a correspondent bank to further assist with funding requirements at the corporate level.

NOTE G - OTHER NON-INTEREST EXPENSE

     The components of other non-interest expense are detailed as follows:

    (Dollars in thousands)                                                       2001         2000          1999
                                                                             -----------  ------------  -----------

    Telephone, postage, and supplies                                        $      996   $      739     $    701
    Marketing and corporate communications                                         777          653          689
    Loan and deposit supplies                                                      523          495          455
    Director costs                                                                 228          206          256
    Bank shares tax                                                                482          425          439
    FDIC Insurance                                                                  86           89           48
    Other                                                                        1,485          869          536
                                                                            ----------    ---------      -------

                                                                            $    4,577    $   3,476      $ 3,124
                                                                             =========     ========       ======

NOTE H - INCOME TAXES

    The components of income tax expense are detailed as follows:

    (Dollars in thousands)                                                      2001          2000           1999
                                                                            -----------   ------------   -----------
       Current expense                                                      $   1,510      $   2,792      $   2,106
       Deferred expense                                                          (149)          (537)           (56)
                                                                            ---------      ---------     ----------
          Total tax expense                                                 $   1,361      $   2,256      $   2,050
                                                                             ========       ========       ========

    The income tax provision reconciled to the statutory federal rate follows:

                                                                                2001           2000           1999
                                                                             ----------     ----------     ----------

       Statutory rate                                                          34.0%           34.0%         34.0%
       Increase (decrease) in tax rate from
          Tax-exempt loan and investment income                                (2.7)           (2.5)         (2.3)
          Tax credits                                                          (4.8)           (2.4)         (2.2)
          Other, net                                                            2.5            (1.8)         (1.3)
                                                                             ------           -----         -----

       Applicable income tax rate                                              29.0%           27.3%         28.2%
                                                                               ====            ====          ====

    The net deferred tax asset consists of the following:

           (Dollars in thousands)                                               2001           2000
                                                                             ----------     -----------

       Allowance for possible loan losses                                    $  2,032      $  2,003
       Unrealized (gain) loss on securities available-for-sale                    (44)          391
       Deferred loan fees                                                          42            80
       Accrued pension and deferred compensation                                  532           465
       Depreciation                                                               504           459
       Other                                                                      152           105
                                                                             --------      --------              -

              Total deferred tax asset                                      $   3,217      $  3,503
                                                                             ========       =======

NOTE I - REGULATORY MATTERS

     The Bank is required to maintain average reserve balances with the Federal Reserve Bank based upon deposit levels and other factors. The average amount of those reserve balances for the years ended December 31, 2001 and 2000, was approximately $4.3 million and $6.5 million respectively.

     Dividends are paid by the Corporation from its assets which are mainly provided by dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. The Bank, without the prior approval of regulators, can declare dividends to the Corporation totaling approximately $14.7 million plus additional amounts equal to the net earnings of the Bank for the period from January 1, 2001, through the date of declaration, less dividends previously paid in 2001.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, and Tier I capital to average quarterly assets. Management believes that the Corporation and the Bank meet all capital adequacy requirements to which it is subject, as of December 31, 2001.

     As of December 31, 2001, the most recent notification from the federal banking agencies categorized the Corporation and the Bank as well capitalized under the regulatory framework for corrective action. To be categorized as adequately capitalized the Corporation and the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the institutions category.

     The Corporation's actual capital amounts and ratios are presented below:

                                                                                                  To Be Well
                                                                                              Capitalized Under
                                                                       For Capital            Prompt Corrective
    (Dollars in thousands)                      Actual            Adequacy Purposes           Action Provisions
                                                ------            -----------------           -----------------
                                          Amount      Ratio        Amount       Ratio         Amount       Ratio
                                          ------      -----        ------       -----         ------       -----
    As of December 31, 2001:
       Total Capital (to Risk Weighted Assets)
       Corporation                      $   49,520    10.75%     $   36,850    > 8.00%     $   41,180       N/A
                                                                               -
       Bank                             $   48,156    10.47%     $   36,802    > 8.00%     $   41,176 >    10.00%
                                                                               -                      -

       Tier I Capital (to Risk Weighted Assets)
       Corporation                      $   43,755     9.50%     $   18,425    > 4.00%     $   24,708       N/A
                                                                               -
       Bank                             $   42,391     9.22%     $   18,401    > 4.00%     $   25,705 >    6.00%
                                                                               -                      -

       Tier I Capital (to Average Assets)
       Corporation                      $   43,755     7.65%     $   17,241    > 4.00%     $   26,732       N/A
                                                                               -
       Bank                             $   42,391     7.42%     $   22,865    > 4.00%     $   26,704 >    5.00%
                                                                               -                      -

    As of December 31, 2000:
       Total Capital (to Risk Weighted Assets)
       Corporation                        $ 48,937    11.88%       $ 32,944    > 8.00%       $ 41,180       N/A
                                                                               -
       Bank                               $ 49,146    11.94%       $ 32,941    > 8.00%       $ 41,176 >     10.00%
                                                                               -                      -

       Tier I Capital (to Risk Weighted Assets)
       Corporation                        $ 43,771    10.63%       $ 16,472    > 4.00%       $ 24,708       N/A
                                                                               -
       Bank                               $ 43,987    10.68%       $ 16,470    > 4.00%       $ 24,705 >     6.00%
                                                                               -                      -

       Tier I Capital (to Average Assets)
       Corporation                        $ 43,771     8.19%       $ 21,386    > 4.00%       $ 26,732       N/A
                                                                               -
       Bank                               $ 43,987     8.23%       $ 21,364    > 4.00%       $ 26,704 >     5.00%
                                                                               -                      -

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

     The estimated fair values and carrying amounts are summarized as follows:


                                                                2001                                 2000
    (Dollars in thousands)                               Fair        Carrying                  Fair       Carrying
                                                         Value        Amount                  Value        Amount
                                                      ------------- -----------            ------------  ----------
    Financial Assets
        Cash and cash equivalents                     $  38,233     $  38,233              $  37,973     $  37,973
        Investment securities held-to-maturity              547           531                  1,270         1,183
        Investment securities available-for-sale         80,210        80,210                 93,012        93,012
        Net loans                                       455,993       441,766                408,401       400,280

    Financial Liabilities
        Deposits with no stated maturities              348,963       354,086                325,620       325,278
        Deposits with stated maturities                 140,159       144,739                136,782       146,213
        Securities sold under repurchase agreements       4,769         4,769                  2,752         2,752
        FHLB advances                                    31,751        31,751                 27,157        27,157
    Off-Balance-Sheet Investments
        Commitments for extended credit
             and outstanding letters of credit        $ 121,531    $  121,531              $  97,406     $  97,406

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

     Unless noted otherwise, the Corporation does not require collateral or other security to support financial instruments with credit risk. The contract amounts are as follows:

    (Dollars in thousands)                                                                      2001         2000
                                                                                            ------------ ------------

       Financial instruments whose contract amounts represent credit risk
           Commitments to extend credit                                                    $ 118,215       $93,008
           Standby letters of credit and financial guarantees written                          3,316         4,398

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

     Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds residential or commercial real estate, accounts receivable, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 2001, varies up to 100%; the average amount collateralized is 80%.

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

                                                                      2001            2000           1999
                                                                   ---------       ---------      -----------
    Net income (in thousands)               As reported            $ 3,332        $  6,002         $ 5,217
                                            Pro forma              $ 3,064        $  5,243         $ 4,196
    Earnings per share (Basic)              As reported            $   0.75       $   1.33         $  1.14
                                            Pro forma              $   0.69       $   1.16         $  0.92
    Earnings per share (Diluted)            As reported            $   0.74       $   1.31         $  1.13
                                            Pro forma              $   0.68       $   1.14         $  0.91

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2001, 2000 and 1999, respectively: dividend yield of 2.88%, 2.96%, and 2.40%; expected volatility of 0.82, 0.71 and 0.65; risk-free interest rate of 4.25%, 5.97% and 5.68%; and an expected life of 4.5 years for all three time periods

     Information about stock options outstanding at December 31, 2001, is summarized as follows:

                                                                              Weighted-Average
                                                    Outstanding                 Exercise Price
                                                    -----------             ----------------------

         Balance January 1, 1999                      391,400                     $    15.84
         Granted                                      216,150                          15.21
         Exercised                                    (10,400)                         13.82
         Cancelled                                    (52,398)                         19.73
                                                    ---------                      ---------
         Balance January 1, 2000                      544,752                          15.25
         Granted                                       79,250                          13.81
         Exercised                                     (5,000)                          9.64
         Cancelled                                    (25,301)                         16.11
                                                    ---------                      ---------
         Balance January 1, 2001                      593,701                     $    15.08
                                                    ---------                      ---------
         Granted                                       78,850                          15.30
         Exercised                                    (16,000)                          9.89
         Cancelled                                    (21,312)                         15.62
                                                    ---------                      ---------
         Balance December 31, 2001                    635,239                    $     15.22
                                                    =========                      =========

     The weighted average fair value of options granted during 2001, 2000 and 1999 was $15.30, $15.26 and $15.21, respectively.

                     Options Outstanding                                     Options Exercisable
     ---------------------------------------------        ---------------------------------------------------------

                                        Weighted-Average
          Range of        Number           Remaining          Weighted-Average       Number        Weighted-Average
     Exercise-Price     Outstanding     Contractual Life     Exerciseable Price    Exercisable    Exerciseable Price
    ----------------    -----------   ------------------ -----------------------   -----------   --------------------
    $ 8.66 - $11.11        55,200         4.31 years               $10.08             55,200           $10.08
    $13.81 - $15.81       439,039         7.83 years               $14.94            333,619           $14.90
    $17.69 - $21.13       141,000         6.72 years               $18.10            141,000           $18.10
                         --------                                                    -------            -----
                          635,239                                                    529,819           $15.25
                         ========                                                    =======            =====

NOTE M - EARNINGS PER SHARE

     The following table illustrates the reconciliation of the numerators and denominators of the basic and diluted EPS computations:

                                                            For the Year Ended December 31, 2001
                                                    -----------------------------------------------------
                                                       Income             Shares            Per-Share
                                                    (Numerator)       (Denominator)          Amount

    Basic EPS:                                    $   3,332,364         $4,451,351          $   0.75
    Net income available to common stockholders
    Effect of Dilutive Securities
    Add options to purchase common stock              -                     44,006             (0.01)
                                                     ----------         ----------         ----------
    Diluted EPS:                                    $ 3,332,364        $ 4,495,357            $ 0.74
                                                      =========          =========          ========

     143,904 anti-dilutive weighted shares have been excluded in the computation of 2001 diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                                                         For the Year Ended December 31, 2000
                                                    -----------------------------------------------------
                                                       Income             Shares            Per-Share
                                                    (Numerator)       (Denominator)          Amount

    Basic EPS:
    Net income available to common stockholders      $6,001,855          4,511,761          $   1.33
    Effect of Dilutive Securities
    Add options to purchase common stock                     -              19,384              (.02)
                                                     ----------         ----------          --------
    Diluted EPS:                                     $6,001,855          4,531,145          $   1.31
                                                      =========          =========           =======

     454,720 anti-dilutive weighted shares have been excluded in the computation of 2000 diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                                                         For the Year Ended December 31, 1999
                                                    -----------------------------------------------------
                                                       Income             Shares            Per-Share
                                                    (Numerator)       (Denominator)          Amount
    Basic EPS:
    Net income available to common stockholders      $5,217,139          4,571,929             $1.14
    Effect of Dilutive Securities
    Add options to purchase common stock                     -              52,441              (.01)
                                                     ----------         ----------           -------
    Diluted EPS:                                     $5,217,139          4,624,370          $   1.13
                                                      =========          =========           =======

     54,344 anti-dilutive weighted shares have been excluded in the computation of 1999 diluted EPS because the options' exercise price was greater than the average market price of the common shares.

NOTE N - EMPLOYEE BENEFIT PLANS

1.       Qualified

     The Corporation has a qualified deferred salary savings 401(k) plan (the "401(k) Plan") under which the Corporation contributes $0.75 for each $1.00 that an employee contributes, up to the first 5% of the employee's salary. The Corporation's expenses were $262 thousand, $246 thousand, and $266 thousand in 2001, 2000, and 1999, respectively. The Corporation also has a qualified defined contribution pension plan (the "QDCP Plan"). Under the QDCP Plan, the Corporation makes annual contributions into the 401(k) Plan on behalf of each eligible participant in an amount equal to 3% of salary up to $30 thousand in salary plus 6% in excess of $30 thousand up to $160 thousand. Contribution expense in 2001, 2000 and 1999 under the QDCP Plan was $255 thousand, $300 thousand and $246 thousand, respectively. The Corporation may make additional discretionary employer contributions subject to approval of the Board of Directors.

2.       Non-Qualified

     The Corporation makes annual contributions to a non-qualified defined contribution Plan ("the NQDCP Plan ") equal to 3% of the participant's salary up to $160 thousand plus 9% in excess of $160 thousand. Contribution expense for 2001, 2000 and 1999 under the NQDCP Plan was $58 thousand, $47 thousand and $49 thousand, respectively. The Corporation may make additional discretionary employer contributions subject to approval of the Board of Directors.

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

NOTE P - CONDENSED FINANCIAL INFORMATION - PARENT CORPORATION ONLY

     Condensed financial information for First Chester County Corporation (parent Corporation only) follows:

                              CONDENSED BALANCE SHEETS

    (Dollars in thousands)                                                                      December 31
                                                                                       ------------------------------
                                                                                              2001          2000
                                                                                         ------------   ------------
    ASSETS
        Cash and cash equivalents                                                      $        329   $         67
        Investment securities available for sale, at market value                               578            476
        Investment in subsidiaries, at equity                                                42,424         44,008
        Intercompany loan                                                                       449            491
        Other assets                                                                            108             12
                                                                                         ----------    -----------

           Total assets                                                                  $   43,888      $  45,054
                                                                                           ========       ========

    LIABILITIES AND STOCKHOLDERS' EQUITY
        Other liabilities                                                              $        107     $    1,280
        Stockholders' equity                                                                 43,781         43,774
                                                                                          ---------       --------

           Total liabilities and stockholders' equity                                    $   43,888      $  45,054
                                                                                           ========       ========

                         CONDENSED STATEMENTS OF INCOME

    (Dollars in thousands)                                                            Year ended December 31
                                                                         -------------------------------------------
                                                                               2001          2000           1999
                                                                           ------------  ------------   ------------
    INCOME
        Dividends from subsidiaries                                        $    4,913    $    2,188     $    3,517
        Dividends from investment securities                                       35            35             46
        Investment securities gains, net                                           -              -             32
        Other income                                                              145            93              8
                                                                           ----------   -----------   ------------

           Total income                                                         5,093         2,316          3,603
                                                                            ---------     ---------      ---------
    EXPENSES
        Other expenses                                                            176            98            223
                                                                           ----------   -----------     ----------
           Total expenses                                                         176            98            223
                                                                           ----------   -----------     ----------
           Income before equity in undistributed
               income of subsidiaries                                           4,917         2,218          3,380

    EQUITY IN UNDISTRIBUTED INCOME OF
        SUBSIDIARIES                                                           (1,585)        3,784          1,837
                                                                             --------     ---------      ---------

           NET INCOME                                                      $    3,332    $    6,002     $    5,217
                                                                            =========     =========      =========


                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                       Year ended December 31
                                                                            --------------------------------------------
    (Dollars in thousands)                                                      2001          2000           1999
                                                                            ------------  ------------   ------------

    OPERATING ACTIVITIES
        Net income                                                         $    3,332     $   6,002     $    5,217
        Adjustments to reconcile net income to net cash
               provided by operating activities
           Equity in undistributed income of subsidiary                         1,585        (3,784)        (1,837)
           Investment securities gains, net                                       -               -            (31)
           (Increase) decrease in other assets                                    (96)           61           (105)
           Increase in other liabilities                                           26           382             37
                                                                           ----------     ---------     ----------

                  Net cash provided by operating activities                     4,847         2,661          3,281
                                                                             --------      --------      ---------

    INVESTING ACTIVITIES
        Proceeds from sales and maturities of investment securities                 -             -            206
        Purchases of investment securities available for sale                       -               -            -
                                                                         ------------   -------------  -----------

                  Net cash (used in) provided by investing activities               -             -            206
                                                                         ------------ -------------      ---------

    FINANCING ACTIVITIES
        (Repayments) Proceeds from Inter Company Loan                          (1,237)          422            115
        Dividends paid                                                         (2,318)       (2,303)        (2,239)
        Purchase of treasury stock                                             (1,030)       (1,003)        (1,333)
                                                                            ---------      --------        -------

                  Net cash used in financing activities                        (4,585)       (2,884)        (3,457)
                                                                            ---------      --------        -------

    NET INCREASE (DECREASE) IN CASH AND
                        CASH EQUIVALENTS                                          262          (223)            30

    Cash and cash equivalents at beginning of year                                 67           290            260
                                                                          -----------    ----------       --------

    Cash and cash equivalents at end of year                              $       329  $         67      $     290
                                                                           ==========   ===========       ========


NOTE Q - QUARTERLY FINANCIAL DATA (UNAUDITED)

     A summary of the unaudited quarterly results of operations is as follows:


              2001

    (Dollars in thousands, except per share)         December 31       September 30        June 30      March 31
                                                     -----------       ------------     -------------  ----------

    Interest income                                    $   9,482         $   9,514      $    9,887   $    10,102
    Interest expense                                       3,319             3,782           4,114         4,371
    Net interest income                                    6,526             5,732           5,773         5,731
    Provision for loan losses                              1,159             1,400             135           235
    Investment securities gains (loss), net                   99                16              40            25
    Income before income taxes                               819               232           1,796         1,846
    Net income                                               581               102           1,300         1,349

    Per share
       Net income (Basic)                            $      0.13      $      0.02       $     0.30   $      0.30
       Net Income (Diluted)                                 0.12             0.02             0.30          0.30
       Dividends declared                                   0.13             0.13             0.13          0.13

              2000

    (Dollars in thousands, except per share)         December 31       September 30        June 30      March 31
                                                     -----------       ------------     -------------  ----------

    Interest income                                   $   10,341        $   10,043      $    9,790    $    9,554
    Interest expense                                       4,531             4,422           4,102         3,928
    Net interest income                                    5,810             5,621           5,688         5,626
    Provision for loan losses                                 54               355             177           290
    Investment securities gains, net                           4                 1               3           (43)
    Income before income taxes                             2,092             2,118           2,050         1,997
    Net income                                             1,538             1,528           1,505         1,431

    Per share
       Net income (Basic)                            $      0.34      $      0.34       $     0.33   $      0.32
       Net Income (Diluted)                                 0.34             0.33             0.33          0.31
       Dividends declared                                   0.130            0.130            0.125         0.125


               Report of Independent Certified Public Accountants



Board of Directors
First Chester County Corporation


     We have audited the accompanying consolidated balance sheets of First Chester County Corporation and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Chester County Corporation and Subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.






Philadelphia, Pennsylvania
January 16, 2002