Form 10-K, Exhibit 13
period 2002-12-31
FIRST CHESTER COUNTY CORP
filed 2003-03-31
CIK 744126

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

                          FIVE-YEAR STATISTICAL SUMMARY


(Dollars in thousands, except per share data)

STATEMENTS OF CONDITION
-----------------------
                                                                               December 31
                                                     --------------------------------------------------------------
                                                        2002         2001         2000         1999         1998
                                                     ----------   ----------   ----------   ----------   ----------
    Assets ..........................................$  640,010   $  584,332   $  550,689   $  511,902   $  470,693
    Loans ...........................................   447,682      448,110      406,889      354,338      320,395
    Investment securities ...........................   128,375       80,741       94,195      113,040      109,786
    Deposits ........................................   558,738      498,825      471,490      448,433      418,398
    Stockholders' equity ............................    48,612       43,839       43,012       38,182       39,723
    Financial Management Services
       assets under management and
       custody (1) ..................................   531,756      497,120      445,150      429,597      405,217

STATEMENTS OF INCOME
--------------------                                                       Year Ended December 31
                                                     --------------------------------------------------------------
                                                        2002         2001         2000         1999         1998
                                                     ----------   ----------   ----------   ----------   ----------
    Interest income .................................$   37,101   $   38,985   $   39,728   $   35,107   $   33,753
    Interest expense ................................    10,673       15,586       16,983       14,543       14,135
                                                     ----------   ----------   ----------   ----------   ----------
    Net interest income .............................    26,428       23,399       22,745       20,564       19,618
    Provision for possible loan losses ..............     2,231        2,929          876          799          911
                                                     ----------   ----------   ----------   ----------   ----------
        Net interest income after
             provision for possible loan
             losses .................................    24,197       20,470       21,869       19,765       18,707
    Non-interest income .............................     9,154        6,638        6,112        5,008        4,687
    Non-interest expense ............................    25,205       22,415       19,724       17,506       16,278
                                                     ----------   ----------   ----------   ----------   ----------
        Income before income taxes ..................     8,146        4,693        8,257        7,267        7,116
    Income taxes ....................................     2,444        1,361        2,255        2,050        2,100
                                                     ----------   ----------   ----------   ----------   ----------
        Net income ..................................$    5,702   $    3,332   $    6,002   $    5,217   $    5,016
                                                     ==========   ==========   ==========   ==========   ==========
PER SHARE DATA (2)
------------------
    Net income per share (Basic) ....................$     1.29   $     0.75   $     1.33   $     1.14   $     1.09
    Net income per share (Diluted) ..................$     1.28   $     0.74   $     1.31   $     1.13   $     1.07
    Cash dividends declared .........................$    0.525   $    0.520   $    0.510   $    0.490   $    0.470
    Book value ......................................$    10.97   $     9.91   $     9.61   $     8.40   $     8.61
    Basic weighted average shares
        outstanding ................................. 4,423,113    4,451,351    4,511,761    4,571,929    4,609,874
                                                     ==========   ==========   ==========   ==========   ==========
    Diluted weighted average shares
        outstanding ................................. 4,456,152    4,495,357    4,531,145    4,624,370    4,676,031
                                                     ==========   ==========   ==========   ==========   ==========




(1) These assets are managed by the Financial Management Services Division of the Bank and are not assets of the Bank or the Corporation.

(2) All per share data has been retroactively adjusted for stock splits and stock dividends.

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     This discussion is intended to further your understanding of the consolidated financial condition and results of operations of First Chester County Corporation (the "Corporation") and its wholly-owned subsidiaries, The First National Bank of Chester County (the "Bank"), FNB Property Management, LLC, First National Insurance Services, LLC, Turks Head Properties, Inc., and First Chester County Capital Trust I. It should be read in conjunction with the consolidated financial statements included in this report.

     In addition to historical information, this discussion and analysis contains statements relating to future results of the Corporation that are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can often be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should" "or anticipates" or similar terminology. These statements involve risks and uncertainties and are based on various assumptions. Although the Corporation believes that its expectations are based on reasonable assumptions, investors and prospective investors are cautioned that such statements are only projections. The risks and uncertainties noted below, among others, could cause the Corporation's actual future results to differ materially from those described in forward-looking statements made in this report or presented elsewhere by Management from time to time.

     These risks and uncertainties include, but are not limited to, the following: (a) loan growth and/or loan margins may be less than expected due to competitive pressures in the banking industry and/or changes in the interest rate environment; (b) general economic conditions in the Corporation's market area may be less favorable than expected resulting in, among other things, a deterioration in credit quality causing increased loan losses; (c) costs of the Corporation's planned training initiatives, product development, branch expansion, new technology and operating systems may exceed expectations; (d) competition among financial and non-financial institutions in the Corporation's market area that may result in customer turnover and lower interest rate margins; (e) changes in the regulatory environment, securities markets, general business conditions and inflation may adversely affect loan demand, credit quality, consumer spending and saving habits, and interest rate margins; (f) impact of changes in interest rates on customer behavior; (g) the impact of changes in demographics on branch locations; (h) technological changes; (i) changes in the value of securities and investments managed for others may affect the growth level of the Corporation's non-interest income; (j) changes in the credit of our borrowers, the collateral securing assets or other aspects of credit quality; and (k) our ability to manage the risks involved in the foregoing. These risks and uncertainties are all difficult to predict and most are beyond the control of the Corporation's Management.

     The Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements to reflect events or circumstances after the date of this report.
                          EARNINGS AND DIVIDEND SUMMARY

     In 2002, net income increased $2.4 million or 71.1% from $3.3 million to $5.7 million. Several factors contributed to this large percentage increase, including an increase in net interest income, increases in non-interest income and a reduction in the provision for loan loss expense when compared to the same period last year. The increase in net interest income was primarily the result of a decrease in interest expense as the rates paid on deposit accounts and the cost of borrowings decreased. The growth in non-interest income in 2002 can be attributed to gains and fees earned on the sale of residential mortgage assets and non-recurring gains from the sale of real estate assets and investment securities as well as increased revenue from our Financial Management Services
(FMS) division. The provision for loan loss expense decreased in 2002 due to better performance of the Corporation's loan portfolio and generally lower loan losses. In 2002, the Corporation restructured its banking divisions and established a new credit administration department to enhance its ability to focus on credit issues and improve overall credit quality.

     In 2001, net income decreased $2.7 million or 44.5% from $6.0 million in 2000 to $3.3 million. The decrease in net income was primarily the result of an increase in the provision for loan losses as compared to the provision taken in 2000. The increase in the provision for loan loss expense was primarily due to the partial charge-offs of specific commercial loan relationships that had operating difficulties and/or had been impacted by the slowdown in the national and local economies. In addition to adversely impacting earnings, the situation with these borrowers also impacted loan delinquencies as the remaining balances of these loans were placed on non-accrual status. Other factors adversely impacting 2001 earnings were the rapid interest rate decreases engineered by the Federal Reserve during 2001 and the costs associated with the three new bank branches added during the year. These factors were partially offset by growth in earning assets and management's strategic innovation to offer additional services to the Bank's customers to increase non-interest income components.

     On a per share basis, 2002 earnings were $1.29, an increase of 72.0% over 2001 earnings of $0.75. On a per share basis, 2001 earnings were 43.6% lower than 2000 earnings of $1.33. Cash dividends per share in 2002 were $0.525, a 1.0% increase over the 2001 dividend of $0.520. Cash dividends per share in 2001 were 2.0% higher than the 2000 dividend of $0.510. In the past, the Corporation's practice has been to pay a dividend of at least 35.0% of net income.

PERFORMANCE RATIOS            2002           2001           2000         1999
------------------            ----           ----           ----         ----

Return on Average Assets      0.94%          0.60%          1.15%        1.09%
Return on Average Equity     12.25%          7.75%         15.03%       13.30%
Earnings Retained            59.26%         30.43%         61.63%       57.08%
Dividend Payout Ratio        40.74%         69.57%         38.37%       42.92%

The "Consolidated Average Balance Sheet" on page may assist the reader in the following discussion.
                               NET INTEREST INCOME

     Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income, on a tax equivalent basis, increased 13.4% or $3.1 million from $23.4 million in 2001 to $26.5 million in 2002, compared to a 1.9% increase or $437 thousand from 2000 to 2001. The increase in tax equivalent net interest income for both periods was the result of an increase in average interest-earning assets and lower yields paid on interest-bearing liabilities partially offset by a decrease in the average yield earned on average interest earning-assets.

     Average interest-earning assets for 2002 were $563.5 million an increase of $49.2 million or 9.6% when compared to 2001. In 2001 average interest-earning assets were $514.3 million an increase of $27.9 million or 5.7% compared to 2000. The increase in average interest-earning assets for 2002 was a result of increases in average loans outstanding, funds invested in federal funds and other overnight investments and investment security balances. The increase in 2001 was the result of increases in average loans outstanding and funds invested in federal funds and other overnight investments, partially off-set by a decrease in average investment security balances.

     Net yields on interest-earning assets, on a tax equivalent basis, were 4.71%, 4.55% and 4.72% for 2002, 2001 and 2000, respectively, an increase of 16 basis points for 2002 and a decrease of 17 basis points for 2001. The increase in the average net-yield on interest-earning assets for 2002 was primarily the result of a decrease in the average yield on interest-bearing liabilities that outpaced the decrease in the yield earned on interest-earning assets. The yield in 2001 was negatively impacted by the falling interest rate environment throughout the year as interest-earning assets repriced more rapidly than interest-earning liabilities and by the reversal of interest and fee income associated with a large loan balance that was placed on non-accrual during that year. The average yield earned on interest-earning assets decreased 12.9% or 98 basis points to 6.60% from 2001 to 2002 and 7.7% or 63 basis points to 7.58% from 2000 to 2001. The average yield paid on interest-bearing liabilities decreased at a much greater pace for both periods: 37.5% or 141 basis points to 2.35% from 2001 to 2002 and 12.2% or 52 basis points to 3.76% from 2000 to 2001.

     Continued low interest rates and pricing competition, as well as any further rate decreases, may continue to put pressure on the net-interest margin and may adversely impact of net-interest income in future time periods.

               AVERAGE INTEREST RATES (ON A TAX EQUIVALENT BASIS)

YIELD ON                                   2002        2001       2000
--------                                 --------    --------    -------
Interest-Earning Assets                   6.60%       7.58%       8.21%
Interest-Bearing Liabilities              2.35        3.76        4.28
                                          ----        ----        ----
Net Interest Spread                       4.25        3.82        3.93
Contribution of Interest-Free Funds       0.46        0.73        0.79
                                          ----        ----        ----
Net Yield on Interest-Earning Assets      4.71%       4.55%       4.72%
                                          ====        ====        ====

      INTEREST INCOME ON FEDERAL FUNDS SOLD AND OTHER OVERNIGHT INVESTMENTS

     Interest income on federal funds sold and other overnight investments increased 47.7% to $378 thousand from $257 thousand in 2001. The increase in interest income on federal funds sold and other overnight investments is the direct result of increases in the average federal fund balances of $13.1 million to $20.9 million in 2002 from $7.8 million in 2001. The increase in interest income earned on federal funds sold in 2002 was partially offset by a 45.0% or 148 basis point decrease in rates earned on such investments. During 2002 and 2001 the Corporation's deposit growth out paced its loan growth resulting in excess cash that was invested in federal funds and other overnight investments and investment securities.

                    INTEREST INCOME ON INVESTMENT SECURITIES

     On a tax equivalent basis, interest income on investment securities decreased $190 thousand or 3.7% from $5.1 million in 2001 to $4.9 million in 2002, compared to a $1.9 million or 27.3% decrease from 2000 to 2001. The decrease in investment interest income from 2001 to 2002 was the direct result of a 16.9% or 100 basis point decrease in the yield earned on investment securities partially offset by a 15.7% or $13.5 million increase in the average investment security balance. The decrease in investment interest income from 2000 to 2001 was the direct result of a $20.9 million or 19.5% decrease in the average balance of investment securities and a 63 or 9.6% basis point decrease in the yield on investment securities. INTEREST INCOME ON LOANS

     Interest income on loans, on a tax equivalent basis, generated by the Corporation's loan portfolio decreased 5.1% from $33.6 million in 2001 to $31.9 million in 2002. The decrease in interest income on loans was the direct result of a 9.9% or 79 basis point decrease in the yield earned on the portfolio, partially offset by an increase in the average balance of $22.7 million or 5.4% from $420.0 million in 2001 to $442.6 million in 2002. In addition, a $225 thousand recovery of past due accrued interest and late charges related to the restructuring of one large commercial loan relationship in 2002 partially offset the decrease in the interest income earned. Interest income on a tax equivalent basis, generated by the Corporation's loan portfolio increased 2.3% from $32.9 million in 2000 to $33.7 million in 2001. The increase in interest income for 2001 was the direct result of an increase of $41.8 million in the average balance of loans outstanding partially offset by a 69 basis point or 7.9% decrease in the average rated earned on the loan portfolio. During 2001, interest income on loans was also impacted by the reversal of interest and income associated with loans placed on non-accrual during the third and fourth quarters of 2001. Loan pricing pressure will continue to reduce overall loan yields and net interest margins for future time periods.

                      INTEREST EXPENSE ON DEPOSIT ACCOUNTS

     Interest expense on deposits decreased 34.1% from $14.2 million in 2001 to $9.3 million in 2002. The decrease in interest expense on deposit accounts was the direct result of a 40.2% or 147 basis point decrease on rates paid on interest bearing deposits partially offset by a 10.4 % or $40.4 million increase in the average interest-bearing deposit balance. Interest expense on deposits decreased 7.3% from $15.3 million in 2000 to $14.2 in 2001. The decrease in interest expense on deposits from 2000 to 2001 was the result of a 11.6% or 48 basis point decrease on rates paid on interest-bearing deposits partially offset by a 4.6% or $17.0 million increase in the average interest-bearing deposit balance.

     The Corporation's effective rate on interest-bearing deposits changed from 4.18%, 3.91%, 3.45%, and 2.99% in the first, second, third, and fourth quarters of 2001, respectively, to 2.52%, 2.34%, 2.12%, and 1.79% in the first, second, third, and fourth quarters of 2002, respectively. Competition for deposits from local community banks as well as non-banking institutions such as credit union and mutual fund companies continues to be strong. Despite this competition, the Corporation's deposit base continues to grow and is expected to grow as we continue to open new branches and attract new customers with new services. Total deposits continue to grow at our new branches as well as at our existing sites. The Corporation continually explores for new branch sites to expand its core deposit base.
                            PROVISION FOR LOAN LOSSES

     During 2002, the Corporation recorded a provision for loan losses of $2.2 million, compared to $2.9 million and $876 thousand in 2001 and 2000, respectively. Net charge-offs in 2002 were $2.3 million, compared to $3.2 million and $528 thousand in 2001 and 2000, respectively. Net charge-off's as a percentage of average loans outstanding were 0.53%, 0.76% and 0.14% for 2002, 2001 and 2000, respectively. The provision expense in both 2002 and 2001 was increased over historical levels to provide for increased loan write-downs and charge offs taken during those years on several commercial loan relationships that had some operating difficulties and were impacted by the changes in the economy. Management believes that the allowance for loan losses is adequate based on its current assessment of probable and estimated losses. In 2002, the Corporation restructured its banking divisions and established a new credit administration department to enhance its ability to focus on credit issues and improve overall credit quality. The allowance for loan losses as a percentage of loans outstanding was 1.39% and 1.42% for 2002 and 2001, respectively.

                               NON-INTEREST INCOME

     Total non-interest income increased $2.5 million or 37.9%, from $6.6 million in 2001 to $9.2 million in 2002, compared to an increase of $526 thousand or 8.6% from 2000 to 2001. A primary component of non-interest income is Financial Management Services ("FMS") revenue, which increased $260 thousand or 8.9%, from $2.9 million in 2001 to $3.2 million in 2002, compared to a decrease of $131 thousand or 4.3%, from $3.1 million in 2000 to $2.9 million in 2001. The market value of FMS assets under management and custody grew 7.0% from $497.1 million at December 31, 2001 to $531.8 million at December 31, 2002. FMS assets under management and custody grew 11.7% or $52.0 million in 2001. On January 3, 2003, a customer withdrew its funds from the FMS department totaling $37.0 million. Because of the competitive pricing on this account it is not expected to materially affect revenue derived from FMS. The increase in Financial Management Services revenue and growth in assets under management and custody, in 2002, can be attributed to strong business development efforts focusing on local individuals, businesses, and political and governmental units, which generated new asset management accounts, partially offset by declines in equity values due to stock market fluctuations.

     Service charges on deposit accounts increased $412 thousand or 28.0% from $1.5 million in 2001 to $1.9 million in 2002 and increased $422 thousand or 40.1% in 2001 from 2000. The increase in both years can be attributed to the growth in the number and volume of deposit accounts and the introduction of "Bounce Protection", a deposit-related service, which was introduced in July 2001. Management expects this component of non-interest income to continue to grow as deposits grow.

     Gains on the sale of investment securities also contributed to the increase in non-interest income. Gains on the sale of investment securities increased $32 thousand or 17.8% from $180 thousand in 2001 to $212 thousand in 2002. The gains realized in 2002 are the result of a normal portfolio management and to take advantage of the current rate environment. In 2001 gains were realized as a result of security sales for liquidity purposes.

     The Corporation has operating lease agreements with two customers. The income on these agreements is classified as "Rental Income". Rental income on operating lease agreements increased $538 thousand from $212 thousand in 2001 to $750 thousand in 2002, compared to a $190 thousand increase in 2001. See related depreciation expense in the non-interest expense section.

     Gains on sale of fixed assets and OREO (other real estate owned) increased $345 thousand from $93 thousand in 2001 to $438 thousand in 2002, compared to a decrease of $472 thousand in 2001. The increase in 2002 was due to the disposal of two OREO properties and the sale of a piece of real property adjacent to the Bank's Lionville branch. In 2000, the Corporation realized a gain on the sale of a branch office. Management anticipates these gains to be non-recurring.

     Gains and fee income generated in the sale of residential mortgage loans increased $457 thousand from $265 thousand in 2001 to $722 thousand in 2002 compared to a $230 thousand increase in 2001. As a result of the low mortgage interest rate environment residential mortgage refinancing and real estate purchases have been strong. This activity has resulted in a high volume of mortgage originations and sales. When a mortgage is sold all unamortized fees collected are recognized as income for that period and any gain or loss based on the current market value is recorded at the time of the sale. The Corporation retains the servicing on most loans sold and earns a servicing fee.

     Other non-interest income increased $472 thousand or 31.6% from $1.5 million in 2001 to $2.0 million in 2002 compared to a $72 thousand increase in 2001. The primary components of other non-interest income are loan late fee and loan early termination fee income of $294 thousand and electronic banking revenue of $765 thousand for the year ended December 31, 2002.

                              NON-INTEREST EXPENSE

     Total non-interest expense increased $2.8 million or 12.4% from $22.4 million in 2001 to $25.2 million in 2002, compared to an increase of $2.7 million or 13.6% from 2000 to 2001. The growth in non-interest expense reflects the increased costs incurred to service the Corporation's expanding customer base. The various components of non-interest expense changes are discussed below.

     Employee salaries and benefits increased $1.6 million or 13.2% from $12.3 million in 2001 to $13.9 million in 2002, compared to $1.3 million or 11.6% increase from 2000 to 2001. Increased staff, annual employee raises, promotions and a proportional increase in employee benefits are primarily responsible for the increases in both years. The Corporation's full-time equivalent employees were 254, 250, and 205 at the end of 2002, 2001, and 2000, respectively.

     Net occupancy, equipment and data processing expense increased $694 thousand or 16.4% from $4.2 million in 2001 to $4.9 million in 2002, compared to $212 thousand or 5.26% increase from 2000 to 2001. The increases are the direct result of the opening of three full service branches during 2001 as well as increased computer and related equipment costs associated with the expansion, upgrading and maintenance of the Corporation's computers and networking infrastructure.

     Depreciation on operating leases increased $505 thousand or 311.7% from $162 thousand in 2001 to $667 thousand in 2002 compared to a $115 thousand or 244.7% increase from 2000 to 2001. This depreciation expense is the result of operating lease agreements the Corporation has with two of its customers. The income associated with this operating lease is classified as rental income. See related discussion of rental income in Non-Interest income section, above.

     Professional services increased $257 thousand or 22.3% from $1.2 million in 2001 to $1.4 million in 2002 compared to a decrease of $64 thousand or 5.3% from 2000 to 2001. The increase in 2002 is the result of increased audit, accounting, and consultant fees, generally, and legal fees related to loan work-out activities. The decrease in 2001 was attributed to higher legal fees incurred in 2000.

     FDIC deposit insurance expense was $86, $86 and $89 thousand for the year's 2002, 2001 and 2000, respectively. Bank shares tax was $480 thousand in 2001 and $482 thousand in 2002 compared to a $425 thousand in 2001. Bank Shares Tax was 0.92%, 1.10% and 1.07% of average stockholder's equity for 2002, 2001, and 2000, respectively. The Pennsylvania Bank Shares Tax is based primarily on Bank stockholder's equity and paid annually.

     Total other non-interest expense decreased $280 thousand or 7.0% from $4.0 million in 2001 to $3.7 million in 2002. The decrease in 2002, in other non-interest expense can be primarily attributed to a decrease in general supplies expense. Total other non-interest expense increased $1.1 million or 37.5% from 2000 to 2001. The increase in 2001 was primarily the result of increased OREO expense, increased costs associated with other equity investments, and increased operating costs associated with the Corporation's growth.
                                  INCOME TAXES

     Income tax expense was $2.4 million in 2002 compared to $1.4 million in 2001 and $2.3 million in 2000, representing an effective tax rate of 30.0%, 29.0% and 27.3%, respectively. The effective tax rate in 2002 and 2001 increased due to changes in the tax exempt components of the Corporation's balance sheet and income statement.

      CONSOLIDATED AVERAGE BALANCE SHEET AND TAX EQUIVALENT INCOME/EXPENSES
                 AND RATES FOR THE YEAR ENDED DECEMBER 31, 2002

                                                     2002                        2001                       2000
                                             ---------------------      ---------------------     ----------------------
(Dollars in thousands)                        Daily                      Daily                    Daily
                                             Average                    Average                   Average
                                             Balance Interest Rate      Balance Interest Rate     Balance  Interest Rate
                                             ------- -------- ----      ------- -------- ----     -------  -------- ----
ASSETS
    Federal funds sold and other            $ 20,861  $  378  1.81%    $  7,774 $   256  3.29%   $    794 $    45  5.67%
       overnight investments
    Interest bearing deposits in banks           210       5  2.38%         238       5  2.10%        186       4  2.15%
    Investment securities
         Taxable                              98,092   4,797  4.89%      84,466   4,980  5.90%    104,927   6,874  6.55%
         Tax-exempt (1)                        1,718     127  7.38%       1,814     134  7.40%      2,224     160  7.19%
                    --                       -------  ------            -------  ------           -------  ------

    Total investment securities               99,810   4,924  4.93%      86,280   5,114  5.93%    107,151   7,034  6.56%
                                             -------  ------            -------  ------           -------  ------
    Loans (2)
         Taxable                             440,054  31,702  7.20%     417,183  33,331  7.99%    372,123  32,312  8.68%
         Tax-exempt (1)                        2,559     204  7.97%       2,801     278  9.91%      6,088     549  9.02%
                                             -------  ------            -------  ------           -------  ------
         Total loans                         442,613  31,906  7.21%     419,984  33,609  8.00%    378,211  32,861  8.69%
                                             -------  ------            -------  ------           -------  ------
    Total interest-earning assets            563,494  37,213  6.60%     514,276  38,984  7.58%    486,342  39,944  8.21%
    Non-interest-earning assets
      Allowance for possible loan losses      (6,542)                    (6,579)                   (6,546)
      Cash and due from banks                 24,064                     23,782                    23,647
      Other assets                            22,660                     20,394                    19,196
                                             -------                    -------                   -------
         Total assets                       $603,676                   $551,873                  $522,639
                                             =======                    =======                   =======
LIABILITIES AND STOCKHOLDERS'
           EQUITY
    Savings, NOW, and money market
      deposits                              $292,446  $3,875  1.33%    $240,000  $5,869  2.45%   $230,304  $7,320  3.18%
    Certificates of deposit and other time   135,006   5,473  4.05%     147,016   8,313  5.65%    139,744   7,984  5.71%
                                             -------  ------            -------  ------           -------  ------
         Total interest-bearing deposits     427,452   9,348  2.19%     387,016  14,182  3.66%    370,048  15,304  4.14%
    Securities sold under repurchase
      agreements                                 779      23  2.95%       2,912      96  3.30%      2,663     137  5.14%
    Guaranteed preferred beneficial interest
       in Corporation's subordinated
       debentures                              2,288     136  5.75%          -       -     -          -      -       -
    Federal Home Loan Bank advances
      and other borrowings                    24,027   1,166  4.85%      24,254   1,308  5.39%     23,919   1,542  6.45%
                                             -------  ------            -------  ------           -------  ------
         Total interest-bearing liabilities  454,546  10,673  2.35%     414,182  15,586  3.76%    396,630  16,983  4.28%
    Non-interest-bearing liabilities
      Non-interest-bearing demand deposits    97,266                     88,923                    80,415
      Other liabilities                        5,327                      5,759                     5,670
                                             -------                    -------                   -------
         Total liabilities                   557,139                    508,864                   482,715
    Stockholders' equity                      46,537                     43,009                    39,924
                                             -------                    -------                   -------
         Total liabilities and stockholders'
             equity                         $603,676                   $551,873                  $522,639
                                             =======                    =======                   =======
      Net interest income                            $26,540                    $23,398                   $22,961
                                                      ======                     ======                    ======
    Net yield on interest-earning assets                     4.71%                      4.55%                      4.72%
                                                             ====                       ====                       ====

(1) The indicated income and annual rate are presented on a tax equivalent basis using the federal marginal rate of 34%, adjusted for the TEFRA 20% penalty for 2002, 2001, and 2000.

(2)  Nonaccruing loans are included in the average balance.

               LIQUIDITY MANAGEMENT AND INTEREST RATE SENSITIVITY

     The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for business expansion. Liquidity management addresses the Corporation's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings as they mature and to make new loans and investments as opportunities arise. Liquidity is managed on a daily basis enabling Senior Management to monitor changes in liquidity and to react accordingly to fluctuations in market conditions. The primary sources of liquidity for the Corporation are funding available from deposit growth, Federal Home Loan Bank ("FHLB"), and cash flow from the investment and loan portfolios. In addition, new deposits to NOW, money market, savings, and smaller denomination certificates of deposit accounts provide additional liquidity. The Corporation considers funds from such sources to comprise its "core" deposit base because of the historical stability of such sources of funds. Additional liquidity comes from the Corporation's non-interest bearing demand deposit accounts and credit facilities. Other deposit sources include a tiered savings product and certificates of deposit in excess of $100,000. Details of core deposits, non-interest-bearing demand deposit accounts and other deposit sources are highlighted in the following table:

                                DEPOSIT ANALYSIS
     (Dollars in thousands)
                                                 2002                        2001                      2000
                                         -----------------------   ------------------------  -----------------------
                                         Average     Effective     Average      Effective    Average     Effective
         DEPOSIT TYPE                    Balance        Yield      Balance         Yield     Balance        Yield
         ------------                    -------     -----------   -------      -----------  -------     -----------
     NOW                                 $ 79,587       0.38%     $  71,034       1.13%    $  67,923       1.71%
     Money Market                          25,430       1.37         22,490       2.37        25,934       2.93
     Statement Savings                     53,754       1.44         47,077       2.53        48,514       3.04
     Other Savings                          1,567       1.34          1,758       2.39         2,092       2.72
     CD's Less than $100,000              109,362       4.18        117,282       5.73       112,287       5.69
                                          -------                   -------                  -------

     Total Core Deposits                  269,700       2.23        259,641       3.58       256,750       3.84

     Non-Interest-Bearing
       Demand Deposits                     97,266        --          88,923        --         80,415        --
                                          -------                   -------                  -------

     Subtotal                             366,966       1.64        348,564       2.67       337,165       2.92

     Tiered Savings                       132,108       1.84         97,641       3.38        85,841       4.50
     CD's Greater than $100,000            25,644       3.52         29,734       5.36        27,457       5.80
                                          -------                   -------                  -------

     Total Deposits                      $524,718                  $475,939                 $450,463
                                          =======                   =======                  =======

     The Bank, as a member of the FHLB, maintains several credit facilities. As of December 31, 2002, the amount outstanding under the Bank's line of credit with the FHLB was $0. Additionally, the FHLB offers several other credit-related products, which are available to the Bank. The Corporation utilizes borrowings from the FHLB and collateralized repurchase agreements in managing its interest rate risk and as a tool to augment deposits and in funding asset growth. The Corporation may utilize these funding sources to better match its assets that are subject to longer term repricing (i.e., between one and five years).

     At December 31, 2002, FHLB borrowings were $22.7 million compared to $31.8 million in 2001, respectively. During 2002 and 2001, average FHLB advances were approximately $24.0 million and $24.3 million, respectively and consisted of short and long term advances representing a combination of maturities. The average interest rate for 2002 and 2001 on these advances was approximately 4.9% and 5.4% respectively. The Bank currently has a maximum borrowing capacity with the FHLB of approximately $197.7 million.

     The goal of interest rate sensitivity management is to avoid fluctuating net interest margins, and to enhance consistent growth of net interest income through periods of changing interest rates. Such sensitivity is measured as the difference in the volume of assets and liabilities in the existing portfolio that are subject to repricing in a future time period. The Corporation's net interest rate sensitivity of its "gap position" within one year is a negative $143,494 million or 22.4% of total assets at December 31, 2002, compared with a negative $127,635 million or 21.8% of total assets at the end of 2001. The Corporation's gap position is just one tool used to evaluate interest rate risk and the stability of net interest margins. The data in the following chart represents the gap position at a specific point in time and may not be indicative of future gap positions. Another tool that Management uses to evaluate interest rate risk is a computer simulation model that assesses the impact of changes in interest rates on net interest income, net-income under various interest rate forecasts and scenarios. Management has set acceptable limits of risk within its Asset Liability Committee (`ALCO') policy and monitors the results of the simulations against these limits quarterly. Management monitors interest rate risk as a regular part of corporate operations with the intention of maintaining a stable net interest margin.

                                                              INTEREST RATE SENSITIVITY GAP AS OF DECEMBER 31, 2002

(Dollars in thousands)                   Within        Through               Five        Non-Rate
                                        One Year       Five Years            Years       Sensitive       Total
                                        --------       ----------            -----       ---------       -----
ASSETS
    Federal funds sold                $  17,000       $     -          $      -       $      -       $   17,000
    Investment securities                54,746          32,728            40,901            -          128,375
    Interest bearing deposits in banks       90             -                 -              -               90
    Loans and leases                    195,944         220,286            31,452         (6,230)       441,452
    Cash and due from banks                 -               -                 -           31,777         31,777
    Premises & equipment                -               -                 -           13,944         13,944
    Other assets                            -               -                 -            7,372          7,372
                                        -------         -------           -------        -------        -------
    Total assets                      $ 267,780       $ 253,014        $   72,353     $   46,863     $  640,010
                                        =======         =======           =======        =======        =======

LIABILITIES AND CAPITAL
    Non-interest-bearing deposits     $     -         $      -         $     -        $ 109,012      $  109,012
    Interest bearing deposits           405,871          38,524             5,331            -          449,726
    Securities sold under repurchase
      agreements                            -               -                 -              -              -
    Guaranteed Preferred Securities       5,000             -                 -              -            5,000
    FHLB advances and other
      borrowings                            260          17,598             4,820            -           22,678
    Other liabilities                       143             -               4,839            -            4,982
    Capital                                 -               -                 -           48,612         48,612
                                        -------         -------           -------        -------        -------
    Total liabilities and capital     $ 411,274       $  56,122        $   14,990     $  157,624     $  640,010
                                        =======         =======           =======        =======        =======

    Net interest rate sensitivity gap $(143,494)      $ 196,892        $   57,363     $ (110,761)    $      -
                                        =======         =======           =======        =======        =======

    Cumulative interest rate
       sensitivity gap                $(143,494)      $  53,398        $  110,761     $      -       $      -
                                        =======         =======           =======        =======        =======
    Cumulative interest rate
       sensitivity gap divided
       by total assets                  (22.4%)            8.3%           17.3%
                                        ======          ======           ======

     As mentioned above, the Corporation's gap position is one factor used to evaluate interest rate risk and the stability of net interest margins. Other factors include computer simulations of what might happen to net interest income under various interest rate forecasts and scenarios. The Corporation's Asset Liability Management Policy requires quarterly calculation of the effects of changes in interest rates on net interest income. The table below summarizes estimated changes in net interest income over a twelve-month period, under alternative interest rate scenarios. The change in interest rates was based upon giving effect to a proportional shift in the December 31, 2002 Wall Street Journal prime rate of 4.25%.

         (Dollars in thousands)

                Change in                    Net                   Dollar               Percent
              Interest Rates            Interest Income            Change               Change
           ---------------------        ---------------           ---------             ------
           +200 Basis Points             $  29,892                $  1,458               5.13%
           +100 Basis Points                29,142                     708               2.49
           Flat Rate                        28,434                     -                    -
           -100 Basis Points                27,737                    (698)             (2.45)
           -200 Basis Points                27,227                  (1,207)             (4.25)

     Management believes that the assumptions utilized in evaluating the vulnerability of the Corporation's net interest income to changes in interest rates approximate actual experience; however, the interest rate sensitivity of the Corporation's assets and liabilities, as well as the estimated effect of changes in interest rates on net interest income, could vary substantially if different assumptions are used or actual experience differs from the experience on which the assumptions were based. For example, certain assets, such as adjustable rate loans, have features which restrict changes in interest rates on a short-term basis or over the life of the assets.

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

     The nature of the Corporation's current operation is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Corporation nor the Bank owns trading assets. At December 31, 2002, the Corporation did not have any hedging transactions in place such as interest rate swaps, caps or floors.

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

     Management evaluates the adequacy of the allowance on a quarterly basis to ensure the provision for loan and lease losses has been charged against earnings in an amount necessary to maintain the allowance at a level that is appropriate based on management's assessment of probable estimated losses. The Corporation's methodology for assessing the appropriateness of the allowance for loan and lease losses consists of several key elements. These elements include a specific allowance for loan and lease classified list loans and an allowance based on historical trends. The Corporation consistently applies the following comprehensive methodology.

     The allowance for loan and lease losses addresses those loans and leases maintained on the Corporation's loan and lease classified list, which are assigned a rating of substandard, doubtful, or loss. Substandard loans and leases are those with a well-defined weakness, which jeopardizes the repayment of the debt. A loan or lease may be classified as substandard as a result of impairment of the borrower's financial condition and repayment capacity. Loans and leases for which repayment plans have not been met or collateral equity margins do not protect the Corporation may also be classified as substandard. Doubtful loans and leases have the characteristics of substandard loans and leases with the added characteristic that collection or liquidation in full, on the basis of presently existing facts and conditions, is highly improbable. Although the possibility of loss is extremely high for doubtful loans and leases, the classification of loss is deferred until pending factors, which might improve the loan or lease, have been determined. Loans and leases rated as doubtful in whole or in part are placed on nonaccrual status. Loans and leases, which are classified as loss, are considered uncollectible and are charged to the allowance for loan and lease losses.

     Loans and leases on the loan and lease classified list may also be impaired loans, which are defined as nonaccrual loans and leases or troubled debt restructurings, which are not in compliance with the restructured terms. Each of the classified loans and leases on the watch list is individually analyzed to determine the level of the potential loss under the current circumstances. The specific reserve established for these criticized by management and impaired loans and leases is based on careful analysis of the loan's and leases performance, the related collateral value, cash flow considerations and the financial capability of any guarantor. The allowance for classified list loans and leases is equal to the total amount of potential unconfirmed losses for the individual classified loans and leases on the classified list. Classified loans and leases are managed and monitored by management.

     The allowance is based on historical trends and uses charge-off experience of the Corporation to estimate potential unconfirmed losses in the balances of the loan and lease portfolios. The historical loss experience percentage is based on the charge-off history. Historical loss experience percentages are applied to all non-classified loans and leases to obtain the portion of the allowance for loan and lease losses which is based on historical trends. Before applying the historical loss experience percentages, loan and lease balances are reduced by amounts of government agency guarantees. Installment loan balances are also adjusted for unearned discounts.

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

     The following table's present information regarding the Corporation's total allowance for loan and lease losses as well as the allocation of such amounts to the various categories of loans at the dates indicated:

                                                                                 December 31, 2002
                                                             -------------------------------------------------------
                                                             Allowance
                                                              for Loan              Percent of           Percent of
(Dollars in thousands)                                          Losses              Allowance           Total Loans
                                                             ------------           ---------           -----------
Commercial loans                                             $  4,454                 71.5%                1.00%
Residential real estate                                           105                  1.7%                0.02%
Consumer loans                                                  1,403                 22.5%                0.31%
Leases                                                            185                  3.0%                0.04%
General allowance                                                  83                  1.3%                0.02%
                                                           ----------            ---------             --------

Total allowance for loan and lease losses                    $  6,230                100.0%                1.39%
                                                              =======              =======             ========


                                                                                 December 31, 2001
                                                             ------------------------------------------------------
                                                             Allowance
                                                              for Loan              Percent of           Percent of
(Dollars in thousands)                                          Losses              Allowance           Total Loans
                                                             ------------           ---------           -----------
Commercial loans                                             $  4,837                 76.2%                1.08%
Residential real estate                                           150                  2.4%                0.03%
Consumer loans                                                  1,009                 15.9%                0.23%
Leases                                                            152                  2.4%                0.03%
General allowance                                                 196                  3.1%                0.05%
                                                             --------            ---------            ---------

Total allowance for loan and lease losses                    $  6,344                100.0%                1.42%
                                                              =======              =======            =========

                                                      ANALYSIS OF CHANGES IN THE ALLOWANCE FOR POSSIBLE LOAN LOSSES
                                                                   AND COMPARISON OF LOANS OUTSTANDING
                                                                                December  31
                                                           ------------------------------------------------------
(Dollars in thousands)
                                                              2002      2001         2000       1999      1998
                                                             ------    ------      -------     ------    ------
Balance at beginning of year                             $    6,344 $    6,609  $    6,261 $    5,877  $   5,900
                                                           --------   --------    --------   --------   --------

Provision charged to operating expense                        2,231      2,929         876        799        911
                                                           --------   --------    --------   --------   --------

Recoveries of loans previously charged off
   Commercial loans                                             274         76          26         81         48
   Real estate - mortgages                                       -          -           59         -         145
   Consumer loans                                                51        114          49         97         52
Lease financing receivables                                      -           8          -          -           -


             Total recoveries                                   325        198         134        178        245
                                                           --------   --------    --------   --------   --------

Loan charge-offs
   Commercial loans                                            (841)    (2,173)        (37)       (38)      (247)
   Real estate - mortgages                                   (1,265)      (955)       (161)       (67)       (45)
   Consumer loans                                              (216)      (256)       (440)      (488)      (887)
   Lease financing receivables                                 (348)        (8)        (24)        -           -
                                                           --------   --------    --------   --------   --------

         Total charge-offs                                   (2,670)    (3,392)       (662)      (593)    (1,179)
                                                           ========   ========    ========   ========   ========

Net loan charge-offs                                         (2,345)    (3,194)       (528)      (415)      (934)
                                                           --------   --------    --------   --------   --------

Balance at end of year                                   $    6,230 $    6,344  $    6,609 $    6,261 $    5,877
                                                           ========   ========    ========   ========   ========

Year-end loans outstanding                                 $447,682   $448,110    $406,889   $354,338   $320,395

Average loans outstanding                                  $442,613   $419,984    $378,211   $331,966   $320,366

Allowance for possible loan losses as
   a percentage of year-end loans
   outstanding                                                1.39%     1.42%       1.62%      1.77%       1.83%

Ratio of net charge-offs to average
   loans outstanding                                          0.53%     0.76%       0.14%      0.13%       0.29%

     Non-performing loans and leases include those on non-accrual status and loans past due 90 days or more and still accruing. The Corporation's policy is to write down all non-performing loans to net realizable value based on updated appraisals. Non-performing loans are generally collateralized and are in the process of collection. As of December 31, 2002, the levels of non-performing loans and assets have been reduced from the levels in 2001. Non-performing loans reduce the Corporation's earnings because interest income is not earned on such assets. Management continues to take steps to reduce levels and correct and control current and future credit quality issues. The newly formed Credit Administration department will assist management in improving the components of the allowance of loans and lease losses including the provision for loan and lease losses, recoveries, and charged-off loans. The following chart represents detailed information regarding non-performing loans:

                                                                  NON-PERFORMING LOANS AND ASSETS

                                                                              December 31
                                                   -------------------------------------------------------------
(Dollars in thousands)                               2002           2001        2000        1999          1998
                                                   --------      ---------    --------    --------      --------
Past due over 90 days and still accruing        $      321    $      174  $       134   $      175    $      546
Non-accrual loans                                    5,216         7,630        1,364        1,207         1,316
                                                  --------      --------     --------     --------      --------
Total non-performing loans                           5,537         7,804        1,498        1,382         1,862

Other real estate owned ("OREO")                       368           831          803          470           192
                                                  --------      --------     --------     --------      --------

Total non-performing assets                      $   5,905     $   8,635   $    2,301    $   1,852     $   2,054
                                                  ========      ========     ========     ========      ========

Non-performing loans as a
   percentage of total loans                          1.24%         1.74%        0.37%        0.39%        0.58%

Allowance for loan losses as a
   percentage of non-performing
   loans                                           112.52%         81.29%      441.19%      453.04%      315.63%

Non-performing assets as a percentage
   of total loans and other real estate
   owned                                             1.32%         1.92%        0.56%         0.52%        0.64%

Allowance for loan losses as a
   percentage of non-performing
   assets                                          105.50%        73.47%      287.22%       338.07%      286.12%

     The above ratios indicate the allowance for loan losses as a percentage of non-performing loans and assets exceeds the principal balances of all non-performing loans at December 31, 2002. Management feels that the allowance for loan losses are adequate based on its current assessment of probable estimated losses. Other real estate owned ("OREO") represents residential and commercial real estate owned by the Corporation following default by borrowers that has been written down to realizable value (net of estimated disposal costs) based on professional appraisals. The newly formed Credit Administration department should assist in reducing loans past due over 90 days and still accruing, non-accrual loans, and OREO.

     The increase in non-performing loans in 2002 and 2001 over historic levels was the direct result of Management's decision to place on non-accrual status certain commercial loans where the borrowers had operating difficulties and/or were impacted by the slowdown in the national and local economies.

     Management is not aware of any loans or leases other than those included in these tables and mentioned in this section as well as the Asset Quality and Allowance for Loan and Lease Losses section that would be considered potential problem loans and cause Management to have doubts as to the borrower's ability to comply with loan repayment terms.

                                CAPITAL ADEQUACY

     The Corporation is subject to Risk-Based Capital Guidelines adopted by the Federal Reserve Board ("FRB") for bank holding companies. The Bank is also subject to similar capital requirements adopted by the Office of the Comptroller of the Currency ("OCC"). Under these requirements, the regulatory agencies have set minimum thresholds for Tier I Capital, Total Capital, and Leverage ratios. At December 31, 2002, both the Corporation's and the Bank's capital exceeded all minimum regulatory requirements and were considered "well capitalized", as defined in the regulations issued pursuant to the FDIC Improvement Act of 1994. The Corporation's and Bank's Risk-Based Capital Ratios, shown below, have been computed in accordance with regulatory accounting policies.

                                                                December 31
RISK-BASED                                        --------------------------------------         "Well Capitalized"
CAPITAL RATIOS                                        2002         2001          2000               Requirements
--------------                                    ------------ ------------  -----------        -------------------
    Corporation
    -----------
Leverage Ratio                                       8.29%        7.65%         8.19%                   N/A
Tier I Capital Ratio                                10.83%        9.50%        10.63%                   N/A
Total Risk-Based Capital Ratio                      12.08%       10.75%        11.88%                   N/A

    Bank
    -------
Leverage Ratio                                       8.05%        7.42%         8.23%                  5.00%
Tier I Capital Ratio                                10.53%        9.22%        10.68%                  6.00%
Total Risk-Based Capital Ratio                      11.78%       10.47%        11.94%                 10.00%

     The Bank is not under any agreement with the regulatory authorities nor is it aware of any current recommendations by the regulatory authorities that, if they were to be implemented, would have a material effect on liquidity, capital resources or operations of the Corporation.

     The Bank's Risk Based Capital ratios were positively impacted by the July 11, 2002 issuance of preferred capital securities (see note K for more details).

                        BRANCHING AND TECHNOLOGY PROJECTS

     The Corporation is planning to open a new branch in the Coatesville area during the next 12 months. The Corporation continually explores new branch opportunities and has several additional sites under review. In June 2002, the Corporation installed a new check imaging system that is integrated into the core banking system that enables our customers to see images of their checks online through the Bank's Net Teller and Net Cash Manager online banking services. In addition, the Corporation introduced a new integrated branch platform system in the fourth quarter of 2002 which should streamline the account opening process for our customers and improve back offices efficiencies. In the first quarter of 2003, a system to expedite the consumer loan process will be implemented. In 2003, the Corporation expects to complete several other technology projects that will improve our service to our customer's base and allow us to operate more efficiently.

               DESCRIPTION OF CAPITAL STOCK AND MARKET INFORMATION

     The authorized capital stock of the Corporation consists of 10,000,000 shares of common stock, par value $1.00 per share, of which 4,799,666 shares were outstanding at the end of 2002 and 2001. The Corporation's common stock is publicly traded over the counter under the symbol "FCEC". Trading is sporadic. The following table, which shows the range of high and low month-end bid prices for the stock, is based upon transactions reported for each quarter respectively.

                                                                                  Bid Prices
                                                                                  ----------
                                                                      2002                          2001
                                                                      ----                          ----
         Quarter Ended                                        High           Low              High          Low
         -------------                                        ----           ---              ----          ---
         First                                                $15.15          $14.61          $18.75        $13.75

         Second                                               $15.96          $14.98          $17.50        $15.75

         Third                                                $15.02          $13.45          $17.40        $15.02

         Fourth                                               $17.50          $14.18          $15.75        $15.02

     Other information regarding the Corporation can be found in the Corporation's Form 10-K, to be filed with the Securities and Exchange Commission by March 31, 2003 and can also be found at www.sec.gov after that date. Copies of the Form 10-K can be obtained free of charge from the Corporation's Shareholder Relations Officer, (P.O. Box 523, West Chester, PA 19381-0523), at 484-881-4141.

                                           FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

                                                      CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)                                                                         December 31
                                                                                     --------------------------------
                                                                                           2002              2001
                                                                                      --------------    ------------
ASSETS
    Cash and due from banks                                                           $   31,777        $   25,595
    Federal funds sold and other overnight investments                                    17,000            12,400
    Interest bearing deposits                                                                 90               238
                                                                                        --------          --------

                Total cash and cash equivalents                                           48,867            38,233
                                                                                        --------          --------

    Investment securities held-to-maturity (fair value of $34
        and $547 in 2002 and 2001, respectively)                                              31               531

    Investment securities available-for-sale, at fair value                              128,344            80,210

    Loans                                                                                447,682           448,110
    Less allowance for possible loan and lease losses                                     (6,230)           (6,344)
                                                                                        --------          --------

                Net loans                                                                441,452           441,766

    Premises and equipment, net                                                           13,944            15,584
    Other assets                                                                           7,372             8,008
                                                                                        --------          --------

                Total assets                                                          $  640,010        $  584,332
                                                                                        ========          ========

LIABILITIES
    Deposits
        Non-interest-bearing                                                          $  109,012       $    95,107
        Interest-bearing (including certificates of deposit over $100 of
          $22,845 and $28,463 - 2002 and 2001, respectively)                             449,726           403,718
                                                                                        --------          --------

                Total deposits                                                           558,738           498,825

    Securities sold under repurchase agreements                                              -               4,769
    Federal Home Loan Bank advances and other borrowings                                  22,678            31,751
    Guaranteed preferred beneficial interest in Corporation's subordinated
        debentures                                                                         5,000               -
    Other liabilities                                                                      4,982             5,148
                                                                                        --------          --------

                Total liabilities                                                        591,398           540,493
                                                                                        --------          --------

STOCKHOLDERS' EQUITY
    Common stock, par value $1.00; authorized, 10,000,000 shares;
        Outstanding, 2002 - 4,799,666 and 2001 - 4,799,666.                                4,800             4,800
    Additional paid-in capital                                                               860               773
    Retained earnings                                                                     46,746            43,367
    Accumulated other comprehensive income                                                 1,378                84
    Treasury stock, at cost: 2002 - 370,202 and 2001 - 377,721                            (5,172)           (5,185)
                                                                                        --------          --------

                Total stockholders' equity                                                48,612            43,839
                                                                                        --------          --------

                Total liabilities and stockholders' equity                             $ 640,010         $ 584,332
                                                                                        ========          ========



The accompanying notes are an integral part of these statements.

                                                   CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)                                            Years ended December 31
                                                                           -------------------------------------
                                                                              2002         2001          2000
                                                                           ----------   ----------     ---------
INTEREST INCOME
    Loans, including fees                                                  $  31,837    $   33,609    $   32,694
    Investment securities                                                      4,881         5,114         6,985
    Federal funds sold and other overnight investments                           378           257            45
    Deposits in banks                                                              5             5             4
                                                                            --------      --------      --------
             Total interest income                                            37,101        38,985        39,728
                                                                            --------      --------      --------
INTEREST EXPENSE

    Deposits                                                                   9,348        14,182        15,304
    Securities sold under repurchase agreements                                   23            96           137
    Guaranteed preferred beneficial interest in Corporation's subordinated
        debentures                                                               136           -              -
    Federal Home Loan Bank advances and other borrowings                       1,166         1,308         1,542
                                                                            --------      --------      --------
             Total interest expense                                           10,673        15,586        16,983
                                                                            --------      --------      --------
             Net interest income                                              26,428        23,399        22,745
PROVISION FOR POSSIBLE LOAN LOSSES                                             2,231         2,929           876
                                                                            --------      --------      --------
             Net interest income after provision for possible loan losses     24,197        20,470        21,869
                                                                            --------      --------      --------
NON-INTEREST INCOME

    Financial Management Services                                              3,179         2,919         3,050
    Service charges on deposit accounts                                        1,886         1,474         1,052
    Investment securities gains (losses), net                                    212           180           (35)
    Operating lease rental income                                                750           212            22
    Gain on the sale of fixed assets and OREO                                    438            93           565
    Gain and fees on the sale of residential mortgages                           722           265            35
    Other                                                                      1,967         1,495         1,423
                                                                            --------      --------      --------
             Total non-interest income                                         9,154         6,638         6,112
                                                                            --------      --------      --------
NON-INTEREST EXPENSE

    Salaries and employee benefits                                            13,897        12,281        11,001
    Occupancy, equipment, and data processing                                  4,936         4,242         4,030
    Depreciation expense on operating leases                                     667           162            47
    FDIC deposit insurance                                                        86            86            89
    Bank shares tax                                                              480           482           425
    Professional services                                                      1,410         1,153         1,217
    Other                                                                      3,729         4,009         2,915
                                                                            --------      --------      --------
             Total non-interest expense                                       25,205        22,415        19,724
                                                                            --------      --------      --------

             Income before income taxes                                        8,146         4,693         8,257

INCOME TAXES                                                                   2,444         1,361         2,255
                                                                            --------      --------      --------

NET INCOME                                                                $    5,702     $   3,332    $    6,002
                                                                            ========      ========      ========
PER SHARE

    Basic earnings per common share                                       $     1.29    $     0.75    $     1.33
                                                                            ========     =========     =========
    Diluted earnings per common share                                     $     1.28    $     0.74    $     1.31
                                                                            ========     =========     =========
    Dividends declared                                                    $    0.525    $    0.520    $    0.510
                                                                            ========     =========     =========
The accompanying notes are an integral part of these statements.

                                       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                           Accumulated
                                   Common Stock      Additional               Other                               Total
                               --------------------   Paid-in   Retained  Comprehensive Treasury Comprehensive Stockholders'
(Dollars in thousands)          Shares   Par Value    Capital   Earnings      Income      Stock      Income       Equity
                               -------- -----------  ---------- --------  ------------- -------- ------------- -------------
Balance at January 1, 2000     4,799,666  $  4,800   $   602    $ 38,652   $ (2,893)   $ (2,979)   $      -      $  38,182

    Net income                         -         -         -       6,002          -           -       6,002          6,002
    Cash dividends declared            -         -         -      (2,303)         -           -           -         (2,303)
    Other Comprehensive Income
       Net unrealized gains on
         investment securities
         available-for-sale            -         -         -           -      2,134           -       2,134          2,134
    Treasury stock transactions        -         -         8           2          -      (1,013)          -         (1,003)
                                 -------   -------   -------     -------    -------     -------     -------        -------
    Comprehensive Income                                                                          $   8,136
                                                                                                    =======

Balance at December 31, 2000   4,799,666  $  4,800   $   610    $ 42,353   $   (759)   $ (3,992)  $       -      $  43,012

    Net income                         -         -         -       3,332          -           -       3,332          3,332
    Cash dividends declared            -         -         -      (2,318)         -           -           -         (2,318)
    Other Comprehensive Income
       Net unrealized gains on
       investment securities
       available-for-sale              -         -         -           -        843           -         843            843
    Treasury stock transactions        -         -       163           -          -      (1,193)          -         (1,030)
                                 -------   -------   -------     -------    -------     -------     -------        -------
    Comprehensive Income                                                                          $   4,175
                                                                                                    =======

Balance at December 31, 2001   4,799,666  $  4,800   $   773    $ 43,367   $     84    $ (5,185)  $       -       $ 43,839

    Net income                         -         -         -       5,702          -           -       5,702          5,702
    Cash dividends declared            -         -         -      (2,323)         -           -           -         (2,323)
    Other Comprehensive Income
       Net unrealized gains on
       investment securities
       available-for-sale              -         -         -           -      1,294           -       1,294          1,294
    Treasury stock transactions        -         -        87           -          -          13           -            100
                                 -------   -------   -------     -------    -------     -------     -------        -------
    Comprehensive Income                                                                          $   6,996
                                                                                                    =======
Balance at December 31, 2002   4,799,666  $  4,800   $   860    $ 46,746   $  1,378    $ (5,172)  $       -       $ 48,612
                               =========   =======   =======     =======    =======     =======     =======        =======




The accompanying notes are an integral part of these statements.

                                                 CONSOLIDATED STATEMENTS OF CASH FLOWS


(Dollars in thousands)                                                               Years ended December 31
                                                                            ----------------------------------------
                                                                                2002          2001           2000
                                                                            -----------    ----------     ----------
OPERATING ACTIVITIES
    Net income                                                              $   5,702     $   3,332     $    6,002
    Adjustments to reconcile net income to net
           cash provided by operating activities
        Depreciation                                                            2,629         1,851          1,883
        Provision for loan losses                                               2,231         2,929            876
        Amortization of investment security
           premiums and accretion of discounts, net                               697           361            109
        Amortization of deferred loan fees, net on loans                          298          (379)           125
        Investment securities (gains) losses, net                                (212)         (180)            35
        Decrease in other assets                                                  (31)          233            527
        Increase (decrease) in other liabilities                                 (166)       (1,130)         1,023
                                                                             --------      --------       --------

                Net cash provided by operating activities                      11,148         7,017         10,580
                                                                             --------      --------       --------
INVESTING ACTIVITIES
    Net increase in loans                                                        (109)      (44,036)       (52,606)
    Proceeds from sales of investment securities available-for-sale            17,863        39,981         15,954
    Proceeds from maturities of investment securities available-for-sale       37,579        21,031         11,052
    Proceeds from maturities of investment securities held-to-maturity            510         1,679          2,262
    Purchase of investment securities available-for-sale                     (104,217)      (48,139)       (10,569)
    Purchase of premises and equipment, net                                      (989)       (7,871)          (564)
                                                                             --------      --------       --------

                Net cash used in investing activities                         (49,363)      (37,355)       (34,471)
                                                                             --------      --------       --------
FINANCING ACTIVITIES
    Proceeds (repayments) from FHLB advances and
      other short term borrowings                                             (22,500)       22,500            469
    Proceeds (repayments) from FHLB
      advances and other long term borrowings                                  13,427       (17,906)        10,000
    Increase in deposits                                                       59,913        27,335         23,057
    Increase (decrease) in securities sold under repurchase agreements         (4,769)        2,017           (613)
    Cash dividends paid                                                        (2,323)       (2,318)        (2,303)
    Proceeds from issuance of guaranteed preferred beneficial interest
      in Corporation's subordinated debentures                                  5,000            -              -
    Net increase (decrease) in Treasury Stock                                     101        (1,030)        (1,003)
                                                                             --------      --------       --------

                Net cash provided by financing activities                      48,849        30,598         29,607
                                                                             --------      --------       --------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                      10,634           260          5,716

Cash and cash equivalents at beginning of year                                 38,233        37,973         32,257
                                                                             --------      --------       --------

Cash and cash equivalents at end of year                                   $   48,867    $   38,233      $  37,973
                                                                             ========      ========       ========

The accompanying notes are an integral part of these statements.

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     First Chester County Corporation (the "Corporation"), through its wholly-owned subsidiary, First National Bank of Chester County (the "Bank"), has been serving the residents and businesses of Chester County, Pennsylvania, since 1863. The Bank is a locally managed community bank providing loan, deposit, and trust services from its fifteen branch locations. The Bank encounters vigorous competition for market share in the communities it serves from bank holding companies, other community banks, internet banks, thrift institutions, credit unions and other non-bank financial organizations such as mutual fund companies, insurance companies, and brokerage companies.

     First Chester County Corporation (the "Corporation") and its wholly-owned subsidiaries, First National Bank of Chester County (the "Bank"), FNB Property Management, LLC, First National Insurance Services, LLC, and Turks Head Properties, Inc., and First Chester County Capital Trust I are subject to regulations of certain state and federal agencies. These regulatory agencies periodically examine the Corporation and the Bank for adherence to laws and regulations. As a consequence, the cost of doing business may be affected.

1.       Basis of Financial Statement Presentation

     The accounting policies followed by the Corporation and its wholly-owned subsidiaries, the Bank and Turks Head Properties, Inc., conform to generally accepted accounting principles (GAAP) and predominant practices within the banking industry. The accompanying consolidated financial statements include the accounts of the Corporation, the Bank, and Turks Head Properties. All significant intercompany transactions have been eliminated.

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

     Statement of Financial Accounting Standards (SFAS) 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in subsequent interim financial reports issued to shareholders. It also establishes standards for related disclosure about products and services, geographic areas, and major customers. The statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. The statement also requires that public enterprises report a measure of a segment profit or loss, certain specific revenue and expense items and segment assets. It also requires that information be reported about revenues derived from the enterprises' products or services, or about the countries in which the enterprises earn revenues and hold assets, and about major customers, regardless of whether that information is used in making operating decisions.

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

     In June 2001, The Financial Accounting Standards Board (FASB) issued SFAS 141, and SFAS 142. SFAS 141 is effective for all business combinations completed after June 30, 2001. SFAS 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of SFAS 142 apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS 142. Major provisions of these Statements and their effective dates for the Company are as follows: All business combinations initiated after June 30, 2001 must use the purchase method of accounting. The pooling of interest method of accounting is prohibited except for transactions initiated before July 1, 2001. Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability. Goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001, will not be amortized. Effective January 1, 2002, all previously recognized goodwill and intangible assets with indefinite lives will be tested for impairment. The Corporation has no goodwill or intangible assets that would be affected by this provision.

     FASB issued SFAS 147, Acquisitions of Certain Financial Institutions: An amendment of FASB Statements 72 and 144 and FASB Interpretation 9, which removes acquisitions of financial institutions from the scope of SFAS 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions. SFAS 147 also requires that the acquisition of a less-than-whole financial institution, such as a branch, be accounted for as a business combination if the transferred assets and activities constitute a business. The adoption of SFAS 147 did not have a material impact on the Corporation's financial position or results of operations.


2.       Financial Instruments

     The Corporation follows SFAS 107, "Disclosures about Fair Value of Financial Instruments," which requires all entities to disclose the estimated fair value of their assets and liabilities considered to be financial instruments. Financial instruments requiring disclosure consist primarily of investment securities, loans, and deposits and borrowings.

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

     SFAS 133, "Accounting for Derivative Instruments and Hedging Activity." SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities. It requires that an entity recognizes all derivatives either as assets or liabilities in the statement of financial position and measure those instruments at fair value. In June 2000, SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", amended SFAS 133. SFAS 138 is required for all fiscal years beginning after June 30, 2000. The adoption of SFAS 138 did not have a material impact on the Company's financial condition or results of operations.

4. Loans and Leases and Allowance for Loan and Lease Losses

     Loans and leases that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan and lease losses. The allowance for loan and lease losses is established through a provision for loan and lease losses charged to expense. Loan and lease principal considered to be uncollectible by management is charged against the allowance for loan and lease losses. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans and leases that may become uncollectible based upon an evaluation of known and inherent risks in the loan and lease portfolio, the evaluation takes into consideration such factors as changes in the nature and size of the loan and lease portfolio, overall portfolio quality, specific problem loans, and current and future economic conditions which may affect the borrowers' ability to pay. The evaluation also details historical losses by loan category, the resulting loss rates for which are projected at current loan and lease total amounts. Loss estimates for specified problem loans and leases are also detailed. Interest on loans and leases is accrued and credited to operations based upon the principal amount outstanding. Certain origination and commitment fees and related direct loan or lease origination costs are deferred and amortized over the contractual life of the related loans and leases, resulting in an adjustment of the related loan's yield. Accrual of interest is discontinued on a loan when management believes that the borrower's financial condition is such that collection of interest and principal is doubtful. Upon such discontinuance, all unpaid accrued interest is reversed. The determination of the allowance for loan and lease losses is based upon the character of the loan and lease portfolio, current economic conditions, loss experience, and other relevant factors, which, in management's judgment, deserve recognition in estimating possible losses.

     The Corporation accounts for impairment in accordance with SFAS 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS 114 requires loan impairment to be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, its observable market price or the fair value of the collateral if the loan is collateral dependent. If it is probable that a creditor will foreclose on a property, the creditor must measure impairment based on the fair value of the collateral. SFAS 118 allows creditors to use existing methods for recognizing interest income on impaired loans.

     Residential mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value. Gains and losses and unamortized fees on sales of residential mortgage loans are included in non-interest income.

     The Corporation accounts for its transfers and servicing financial assets in accordance with SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended. In
     September  2000,  SFAS 140,  "Accounting  for  Transfers  and  Servicing of
     Financial Assets and Extinguishments of Liabilities" was issued which replaces SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," revises the standards for accounting for the securitizations and other transfers of financial assets and collateral. This new standard also requires certain disclosures, but carries over most of the provisions of SFAS 125. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001.

     The Corporation follows the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) 102, SAB 102 provides guidance on the development, documentation, and application of a systematic methodology for determining the allowance for loans and leases in accordance with United States GAAP. The adoption of SAB 102 did not to have a material impact on the Company's financial position or results of operations.

5.       Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation. Assets are depreciated over their estimated useful lives, principally by the straight-line method.

     The Corporation adopted SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" on January 1, 2002. SFAS 144 retains the existing requirements to recognize and measure the impairment of long-lived assets to be held and used or to be disposed of by sale. However, SFAS 144 makes changes to the scope and certain measurement requirements of existing accounting guidance. SFAS 144 also changes the requirements relating to reporting the effects of a disposal or discontinuation of a segment of a business. The adoption of this statement did not have a material impact on the financial condition or results of operations of the Company.

6.       Contributions

     The Corporation accounts for contributions in accordance with SFAS 116, "Accounting for Contributions Received and Contributions Made." SFAS 116 specifies that contributions made by the Corporation be recognized as expenses in the period made and as decreases of assets or increases of liabilities depending on the form of the benefits given. In accordance with SFAS 116, the Corporation incurred contribution expenses relating to long-term commitments to local not-for-profit organizations of $90 thousand, $78 thousand and $12 thousand during 2002, 2001 and 2000, respectively.

7.       Income Taxes

     The Corporation accounts for income taxes in accordance with SFAS 109, "Accounting for Income Taxes. Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense and benefits are the result of changes in deferred tax assets and liabilities.

8.       Employee Benefit Plans

     The Corporation has certain employee benefit plans covering eligible employees. The Bank accrues such costs as earned by the employee.

9.       Stock Based Compensation Plan

     At December 31, 2002, the Bank had one stock-based employee compensation plan, which is more fully described in Note M. The Bank accounts for that plan under the recognition and measurement principles of APB 25, "Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation costs is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Bank had applied the fair value recognition provisions of FASB 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation (in thousands, except per share amounts).

                                                                        2002            2001           2000
                                                                   ---------       ---------      ----------
    Net income (in thousands)       As reported                    $  5,702        $  3,332        $  6,002
                                    Stock-based compensation
                                      costs determined under fair
                                      value method for all awards  $    300        $    310        $    423
                                                                    -------         -------         -------
                                    Pro forma                      $  5,402        $  3,023        $  5,579

    Earnings per share (Basic)      As reported                    $   1.29        $   0.75        $   1.33
                                    Pro forma                      $   1.22        $   0.68        $   1.24

    Earnings per share (Diluted)    As reported                    $   1.28        $   0.74        $   1.31
                                    Pro forma                      $   1.21        $   0.67        $   1.22

    The fair value of the options granted in 2002, 2001 and 2000 was $595, $576 and $579 thousand, respectively.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2002, 2001 and 2000, respectively: dividend yield of 2.73%, 3.50%, and 2.96%; expected volatility of 0.93, 0.91 and 0.84; risk-free interest rate of 2.22%, 3.50% and 5.97%; and an expected life of 2.83 years for 2002 and 2.84 years for 2001 and 4.50 years in 2000.

10.       Financial Management Services Division Assets and Income

     Assets held by the Corporation in fiduciary or agency capacities for its customers are not included in the accompanying consolidated balance sheets since such items are not assets of the Bank or Corporation. Operating income and expenses of Financial Management Services are included under their respective captions in the accompanying consolidated statements of income and are recorded on the accrual basis.

11.       Earnings per Share and Stockholders' Equity

     The Corporation follows the provisions of SFAS 128, "Earnings Per Share," which eliminates primary and fully diluted earnings per share (EPS) and requires presentations of basic and diluted EPS in conjunction with the disclosure of the methodology used in computing such EPS. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. All per share data has been retroactively adjusted for stock splits and stock dividends.

12.       Cash Flow Information

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold and overnight investments. Generally, federal funds are purchased and sold for one-day periods. Cash paid during the years ended December 31, 2002, 2001, and 2000 for interest was $11.7 million, $16.1 million, and $15.9 million, respectively. Cash paid during the years ended December 31, 2002, 2001, and 2000 for income taxes was $2.6 million, $1.8 million, and $2.8 million, respectively.

13.      Reporting Comprehensive Income

     The Corporation follows the provisions of SFAS 130, Reporting of Comprehensive Income, which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of financial statements. This statement also requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement.

                                                                            December 31, 2002
                                                            ------------------------------------------------
    (Dollars in thousands)                                    Before               Tax              Net of
                                                               Tax              (Expense)            Tax
                                                              Amount             Benefit            Amount
                                                            ---------          -----------         ---------
    Unrealized holding gains arising during the period         2,172            $    (738)         $   1,434
    Reclassification adjustment
         for gains realized in net income                        212                  (72)               140
                                                             -------              -------            -------

    Other comprehensive income                              $  1,960            $    (666)         $   1,294
                                                             =======              =======            =======

                                                                            December 31, 2001
                                                            ------------------------------------------------
    (Dollars in thousands)                                    Before               Tax              Net of
                                                               Tax              (Expense)            Tax
                                                              Amount             Benefit            Amount
                                                            ---------          -----------         ---------
    Unrealized holding gains arising during the period      $  1,459            $    (496)         $     963
    Reclassification adjustment
         for gains realized in net income                        180                  (60)               120
                                                             -------              -------            -------

    Other comprehensive loss                                $  1,279            $    (436)         $     843
                                                             =======              =======            =======

                                                                            December 31, 2000
                                                            -------------------------------------------------
    (Dollars in thousands)                                    Before               Tax              Net of
                                                               Tax              (Expense)            Tax
                                                              Amount             Benefit            Amount
                                                            ---------          -----------         ---------
    Unrealized holding gains arising during the period      $  3,269            $  (1,112)         $   2,157
    Reclassification adjustment
         for losses realized in net income                       (35)                  12                (23)
                                                             -------              -------            -------

    Other comprehensive income                              $  3,234            $  (1,100)         $   2,134
                                                             ======               =======            =======

14.      Advertising Costs

     The Bank expenses advertising costs as incurred.

15.      Reclassifications

     Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE B - INVESTMENT SECURITIES

     The amortized  cost,  gross  unrealized  gains and losses,  and fair market
     value  of  the  Corporation's   available-for-sale   and   held-to-maturity
     securities at December 31, 2002 and 2001 are summarized as follows:


                                              Held-to-Maturity                         Available-for-Sale
                               ------------------------------------------  ------------------------------------------
   (Dollars in thousands)                    Gross       Gross                          Gross       Gross
    2002                        Amortized   Unrealized Unrealized   Fair   Amortized   Unrealized  Unrealized   Fair
    ----                           Cost      Gains       Losses     Value    Cost        Gains       Losses     Value
                               ----------  ----------  ----------  ------  ---------  ----------   ----------  ------

    U.S. Treasury             $       -  $       -   $       -  $      -  $   4,498  $     132   $       -   $  4,630
    U.S. Government agency            -          -           -         -     32,262         32         (26)    32,268
    Mortgage-backed securities       16          1           -        17     64,953      1,313           -     66,266
    State and municipal              15          2           -        17      2,179         44           -      2,223
    Corporate securities              -          -           -         -     13,083        567           -     13,650
    Corporate CMO's                   -          -           -         -      1,446          -          (2)     1,444
    Asset-backed securities           -          -           -         -      2,661         38           -      2,699
    Mutual funds                      -          -           -         -        863          -         (48)       815
    Other equity securities           -          -           -         -      4,311         38           -      4,349
                                -------    -------     -------   -------    -------    -------     -------    -------
                               $     31  $       3   $       -  $     34  $ 126,256  $   2,164   $     (76) $ 128,344
                                =======    =======     =======   =======    =======    =======     =======    =======

                                              Held-to-Maturity                         Available-for-Sale
                               ------------------------------------------  ------------------------------------------
   (Dollars in thousands)                    Gross       Gross                          Gross       Gross
    2001                        Amortized   Unrealized Unrealized   Fair   Amortized   Unrealized  Unrealized   Fair
    ----                           Cost      Gains       Losses     Value    Cost        Gains       Losses     Value
                               ----------  ----------  ----------  ------  ---------  ----------   ----------  ------

    U.S. Treasury             $       -  $       -   $       -  $      -  $   4,010   $     59   $       -  $   4,069
    U.S. Government agency            -          -           -         -          -          -           -          -
    Mortgage-backed securities       27          2           -        29     63,175        176         (20)    63,331
    State and municipal             504         14           -       518      1,279         36           -      1,315
    Corporate securities              -          -           -         -      2,966          -        (163)     2,803
    Corporate CMO's                   -          -           -         -      3,652         41           -      3,693
    Asset-backed securities           -          -           -         -         37          -           -         37
    Mutual funds                      -          -           -         -        863          -         (38)       825
    Other equity securities           -          -           -         -      4,100         37           -      4,137
                                -------    -------     -------   -------    -------    -------     -------    -------
                              $     531  $      16   $       -  $    547  $  80,082   $    349   $    (221) $  80,210
                                =======    =======     =======   =======    =======    =======     =======    =======


     The amortized cost and estimated fair value of debt securities classified as available-for-sale and held-to-maturity at December 31, 2002, by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                            Held-to-Maturity                 Available-for-Sale
                                                     ----------------------------      ------------------------------
    (Dollars in thousands)                             Amortized          Fair           Amortized           Fair
                                                          Cost            Value             Cost             Value
                                                     -------------   ------------      -------------     ------------
       Due in one year or less                        $      -       $       -         $     2,155       $     2,188
       Due after one year through five years                 -               -              11,050            11,601
       Due after five years through ten years                15              17              8,988             9,189
       Due after ten years                                   -               -                  -                 -
                                                        -------         -------            -------           -------
                                                             15              17             22,193            22,978
       Mortgage-backed securities                            16              17             96,228            97,503
       Asset-backed securities                               -               -               2,661             2,699
       Mutual Funds                                          -               -                 863               815
       Other equity securities                               -               -               4,311             4,349
                                                        -------         -------            -------           -------

                                                      $      31      $      34         $   126,256       $   128,344
                                                        =======         =======            =======           =======

     Proceeds from the sale of investment securities available for sale during 2002 were $17.9 million. Gains of $276 thousand, $233 thousand, and $9 thousand, and losses of $64 thousand, $53 thousand, and $44 thousand were realized on sales of securities in 2002, 2001, and 2000, respectively. The Corporation uses the specific identification method to determine the cost of the securities sold. The principal amount of investment securities pledged to secure public deposits and for other purposes required or permitted by law was $47 million and $37 million at December 31, 2002 and 2001, respectively. There were no securities held from a single issuer that represented more than 10% of stockholders' equity.

NOTE C - LOANS

    Major classifications of loans are as follows:

    (Dollars in thousands)                                                     2002                2001
                                                                           ------------        ------------
        Commercial loans                                                   $  122,005          $  118,420
        Real estate - construction                                             47,601              40,065
        Real estate - other                                                   175,846             199,398
        Consumer loans                                                         62,646              48,323
        Lease financing receivables                                            39,584              41,904
                                                                            ---------           ---------
                                                                              447,682             448,110
        Less: Allowance for loan and lease losses                              (6,230)             (6,344)
                                                                            ---------           ---------
                                                                            $ 441,452           $ 441,766
                                                                             ========            ========

     Loan balances on which the accrual of interest has been discontinued amounted to approximately $5.2 million and $7.6 million at December 31, 2002 and 2001, respectively. Interest on these non-accrual loans would have been approximately $448 thousand and $321 thousand in 2002 and 2001, respectively. Loan balances past due 90 days or more, which are not on a non-accrual status, but which management expects will eventually be paid in full, amounted to $321 thousand and $174 thousand at December 31, 2002 and 2001, respectively. Changes in the allowance for loan and lease losses are summarized as follows:

   (Dollars in thousands)                                                     2002           2001          2000
    ----------------------                                                     ----           ----          ----

        Balance at beginning of year                                       $   6,344     $    6,609     $    6,261
           Provision charged to operating expenses                             2,231          2,929            876
           Recoveries of charged-off loans                                       325            198            134
            Loans charged-off                                                 (2,670)        (3,392)          (662)
                                                                            --------       --------       --------
        Balance at end of year                                            $    6,230     $    6,344     $    6,609
                                                                            ========       ========       ========

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

     The balance of impaired loans was $4.9 million, $7.4 million, and $943 thousand at December 31, 2002, 2001, and 2000, respectively. The associated allowance for loan and lease losses for impaired loans was $834 thousand, $820 thousand, and $242 thousand at December 31, 2002, 2001, and 2000, respectively.

     During 2002, activity in the allowance for impaired loan and lease losses included a provision of $328 thousand, write offs of $315 thousand and recoveries of $1 thousand. Interest income of $0 was recorded in 2002, while contractual interest in the same period amounted to $448 thousand. Cash collected on impaired loans in 2002 was $794 thousand, $569 thousand was applied to principal and $234 thousand was applied to past due interest.

     During 2001, activity in the allowance for impaired loan and lease losses included a provision of $772, write offs of $209 thousand and recoveries of $0. Interest income of $0 was recorded in 2001, while contractual interest in the same period amounted to $308 thousand. Cash collected on impaired loans in 2001 was $119 thousand, all of which was applied to principal.

     In the normal course of business, the Bank makes loans to certain officers, directors, and their related interests. All loan transactions entered into between the Bank and such related parties were made on the same terms and conditions as transactions with all other parties. In management's opinion, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The balance of these loans at December 31, 2002 and 2001, was approximately $16.7 million and $11.9 million, respectively. In 2002, new loans to these individuals and principal payments on these loans amounted to approximately $6.7 million and $1.9 million, respectively.

NOTE D - PREMISES AND EQUIPMENT


    Premises and equipment are summarized as follows:

    (Dollars in thousands)                                                                  2002            2001
                                                                                        ------------     ----------
        Premises                                                                        $   14,896      $   14,312
        Equipment                                                                           14,983          14,578
                                                                                         ---------       ---------
                                                                                            29,879          28,890

        Less Accumulated depreciation                                                      (15,935)        (13,306)
                                                                                          --------       ---------
                                                                                        $   13,944      $   15,584
                                                                                         =========       =========

     (For 2002, included in the above equipment and accumulated depreciation are $2.9 million and $12 thousand of leveraged leased assets, respectively. Equipment was $2.6 million in 2001 while accumulated depreciation was $177 thousand for the same period for leveraged leased assets).

NOTE E - DEPOSITS

     At December 31, 2002, the scheduled maturities of certificates of deposit are as follows:

    (Dollars in thousands)

    2003                                   81,330
    2004                                   26,835
    2005                                    6,157
    2006                                    2,848
    2007 and thereafter                     8,625
                                       ----------
                                        $ 125,795


NOTE F - SHORT-TERM BORROWINGS AND CREDIT FACILITY

     Securities sold under agreements to repurchase are generally overnight transactions. These borrowings had balances of $0, $4.8 million and $2.8 million at December 31, 2002, 2001 and 2000, respectively. Daily average balances and weighted average interest rates for the years ended December 31, 2002, 2001 and 2000 were $779 thousand, $2.9 million and $2.7 million and 3.0%, 3.3% and 5.1%, respectively.

     The Bank, as a member of the FHLB, maintains several credit facilities secured by the Bank's mortgage-related assets. FHLB borrowings provide additional funds to meet the Bank's liquidity needs. FHLB borrowings for the period were $22.7 million compared to $31.8 million in 2001. During 2002 and 2001, total average FHLB advances were approximately $24.0 million and $24.3 million, respectively and consisted of short and long term advances representing a combination of maturities. The average interest rate for 2002 and 2001 on these advances was approximately 4.9% and 5.4% respectively. The Bank currently has a maximum borrowing capacity with the FHLB of approximately $197.7 million. FHLB advances are collateralized by a pledge on the Bank's entire portfolio of unencumbered investment securities, certain mortgage loans and a lien on the Bank's FHLB stock.

NOTE G - OTHER NON-INTEREST EXPENSE

   The components of other non-interest expense are detailed as follows:

    (Dollars in thousands)                                                     2002         2001         2000
                                                                            ----------   ----------   ----------

    Telephone, postage, and supplies                                        $      906   $      996   $      739
    Marketing and corporate communications                                         888          777          653
    Loan and deposit supplies                                                      625          523          496
    Director costs                                                                 215          228          206
    Travel and mileage                                                             256          212          208
    Dues and subscription                                                          103           97           90
    General expenses                                                               346          270          236
    Other                                                                          390          906          287
                                                                             ---------    ---------     --------
                                                                            $    3,729   $    4,009    $   2,915
                                                                             =========    =========     ========

NOTE H - INCOME TAXES


    The components of income tax expense are detailed as follows:

    (Dollars in thousands)                                                                2002          2001           2000
                                                                                        --------      --------       --------

       Current expense                                                                 $   2,468     $   1,510      $   2,792
       Deferred expense                                                                      (24)         (149)          (537)
                                                                                        --------      --------       --------
          Total tax expense                                                            $   2,444     $   1,361      $   2,255
                                                                                        ========      ========       ========

   The income tax provision reconciled to the statutory federal rate follows:
                                                                                          2002          2001           2000
                                                                                        --------      --------       --------

       Statutory rate                                                                      34.0%         34.0%         34.0%
       Increase (decrease) in tax rate from
          Tax-exempt loan and investment income                                            (1.2)         (2.7)         (2.5)
          Tax credits                                                                      (3.2)         (4.8)         (2.4)
          Other, net                                                                        0.4           2.5          (1.8)
                                                                                         ------        ------          -----

       Applicable income tax rate                                                          30.0%         29.0%         27.3%
                                                                                         ======        ======          =====

    The net deferred tax asset consists of the following:

           (Dollars in thousands)                                                         2002          2001
                                                                                        --------      --------

       Allowance for possible loan losses                                              $  1,995      $  2,032
       Unrealized (gain) loss on securities available-for-sale                             (710)          (44)
       Deferred loan fees                                                                     0            42
       Accrued pension and deferred compensation                                            580           532
       Depreciation                                                                         634           504
       Bond Accretion                                                                        60            -
       Other                                                                                 17           152
                                                                                        -------       -------

              Total net deferred tax asset                                            $   2,576     $   3,218
                                                                                        =======       =======



NOTE I - REGULATORY MATTERS

     The Bank is required to maintain average reserve balances with the Federal Reserve Bank based upon deposit levels and other factors. The average amount of those reserve balances for the years ended December 31, 2002 and 2001, was $0 for both periods.

     Dividends are paid by the Corporation from its assets which are mainly provided by dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. The Bank, without the prior approval of regulators, can declare dividends to the Corporation totaling approximately $15.2 million plus additional amounts equal to the net earnings of the Bank for the period from January 1, 2002, through the date of declaration, less dividends previously paid in 2002.

     The Corporation and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, and Tier I capital to average quarterly assets. Management believes that the Corporation and the Bank meet all capital adequacy requirements to which it is subject, as of December 31, 2002.

     Federal banking agencies categorized the Corporation and the Bank as well capitalized under the regulatory framework for corrective action. To be categorized as adequately capitalized the Corporation and the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the institutions category. The Banks Risk Based Capital ratios were positively impacted by the July 11, 2002 issuance of preferred capital securities (see note K for more details).

     The Corporation's and Bank's actual capital amounts and ratios are presented below:

                                                                                                To Be Well
                                                                                              Capitalized Under
                                                                                                To Be Well
                                                                                              Capitalized Under
                                                                       For Capital            Prompt Corrective
    (Dollars in thousands)                      Actual            Adequacy Purposes           Action Provisions
                                                ------            -----------------           -----------------
                                          Amount      Ratio        Amount       Ratio         Amount       Ratio
                                          ------      -----        ------       -----         ------       -----
    As of December 31, 2002:
       Total Capital (To Risk Weighted Assets)

       Corporation                       $  58,219    12.08%      $  38,518     >8.00%      $  48,148       N/A
                                                                                -
       Bank                              $  56,670    11.78%      $  38,501     >8.00%      $  48,126     >10.00%
                                                                                -                         -

       Tier I Capital (To Risk Weighted Assets)

       Corporation                       $  52,223    10.83%      $  19,259     >4.00%      $  28,889       N/A
                                                                                -
       Bank                              $  50,674    10.53%      $  19,250     >4.00%      $  28,875     >6.00%
                                                                                -                         -

       Tier I Capital (To Average Assets)

       Corporation                       $  52,223     8.29%      $  25,213     >4.00%      $  31,516       N/A
                                                                                -
       Bank                              $  50,674     8.05%      $  25,166     >4.00%      $  31,458     >5.00%
                                                                                -                         -


     As of December 31, 2001:
       Total Capital (to Risk Weighted Assets)
       Corporation                      $   49,520    10.75%     $   36,850    > 8.00%     $   46,063       N/A
                                                                               -
       Bank                             $   48,156    10.47%     $   36,802    > 8.00%     $   46,002     >10.00%
                                                                               -                          -

       Tier I Capital (to Risk Weighted Assets)
       Corporation                      $   43,755     9.50%     $   18,425    > 4.00%     $   27,638       N/A
                                                                               -
       Bank                             $   42,391     9.22%     $   18,401    > 4.00%     $   27,601      >6.00%
                                                                               -                           -

       Tier I Capital (to Average Assets)
       Corporation                      $   43,755     7.65%     $   17,241    > 4.00%     $   21,551       N/A
                                                                               -
       Bank                             $   42,391     7.42%     $   22,865    > 4.00%     $   28,581      >5.00%
                                                                               -                           -


NOTE J - FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the estimated fair value of an entity's assets and liabilities considered to be financial instruments. For the Corporation, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS 107. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Also, it is the Corporation's general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities. Therefore, the Corporation had to use significant estimations and present value calculations to prepare this disclosure.

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

     The estimated fair values and carrying amounts are summarized as follows:

                                                                 2002                                 2001
                                                     -------------------------            ------------------------
    (Dollars in thousands)                                Fair       Carrying                  Fair       Carrying
                                                         Value        Amount                  Value        Amount
                                                     ------------- -----------            ------------  ----------
    Financial Assets
        Cash and cash equivalents                     $  48,867     $  48,867              $  38,233     $  38,233
        Investment securities held-to-maturity               34            31                    547           531
        Investment securities available-for-sale        128,344       128,344                 80,210        80,210
        Net loans                                       459,235       441,452                455,993       441,766

    Financial Liabilities
        Deposits with no stated maturities              425,739       432,945                348,963       354,086
        Deposits with stated maturities                 119,592       125,793                140,159       144,739
        Securities sold under repurchase agreements         -             -                    4,769         4,769
        FHLB advances                                    22,678        22,678                 31,751        31,751
        Guaranteed preferred beneficial interest in the
          Corporations subordinated debentures            5,000           -                      -             -

    Off-Balance-Sheet Investments
        Commitments for extended credit
             and outstanding letters of credit        $ 143,475    $  143,475              $ 121,531    $  121,531

NOTE K  -  GUARANTEED   PREFERRED   BENEFICIAL  INTEREST  IN  THE  CORPORATION'S
     SUBORDINATED DEBENTURES

     The Corporation participates in a pooled institutional placement of trust preferred securities arranged by a third party. The Corporation issued $5.0 million (net proceeds of $4.82 million) of preferred capital securities for the purpose of raising additional capital for general corporate purposes. These securities were issued through First Chester County Capital Trust I (the "Trust"), a special purpose statutory trust created expressly for the issuance of these securities and investing the proceeds in junior subordinated debentures of the Corporation. Funding of the trust preferred securities took place on July 11, 2002. This subordinated debenture will be redeemed in the year 2032. At December 31, 2002, the rate paid on this subordinated debenture based on three-month London Inter-bank offering rate ("LIBOR") plus 365 basis points was 5.425%. For 2002, interest expense for preferred capital securities was $136 thousand with an average interest rate of 5.75%.

NOTE L - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF
     CREDIT RISK

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

NOTE L - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF
           CREDIT RISK - continued

     Unless noted otherwise, the Corporation does not require collateral or other security to support financial instruments with credit risk. The contract amounts are as follows:

    (Dollars in thousands)                                                                  2002             2001
                                                                                        ------------     ------------

       Financial instruments whose contract amounts represent credit risk
           Commitments to extend credit                                                 $ 139,405        $ 118,215
           Standby letters of credit and financial guarantees written                       4,070            3,316

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

     Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds residential or commercial real estate, accounts receivable, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 2002, varies up to 100%. Standby letters of credit are collaterized within management policies.

     Substantially all of the Corporation's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Corporation's primary market area, Chester County, Pennsylvania. Investments in state and municipal securities also involve governmental entities within the Corporation's market area. The concentrations of credit by type of loan are set forth in Note C - Loans. Although the Corporation has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon Chester County's economy. The distribution of commitments to extend credit approximates the distribution of loans outstanding.

     Commercial and standby letters of credit were granted primarily to commercial borrowers.

NOTE M - ACCOUNTING FOR STOCK-BASED COMPENSATION PLANS

     The Corporation's stock option plan allows the Corporation to grant up to 807,500 fixed stock options to key employees and directors. The options have a term of ten years and become exercisable six months after grant. The exercise price of each option equals the average between the bid and ask price of the Corporation's stock on the date of grant. The Corporation has elected to account for its stock option plan under APB Opinion 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized for its stock option plan.

     Information about stock options outstanding at December 31, 2002, is summarized as follows:

                                                                                Weighted-Average
                                                    Outstanding                  Exercise Price
                                                    -----------                  --------------

         Balance January 1, 2000                      546,752                          15.25
         Granted                                       79,250                          13.81
         Exercised                                     (5,000)                          9.64
         Cancelled                                    (25,301)                         16.11
                                                     --------                       --------
         Balance January 1, 2001                      595,701                     $    15.08
                                                     --------                       --------
         Granted                                       78,850                          15.30
         Exercised                                    (16,000)                          9.89
         Cancelled                                    (21,312)                         15.62
                                                     --------                       --------
         Balance January 1, 2002                      637,239                    $     15.22
                                                     --------                       --------
         Granted                                       82,750                          14.81
         Exercised                                       (834)                         14.39
         Cancelled                                     (6,237)                         15.10
                                                     --------                       --------
         Balance December 31, 2002                    712,918                    $     15.18
                                                     ========                       ========

     The weighted average fair value of options granted during 2002, 2001 and 2000 was $14.81, $15.30 and $15.25, respectively.

                          Options Outstanding                                  Options Exercisable
                  --------------------------------------     ----------------------------------------------------------
                                      Weighted-Average
          Range of        Number        Remaining             Weighted-Average        Number         Weighted-Average
     Exercise-Price     Outstanding   Contractual Life       Exercisable Price        Exercisable    Exercisable Price
    ----------------    -----------   -----------------      ----------------------   -----------   -------------------
    $  8.66 - $11.11        55,200         3.31 years              $ 10.08             55,200           $ 10.08
    $ 13.81 - $15.81       516,718         7.31 years              $ 14.92            425,286           $ 14.93
    $ 17.69 - $21.13       141,000         5.72 years              $ 18.10            141,000           $ 18.10
                          --------                                                    -------             -----
                           712,918                                                    621,486           $ 15.22
                          ========                                                    =======             =====

NOTE N - EARNINGS PER SHARE

     The following table illustrates the reconciliation of the numerators and denominators of the basic and diluted EPS computations:

                                                           For the Year Ended December 31, 2002
                                                    -------------------------------------------------
                                                       Income             Shares           Per-Share
                                                    (Numerator)       (Denominator)          Amount
                                                    -----------       -------------          ------
    Basic EPS:                                     $  5,701,520          4,423,113         $   1.29
    Net income available to common stockholders
    Effect of Dilutive Securities
    Add options to purchase common stock                   -                33,040            (0.01)
                                                      ---------          ---------          -------
    Diluted EPS:                                   $  5,701,520          4,456,152         $   1.28
                                                      =========          =========          =======


     186,075 anti-dilutive weighted shares have been excluded in the computation of 2002 diluted EPS because the options' exercise price was greater than the average market price of the common shares.


                                                           For the Year Ended December 31, 2001
                                                    -------------------------------------------------
                                                       Income             Shares           Per-Share
                                                    (Numerator)       (Denominator)          Amount
                                                    -----------       -------------          ------
    Basic EPS:
    Net income available to common stockholders    $  3,332,364          4,451,351         $   0.75
    Effect of Dilutive Securities
    Add options to purchase common stock                   -                44,006             (.01)
                                                      ---------          ---------          -------
    Diluted EPS:                                   $  3,332,364          4,495,357         $   0.74
                                                      =========          =========          =======

     143,904 anti-dilutive weighted shares have been excluded in the computation of 2001 diluted EPS because the options' exercise price was greater than the average market price of the common shares.


                                                          For the Year Ended December 31, 2000
                                                    -------------------------------------------------
                                                       Income             Shares           Per-Share
                                                    (Numerator)       (Denominator)          Amount
                                                    -----------       -------------          ------
    Basic EPS:
    Net income available to common stockholders    $  6,001,855          4,511,761         $    1.33
    Effect of Dilutive Securities
    Add options to purchase common stock                   -                19,384              (.02)
                                                      ---------          ---------           -------
    Diluted EPS:                                   $  6,001,855          4,531,145         $    1.31
                                                      =========          =========           =======

     454,720 anti-dilutive weighted shares have been excluded in the computation of 2000 diluted EPS because the options' exercise price was greater than the average market price of the common shares.

NOTE O - EMPLOYEE BENEFIT PLANS

1.       Qualified

     The Corporation has a qualified deferred salary savings 401(k) plan (the "401(k) Plan") under which the Corporation contributes $0.75 for each $1.00 that an employee contributes, up to the first 5% of the employee's salary. The Corporation's expenses were $297 thousand, $262 thousand, and $246 thousand in 2002, 2001, and 2000, respectively. The Corporation also has a qualified defined contribution pension plan (the "QDCP Plan"). Under the QDCP Plan, the Corporation makes annual contributions into the 401(k) Plan on behalf of each eligible participant in an amount equal to 3% of salary up to $30 thousand in salary plus 6% in excess of $30 thousand up to $200 thousand. Contribution expense in 2002, 2001 and 2000 under the QDCP Plan was $334 thousand, $255 thousand and $300 thousand, respectively. The Corporation may make additional discretionary employer contributions subject to approval of the Board of Directors.

2.       Non-Qualified

     The Corporation makes annual contributions to a non-qualified defined contribution Plan ("the NQDCP Plan ") equal to 3% of the participant's salary up to $200 thousand plus 9% in excess of $200 thousand. Contribution expense for 2002, 2001 and 2000 under the NQDCP Plan was $67 thousand, $58 thousand and $47 thousand, respectively. The Corporation may make additional discretionary employer contributions subject to approval of the Board of Directors.

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

NOTE Q - CONDENSED FINANCIAL INFORMATION - PARENT CORPORATION ONLY

    Condensed financial information for First Chester County Corporation (Parent Corporation only) follows:

                                                      CONDENSED BALANCE SHEETS
    (Dollars in thousands)                                                                       December 31
                                                                                         ---------------------------
                                                                                             2002           2001
                                                                                         ------------   ------------
    ASSETS
        Cash and cash equivalents                                                       $       368     $      329
        Investment securities available for sale, at market value                               420            578
        Investment in subsidiaries, at equity                                                52,816         42,424
        Intercompany loan                                                                       234            448
        Other assets                                                                            109            107
                                                                                           --------       --------

           Total assets                                                                  $   53,947     $   43,886
                                                                                           ========       ========

    LIABILITIES AND STOCKHOLDERS' EQUITY
        Guaranteed preferred beneficial interest in
           Corporation's subordinated debentures                                        $     5,555$           -
        Other liabilities                                                                       180             47
        Stockholders' equity                                                                 48,612         43,839
                                                                                           --------       --------

           Total liabilities and stockholders' equity                                    $   53,947     $   43,886
                                                                                           ========       ========


                                                    CONDENSED STATEMENTS OF INCOME

    (Dollars in thousands)                                                          Year ended December 31
                                                                           ----------------------------------------
                                                                               2002          2001           2000
                                                                           ------------  ------------   -----------
    INCOME
        Dividends from subsidiaries                                        $    2,070    $    4,913     $    2,188
        Dividends from investment securities                                       31            35             35
        Investment securities gains, net                                           -             -               -
        Other income                                                               90           145             93
                                                                            ---------     ---------      ---------
           Total income                                                         2,191         5,093          2,316
                                                                            ---------     ---------      ---------
    EXPENSES
        Other expenses                                                            277           176             98
                                                                            ---------     ---------      ---------
           Total expenses                                                         277           176             98
                                                                            ---------     ---------      ---------
           Income before equity in undistributed
               income of subsidiaries                                           1,914         4,917          2,218

    EQUITY IN UNDISTRIBUTED INCOME OF
        SUBSIDIARIES                                                            3,788        (1,585)         3,784
                                                                            ---------     ---------      ---------
           NET INCOME                                                      $    5,702    $    3,332     $    6,002
                                                                            =========     =========      =========


                                                  CONDENSED STATEMENTS OF CASH FLOWS

                                                                                      Year ended December 31
                                                                            -----------------------------------------
    (Dollars in thousands)                                                      2002          2001           2000
                                                                            ------------  ------------   ------------
    OPERATING ACTIVITIES
        Net income                                                          $    5,702   $    3,332      $   6,002
        Adjustments to reconcile net income to net cash
               provided by operating activities
           Equity in undistributed income of subsidiary                        (3,778)        1,585         (3,784)
           Investment securities gains, net                                       -             -                -
           (Increase) decrease in other assets                                      7           (96)            61
           Increase in other liabilities                                          209            26            382
                                                                             --------      --------       --------
                  Net cash provided by operating activities                     2,140         4,847          2,661
                                                                             --------      --------       --------
    INVESTING ACTIVITIES
        Proceeds from sales and maturities of investment securities               -              -             -
        Purchases of investment securities available for sale                     -              -             -
           Additional investment in subsidiaries                               (4,500)           -             -
                                                                             --------      --------       --------
                  Net cash (used in) provided by investing activities          (4,500)           -             -
                                                                            ---------      --------       --------
    FINANCING ACTIVITIES
        (Repayments)  Proceeds from Inter Company Loan                           (378)       (1,237)           422
        Dividends paid                                                         (2,323)       (2,318)        (2,303)
        Proceeds from issuance of guaranteed preferred
           beneficial interest in Corporation's subordinated debentures         5,000             -              -
        Purchase of treasury stock                                                100        (1,030)        (1,003)
                                                                            ---------      --------       --------
                  Net cash used in financing activities                         2,399        (4,585)        (2,884)
                                                                            ---------      --------       --------
    NET INCREASE (DECREASE) IN CASH AND
                        CASH EQUIVALENTS                                           39           262           (223)

    Cash and cash equivalents at beginning of year                                329            67            290
                                                                            ---------      --------       --------
    Cash and cash equivalents at end of year                              $       368   $       329      $      67
                                                                            =========      ========       ========

NOTE R - QUARTERLY FINANCIAL DATA (UNAUDITED)

    A summary of the unaudited quarterly results of operations is as follows:

              2002
              ----

    (Dollars in thousands, except per share)         December 31       September 30        June 30      March 31
                                                     -----------       ------------     -------------  ----------
    Interest income                                    $   8,992         $   9,273      $    9,341    $    9,495
    Interest expense                                       2,328             2,634           2,772         2,939
    Net interest income                                    6,664             6,639           6,569         6,556
    Provision for loan losses                                576               875             310           470
    Investment securities gains (loss), net                   91               -               121           -
    Income before income taxes                             2,202             1,971           1,792         2,181
    Net income                                             1,477             1,402           1,283         1,540

    Per share
       Net income (Basic)                            $      0.33      $       0.32      $     0.29   $      0.35
       Net Income (Diluted)                                 0.32              0.32            0.29          0.35
       Dividends declared                                  0.135             0.130           0.130         0.130

              2001
              ----
    Interest income                                  $     9,482      $      9,514      $    9,887   $    10,102
    Interest expense                                       2,956             3,782           4,114         4,371
    Net interest income                                    6,163             5,732           5,773         5,731
    Provision for loan losses                              1,108             1,400             135           235
    Investment securities gains (loss), net                   99                16              40            25
    Income before income taxes                               819               232           1,796         1,846
    Net income                                               581               102           1,300         1,349

    Per share
       Net income (Basic)                            $      0.13      $       0.02      $     0.30   $      0.30
       Net Income (Diluted)                                 0.12              0.02            0.30          0.30
       Dividends declared                                  0.130             0.130           0.130         0.130

               Report of Independent Certified Public Accountants



Board of Directors
First Chester County Corporation


     We have audited the accompanying consolidated balance sheets of First Chester County Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Chester County Corporation as of December 31, 2002 and 2001, and the consolidated results of their operations and their consolidated cash flows for each of the three years ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.






Philadelphia, Pennsylvania
January 24, 2003