Form 10-K, Exhibit 13
period 2004-12-31
FIRST CHESTER COUNTY CORP
filed 2005-03-16
CIK 744126

FIRST CHESTER COUNTY CORPORATION



                            2004 FINANCIAL STATEMENTS

                                       AND

                               RELATED INFORMATION

                2004 FINANCIAL STATEMENTS AND RELATED INFORMATION



                                TABLE OF CONTENTS


 22      Selected Financial Data

 23      Management's Discussion and Analysis
         of Financial Condition And Results Of Operations

 38      Quantitative and Qualitative Disclosures about Market Risk

 41      Consolidated Balance Sheets

 42      Consolidated Statements of Income

 43      Consolidated Statements of Changes in Stockholders' Equity

 44      Consolidated Statements of Cash Flows

 45      Notes to Consolidated Financial Statements

 68 Report of Independent Registered Certified Public Accounting Firm - Consolidated Financial Statements

 69 Report of Independent Registered Certified Public Accounting Firm - Internal Controls over Financial Reporting

 71      Management's Report on Internal Control Over Financial Reporting

 73      Back Cover

Selected Financial Data

(Dollars in thousands, except per share data)
STATEMENTS OF CONDITION
-----------------------
                                                                              December 31
                                                ----------------------------------------------------------------
                                                    2004           2003        2002         2001           2000
                                                  --------      ---------    --------     --------       -------

    Assets                                      $  805,475    $  689,210   $  640,010   $  584,332    $  550,689
    Loans                                          618,005       511,249      447,682      448,110       406,889
    Investment securities                          140,029       130,729      128,375       80,741        94,195
    Deposits                                       663,018       577,314      558,738      498,825       471,490
    Stockholders' equity                            55,402        51,750       48,612       43,839        43,012
    Trust and Investment  Services -
       Assets under management and
       custody (1)                                 555,644       550,217      531,756      497,120       445,150
STATEMENTS OF INCOME
                                                                       Year Ended  December 31
                                                ----------------------------------------------------------------
                                                   2004           2003        2002         2001           2000
                                                ----------    -----------  ----------   ----------    ----------
    Interest income                             $   37,518    $   33,533   $   37,101   $   38,985    $   39,728
    Interest expense                                 7,863         7,154       10,673       15,586        16,983
                                                 ---------     ---------    ---------    ---------     ---------
    Net interest income                             29,655        26,379       26,428       23,399        22,745
    Provision for loan and lease losses              1,164         2,519        2,231        2,929           876
                                                 ---------     ---------    ---------    ---------     ---------
        Net interest income after
             provision for loan and lease losses    28,491        23,860       24,197       20,470        21,869
    Non-interest income                              9,313        11,506        9,154        6,638         6,112
    Non-interest expense                            29,213        27,400       25,205       22,415        19,724
                                                 ---------     ---------    ---------    ---------     ---------

    Income before income taxes                       8,591         7,966        8,146        4,693         8,257

    Income taxes                                     2,430         2,161        2,444        1,361         2,255
                                                 ---------     ---------    ---------    ---------     ---------

        Net income                              $    6,161    $    5,805   $    5,702   $    3,332    $    6,002
                                                 =========     =========    =========    =========     =========
PER SHARE DATA (2)
--------------
    Net income per share (Basic)                $    1.36     $     1.30   $     1.29   $     0.75    $     1.33
    Net income per share (Diluted)              $    1.31     $     1.26   $     1.28   $     0.74    $     1.31
    Cash dividends declared                     $  0.5550     $   0.5425   $   0.5250   $   0.5200    $    0.5100
    Book value                                  $   12.14     $    11.46   $    10.97   $     9.91    $     9.61
    Basic weighted average shares
        outstanding                              4,527,804     4,477,108    4,423,113    4,451,351     4,511,761
                                                 =========     =========    =========    =========     =========
    Diluted weighted average shares
        outstanding                              4,704,478     4,620,151    4,456,152    4,495,357     4,531,145
                                                 =========     =========    =========    =========     =========

PERFORMANCE RATIOS
    Return on Average Assets                        0.81%          0.88%       0.94%         0.60%         1.15%
    Return on Average Equity                       11.59%         11.48%      12.25%         7.75%        15.03%
    Average Shareholder Equity to
        Average Assets                              7.00%          7.67%       7.64%         7.79%         7.64%
    Earnings Retained                              58.95%         58.07%      59.26%        30.43%        61.63%
    Dividend Payout Ratio                          41.05%         41.93%      40.74%        69.57%        38.37%
    Net Interest Margin                             4.21%          4.33%       4.71%         4.55%         4.72%

(1) These assets are managed by the Trust and Investment Services Division of the Bank and are not assets of the Bank or the Corporation.

(2) All per share data has been retroactively adjusted for stock splits and stock dividends.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


                   DISCLOSURE ABOUT FORWARD LOOKING STATEMENTS

     First Chester County Corporation (the "Corporation") may from time to time make written or oral "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements contained in the Corporation's filings with the Securities and Exchange Commission (including this Report on Form 10-K), its reports to shareholders and in other communications by the Corporation. These statements can often be identified by the use of forward-looking terminology such as "believes", "expects", "intends", "may", "will", "should" or "anticipates" or similar terminology. These statements involve risks and uncertainties and are based on various assumptions. Although the Corporation believes that its expectations are based on reasonable assumptions, investors and prospective investors are cautioned that such statements are only projections. Also, future results may differ materially from our historic results. The risks and uncertainties noted below, among others, could cause the Corporation's actual future results to differ materially from those described in forward-looking statements made in this report, or presented elsewhere by Management from time to time, or from our historic results.

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

              OVERVIEW OF EARNINGS, PERFORMANCE AND NEW INITIATIVES

     Net income for the year ended December 31, 2004 was $6.2 million, an increase of $356 thousand or 6.1% from $5.8 million in 2003. Basic earnings per share in 2004 were $1.36, an increase of 4.6% over 2003 earnings of $1.30. Return on average equity in 2004 increased to 11.59%, compared with 11.48% in 2003. Return on average assets declined to 0.81% in 2004 from 0.88% in 2003.

     During 2004, total assets increased 16.9% to $805.5 million, loans and leases grew 20.9% to $618.0 million, and deposits grew 14.8% to $663.0 million. Deposit growth during 2004 is attributed to one municipal relationship and a small increase in core deposit growth. Loan growth in 2004 reflects the Corporation's focus on growing quality loan relationships. Although non-accrual loans increased to $7.9 million at December 31, 2004 from $3.1 million at December 31, 2003 due to a single $5.9 million real estate secured loan, underwriting standards have not changed and delinquency rates remain below 1.40%.

     Earnings in 2004 were driven primarily by increases in net interest income which increased $3.3 million or 12.4% from 2003 to 2004 and a decrease in the provision for loan and lease losses of $1.4 million, partially offset by a decrease in non-interest income and increases in non-interest expense. The Corporation was able to reduce the provision for possible loan and lease losses in 2004 to $1.2 million from $2.5 million in 2003 due to recoveries of previously charged-off loans exceeding loans charged-off in 2004. In 2004, the Corporation had a net recovery of $185 thousand as compared to $2.9 million net loans charged-off in 2003. The increase in net interest income was primarily the result of the 20.9% increase in loans and leases outstanding during 2004. The decrease in non-interest income for the year ended December 31, 2004 of

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


$2.2 million or 19.1% when compared to the same period last year is attributed to several factors including, reduced fees from residential mortgage operations, lower gains on investment securities, larger gains on foreclosed real estate in 2003, and the inclusion in 2003 of a non-recurring gain on the sale of the Bank's credit card portfolio and the receipt of life insurance proceeds upon the death of our former CEO and President. Non-interest expenses increased $1.8 million or 6.6% in 2004 when compared to 2003. Professional fees associated with the Company's effort to comply with the Sarbanes Oxley Act of 2002, marketing costs associated with our new corporate branding and marketing campaign and certain personnel related costs contributed to this increase.

     Net income in 2003 increased $103 thousand or 1.8% to $5.8 million from $5.7 million in 2002. Basic earnings per share in 2003 were $1.30 as compared to $1.29 in 2002. Return on average equity and return on average assets declined to 11.48% and 0.88% respectively, from 12.25% and 0.94% in 2002, respectively. During 2003, total assets grew 7.7% to $689.2 million and total loans grew 14.2% to $511.2 million while deposits grew 3.3% to $577.3 million.

     The nominal increase in earnings in 2003 when compared to 2002 was partially the result of flat net interest income caused by declining rates on interest earning assets and deposit rates bottoming out in 2003. Also contributing to the nominal growth in earnings in 2003 was a $288 thousand increase in the provision for loan losses in 2003 and increased operating costs. These factors were offset by several non-recurring non-interest income items including a gain of $306 thousand from the sale of the Bank's $2.7 million credit card portfolio, a $1.0 million gain in the sale of OREO and $422 thousand in life insurance proceeds.

     During 2004, the Corporation introduced several key strategic initiatives including the introduction of a new corporate branding and marketing campaign which is anticipated to heighten First National's visibility and reflect its commitment to continue to deliver a high level of service to its clients. Another key strategic initiative introduced during 2004 was the October rollout of an alliance with Haverford Financial Services which enables current and prospective investment management clients to benefit from Haverford's research and investment management expertise.

     One of the Corporation's strategic initiatives is to take advantage of Chester County's outstanding demographics and growth rates by opening a series of new branches throughout the county over the next 5 years. In December 2004, the Corporation opened its new Oxford branch and in July 2004, the Corporation opened a new branch in Freedom Village, a life care community facility located near Brandywine Hospital in Thorndale, Pennsylvania. The Oxford branch is located in a temporary facility on the site where the Corporation plans to build a newly designed "signature look" branch later in 2005. In 2003, the Corporation opened branches in Coatesville and a supermarket branch at Giunta's in East Bradford.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


                               NET INTEREST INCOME

     Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income, on a tax equivalent basis, increased 12.9% or $3.5 million from $26.8 million in 2003 to $30.2 million in 2004. This is compared to a 0.8% increase or $220 thousand from 2002 to 2003. Net yields on interest-earning assets, also known as the Corporation's Net Interest Margin ("NIM"), on a tax equivalent basis, were 4.21%, 4.33%, and 4.71% for 2004, 2003 and 2002, respectively.

     The increase in net interest income in 2004 compared to 2003 was primarily driven by a 20.7% or $97.3 million increase in average loans outstanding, partially offset by a 46 basis point decline in the effective portfolio rate to 5.68% from 6.14%. The prime rate increases in the third and fourth quarters of 2004 are beginning to reverse the decline in the effective portfolio rate. Lower than expected loan growth in 2003 and declining earning asset yields resulted in nominal growth in net interest income in 2003 compared to 2002.

     The decline in earning asset yields in 2004 and 2003 was caused by contractual repricing of loans to current market rates and from a significant number of customers negotiating lower interest rate arrangements. The period of declining interest rates started in January of 2001 when the federal funds rate decreased 50 basis points to 6.00% and reached the floor when it was lowered to 1.00% in June of 2003. The 1.00% rate held until June of 2004 before it climbed five times to 2.25% at December 31, 2004. This declining rate environment put significant pressure on net interest margins of the Corporation in 2003 and the first half of 2004 as yields on earning assets declined faster than corresponding liability rates that were reaching mathematical and psychological floors.

     Average interest-bearing liabilities in 2004 increased $82.9 million or 16.7% to $580.1 million compared to $497.2 million in 2003. The effective rate declined to 1.36% in 2004 from 1.44% in 2003. The third and fourth quarter prime rate increases started to move the effective rate on interest-bearing liabilities upward. Average interest-bearing liabilities in 2003 increased $42.6 million or 9.4% to $497.2 million compared to $454.5 million in 2002. The effective rate declined to 1.44% in 2003 for 2.35% in 2002.

     In general, the Corporation's net interest margin is considered strong when compared to banks of comparable size.

               AVERAGE INTEREST RATES (ON A TAX EQUIVALENT BASIS)

YIELD ON                                                                         2004        2003        2002
--------                                                                         ----        ----        ----

Interest-Earning Assets                                                          5.30%       5.49%       6.60%
Interest-Bearing Liabilities                                                     1.36        1.44        2.35
                                                                                 ----        ----        ----
Net Interest Spread                                                              3.94        4.05        4.25
Contribution of Interest-Free Funds                                              0.27        0.28        0.46
                                                                                 ----        ----        ----
Net Yield on Interest-Earning Assets                                             4.21%       4.33%       4.71%
                                                                                 ====        ====        ====

      INTEREST INCOME ON FEDERAL FUNDS SOLD AND OTHER OVERNIGHT INVESTMENTS

     Interest income on federal funds sold and other overnight investments increased 15.2% to $243 thousand from $211 thousand in 2003. The 2004 increase in interest income on federal funds sold and other overnight investments is the result of a 32 basis point increase or 26.5% increase in the rates earned on the average balance of funds sold, partially offset by a decrease in average funds sold and overnight investment balances of $1.5 million to $15.9 million in 2004 from $17.4 million in 2003. The decrease in interest income earned on federal funds sold in 2003 was the result of a decrease in funds sold and overnight investment balances and a 33.2% or 60 basis point decrease in rates earned on such investments. Rates earned on funds sold and other investments increased as the external rates increased during the second half of 2004.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


                    INTEREST INCOME ON INVESTMENT SECURITIES

     On a tax equivalent basis, interest income on investment securities increased $772 thousand or 16.0% from $4.8 million in 2003 to $5.6 million in 2004, compared to a $106 thousand or 2.2% decrease from 2002 to 2003. The increase in investment interest income in 2004 was the result of a 12.1% or 45 basis point increase in the yield earned on investment securities and by a 3.3% or $4.3 million increase in average investment security balances. In 2003, interest income on investment security balances decreased as a result of decreases in yields that were partially offset by an increase in investment security balances. During 2003 deposit increases outpaced demand for the Corporation's loan products.

                       INTEREST INCOME ON LOANS AND LEASES

     During 2004, interest income on loans and leases, on a tax equivalent basis, generated by the Corporation's loan and lease portfolio increased 11.6% from $28.9 million in 2003 to $32.2 million in 2004. The increase in interest income on loans and leases was the direct result of an increase in the average balance of $97.3 million or 20.7% from $470.4 million in 2003 to $567.8 million in 2004, partially offset by a decrease of 7.5% or a 46 basis point decrease in the yields earned on the portfolio.

     The low interest rate environment over the two years resulted in decreased yields as loans re-priced at current market rates on both a contractual and negotiated basis. Since June 30, 2004, there has been less re-financing activity and the rates on adjustable commercial and consumer loans have increased.

     During the fourth quarter of 2004, one large commercial mortgage relationship totaling $5.9 million was placed on non-accrual status resulting in the reversal of accrued interest and fees of $123 thousand. This loan decreased the 2004 effective yield on the loan portfolio by 2 basis points to 5.68%. The loan is secured by real estate and is in the process of collection. Management believes collection of principal in full is probable; however, a specific reserve of $687 thousand has been allocated from our general reserve for this loan.

     During 2003, interest income on loans and leases, on a tax equivalent basis, generated by the Corporation's loan and lease portfolio decreased 9.5% from $31.9 million in 2002 to $28.9 million in 2003. The decrease in interest income on loans and leases was the direct result of a 14.8% or 107 basis point decrease in the yield earned on the portfolio, partially offset by an increase in the average balance of $22.8 million or 6.3% from $442.6 million in 2002 to $470.4 million in 2003.

                      INTEREST EXPENSE ON DEPOSIT ACCOUNTS

     Interest expense on deposit accounts decreased 9.9% or $583 thousand from $5.9 million in 2003 to $5.3 million in 2004. The decrease in interest expense on deposit accounts was the direct result of an 18.6% or 24 basis point decrease on rates paid on interest bearing deposits, partially offset by a 9.9% or $45.4 million increase in the average interest-bearing deposit balance. Substantially all of the average increase in interest-bearing deposits was from one municipal relationship. Interest expense on deposits decreased 37.0% from $9.3 million in 2002 to $5.9 million in 2003. The decrease in interest expense on deposits from 2002 to 2003 was the result of a 41.1% or 90 basis point decrease on rates paid on interest-bearing deposits, partially offset by a 7.0% or $30.1 million increase in the average interest-bearing deposit balance.

     Interest expense on interest-bearing deposit accounts decreased over the last three years because of declining interest rate environment which ended on June 30, 2004 with the first of five 2004 rate increases bringing the federal funds rate up from 1.00% to 2.50% at December 31, 2004. During the second half of 2004, interest rates started to increase and put pressure on the Corporation's deposit base. Rates on existing accounts may need to be raised to maintain current deposits.

     The Corporation's effective rate paid on interest-bearing deposits changed from 1.50%, 1.38%, 1.20%, and 1.07% in the first, second, third, and fourth quarters of 2003, respectively, to 1.01%, 1.03%, 1.05%, and 1.12% in the first, second, third, and fourth quarters of 2004, respectively. Competition for deposits in our Chester County market area remains highly competitive. Efforts are underway to build a series of branches throughout Chester County over the next five years. The Bank opened offices in Oxford and Freedom Village in 2004 and in Coatesville and at Giunta's Thriftway in 2003.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


                       PROVISION FOR LOAN AND LEASE LOSSES

     During 2004, the Corporation recorded a provision for loan and lease losses of $1.2 million, compared to $2.5 million and $2.2 million in 2003 and 2002, respectively. In 2004 there was a net recovery of $185 thousand, compared to a net charge-off of $2.9 million and $2.3 million in 2003 and 2002, respectively. Net recoveries as a percentage of average loans outstanding were 0.03% in 2004. Net charge-offs as a percentage of average loans outstanding were 0.61% and 0.53% for 2003 and 2002, respectively. Provision expense in 2004 decreased when compared to the previous periods, primarily due to overall improved credit quality of the portfolio and the high level of recoveries during 2004. The provision expense in 2003 was increased to provide for increased loan write-downs and charge offs taken that year. Management believes that the allowance for loan and leases losses is adequate based on its current assessment of probable and estimated losses. The allowance for loan and lease losses as a percentage of loans outstanding was 1.17%, 1.15% and 1.39% at December 31, 2004, 2003 and 2002, respectively.

                               NON-INTEREST INCOME

     Total non-interest income decreased $2.2 million or 19.1%, from $11.5 million in 2003 to $9.3 million in 2004, compared to an increase of $2.4 million or 25.7% from 2002 to 2003. The various components of non-interest income are discussed below.

     The  largest  component  of  non-interest  income is Trust  and  Investment
Services ("TIS") revenue, which increased $209 thousand or 6.4%, from $3.3 million in 2003 to $3.5 million in 2004, compared to an increase of $98 thousand or 3.1%, from $3.2 million in 2002 to $3.3 million in 2003. The market value of TIS assets under management and custody grew 1.0% from $550.2 million at December 31, 2003, to $555.6 million at December 31, 2004. TIS assets under management and custody grew 3.5% or $19.4 million in 2003. In the third quarter of 2004, the Corporation announced that its TIS division had formed a strategic alliance with Haverford Financial Services (HFS). HFS will provide investment management services on a sub-advisory basis to current and future TIS clients. The Corporation anticipates new opportunities to increase assets under management from this alliance.

     Service charges on deposit accounts increased $94 thousand or 4.7% from $2.0 million in 2003 to $2.1 million in 2004 and increased $135 thousand or 7.2% in 2003 from 2002. Growth in service charge revenue on deposit accounts of $94 thousand or 4.7% was not consistent with the 16.7% increase in average deposits. This is primarily due to the fact that one large municipal relationship accounted for substantially all of the increase in average deposits. Service charge increases of 7.2% in 2003 compared to 2002 were in line with 2003 average deposit growth of approximately 9.5%.

     Gains on the sale of investment securities decreased $340 thousand or 82.9% from $410 thousand in 2003 to $70 thousand in 2004. Gains on the sale of investment securities decreased $198 thousand in 2003 from $212 thousand in 2002. The gains realized on the sale of investment securities in 2004, 2003 and 2002 were the result of normal portfolio management.

     The Corporation has operating lease agreements with several customers. The income on these agreements is classified as "Rental Income". Rental Income on operating lease agreements decreased $39 thousand from $867 thousand in 2003 to $828 thousand in 2004, compared to a $117 thousand increase in 2003 due to a decline in the volume of operating lease contracts. See discussion of related depreciation expense in the non-interest expense section.

     Gains on the sale of fixed assets and OREO (Other Real Estate Owned) were $145 thousand, $1,012 and $438 in 2004, 2003 and 2002, respectively. The large gain in 2003 related to foreclosed property that was sold at a higher value than the Corporation had anticipated.

     Gains and fee income generated in the sale of residential mortgage loans decreased $642 thousand from $1.0 million in 2003 to $377 thousand in 2004, compared to a $297 thousand increase in 2003. During 2004, refinancing and originations of salable loans had substantially decreased, resulting in a lower amount of gains and fees being collected when compared to prior periods. During 2002 and 2003 this activity was strong and resulted in a substantial amount of gain and fee income. In this increasing rate environment, Management does not expect this component of non-interest income to be significant in future time periods.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     In 2003, the Corporation received proceeds of $422 thousand from life insurance upon the death of its former President and CEO. There was no income from life insurance proceeds in 2004 or 2002.

     Gain from the sale of the Corporation's credit card portfolio in 2004 was $34 thousand. This income was a residual piece of the 2003 sale of the portfolio that had been held back to provide for any losses that may have occurred for a period of 12 months after the sale.

     In 2003 the Corporation sold its $2.7 million credit card portfolio to Elan Financial Services. The gain recorded on the sale in 2003 was $306 thousand.

The primary components of other non-interest income over the past three years are as follows:

                                                        2004               2003                 2002
                                                        ----               ----                 ----
Electronic Banking                                     $  823             $  760              $  690
Wealth Advisory Services                                  268                124                 113
Miscellaneous Loan Fees                                   341                377                 407
Other*                                                    826                911                 757
                                                        -----              -----               -----
                                                       $2,258             $2,172              $1,967
                                                        =====              =====               =====

* Other includes rental income, safe deposit box fees, cash management fees and other commission and fee income.

                              NON-INTEREST EXPENSE

     Total non-interest expense increased $1.8 million or 6.6% from $27.4 million in 2003 to $29.2 million in 2004, compared to an increase of $2.2 million or 8.7% from 2002 to 2003. The growth in non-interest expense reflects the increased costs of staffing and benefits, professional and consulting fees and spending relating to the Corporation's new imaging and branding rollout. The various components of non-interest expense changes are discussed below.

     Employee salaries and benefits increased $844 thousand or 5.6% from $15.0 million in 2003 to $15.8 million in 2004, compared to $1.1 million or 7.7% increase from 2002 to 2003. Increased staff, annual employee raises, promotions and an increase in employee benefits are primarily responsible for the increases in both years.

     Net occupancy, equipment and data processing expense decreased $115 thousand or 2.1% from $5.5 million in 2003 to $5.4 million in 2004, compared to $540 thousand or 10.9% increase from 2002 to 2003. The decrease in 2004 was the result of changes made in the depreciation calculations for some of the Corporation's real estate, partially offset by increased operating expense related to the opening of the Oxford and Freedom Village banking facilities. The increase from 2002 to 2003 was partially the result of the opening of the Coatesville and Giunta's branches.

     Depreciation on operating leases increased $49 thousand or 7.1% from $691 thousand in 2003 to $740 thousand in 2004 compared to a $24 thousand or 3.6% increase from 2002 to 2003. This depreciation expense is the result of operating lease agreements the Corporation has with several of its customers. The income associated with this operating lease is classified as Rental Income. See related discussion of Rental Income in the Non-Interest Income section, above.

     Professional services increased $586 thousand or 50.4% from $1.2 million in 2003 to $1.8 million in 2004 compared to an increase of $20 thousand or 1.8% from 2002 to 2003. Professional services were directly impacted by the costs associated with the Corporation's efforts to comply with the Sarbanes Oxley legislation that became effective this year. Direct Sarbanes Oxley costs of $272 are included in 2004 operating results. The Company also hired a real estate consultant in 2004 to help identify real estate opportunities and efficiencies. The increase from 2002 to 2003 was the result of a general increase in audit, accounting and consulting fees and legal fees related to loan work-out activities.

     FDIC deposit insurance expense was $86, $88 and $86 thousand for the year's 2004, 2003 and 2002, respectively. Bank shares tax was $517 thousand in 2004, $493 thousand in 2003 and $480 thousand in 2002. Bank Shares Tax was 0.83%, 0.93% and 0.92% of average stockholder's equity for 2004, 2003, and 2002, respectively. The Pennsylvania Bank Shares Tax is based primarily on Bank stockholder's equity and paid annually.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


     Total other non-interest expense increased $427 thousand or 9.4% from $4.5 million in 2003 to $4.9 million in 2004. The increase in 2004 in other non-interest expense can be primarily attributed to increased costs associated with the adoption of a new corporate image and marketing campaign. Total other non-interest expense increased $522 thousand or 13.1% from 2002 to 2003 as a result of the increased cost of supporting the Corporation's growing infrastructure.

                                  INCOME TAXES

     Income tax expense was $2.4 million in 2004 compared to $2.2 million in 2003 and $2.4 million in 2002, representing an effective tax rate of 28.3%, 27.1% and 30.0%, respectively. The effective tax rate in 2004 and 2003 decreased due to changes in the tax exempt components of the Corporation's balance sheet and income statement, such as tax exempt investment securities, tax exempt loans, and the gain on the proceeds of life insurance.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         CONSOLIDATED AVERAGE BALANCE SHEET AND TAX EQUIVALENT INCOME/EXPENSES
                 AND RATES FOR THE YEAR ENDED DECEMBER 31, 2004

                                                         2004                       2003                        2002
                                             ------------------------   -------------------------   --------------------------
(Dollars in thousands)                        Daily                       Daily                      Daily
                                             Average                     Average                    Average
                                             Balance   Interest  Rate    Balance  Interest  Rate    Balance    Interest   Rate
                                             -------   --------  ----    -------  --------  ----    -------    --------   ----

ASSETS
Federal funds sold and other                 $ 15,868  $   243   1.53%  $  17,368   $  211  1.21%   $ 20,861    $   378   1.81%
   overnight investments
Interest bearing deposits in banks                693        6   0.87         543         3  0.55        210          5   2.38
Investment securities
         Taxable                              110,056    4,504   4.09     115,689     4,158  3.59     98,092      4,797   4.89
         Tax-exempt (1)                        24,209    1,086   4.49      14,280       660  4.62      1,718        127   7.38
                                              -------   ------           -------     ------          -------     ------
    Total investment securities               134,265    5,590   4.16     129,969     4,818  3.71     99,810      4,924   4.93
                                              -------   ------           -------     ------          -------     -----
    Loans and leases (2)
         Taxable                              557,808   31,656   5.68     462,806    28,414  6.14    440,054     31,702   7.20
         Tax-exempt (1)                         9,947      590   5.93       7,607       468  6.16      2,559        204   7.97
                                              -------   ------           -------     ------          -------     ------
         Total loans                          567,755   32,246   5.68     470,413    28,882  6.14    442,613     31,906   7.21
                                              -------   ------           -------     ------          -------     ------
    Total interest-earning assets             718,581   38,085   5.30     618,293    33,914  5.49    563,494      7,213   6.60
    Non-interest-earning assets
      Allowance for possible loan and
         lease losses                          (6,526)                     (6,253)                    (6,542)
      Cash and due from banks                  24,029                      25,209                     24,064
      Other assets                             23,284                      22,981                     22,660
                                              -------                    --------                    -------
         Total assets                        $759,368                   $ 660,230                   $603,676
                                              =======                    =======                     =======
LIABILITIES AND STOCKHOLDERS'
           EQUITY
    Savings, NOW, and money market
      deposits                               $391,057  $ 2,604   0.67   $ 338,343   $ 2,501  0.74   $292,446    $ 3,875   1.33
    Certificates of deposit and other time    111,838    2,700   2.41     119,162     3,386  2.84    135,006      5,473   4.05
                                              -------   ------           -------     ------          -------     ------
         Total interest-bearing deposits      502,895    5,304   1.05     457,505     5,887  1.29    427,452      9,348   2.19
    Securities sold under repurchase
      agreements                                    -        -      -         133         3  2.26        779         23   2.95
    Junior subordinated debt                   15,465      728   4.71           -         -     -          -          -      -
    Guaranteed preferred beneficial interest
       in Corporation's subordinated
         debentures                                 -        -      -       6,342       312  4.92      2,288        136   5.75
    Federal Home Loan Bank advances
      and other borrowings                     61,707    1,832   2.97      33,176       952  2.87     24,027      1,166   4.85
                                              -------   ------           -------     ------          -------     ------
         Total interest-bearing liabilities   580,067    7,864   1.36     497,156     7,154  1.4     454,546     10,673   2.35
    Non-interest-bearing liabilities
      Non-interest-bearing demand deposits    121,664                     107,310                     97,266
      Other liabilities                         4,468                       5,203                      5,327
                                              -------                    --------                    -------
         Total liabilities                    706,199                     609,669                    557,139
    Stockholders' equity                       53,169                      50,561                     46,537
                                              -------                    --------                    -------
         Total liabilities and stockholders'
             Equity                          $759,368                   $ 660,230                   $603,676
                                              =======                    =======                     =======
      Net interest income                              $30,221                      $26,760                     $26,540
                                                        ======                       ======                      ======
    Net yield on interest-earning assets                        4.21%                       4.33%                         4.71%
                                                                ====                        ====                          ====

(1) The indicated income and annual rate are presented on a tax equivalent basis using the federal marginal rate of 34%, adjusted for the TEFRA 20% penalty for 2004, 2003, and 2002.

(2) Nonaccruing loans are included in the average balance.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


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

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         The following tables present information regarding the Corporation's total allowance for loan and lease losses as well as the allocation of such amounts to the various categories of loans at the dates indicated:


                                                                                December 31, 2004
                                                          ---------------------------------------------------------
                                                           Allowance
                                                          for Loan and              Percent of          Percent of
(Dollars in thousands)                                    Lease Losses               Allowance          Total Loans
                                                          ------------              ----------          -----------

Commercial loans and leases                                  $  4,717                 65.4%                0.76%
Residential real estate                                           276                  3.8%                0.05%
Consumer loans                                                  1,502                 20.8%                0.24%
General allowance                                                 718                 10.0%                0.12%
                                                              -------               ------               ------

Total allowance for loan and lease losses                    $  7,213                100.0%                1.17%
                                                              =======               ======               ======


                                                                                December 31, 2003
                                                          ----------------------------------------------------------
                                                           Allowance
                                                          for Loan and              Percent of            Percent of
(Dollars in thousands)                                    Lease Losses               Allowance           Total Loans
                                                          ------------              ----------          -----------

Commercial loans and leases                                  $  3,875                 66.1%                0.76%
Residential real estate                                           199                  3.4%                0.04%
Consumer loans                                                  1,187                 20.2%                0.23%
General allowance                                                 603                 10.3%                0.12%
                                                              -------              -------               ------

Total allowance for loan and lease losses                    $  5,864                100.0%                1.15%
                                                              =======              =======               ======

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         ANALYSIS OF CHANGES IN THE ALLOWANCE FOR LOAN AND LEASE LOSSES
                       AND COMPARISON OF LOANS OUTSTANDING

                                                                                 December 31
                                                           -----------------------------------------------------
(Dollars in thousands)
                                                              2004      2003        2002       2001       2000
                                                           --------   --------    --------   --------   --------

Balance at beginning of year                               $  5,864   $  6,230    $  6,344   $  6,609   $  6,261
                                                            -------    -------     -------    -------    -------

Provision charged to operating expense                        1,164      2,519       2,231      2,929        876
                                                            -------    -------     -------    -------    -------

Recoveries of loans previously charged off
   Commercial loans                                             955        175         274         76         26
   Real estate - mortgages                                       31          9          -          -          59
   Consumer loans                                                28         28          51        114         49

Lease financing receivables                                      81          2           -          8          -
                                                            -------    -------     -------    -------    -------

   Total recoveries                                           1,095        214         325        198        134
                                                            -------    -------     -------    -------    -------

Loan charge-offs
   Commercial loans                                            (261)    (1,044)       (841)    (2,173)       (37)

   Real estate - mortgages                                     (294)      (545)     (1,265)      (955)      (161)

   Consumer loans                                              (121)      (261)       (216)      (256)      (440)

   Lease financing receivables                                 (234)    (1,248)       (348)        (8)       (24)
                                                            -------    -------     -------    -------    -------

         Total charge-offs                                     (910)    (3,099)     (2,670)    (3,392)      (662)
                                                            =======    =======     =======    =======    =======

Net loan recoveries (charge-offs)                               185     (2,885)     (2,345)    (3,194)      (528)
                                                            -------    -------     -------    -------    -------

Balance at end of year                                     $  7,213   $  5,864    $  6,230   $  6,344   $  6,609
                                                            =======    =======     =======    =======    =======

Year-end loans outstanding                                 $618,005   $511,249    $447,682   $448,110   $406,889

Average loans outstanding                                  $567,755   $470,413    $442,613   $419,984   $378,211

Allowance for possible loan losses as
   a percentage of year-end loans
   outstanding                                                 1.17%      1.15%       1.39%      1.42%      1.62%

Ratio of (net recoveries) net charge-offs to
   average loans outstanding                                  (0.03%)     0.61%       0.53%      0.76%      0.14%


     Non-performing loans and leases include those on non-accrual status and loans past due 90 days or more and still accruing. The Corporation's policy is to write down all non-performing loans to net realizable value based on updated appraisals. Non-performing loans are generally collateralized and are in the process of collection. Non-performing loans reduce the Corporation's earnings because interest income is not earned on such assets. Non-accrual loans at December 31, 2004 include a real estate secured loan of $5.9 million. Management is actively working to collect this loan and does not anticipate a loss of principal. However, a specific reserve of $687 thousand was established in the allowance for loan losses relative to this loan in the fourth quarter. Please see the "Non-Interest Income" section for information regarding gains on the sale of OREO. The following chart represents detailed information regarding non-performing loans:

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


                         NON-PERFORMING LOANS AND ASSETS

                                                                             December 31
                                                   -------------------------------------------------------------
(Dollars in thousands)                               2004         2003         2002         2001           2000
                                                   -------      --------     --------     --------      --------

Past due over 90 days and still accruing           $    --      $    597     $    321     $    174      $    134
Non-accrual loans and leases (1)                     7,877         3,093        5,216        7,630         1,364
                                                    ------       -------      -------      -------       -------
Total non-performing loans and leases                7,877         3,690        5,537        7,804         1,498

Other real estate owned ("OREO")                       757           965          368          831           803
                                                    ------       -------      -------      -------       -------

Total non-performing assets                        $ 8,634      $  4,655     $  5,905     $  8,635      $  2,301
                                                    ======       =======      =======      =======       =======

Interest income which would
  have been recorded                               $   209      $    348     $    448     $    308      $     76

Interest income that was
  received from customer                               (27)          (46)        (234)          --           (17)
                                                    ------       -------      -------      -------       -------

Total contractual interest
  for nonaccruing loans
  and leases not collected                         $   182      $    302     $    214     $    308      $      59
                                                    ======       =======      =======      =======       ========

Non-performing loans as a
   percentage of total loans and leases              1.27%         0.72%        1.24%        1.74%          0.37%

Allowance for loan losses
   as a percentage of non-performing
   loans and leases                                 91.57%       158.92%      112.52%       81.29%        441.19%

Non-performing assets as a percentage
   of total loans and leases and other real
   estate owned                                      1.40%         0.91%        1.32%        1.92%          0.56%

Allowance for loan and lease losses as a
   percentage of non-performing
   assets                                           83.54%       125.97%      105.50%       73.47%        287.22%

(1) Generally the Bank places a loan in nonaccrual status when principal or interest has been in default for a period of 90 days or more unless the loan is both well secured and in the process of collection.

     Management believes that the allowance for loan and lease losses is adequate based on its current assessment of probable estimated losses. OREO represents residential and commercial real estate owned by the Corporation following default by borrowers that has been written down to estimated realizable value (net of estimated disposal costs) based on professional appraisals.

     Management is not aware of any loans or leases other than those included in these tables and mentioned in this section as well as the Asset Quality and Allowance for Loan and Lease Losses section that would be considered potential problem loans and cause Management to have doubts as to the borrower's ability to comply with loan repayment terms.

     OREO of $757 at December 31, 2004 consists of one commercial property that the Corporation is actively attempting to sell. OREO balances may increase substantially if the Corporation is forced to foreclose on the $5.8 million real estate related loan presently in non-accrual status.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


                                CAPITAL ADEQUACY

     The Corporation is subject to Risk-Based Capital Guidelines adopted by the Federal Reserve Board ("FRB") for bank holding companies. The Bank is also subject to similar capital requirements adopted by the Office of the Comptroller of the Currency ("OCC"). Under these requirements, the regulatory agencies have set minimum thresholds for Tier I Capital, Total Capital, and Leverage ratios. At December 31, 2004, both the Corporation's and the Bank's capital exceeded all minimum regulatory requirements and were considered "well capitalized", as defined in the regulations issued pursuant to the FDIC Improvement Act of 1994. The Corporation's and Bank's Risk-Based Capital Ratios, shown below, have been computed in accordance with regulatory accounting policies.

                                                           December 31
RISK-BASED                                        --------------------------------------         "Well Capitalized"
CAPITAL RATIOS                                        2004         2003          2002               Requirements
--------------                                    ------------ ------------  -----------         ------------------

    Corporation
Leverage Ratio                                      8.62%         9.71%         8.29%                   N/A
Tier I Capital Ratio                               10.80%        12.01%        10.83%                   N/A
Total Risk-Based Capital Ratio                     11.91%        13.07%        12.08%                   N/A

      Bank
Leverage Ratio                                      8.11%         8.68%         8.05%                  5.00%
Tier I Capital Ratio                               10.16%        10.72%        10.53%                  6.00%
Total Risk-Based Capital Ratio                     11.26%        11.79%        11.78%                 10.00%

         The Bank is not under any agreement with the regulatory authorities nor is it aware of any current recommendations by the regulatory authorities that, if they were to be implemented, would have a material effect on liquidity, capital resources or operations of the Corporation.

                  CONTRACTUAL OBLIGATIONS AND OTHER COMMITMENTS

     The  following   table  sets  forth   contractual   obligations  and  other
commitments representing required and potential cash outflows as of December 31, 2004:

(Dollars in thousands)                               2009         2008         2007         2006          2005
                                                   --------     --------    ---------     --------      --------

Minimum annual rentals on noncancellable
  operating leases                                $    398      $    377    $     375     $    365      $    339
Remaining contractual maturities of time
  deposits                                           7,996         3,963        6,162       21,251        65,303
Loan commitments                   -                     -             -            -      213,962
Long-term borrowed funds                             9,070        23,816       20,947        4,566           297
Guaranteed preferred beneficial interests in
  Corporation's subordinated debentures                  -             -            -            -             -
Standby letter of credit                                 -             -            -            -        11,430
                                                   -------       -------      -------      -------       -------

Total                                             $ 17,464      $ 28,156     $ 27,484     $ 26,182      $291,331
                                                   =======       =======      =======      =======       =======

The Corporation had no capital leases at December 31, 2004.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


                        BRANCHING AND TECHNOLOGY PROJECTS

     The Corporation intends to open a series of new branch locations throughout Chester County over the next five years. A new customer focused branch design will be introduced when construction is finished on the permanent branch building in Oxford, Pennsylvania. The new "signature look" will be rolled out to new and certain current locations over the next 5 years. Technological improvements expected over the next 18 months, include secure electronic delivery of customer checking and savings statements and an improvement of customer service issues as the Bank utilizes the power of its new customer relationship management system ("CRM"). Management hopes to utilize the CRM along with the Answer Center to identify service issues and customer trends on a proactive basis resulting in a higher degree of customer satisfaction.

               DESCRIPTION OF CAPITAL STOCK AND MARKET INFORMATION

     The authorized capital stock of the Corporation consists of 10,000,000 shares of common stock, par value $1.00 per share, of which 4,562,225 and 4,516,552 shares were outstanding (net of shares held in Treasury) at the end of 2004 and 2003, respectively. The Corporation's common stock is publicly traded over the counter under the symbol "FCEC". Trading is sporadic. The following table shows the range of high and low bid quotations for the stock based upon transactions reported for each quarter respectively. Such quotations reflect inter-dealer bids and may not necessarily represent actual transactions.


                                                                                  Bid Quotations
                                                                                  --------------
                                                                      2004                          2003
                                                                      ----                          ----
         Quarter Ended                                         High            Low             High          Low
         -------------                                         ----            ---             ----          ---

         First                                                $27.45          $24.26          $18.75        $16.65

         Second                                               $25.25          $21.50          $19.10        $18.25

         Third                                                $26.90          $23.50          $21.50        $20.25

         Fourth                                               $28.00          $24.88          $25.05        $24.55

             CRITICAL ACCOUNTING POLICIES, JUDGEMENTS AND ESTIMATES

     The accounting and reporting policies of the Corporation conform with accounting principles generally accepted in the United States of America and general practices within the financial services industry. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

     The Corporation considers that the determination of the allowance for loan and lease losses involves a higher degree of judgment and complexity than its other significant accounting policies. The allowance for loan and lease losses is calculated with the objective of maintaining a reserve level believed by Management to be sufficient to absorb estimated credit losses. Management's determination of the adequacy of the allowance is based on periodic evaluations of the loan and lease portfolio and other relevant factors. However, this evaluation is inherently subjective as it requires material estimates, including, among others, expected default probabilities, leases, loss given default, expected commitment usage, the amounts and timing of expected future cash flows on impaired loans, mortgages, and general amounts for historical loss experience. The process also considers economic conditions, uncertainties in estimating losses and inherent risks in the loan and lease portfolio. All of these factors may be susceptible to significant change. To the extent actual outcomes differ from Management's estimates, additional provisions for loan and lease losses may be required that could adversely impact earnings in future periods.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


     The Corporation recognizes deferred tax assets and liabilities for the future tax effects of temporary differences, net operating loss carryforwards and tax credits. Deferred tax assets are subject to Management's judgment based upon available evidence that future realization is more likely than not. If Management determines that the Company may be unable to realize all or part of net deferred tax assets in the future, a direct charge to income tax expense may be required to reduce the recorded value of the net deferred tax asset to the expected realizable amount.

                    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     During 2004 the SEC released Staff Accounting Bulletin No. 105, "Application of Accounting Principles to Loan Commitments" SAB 105 provides guidance about the measurement of loan commitments recognized at fair value under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. SAB 105 also requires companies to disclose their accounting policy for those loan commitments including methods and assumptions used to estimate fair value and associated hedging strategies. SAB 105 is effective for all loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of SAB 105 did not have a material effect on the Corporations consolidated financial statements.

     In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS 123(R), "Accounting For Stock-Based Compensation." SFAS 123(R) amends FASB Statements No. 123 and supercedes APB No. 25. SFAS 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or
(b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. Under SFAS 123(R) all forms of share-based payments to employees, including employee stock options, would be treated the same as other forms of compensation by recognizing the related cost in the income statement. The expense of the award will generally be measured at fair value at the grant date. Current accounting guidance requires that the expense relating to so-called fixed plan employee stock options only be disclosed in the footnotes to the financial statements. The Statement applies to all awards granted after the first interim or annual reporting period beginning after June 15, 2005 and to awards modified, repurchased, or cancelled after that date. The Corporation has determined that this statement will not have a material effect on the consolidated financial statements. The Corporation's current share-based payment plan expires in 2005 and of all the options currently outstanding, none are unvested.

     In November 2003, the Emerging Issues Task Force (EITF) of the FASB issued EITF Abstract 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments" (EITF 03-1). In March 2004, the EITF issued a Consensus on Issue 03-1 requiring that the provisions of EITF 03-1 be applied for reporting periods beginning after June 15, 2004 to investments accounted for under SFAS No. 115 and 124. EITF 03-1 establishes a three-step approach for determining whether an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss. In September 2004, the FASB issued a proposed Staff Position, EITF Issue 03-1-a, "Implementation Guidance for the Application of Paragraph 16 of EITF 03-1" (EITF 03-1-a). EITF 03-1-a would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under paragraph 16 of EITF 03-1. In September 2004, the FASB issued a Staff Position, EITF Issue 03-1-1, "Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1" (EITF 03-1-1). EITF Issue No. 03-1-1 delays the effective date of certain provisions of EITF Issue 03-1, including steps two and three of the Issue's three-step approach for determining whether an investment is other-than-temporarily impaired. However, step one of that approach must still be initially applied for impairment evaluations in reporting periods beginning after June 15, 2004. The delay of the effective date for paragraphs 10-20 of EITF Issue 03-1 will be superseded with the final issuance of proposed EITF Issue 03-1-a. The quantitative and qualitative disclosure provisions of EITF 03-1 were effective for years ending after December 15, 2003 and are included in these financial statements and have not had a material impact for either period.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

               LIQUIDITY MANAGEMENT AND INTEREST RATE SENSITIVITY

     The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for business expansion. Liquidity management addresses the Corporation's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings as they mature and to make new loans and investments as opportunities arise. Liquidity is managed on a daily basis enabling Management to monitor changes in liquidity and to react accordingly to fluctuations in market conditions. The primary sources of liquidity for the Corporation are funding available from deposits, Federal Home Loan Bank ("FHLB"), and cash flow from the investment and loan portfolios. The Corporation considers funds from demand, NOW, money market, savings and certificates less than $100 thousand as "core" deposits because of the historical stability of such sources of funds. Details of core deposits, non-interest bearing demand deposit accounts and other deposit sources are highlighted in the following table:

                                DEPOSIT ANALYSIS
     (Dollars in thousands)
                                                   2004                     2003                     2002
                                         ---------------------     ----------------------   ----------------------
                                         Average     Effective     Average      Effective    Average     Effective
         DEPOSIT TYPE                    Balance        Yield      Balance         Yield     Balance        Yield
         ------------                    -------     ---------     -------      ---------    -------     ---------

     NOW                                 $129,569        0.51%     $ 88,518        0.19%    $ 79,587         0.38%
     Money Market                          26,255        0.51%       26,051        0.70%      25,430         1.37%
     Statement Savings                     65,682        0.56%       63,032        0.77%      53,754         1.44%
     Other Savings                          1,370        0.51%        1,522        0.79%       1,567         1.34%
     CD's Less than $100,000               85,873        2.46%       96,773        2.93%     109,362         4.18%
                                          -------                   -------                  -------

     Total Core Deposits                  308,749        1.06%      275,896        1.33%     269,700         2.23%

     Non-Interest-Bearing
       Demand Deposits                    125,074          --       107,334          --       97,266           --
                                          -------                   -------                 --------

     Subtotal                             433,823        0.75%      383,230        0.96%     366,966         1.64%

     Tiered Savings                       168,180        0.86%      159,220        1.04%     132,108         1.84%
     CD's Greater than $100,000            25,966        2.28%       22,365        2.48%      25,644         3.52%
                                         --------                  --------                 --------

     Total Deposits                      $627,969                  $564,815                 $524,718
                                          =======                   =======                  =======

         MATURITIES OF CERTIFICATES OF DEPOSIT AND OTHER TIME DEPOSITS,
                     $100,000 OR MORE, AT DECEMBER 31, 2004

                                 Due Within        Over 3 Months         Over 6 Months         Due Over
     (Dollars in thousands)      3 Months         Through 6 Months      Through 12 Months      12 Months       Total
                                 ----------       ----------------      -----------------      ---------       -----

     Certificates of Deposit
         $100,000 or more         $ 7,273             $ 11,193               $ 6,000            $ 8,582       $ 33,048

     The Corporation utilizes borrowings from the FHLB and collateralized repurchase agreements in managing its interest rate risk and as a tool to augment deposits and in funding asset growth. The Corporation may utilize these funding sources to better match its assets that are subject to longer term repricing (i.e., between one and five years). The Bank, as a member of the FHLB, maintains several credit facilities (overnight lines of credit, amortizing and non-amortizing fixed rate term and variable rate term advances with FHLB). As of December 31, 2004, the amount outstanding under the Bank's line of credit with the FHLB was $0.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     FHLB borrowings totaled $66.5 million compared to $40.5 million at December 31, 2003. During 2004 and 2003, average FHLB advances were approximately $61.7 million and $33.2 million, respectively and consisted of short and long term advances representing a combination of maturities. The average interest rate for 2004 and 2003 on these advances was approximately 3.0% and 2.9%, respectively.
The Bank currently has a maximum borrowing capacity with the FHLB of approximately $150.2 million.

     The goal of interest rate sensitivity management is to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates. Such sensitivity is measured as the difference in the volume of assets and liabilities in the existing portfolio that are subject to repricing in a future time period. The Corporation's net interest rate sensitivity of its "gap position" within one year is a negative $213.4 million or 26.5% of total assets at December 31, 2004, compared with a negative $228.7 million or 33.2% of total assets at the end of 2003. The Corporation's gap position is just one tool used to evaluate interest rate risk and the stability of net interest margins. The data in the following chart represents the gap position at a specific point in time and may not be indicative of future gap positions. Another tool that Management uses to evaluate interest rate risk is a computer simulation model that assesses the impact of changes in interest rates on net interest income, net-income under various interest rate forecasts and scenarios. Management has set acceptable limits of risk within its Asset Liability Committee ("ALCO") policy and monitors the results of the simulations against these limits quarterly. Management monitors interest rate risk as a regular part of corporate operations with the intention of maintaining a stable net interest margin.

              INTEREST RATE SENSITIVITY GAP AS OF DECEMBER 31, 2004

(Dollars in thousands)                   Within        Through             Five       Non-Rate
                                        One Year      Five Years          Years       Sensitive        Total
                                      ------------    ----------        ----------    ----------     ----------

ASSETS
    Federal funds sold                $   6,500       $     -           $     -        $     -       $    6,500
    Investment securities                42,130          57,599            40,300            -          140,029
    Interest bearing deposits in banks      454             -                 -              -              454
    Loans and leases                    249,921         275,181            92,903         (7,213)       610,792
    Cash and due from banks                 -               -                 -           24,656         24,656
    Premises & equipment                    -               -                 -           14,137         14,137
    Other assets                            -               -                 -            8,907          8,907
                                       --------        --------          --------       --------      ---------

    Total assets                      $ 299,005       $ 332,780         $ 133,203      $  40,487     $  805,475
                                       ========        ========          ========       ========      =========

LIABILITIES AND CAPITAL
    Non-interest-bearing deposits$           -  $           -           $     -        $ 125,452     $  125,452
    Interest bearing deposits           491,315          39,372             6,879            -          537,566
    Junior subordinated debt             15,465             -                 -              -           15,465
    FHLB advances and other
      borrowings                          5,556          53,283             7,625            -           66,464
    Other liabilities                        28             -               5,098            -            5,126
    Capital                                 -               -                 -           55,402         54,402
                                       --------        --------          --------       --------      ---------

    Total liabilities and capital     $ 512,364       $  92,655         $  19,602      $ 180,854     $  805,475
                                       ========        ========          ========       ========      =========

    Net interest rate sensitivity gap $(213,359)      $ 240,125         $ 113,601      $(140,367)    $       -
                                       ========         =======          ========       ========      =========

    Cumulative interest rate
       sensitivity gap                $(213,359)      $  26,766         $ 140,367      $     -       $      -
                                       ========        ========          ========       ========      =========

    Cumulative interest rate
       sensitivity gap divided
       by total assets                   (26.5%)            3.3%            17.4%
                                       ========        ========          =======


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


     The Corporation's gap position is one factor used to evaluate interest rate risk and the stability of net interest margins. Other factors include computer simulations of what might happen to net interest income under various interest rate forecasts and scenarios. The Corporation's Asset Liability Management Policy requires quarterly calculation of the effects of changes in interest rates on net interest income. The table below summarizes estimated changes in net interest income over the twelve-month period ending December 31, 2004 under alternative interest rate scenarios. The change in interest rates was modeled to simulate the effect of a proportional shift in asset and liability ratios (rate ramp). The prime rate as reported in the Wall Street Journal as of December 31, 2004 of 5.25% is used as the "driver rate" in these simulations.


           (Dollars in thousands)

                Change in                    Net                    Dollar              Percent
              Interest Rates            Interest Income             Change              Change
              --------------            ---------------            -------              ------

           +200 Basis Points             $  36,379                $  1,922               5.58%
           +100 Basis Points                35,414                     958               2.78
           Flat Rate                        34,456                     -                    -
           -100 Basis Points                33,506                    (950)             (2.76)
           -200 Basis Points                32,568                  (1,889)             (5.48)

     Management believes that the assumptions utilized in evaluating the vulnerability of the Corporation's net interest income to changes in interest rates approximate actual experience. The interest rate sensitivity of the Corporation's assets and liabilities, as well as the estimated effect of changes in interest rates on net interest income, however, could vary substantially if different assumptions are used or actual experience differs from the experience on which the assumptions were based.

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

     The nature of the Corporation's current operation is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Corporation nor the Bank owns trading assets. At December 31, 2004, the Corporation did not have any hedging transactions in place such as interest rate swaps, caps or floors.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


                           CONSOLIDATED BALANCE SHEETS


(Dollars in thousands)                                                                          December 31
                                                                                      ----------------------------
                                                                                           2004              2003
                                                                                      --------------    ----------

ASSETS
    Cash and due from banks                                                            $  24,656         $  28,509
    Federal funds sold and other overnight investments                                     6,500             2,500
    Interest bearing deposits                                                                454               374
                                                                                        --------          --------

                Total cash and cash equivalents                                           31,610            31,383
                                                                                        --------          --------

    Investment securities held-to-maturity (fair value of $11
        at December 31, 2004 and $20 at December 31, 2003)                                    10                19

    Investment securities available-for-sale, at fair value                              140,019           130,710

    Loans and leases                                                                     618,005           511,249
    Less allowance for possible loan and lease losses                                     (7,213)           (5,864)
                                                                                        --------          --------

                Net loans                                                                610,792           505,385

    Premises and equipment, net                                                           14,137            13,168
    Other assets                                                                           8,907             8,545
                                                                                        --------          --------

                Total assets                                                           $ 805,475         $ 689,210
                                                                                        ========          ========

LIABILITIES
    Deposits
        Non-interest-bearing                                                           $ 125,452         $ 114,307
        Interest-bearing (including certificates of deposit over $100 of
          $33,048 and $21,346 - 2004 and 2003, respectively)                             537,566           463,007
                                                                                        --------          --------

                Total deposits                                                           663,018           577,314

    Federal Home Loan Bank advances and other borrowings                                  66,464            40,543
    Junior subordinated debt                                                              15,465                 -
    Guaranteed preferred beneficial interest in Corporation's subordinated
        debentures                                                                             -            15,000
    Other liabilities                                                                      5,126             4,603
                                                                                         --------          --------

                Total liabilities                                                        750,073           637,460
                                                                                        --------          --------

STOCKHOLDERS' EQUITY
    Common stock, par value $1.00; authorized, 10,000,000 shares;
        Outstanding 4,799,666 at December 31, 2004 and December 31, 2003                   4,800             4,800
    Additional paid-in capital                                                             2,052             1,877
    Retained earnings                                                                     53,747            50,117
    Accumulated other comprehensive income (loss)                                            (78)              306
    Treasury stock, at cost: 2004 - 237,441 and 2003 - 283,144                            (5,121)           (5,350)
                                                                                        --------          --------

                Total stockholders' equity                                                55,402            51,750
                                                                                        --------          --------

                Total liabilities and stockholders' equity                             $ 805,475         $ 689,210
                                                                                        ========          ========


The accompanying notes are an integral part of these statements.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                        CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)                                                    Years ended December 31
                                                                                   -------------------------------------
                                                                                       2004            2003         2002
                                                                                   ------------    -----------   -------
INTEREST INCOME
    Loans and leases, including fees                                               $   32,046      $  28,724    $ 31,837
    Investment securities                                                               5,223          4,595       4,881
    Federal funds sold and other overnight investments                                    243            211         378
    Deposits in banks                                                                       6              3           5
                                                                                    ---------       --------     -------
             Total interest income                                                     37,518         33,533      37,101
                                                                                    ---------       --------     --------
INTEREST EXPENSE
    Deposits                                                                            5,304          5,887       9,348
    Securities sold under repurchase agreements                                             -              3          23
    Junior subordinated debt                                                              728              -           -
    Guaranteed preferred beneficial interest in Corporation's subordinated
        Debentures                                                                          -            312         136
    Federal Home Loan Bank advances and other borrowings                                1,831            952       1,166
                                                                                    ---------       --------     -------
             Total interest expense                                                     7,863          7,154      10,673
                                                                                    ---------       --------     -------
             Net interest income                                                       29,655         26,379      26,428
PROVISION FOR LOAN AND LEASE LOSSES                                                     1,164          2,519       2,231
                                                                                    ---------       --------     -------
             Net interest income after provision for loan and lease losses             28,491         23,860      24,197
                                                                                    ---------       --------     -------
NON-INTEREST INCOME
    Trust and Investment Services                                                       3,486          3,277       3,179
    Service charges on deposit accounts                                                 2,115          2,021       1,886
    Investment securities gains, net                                                       70            410         212
    Operating lease rental income                                                         828            867         750
    Gains on the sale of fixed assets and OREO                                            145          1,012         438
    Gains and fees on the sale of residential mortgages                                   377          1,019         722
    Gains on the sale of credit card portfolio                                             34            306           -
    Proceeds from life insurance                                                           -             422           -
    Other                                                                               2,258          2,172       1,967
                                                                                    ---------       --------     -------
             Total non-interest income                                                  9,313         11,506       9,154
                                                                                    ---------       --------     -------
NON-INTEREST EXPENSE
    Salaries and employee benefits                                                     15,815         14,971      13,897
    Occupancy, equipment, and data processing                                           5,361          5,476       4,936
    Depreciation expense on operating leases                                              740            691         667
    FDIC deposit insurance                                                                 86             88          86
    Bank shares tax                                                                       517            493         480
    Professional services                                                               1,748          1,162       1,142
    Other                                                                               4,946          4,519       3,997
                                                                                    ---------       --------     -------
             Total non-interest expense                                                29,213         27,400      25,205
                                                                                    ---------       --------     -------
             Income before income taxes                                                 8,591          7,966       8,146
INCOME TAXES                                                                            2,430          2,161       2,444
                                                                                    ---------       --------     -------
 NET INCOME                                                                        $    6,161      $   5,805    $  5,702
                                                                                    =========       ========     =======
PER SHARE
    Basic earnings per common share                                                $     1.36      $    1.30    $   1.29
                                                                                    =========       ========     =======
    Diluted earnings per common share                                              $     1.31      $    1.26    $   1.28
                                                                                    =========       ========     =======
    Dividends declared                                                             $   0.5550      $  0.5425    $ 0.5250
                                                                                    =========       ========     =======

The accompanying notes are an integral part of these statements.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                   Accumulated
                                                             Additional               Other                               Total
                                            Common Stock       Paid-in   Retained Comprehensive Treasury Comprehensive Stockholders'
(Dollars in thousands)                  Shares     Par Value   Capital   Earnings  Income(Loss)  Stock      Income        Equity

Balance at January 1, 2002             4,799,666   $  4,800   $   773    $ 43,367    $    84     $(5,185)    $     -    $ 43,839

    Net income                                 -          -         -       5,702          -           -       5,702       5,702
    Cash dividends declared                    -          -         -      (2,323)         -           -           -      (2,323)
    Other comprehensive income
       Net unrealized gains on
       investment securities
       available-for-sale                      -          -         -           -      1,294           -       1,294       1,294
    Treasury stock transactions                -          -        87           -          -          13           -         100
                                       ---------    -------    ------     -------     ------      ------      ------     -------
    Comprehensive income                                                                                     $ 6,996

Balance at December 31, 2002           4,799,666   $  4,800   $   860    $ 46,746    $ 1,378     $(5,172)               $ 48,612

    Net income                                 -          -         -       5,805          -           -       5,805       5,805
    Cash dividends declared                    -          -         -      (2,434)         -           -           -      (2,434)
    Other comprehensive income
       Net unrealized (losses)
       gains on investment securities
       available-for-sale                      -          -         -           -     (1,072)          -      (1,072)     (1,072)
    Treasury stock transactions                -          -     1,017           -          -        (178)          -         839
                                       ---------    -------    ------     -------     ------      -------     ------     -------
    Comprehensive income                                                                                     $ 4,733

Balance at December 31, 2003           4,799,666   $  4,800   $ 1,877    $ 50,117        306     $(5,350)               $ 51,750

    Net income                                 -          -         -       6,161          -           -       6,161       6,161
    Cash dividends declared                    -          -         -      (2,529)         -           -           -      (2,529)
    Other comprehensive income
       Net unrealized (losses)
       gains on investment securities
       available-for-sale                      -          -         -           -       (384)          -        (384)       (384)
    Treasury stock transactions                -          -      (328)          -          -         229           -         (99)
                                       ---------    -------    ------     -------     ------      ------      ------     -------
    Tax benefit from stock
       option exercises                        -          -       503           -          -                       -         503
    Comprehensive income                                                                                     $ 5,777

Balance at December 31, 2004           4,799,666   $  4,800   $ 2,052    $ 53,749    $   (78)    $(5,121)               $ 55,402








The accompanying notes are an integral part of these statements

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


                      CONSOLIDATED STATEMENTS OF CASH FLOWS


(Dollars in thousands)                                                                 Years ended December 31
                                                                            --------------------------------------
                                                                                2004          2003         2002
                                                                            ------------   ----------    ---------

OPERATING ACTIVITIES
    Net income                                                              $   6,161     $   5,805      $   5,702
    Adjustments to reconcile net income to net
           cash provided by operating activities
        Depreciation                                                            1,558         2,744          2,629
        Provision for loan losses                                               1,164         2,519          2,231
        Amortization of investment security
           premiums and accretion of discounts, net                               563         1,812            697
        Amortization of deferred loan fees                                        (54)         (234)           298
        Investment securities gains, net                                          (70)         (410)          (212)
        Increase in other assets                                                 (362)         (620)           (31)
        Increase (decrease) in other liabilities                                  524          (379)          (166)
                                                                             --------      --------       --------

                Net cash provided by operating activities                       9,484        11,237         11,148
                                                                             --------      --------       --------

INVESTING ACTIVITIES
    Net increase in loans                                                    (106,517)      (64,668)          (109)
    Proceeds from sales of investment securities, available for sale           32,066        17,736         17,863
    Proceeds from maturities of investment securities                         101,351        71,243         38,089
    Purchase of investment securities                                        (143,131)      (95,909)      (104,217)
    Purchase of premises and equipment, net                                    (2,527)       (1,968)          (989)
                                                                             --------      --------       --------

                Net cash used in investing activities                        (118,758)      (73,566)       (49,363)
                                                                             --------      --------       --------

FINANCING ACTIVITIES
    Proceeds (repayments) from FHLB advances and
      other short term borrowings                                                (850)          849        (22,500)
    Proceeds from FHLB
      advances and other long term borrowings                                  26,771        17,015         13,427
    Increase in deposits                                                       85,704        18,576         59,913
    Decrease in securities sold under repurchase agreements                         -             -         (4,769)
    Cash dividends paid                                                        (2,529)       (2,434)        (2,323)
    Proceeds from issuance of guaranteed preferred beneficial interest
      in Corporation's subordinated debentures                                      -        10,000          5,000
    Purchase of treasury stock                                                    405           839            101
                                                                             --------      --------       ---------

                Net cash provided by financing activities                     109,501        44,845         48,849
                                                                             --------      --------       ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                         227       (17,484)        10,634

Cash and cash equivalents at beginning of year                                 31,383        48,867         38,233
                                                                             --------      --------       ---------

Cash and cash equivalents at end of year                                    $  31,610     $  31,383      $  48,867
                                                                             ========      ========       ========


The accompanying notes are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    First Chester County Corporation (the "Corporation"), through its wholly-owned subsidiary, First National Bank of Chester County (the "Bank"), has been serving the residents and businesses of Chester County, Pennsylvania, since 1863. The Bank is a locally managed community bank providing loan, deposit, cash management and trust and investment services from its nineteen branch locations. The Bank encounters vigorous competition for market share in the communities it serves from bank holding companies, other community banks, internet banks, thrift institutions, credit unions and other non-bank financial organizations such as mutual fund insurance and brokerage companies.

    The Corporation and the Bank, and their wholly-owned subsidiaries FNB Property Management, LLC, First National Insurance Services, LLC, and Turks Head Properties, Inc., Turks Head II, LLC, First Chester County Capital Trust I, and First Chester County Capital Trust II are subject to regulations of certain state and federal agencies. These regulatory agencies periodically examine the Corporation and the Bank for adherence to laws and regulations.

1.  Basis of Financial Statement Presentation

    The accounting policies followed by the Corporation and its wholly-owned subsidiaries conform to generally accepted accounting principles (GAAP) and predominant practices within the banking industry. The accompanying consolidated financial statements include the accounts of the Corporation, the Bank, Turks Head Properties, Turks Head II, First National Insurance Services and FNB Property Management. All significant intercompany transactions have been eliminated.

    In preparing the financial statements, Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the balance sheets, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The principal estimate that is susceptible to significant change in the near term relates to the allowance for loan and lease losses. The evaluation of the adequacy of the allowance for loan and lease losses includes an analysis of the individual loans and leases and overall risk characteristics and size of the different loan and lease portfolios, and takes into consideration current economic and market conditions, the capability of specific borrowers to pay specific loan and lease obligations, as well as current loan collateral values. However, actual losses on specific loans and leases, which also are encompassed in the analysis, may vary from estimated losses.

    Statement of Financial Accounting Standards (SFAS) 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in subsequent interim financial reports issued to shareholders. It also establishes standards for related disclosure about products and services, geographic areas, and major customers. The statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by Management in deciding how to allocate resources and assess performance. The statement also requires that public enterprises report a measure of a segment profit or loss, certain specific revenue and expense items and segment assets. It also requires that information be reported about revenues derived from the enterprises' products or services, or about the countries in which the enterprises earn revenues and hold assets, and about major customers, regardless of whether that information is used in making operating decisions.

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

    In  January  2003  the  FASB  issued  FASB   Interpretation   46  (FIN  46),
    Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin 51, Consolidated Financial Statements, to certain entities in which voting rights are not effective in identifying the investor with the controlling financial interest. An entity is subject to deconsolidation under FIN 46 if the investors either do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, are unable to direct the entity's activities, or are not exposed to the entity's losses or entitled to its residual returns ("variable interest entities"). Variable interest entities within the scope of FIN 46 will be required to be consolidated with their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity's expected losses, receives a majority of its expected returns, or both.

    Management has determined that First Chester County Capital Trust I ("Trust I") and First Chester County Capital Trust II ("Trust II"; Trust I and Trust II, collectively, the "Trusts") each qualify as variable interest entities under FIN 46. Each of the Trusts issued mandatory redeemable preferred stock to investors and loaned the proceeds to the Corporation. Trust I holds, as its sole asset, subordinated debentures issued by the Corporation in 2002. Trust II holds, as its sole asset, subordinated debentures issued by the Corporation in 2003. Trust I is included in the Corporation's consolidated balance sheet and statements of income for 2002 and 2003, and Trust II is included in the Corporation's consolidated balance sheet and statement of income for 2003. Subsequent to the issuance of FIN 46 in January 2003, the FASB issued a revised interpretation, FIN 46(R) "Consolidation of Variable Interest Entities," the provisions of which were required to be applied to certain variable interest entities by March 31, 2004. The Corporation adopted the provisions under the revised interpretation in the first quarter of 2004. Accordingly, at December 31, 2004, the Corporation no longer consolidates First Chester County Capital Trust I & II. The deconsolidation results in the Corporation's investment in the common securities of First Chester County Capital Trust I & II being included in other assets as of December 31, 2004 and a corresponding increase in outstanding debt of $465 thousand. In addition, the income received on the Corporation's common securities investment is included in other income for 2004. The adoption of FIN 46(R) did not have a material impact on the Corporation's financial position or results of operations.

    The Federal Reserve has issued proposed guidance on the regulatory capital treatment for the trust-preferred securities issued by the Corporation as a result of the adoption of FIN 46(R). The proposed rule would retain the current maximum percentage of total capital permitted for trust preferred securities at 25%, but would enact other changes to the rules governing trust preferred securities that affect their use as part of the collection of entities known as "restricted core capital elements." The rule would take effect March 31, 2007; however, a three-year transition period starting now and leading up to that date would allow bank holding companies to continue to count trust preferred securities as Tier 1 Capital after applying FIN 46(R). Management has evaluated the effects of the proposed rule and does not anticipate a material impact on its capital ratios when the proposed rule is finalized.

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

    In November 2003, the Emerging Issues Task Force (EITF) of the FASB issued EITF Abstract 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments" (EITF 03-1). In March 2004, the EITF issued a Consensus on Issue 03-1 requiring that the provisions of EITF 03-1 be applied for reporting periods beginning after June 15, 2004 to investments accounted for under SFAS No. 115 and 124. EITF 03-1 establishes a three-step approach for determining whether an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss. In September 2004, the FASB issued a proposed Staff Position, EITF Issue 03-1-a, "Implementation Guidance for the Application of Paragraph 16 of EITF 03-1" (EITF 03-1-a). EITF 03-1-a would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under paragraph 16 of EITF 03-1. In September 2004, the FASB issued a Staff Position, EITF Issue 03-1-1, "Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1" (EITF 03-1-1). EITF Issue No. 03-1-1 delays the effective date of certain provisions of EITF Issue 03-1, including steps two and three of the Issue's three-step approach for determining whether an investment is other-than-temporarily impaired. However, step one of that approach must still be initially applied for impairment evaluations in reporting periods beginning after June 15, 2004. The delay of the effective date for paragraphs 10-20 of EITF Issue 03-1 will be superseded with the final issuance of proposed EITF Issue 03-1-a. The quantitative and qualitative disclosure provisions of EITF 03-1 were effective for years ending after December 15, 2003 and are included in these financial statements and have not had a material impact for either period.

    The Corporation follows the provisions of SFAS 133, "Accounting for Derivative Instruments and Hedging Activity," as amended by SFAS 138. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities. It requires that an entity recognizes all derivatives either as assets or liabilities in the statement of financial position and measure those instruments at fair value. The Corporation did not have any derivative instruments at December 31, 2004, 2003, and 2002.

4.  Loans and Leases and Allowance for Loan and Lease Losses

    Loans and leases that Management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan and lease losses. The allowance for loan and lease losses is established through a provision for loan and lease losses charged to expense. Loan and lease principal considered by Management to be uncollectible is charged against the allowance for loan and lease losses. The allowance is an amount that Management believes will be adequate to absorb possible losses on existing loans and leases that may become uncollectible based upon an evaluation of known and inherent risks in the loan and lease portfolio, the evaluation takes into consideration such factors as changes in the nature and size of the loan and lease portfolio, overall portfolio quality, specific problem loans, and current and future economic conditions which may affect the borrowers' ability to pay. The evaluation also details historical losses by loan category, the resulting loss rates for which are projected at current loan and lease total amounts. Loss estimates for specified problem loans and leases are also detailed. Interest on loans and leases is accrued and credited to operations based upon the principal amount outstanding. Certain origination and commitment fees and related direct loan or lease origination costs are deferred and amortized over the contractual life of the related loans and leases, resulting in an adjustment of the related loan's yield. Accrual of interest is discontinued on a loan when Management believes that the borrower's financial condition is such that collection of interest and principal is doubtful. Upon such discontinuance, all unpaid accrued interest and fees are reversed. The determination of the allowance for loan and lease losses is based upon the character of the loan and lease portfolio, current economic conditions, loss experience, and other relevant factors, which, in Management's judgment, deserve recognition in estimating possible losses.

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

    The Corporation accounts for its transfers and servicing of financial assets in accordance with SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral.

    The Corporation adopted FASB Interpretation 45 (FIN 45) "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others," on January 1, 2003. FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of FIN 45, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. The Corporation has issued financial and performance letters of credit. Financial letters of credit require the Corporation to make payment if the customer's financial condition deteriorates, as defined in underlying agreements. Performance letters of credit require the Corporation to make payments if the customer fails to perform certain non-financial contractual obligations. The Corporation previously did not record an initial liability, other than the fees received for these letters of credit, unless it became probable that the Corporation would have to perform under the letter of credit. Under FIN 45, the Corporation will record a liability equal to the initial fair value of the liability for the letters of credit. The Corporation defines the initial fair value of these letters of credit as the fee received from the customer. FIN 45 applies prospectively to letters of credit the Corporation issues or modifies subsequent to December 31, 2002. The maximum potential undiscounted amounts of future payments of letters of credit outstanding as of December 31, 2004 were $11.4 million, and they expire through March 31, 2019. Amounts due under these letters of credit would be reduced by any proceeds that the Corporation would be able to obtain in liquidating the collateral for the letter of credit, which varies depending on the customer. The adoption of the provisions of FIN 45 did not have a material impact on the financial condition or results of operation of the Corporation.

5.  Premises and Equipment

    Premises and equipment are stated at cost less accumulated depreciation. Assets are depreciated over their estimated useful lives, principally by the straight-line method.

    The Corporation adopted SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" on January 1, 2002. SFAS 144 retained the then existing requirements to recognize and measure the impairment of long-lived assets to be held and used or to be disposed of by sale. However, SFAS 144 made changes to the scope and certain measurement requirements of then existing accounting guidance. SFAS 144 also changed the requirements relating to reporting the effects of a disposal or discontinuation of a segment of a business. The adoption of this Statement did not have a material impact on the financial condition or results of operations of the Corporation.

6.  Contributions

    The Corporation accounts for contributions in accordance with SFAS 116, "Accounting for Contributions Received and Contributions Made." SFAS 116 specifies that contributions made by the Corporation be recognized as expenses in the period made and as decreases of assets or increases of liabilities depending on the form of the benefits given. In accordance with SFAS 116, the Corporation incurred contribution expenses relating to long-term commitments to local not-for-profit organizations of $52 thousand, $94 thousand and $37 thousand during 2004, 2003 and 2002, respectively.

7.  Income Taxes

    The Corporation accounts for income taxes in accordance with SFAS 109, "Accounting for Income Taxes." Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense and benefits are the result of changes in deferred tax assets and liabilities.

8.  Employee Benefit Plans

    The Corporation has certain employee benefit plans covering eligible employees. The Bank accrues such costs as earned by the employee.

9.  Share Based Compensation Plan

    At December 31, 2004, the Corporation had one stock-based compensation plan. The Corporation accounts for that plan under the recognition and measurement principles of APB 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

    The Financial Accounting Standards Board issued Statement of Financial Accounting Statement No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure" ("FAS No. 148") in December 2003. SFAS No. 148 amends the disclosure and certain transition provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation." The new disclosure provisions are reflected in these financial statements.

    The following table provides the disclosures required by SFAS No. 148 and illustrates the effect on net income and earnings per share if the Corporation had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

                                                                              2004              2003          2002
                                                                           ---------         ---------      --------

    Net income (in thousands)       As reported                            $  6,161         $   5,805       $  5,702
    Stock-based compensation
      costs determined under fair value
      method for all awards, net of tax                                          39                87            198
                                                                            -------          --------        -------

                                    Pro forma                              $  6,122         $   5,718       $  5,504
                                                                            =======          ========        =======
    Earnings per share (Basic)      As reported                            $   1.36         $    1.30       $   1.29
                                    Pro forma                              $   1.35         $    1.27       $   1.22
    Earnings per share (Diluted)    As reported                            $   1.31         $    1.26       $   1.28

                                    Pro forma                              $   1.30         $    1.23       $   1.21

    The fair value of the options granted in 2002 was $595 thousand. There were no grants in 2003 or 2004.

    The fair value of an option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2002: dividend yield 2.73%; expected volatility of 0.93; risk-free interest rate of 2.22%; and an expected life of 2.83 years.

    In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS 123(R), "Accounting For Stock-Based Compensation." SFAS 123(R) amends FASB Statements No. 123 and supercedes APB No. 25. SFAS 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. Under SFAS 123(R) all forms of share-based payments to employees, including employee stock options, would be treated the same as other forms of compensation by recognizing the related cost in the income statement. The expense of the award will generally be measured at fair value at the grant date. Current accounting guidance requires that the expense relating to so-called fixed plan employee stock options only be disclosed in the footnotes to the financial statements. The Statement applies to all awards granted after the first interim or annual reporting period beginning after June 15, 2005 and to awards modified, repurchased, or cancelled after that date. The Corporation has determined that this statement will not have a material effect on the consolidated financial statements. The Corporation's current share-based payment plan expires in 2005 and of all the options currently outstanding, none are unvested.

10. Trust and Investment Services Division Assets and Income

    Assets held by the Corporation in fiduciary or agency capacities for its customers are not included in the accompanying consolidated balance sheets since such items are not assets of the Bank or Corporation. Operating income and expenses of the Trust and Investment Services Division are included under their respective captions in the accompanying consolidated statements of income and are recorded on the accrual basis.

11. Earnings per Share

    The  Corporation  follows the provisions of SFAS 128,  "Earnings Per Share,"
    (EPS) which requires presentations of basic and diluted EPS in conjunction with the disclosure of the methodology used in computing such EPS. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. All per share data has been retroactively adjusted for stock splits and stock dividends.

12. Cash Flow Information

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold and overnight investments. Generally, federal funds are purchased and sold for one-day periods. Cash paid during the years ended December 31, 2004, 2003, and 2002 for interest was $7.9 million, $7.6 million, and $11.7 million, respectively. Cash paid during the years ended December 31, 2004, 2003, and 2002 for income taxes was $1.7 million, $2.1 million, and $2.1 million, respectively.

13. Comprehensive Income

    The  Corporation   follows  the  provisions  of  SFAS  130,   "Reporting  of
    Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components.


                                                                            December 31, 2004
                                                           --------------------------------------------------
    (Dollars in thousands)                                  Before                  Tax              Net of
                                                              Tax               (Expense)             Tax
                                                            Amount               Benefit             Amount
                                                            ------              ---------          ---------

    Unrealized holding losses arising
     during the period                                     $ (  651)            $    221           $    (430)
    Reclassification adjustment
         for gains realized in net income                        70                  (24)                 46
                                                            -------              -------            --------

    Other comprehensive loss                               $ (  581)            $    197           $    (384)
                                                            =======              =======            ========

                                                                            December 31, 2003
                                                           --------------------------------------------------
   (Dollars in thousands)                                   Before                 Tax              Net of
                                                              Tax               (Expense)             Tax
                                                            Amount               Benefit             Amount
                                                            ------              ---------          ---------

    Unrealized holding losses arising
     during the period                                     $ (1,214)            $    413           $    (801)
    Reclassification adjustment
         for gains realized in net income                       410                 (139)                271
                                                            -------              -------            --------

    Other comprehensive loss                               $ (1,624)            $    552           $  (1,072)
                                                            =======              =======            ========

                                                                            December 31, 2002
                                                           --------------------------------------------------
    (Dollars in thousands)                                  Before                  Tax              Net of
                                                              Tax               (Expense)             Tax
                                                            Amount               Benefit             Amount
                                                            ------              ---------          ---------

    Unrealized holding gains arising during the period     $  2,172             $   (738)          $   1,434
    Reclassification adjustment
         for gains realized in net income                       212                  (72)                140
                                                            -------              -------            --------

    Other comprehensive income                             $  1,960             $  (666)           $  1,294
                                                            =======              =======            ========

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

NOTE B - INVESTMENT SECURITIES

    The amortized cost, gross unrealized gains and losses, and fair market value of the Corporation's available-for-sale and held-to-maturity securities are summarized as follows:

                                              Held-to-Maturity                        Available-for-Sale
                              ------------------------------------------ ------------------------------------------
    (Dollars in thousands)                Gross       Gross                           Gross       Gross
            2004              Amortized  Unrealized Unrealized   Fair    Amortized  Unrealized  Unrealized   Fair
            ----                 Cost      Gains      Losses     Value      Cost      Gains       Losses     Value
                              ---------  ---------- ----------  -------- ---------  ----------  ----------   ------

    U.S. Treasury              $      -  $       -   $       -  $      -  $ 27,503  $      11     $     -   $ 27,514
    U.S. Government agency            -          -           -         -     1,058          2         (11)     1,049
    Mortgage-backed securities        -          -           -         -    65,830        226        (371)    65,685
    State and municipal              10          1           -        11    24,797        109        (193)    24,713
    Corporate securities              -          -           -         -    12,069        209        (102)    12,176
    Corporate CMO's                   -          -           -         -     1,687          1          (1)     1,687
    Asset-backed securities           -          -           -         -       377          -          (1)       376
    Mutual funds                      -          -           -         -       863          -         (66)       797
    Other equity securities           -          -           -         -     5,951         71           -      6,022
                                -------   --------    --------   -------   -------   --------      ------    -------

                               $     10  $       1   $       -  $     11  $140,135  $     629     $  (745)  $140,019
                                =======   ========    ========   =======   =======   ========      ======    =======

                                              Held-to-Maturity                        Available-for-Sale
                              ------------------------------------------ ------------------------------------------
    (Dollars in thousands)                Gross       Gross                           Gross       Gross
            2004              Amortized  Unrealized Unrealized   Fair    Amortized  Unrealized  Unrealized   Fair
            ----                 Cost      Gains      Losses     Value      Cost      Gains       Losses     Value
                              ---------  ---------- ----------  -------- ---------  ----------  ----------   ------
    U.S. Treasury              $      -  $       -   $       -  $      -  $  2,498  $      63     $     -   $  2,561
    U.S. Government agency            -          -           -         -    10,821          5        (112)    10,714
    Mortgage-backed securities        4          -           -         4    69,821        636        (422)    70,035
    State and municipal              15          1           -        16    25,815        178        (152)    25,841
    Corporate securities              -          -           -         -    12,893        476        (188)    13,181
    Corporate CMO's                   -          -           -         -       119          -          (1)       118
    Asset-backed securities           -          -           -         -     2,692          3         (29)     2,666
    Mutual funds                      -          -           -         -       863          -         (62)       801
    Other equity securities           -          -           -         -     4,724         69           -      4,793
                                -------   --------    --------   -------   -------   --------      ------    -------

                               $     19  $       1   $       -  $     20  $130,246  $   1,430     $  (966)  $130,710
                                =======   ========    ========   =======   =======   ========      ======    =======

    The amortized cost and estimated fair value of debt securities classified as available-for-sale and held-to-maturity at December 31, 2004, by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                          Held-to-Maturity                 Available-for-Sale
                                                    --------------------------        ----------------------------
    (Dollars in thousands)                           Amortized        Fair             Amortized           Fair
                                                       Cost           Value               Cost             Value
                                                    ----------    -----------          ---------         ---------

       Due in one year or less                      $      -      $       -            $  25,560         $  25,562
       Due after one year through five years                10             11             15,441            15,548
       Due after five years through ten years              -              -               22,368            22,269
       Due after ten years                                 -              -                3,745             3,760
                                                     ---------     ----------           --------          --------
                                                            10             11             67,114            67,139
       Mortgage-backed securities                          -              -               65,830            65,685
       Asset-backed securities                             -              -                  377               376
       Mutual Funds                                        -              -                  863               797
       Other equity securities                             -              -                5,951             6,022
                                                     ---------     ---------            --------          --------
                                                    $       10    $        11          $ 140,135         $ 140,019
                                                     =========     ==========           ========          ========

    Proceeds from the sale of investment securities available for sale during 2004 were $32 million. Gains of $371 thousand, $550 thousand, and $276 thousand, and losses of $301 thousand, $140 thousand, and $64 thousand were realized on sales of securities in 2004, 2003, and 2002, respectively. The Corporation uses the specific identification method to determine the cost of the securities sold. The principal amount of investment securities pledged to secure public deposits and for other purposes required or permitted by law was $110.3 million and $68.7 million at December 31, 2004 and 2003, respectively. There were no securities held from a single issuer that represented more than 10% of stockholders' equity.

    The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2004 (Dollars in thousands).

      Description of         Number of
        Securities          Securities       Less than 12 months           12 months or longer              Total
    -----------------      ------------   -------------------------    -------------------------   ----------------------
                                           Fair        Unrealized        Fair       Unrealized     Fair        Unrealized
                                          Value           Losses        Value          Losses      Value          Losses
                                          -----        ------------     -----       ----------     ------      ----------
    U.S. Government
      treasury                  -         $     -         $   -        $     -      $      -       $     -        $   -

    U.S. Government
      agency                    1               -             -          1,002           (11)        1,002          (11)

    Mortgage backed            14          29,919          (169)        21,435          (202)       51,354         (371)

    Municipal securities       30           2,946           (17)         8,962          (176)       11,908         (193)

    Corporate bonds             4           1,079            (7)         2,697           (96)        3,776         (102)

    Corporate CMO's             1              49            (1)             -             -            49           (1)

    Asset-backed securities     2               -             -            376            (1)          376           (1)
                           ------          ------          ----         ------       -------        ------         ----

    Subtotal                   52          33,993          (193)        34,472          (486)       68,465         (679)

    Mutual Funds                1               -             -            863           (66)          863          (66)
                           ------          ------          ----         ------       -------        ------         ----

    Total temporarily
      impaired investment
     securities                53         $33,993         $(193)       $35,335      $(   552)      $69,328        $(745)
                           ======          ======          ====         ======       =======        ======         ====

    Management has considered factors regarding other than temporarily impaired securities and believes that there are no securities that are impaired as of December 31, 2004.

NOTE C - LOANS AND LEASES

    Major classifications of loans are as follows:

    (Dollars in thousands)                                                     2004                2003
                                                                           ------------        ------------

        Commercial loans                                                  $   187,903          $  142,144
        Real estate - construction                                             59,093              56,340
        Real estate - other                                                   243,490             202,898
        Consumer loans                                                        101,157              77,113
        Lease financing receivables                                            26,362              32,754
                                                                           ----------           ---------
                                                                              618,005             511,249
        Less: Allowance for loan and lease losses                              (7,213)             (5,864)
                                                                           ----------           ---------

                                                                          $   610,792          $  505,385
                                                                           ==========           =========

    Loan and lease balances on which the accrual of interest has been discontinued amounted to approximately $7.9 million and $3.1 million at December 31, 2004 and 2003, respectively. Interest on these non-accrual loans and leases would have been approximately $211 thousand and $348 thousand in 2004 and 2003, respectively. Loan and lease balances past due 90 days or more, which are not on a non-accrual status, but which Management expects will eventually be paid in full, amounted to $0 and $597 thousand at December 31, 2004 and 2003, respectively. Changes in the allowance for loan and lease losses are summarized as follows:


    (Dollars in thousands)                                                     2004           2003            2002
                                                                           -----------    ----------     ----------

        Balance at beginning of year                                       $   5,864      $   6,230      $   6,344
           Provision charged to operating expenses                             1,164          2,519          2,231
           Recoveries of charged-off loans                                     1,095             14            325
            Loans charged-off                                                   (910)        (3,099)        (2,670)
                                                                            --------       --------       --------
        Balance at end of year                                             $   7,213      $   5,864      $   6,230
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

    The balance of impaired loans was $7.9 million, $3.1 million, and $4.9 million at December 31, 2004, 2003, and 2002, respectively. The associated allowance for loan and lease losses for impaired loans was $882 thousand, $309 thousand, and $492 thousand at December 31, 2004, 2003, and 2002, respectively.

    During 2004, activity in the allowance for impaired loan and lease losses included a provision of $808 thousand, write offs of $61 thousand, recoveries of $1 thousand and loans paid off or returned to performing of $1 thousand. Interest income of $0 was recorded in 2004, while contractual interest in the same period amounted to $211 thousand. Cash collected on impaired loans in 2004 was $1.2 million, $1.2 million was applied to principal and $27 thousand was applied to past due interest.

    During 2003, activity in the allowance for impaired loan and lease losses included a provision of $836 thousand, write offs of $267 thousand, recoveries of $32 thousand and loans paid off or returned to performing of $784 thousand. Interest income of $46 was recorded in 2003, while contractual interest in the same period amounted to $348 thousand. Cash collected on impaired loans in 2003 was $3.7 million, $3.4 million thousand was applied to principal and $46 thousand was applied to past due interest.

    During 2002, activity in the allowance for impaired loan and lease losses included a provision of $328 thousand, write offs of $315 thousand, recoveries of $1 thousand and loans paid off or returned to performing of $342 thousand. Interest income of $0 was recorded in 2002, while contractual interest in the same period amounted to $448 thousand. Cash collected on impaired loans in 2002 was $794 thousand, $569 thousand was applied to principal and $234 thousand was applied to past due interest.

    In the normal course of business, the Bank makes loans to certain officers, directors, and their related interests. All loan transactions entered into between the Bank and such related parties were made on the same terms and conditions as transactions with all other parties. In Management's opinion, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The balance of these loans at December 31, 2004 and 2003, was approximately $11.6 million and $14.0 million, respectively. In 2004, new loans to these individuals and principal payments on these loans amounted to approximately $2.2 million and $4.6 million, respectively.

NOTE D - PREMISES AND EQUIPMENT

    Premises and equipment are summarized as follows:

    (Dollars in thousands)                                        Useful Lives              2004            2003
                                                                  ------------          ------------     ---------

        Premises                                                  5 - 40 Years           $  15,532       $  15,233
        Equipment                                                 1 - 5   Years             18,842          16,614
                                                                                          --------        --------
                                                                                            34,374          31,847
        Less Accumulated depreciation                                                      (20,237)        (18,679)
                                                                                          --------        --------
                                                                                         $  14,137       $  13,168
                                                                                          ========        ========

    For 2004, included in the above equipment and accumulated depreciation are $3.9 million and $1.0 million of leveraged leased assets, respectively. For 2003,included in the above equipment and accumulated depreciation are $3.3 million and $691 thousand of leveraged leased assets, respectively.

NOTE E - DEPOSITS

    At December 31, 2004, the scheduled maturities of certificates of deposit are as follows:

    (Dollars in thousands)
    2005                               $   65,303
    2006                               $   21,251
    2007                                    6,162
    2008                                    3,963
    2009                                    9,070
    Thereafter                             10,096
                                        ---------
                                        $ 115,845

NOTE F - FHLB BORROWINGS AND OTHER CREDIT FACILITIES

    The Bank, as a member of the FHLB, maintains several credit facilities secured by the Bank's mortgage-related assets. FHLB borrowings provide additional funds to meet the Bank's liquidity needs. The Bank currently has a maximum borrowing capacity with the FHLB of approximately $150.2 million of which 39.8% or $60 million is currently available. FHLB advances are collateralized by a pledge on the Bank's entire portfolio of unencumbered investment securities, certain mortgage loans and a lien on the Bank's FHLB stock.

    Short Term

    Short term FHLB advances generally have maturities of less than one year. The details of these short term advances are as follows:

    (Dollars in thousands)                                                      2004         2003         2002
                                                                              --------     --------     --------

    Average balance outstanding                                               $  3,407      $  3,994    $ 13,068
    Maximum amount outstanding at any month-end during the period             $  4,778      $ 15,351    $ 22,500
    Balance outstanding at period end                                         $  4,250      $    850    $      -
    Weighted-average interest rate during the period                             2.14%         2.65%       5.44%
    Weighted-average interest rate at period end                                 1.55%         3.58%       3.03%

    * Short term advances above do not include a Federal Funds purchased amount of $1,020 at the end of the period.

    Long Term

    At December 31, 2004, long term advances from the FHLB totaled $61,194. Long term advances consist of fixed-rate amortizing and non-amortizing advances that will mature within one to ten years. The amortizing advances had a weighted average interest rate of 5.56%, 5.62%, 5.03% and the non-amortizing advances had a weighted average interest rate of 2.73%, 2.92%, and 2.58%, for 2004, 2003 and 2002, respectively. As of December 31, 2004, Long term FHLB advances mature as follows:

    (Dollars in thousands)
    2005                                 $    297
    2006                                    4,566
    2007                                   20,947
    2008                                   23,816
    2009                                    9,070
    Thereafter                              2,498
                                          -------
                                         $ 61,194

NOTE G - OTHER NON-INTEREST EXPENSE

    The components of other non-interest expense are detailed as follows:

    (Dollars in thousands)                                                      2004         2003          2002
                                                                              -------      --------      -------

    Telephone, postage, and supplies                                          $  1,084     $  1,083      $   906
    Marketing and corporate communications                                       1,168          881          888
    Loan and deposit supplies                                                      629          634          625
    Director costs                                                                 259          201          215
    Travel and mileage                                                             367          274          256
    Dues and subscription                                                          106          101          103
    Trust processing                                                               271          278          268
    General expenses                                                               589          527          346
    Other                                                                          473          540          390
                                                                               -------      -------       ------

                                                                              $  4,946     $  4,519      $ 3,997
                                                                               =======      =======       ======

NOTE H - INCOME TAXES

    The components of income tax expense are detailed as follows:

    (Dollars in thousands)                                                      2004         2003          2002
                                                                              --------     --------      --------
    Current expense                                                           $  2,161     $  2,282      $  2,468
    Deferred expense (benefit)                                                     269         (121)          (24)
                                                                               -------      -------       -------
       Total tax expense                                                      $  2,430     $  2,161      $  2,444
                                                                               =======      =======       =======

    The income tax provision reconciled to the statutory federal rate follows:

                                                                                  2004         2003          2002
                                                                                  ----         ----          ----

       Statutory rate                                                             34.0%        34.0%         34.0%
       Increase (decrease) in tax rate from
          Tax-exempt loan and investment income                                   (4.6)        (3.3)         (1.2)
          Tax credits                                                             (2.9)        (2.7)         (3.2)
          Other, net                                                               1.8         (0.9)          0.4
                                                                                  ----         ----          ----

       Applicable income tax rate                                                 28.3%        27.1%         30.0%
                                                                                  ====         ====          ====

    The net deferred tax asset consists of the following:

           (Dollars in thousands)                                               2004           2003
                                                                             ----------     -------

       Allowance for possible loan losses                                    $  2,449      $  1,992
       Unrealized (gain) loss on securities available-for-sale                     39          (158)
       Prepaid expenses                                                          (190)           --
       Accrued pension and deferred compensation                                  445           636
       Depreciation                                                               375           686
       Bond accretion                                                              70            71
       Other                                                                     (129)           18
                                                                              -------       -------

       Net deferred tax asset                                                $  3,059      $  3,245
                                                                              =======       =======

NOTE I - REGULATORY MATTERS

    The Bank is required to maintain average reserve balances with the Federal Reserve Bank based upon deposit levels and other factors. The average amount of those reserve balances for the years ended December 31, 2004 and 2003, was $2.1 million and $0, respectively.

    Dividends are paid by the Corporation from its assets which are mainly provided by dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. The Bank, without the prior approval of regulators, can declare dividends to the Corporation totaling approximately $8.4 million plus additional amounts equal to the net earnings of the Bank for the period from January 1, 2005, through the date of declaration of such a dividend, less dividends previously paid subject to the further limitations that dividends may be paid only to the extent the retained net profits (including the portion transferred to surplus) exceed bad debts and provided that the Bank would not become "undercapitalized" (as defined by Federal law).

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

    Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, and Tier I capital to average quarterly assets (Total Risk Based Capital ratio, Tier I Capital ratio, and Leverage ratio, respectively). Management believes that the Corporation and the Bank meet all capital adequacy requirements to which it is subject, as of December 31, 2004.

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

    The Corporation's and Bank's actual capital amounts and ratios are presented below:

                                                                                                 To Be Well
                                                                                              Capitalized Under
                                                                      For Capital             Prompt Corrective
    (Dollars in thousands)                      Actual             Adequacy Purposes          Action Provisions
                                                ------             -----------------          ------------------
                                          Amount      Ratio        Amount       Ratio         Amount       Ratio
                                          ------      -----        ------       -----         ------       -----

    As of December 31, 2004:
       Leverage Ratio

       Corporation                       $  70,479     8.62%      $  32,714     >4.00%      $  40,892       N/A
                                                                                -
       Bank                              $  66,112     8.11%      $  32,604     >4.00%      $  40,755      >5.00%
                                                                                -                          -

       Tier I Capital Ratio

       Corporation                       $  70,479    10.80%      $  26,103     >4.00%      $  39,154       N/A
                                                                                -
       Bank                              $  66,112    10.16%      $  26,037     >4.00%      $  39,056      >6.00%
                                                                                -                          -

       Total Risk Based Capital Ratio

       Corporation                       $  77,692    11.91%      $  52,206     >8.00%      $  65,257       N/A
                                                                                -
       Bank                              $  73,325    11.26%      $  52,075     >8.00%      $  65,093     >10.00%
                                                                                -                         -


                                                                                                 To Be Well
                                                                                              Capitalized Under
                                                                      For Capital             Prompt Corrective
    (Dollars in thousands)                      Actual             Adequacy Purposes          Action Provisions
                                                ------             -----------------          ------------------
                                          Amount      Ratio        Amount       Ratio         Amount       Ratio
                                          ------      -----        ------       -----         ------       -----

    As of December 31, 2003:
       Leverage Ratio

       Corporation                       $  66,448     9.71%      $  27,359     >4.00%       $ 34,199       N/A
                                                                                -
       Bank                              $  59,157     8.68%      $  27,257     >4.00%       $ 34,071      >5.00%
                                                                                -                          -

       Tier I Capital Ratio

       Corporation                       $  66,448    12.01%      $  22,125     >4.00%       $ 33,188       N/A
                                                                                -
       Bank                              $  59,157    10.72%      $  22,065     >4.00%       $ 33,098      >6.00%
                                                                                -                          -

       Total Risk Based Capital Ratio

       Corporation                       $  72,312    13.07%      $  44,250     >8.00%       $ 55,313       N/A
                                                                                -
       Bank                              $  65,021    11.79%      $  44,131     >8.00%       $ 55,164     >10.00%
                                                                                -                         -

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

    Fair values have been estimated using data which Management considered the best available and estimation methodologies deemed suitable for the pertinent category of financial instrument. The estimated fair value of cash and cash equivalents, deposits with no stated maturities, repurchase agreements, Junior subordinated debentures, guaranteed preferred beneficial interest in subordinated debentures, and commitments to extend credit, and outstanding letters of credit have been estimated to equal the carrying amount. Quoted market prices were used to determine the estimated fair value of investment securities held-to-maturity and available-for-sale. Fair values of net loans, deposits and FHLB advances with stated maturities were calculated using estimated discounted cash flows based on the year-end offering rate for instruments with similar characteristics and maturities.

    The estimated fair values and carrying amounts are summarized as follows:

                                                               2004                                  2003
                                                     ------------------------             ------------------------
    (Dollars in thousands)                                Fair       Carrying                  Fair       Carrying
                                                         Value        Amount                  Value        Amount
                                                     ------------- ----------             ------------  ----------

    Financial Assets
        Cash and cash equivalents                     $  31,610     $  31,610              $  31,383     $  31,383
        Investment securities held-to-maturity               11            10                     20            19
        Investment securities available-for-sale        140,019       140,019                130,710       130,710
        Loans and leases                                585,828       618,005                513,463       511,249

    Financial Liabilities
        Deposits with no stated maturities              547,172       547,172                466,162       466,162
        Deposits with stated maturities                 106,058       115,846                105,224       111,152
        FHLB advances                                    51,319        66,464                 39,267        40,543
        Junior subordinated debentures                   15,465        15,465                      -             -
        Guaranteed preferred beneficial interest in
          the Corporations subordinated debentures            -             -                 15,000        15,000

    Off-Balance-Sheet Investments
        Commitments for extended credit
             and outstanding letters of credit        $ 225,392     $ 225,392              $ 252,393     $ 252,393

NOTE K - JUNIOR SUBORDINATED DEBENTURES AND GUARANTEED PREFERRED BENEFICIAL
         INTEREST IN THE CORPORATION'S SUBORDINATED DEBENTURES

    For 2004, interest expense for all preferred capital securities was $728 thousand with an average interest rate of 4.71%. For 2003, interest expense for preferred capital securities was $312 thousand with an average interest rate of 4.92%. The Corporation participates in two pooled institutional placements of trust preferred securities arranged by a third party.

    In 2003, the Corporation issued $10.0 million (net proceeds of $9.79 million) of preferred capital securities for the purpose of raising additional capital for general corporate purposes. These securities were issued through First Chester County Capital Trust II, a special purpose statutory trust created expressly for the issuance of these securities and investing the proceeds in junior subordinated debentures of the Corporation. Funding of the securities took place on November 13, 2003. These subordinated debentures will be redeemed in the year 2033. The debentures and securities will each be callable by the Corporation or the Trust, as applicable, at its option after five years of the date of issuance. At December 31, 2004, the rate paid on these subordinated debentures based on three-month London Inter-bank offering rate ("LIBOR") plus 295 basis points was 5.11%.

    In 2002, the Corporation issued $5.0 million (net proceeds of $4.82 million) of preferred capital securities for the purpose of raising additional capital for general corporate purposes. These securities were issued through First Chester County Capital Trust I, a special purpose statutory trust created expressly for the issuance of these securities and investing the proceeds in junior subordinated debentures of the Corporation. Funding of the securities took place on July 11, 2002. These subordinated debentures will be redeemed in the year 2032. The debentures and securities will each be callable by the Corporation or the Trust, as applicable, at its option after five years of the date of issuance. At December 31, 2004, the rate paid on these subordinated debentures is based on three-month London Inter-bank offering rate ("LIBOR") plus 365 basis points was 5.72%.

    Management has determined that First Chester County Capital Trust I ("Trust I") and First Chester County Capital Trust II ("Trust II"; Trust I and Trust II, collectively, the "Trusts") each qualify as variable interest entities under FIN 46. Each of the Trusts issued mandatory redeemable preferred stock to investors and loaned the proceeds to the Corporation.

NOTE K - JUNIOR SUBORDINATED  DEBENTURES AND GUARANTEED  PREFERRED BENEFICIAL
         INTEREST IN THE CORPORATION'S  SUBORDINATED  DEBENTURES - continued

    Trust I holds, as its sole asset, subordinated debentures issued by the Corporation in 2002. Trust II holds, as its sole asset, subordinated debentures issued by the Corporation in 2003. Trust I is included in the Corporation's consolidated balance sheet and statements of income for 2002 and 2003, and Trust II is included in the Corporation's consolidated balance sheet and statement of income for 2003. Subsequent to the issuance of FIN 46 in January 2003, the FASB issued a revised interpretation, FIN 46(R) "Consolidation of Variable Interest Entities," the provisions of which were required to be applied to certain variable interest entities by March 31, 2004. The Corporation adopted the provisions under the revised interpretation in the first quarter of 2004. Accordingly, at December 31, 2004, the Corporation no longer consolidates First Chester County Capital Trust I & II. The deconsolidation results in the Corporation's investment in the common securities of First Chester County Capital Trust I & II being included in other assets as of December 31, 2004 and a corresponding increase in outstanding debt of $465 thousand. In addition, the income received on the Corporation's common securities investment is included in other income for 2004. The adoption of FIN 46(R) did not have a material impact on the Corporation's financial position or results of operations.

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

    Unless noted otherwise, the Corporation does not require collateral or other security to support financial instruments with credit risk. The contract amounts are as follows:

    (Dollars in thousands)                                                                 2004             2003
                                                                                         --------         --------
       Financial instruments whose contract amounts represent credit risk
           Commitments to extend credit                                                  $225,392         $241,490
           Standby letters of credit and financial guarantees written                      11,430           10,903

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

    Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds residential or commercial real estate, accounts receivable, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 2004, varies up to 100%. Standby letters of credit are collaterized within Management policies.

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

NOTE M - ACCOUNTING FOR SHARE BASED COMPENSATION PLANS

    The Corporation's stock option plan allowed the Corporation to grant up to 807,500 fixed stock options to key employees and directors. The options that have been granted have a term of ten years and become exercisable six months after grant. The exercise price of each option granted equals the average between the bid and ask price of the Corporation's stock on the date of grant. The Corporation has elected to account for its stock option plan under APB Opinion 25,"Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized for its stock option plan.

    Information about stock options outstanding at December 31, 2004, is summarized as follows:

                                                                                Weighted-Average
                                                    Outstanding                  Exercise Price
                                                    -----------                 ----------------

         Balance January 1, 2002                      631,139                     $    15.21
         Granted                                       82,750                          14.81
         Exercised                                       (916)                         14.41
         Cancelled                                     (6,935)                         15.08
                                                     --------                      ---------
         Balance December 31, 2002                    706,038                     $    15.16
                                                     --------                      ---------
         Granted                                           --                             --
         Exercised                                   (132,828)                         14.96
         Cancelled                                     (2,746)                         15.10
                                                     --------                      ---------
         Balance December 31, 2003                    570,464                     $    15.21
                                                     --------                      ---------
         Granted                                           --                             --
         Exercised                                   (124,617)                         14.73
         Cancelled                                     (3,402)                         14.64
                                                     --------                      ---------
         Balance December 31, 2004                    442,445                     $    15.35
                                                     ========                      =========

    There were no options granted in 2004 or 2003. The weighted average fair value of options granted during 2002 was $14.81.

          Options Outstanding                                      Options Exercisable
          -------------------                                      -------------------

                                       Weighted-Average
        Range of          Number           Remaining        Weighted-Average        Number       Weighted-Average
     Exercise-Price     Outstanding    Contractual Life     Exercisable Price     Exercisable    Exercisable Price
     --------------     -----------    ----------------     -----------------     -----------    -----------------

    $  8.66 - $11.11       31,000         1.51 years               $10.56             31,000           $10.56
    $11.11 - $14.00        56,535         6.24 years               $13.86             56,535           $13.86
    $14.00 - $17.81       337,910         4.90 years               $15.78            337,910           $15.78
    $19.00 - $21.13        17,000         3.82 years               $20.53             17,000           $20.53
    ---------------      --------         ----------                -----            -------            -----
    $  8.66 - $21.13      442,445         4.79 years               $15.35            442,445           $15.35
                         ========                                   =====            =======            =====


NOTE N - EARNINGS PER SHARE

    The following table illustrates the reconciliation of the numerators and denominators of the basic and diluted EPS computations:

                                                            For the Year Ended December 31, 2004
                                                    -------------------------------------------------
                                                        Income            Shares           Per-Share
                                                    (Numerator)       (Denominator)          Amount
                                                    -----------       -------------         --------

    Basic EPS:
    Net income available to common stockholders      $6,160,648          4,527,804            $ 1.36
    Effect of Dilutive Securities
    Add options to purchase common stock                      -            176,674             (0.05)
                                                      ---------          ---------             -----
    Diluted EPS:                                     $6,160,648          4,704,478            $ 1.31
                                                      =========          =========             =====

    No anti-dilutive weighted shares have been excluded in the computation of 2004 diluted EPS because the options' exercise price was greater than the average market price of the common shares. The average market price on December 31, 2004 was $27.23.

                                                           For the Year Ended December 31, 2003
                                                    ------------------------------------------------
                                                       Income            Shares            Per-Share
                                                    (Numerator)       (Denominator)          Amount
                                                    -----------       -------------          ------

    Basic EPS:
    Net income available to common stockholders      $5,805,066          4,477,108            $ 1.30
    Effect of Dilutive Securities
    Add options to purchase common stock                      -            143,043             (0.04)
                                                      ---------          ---------             -----
    Diluted EPS:                                     $5,805,066          4,620,151            $ 1.26
                                                      =========          =========             =====

    17,000 anti-dilutive weighted shares were excluded in the computation of 2003 diluted EPS because the options' exercise price was greater than the average market price of the common shares. The average market price on December 31, 2003 was $24.90

                                                           For the Year Ended December 31, 2002
                                                    ------------------------------------------------
                                                       Income            Shares            Per-Share
                                                    (Numerator)       (Denominator)          Amount
                                                    -----------       -------------          ------

    Basic EPS:                                      $ 5,701,520          4,423,113         $    1.29
    Net income available to common stockholders
    Effect of Dilutive Securities
    Add options to purchase common stock                      -             33,040             (0.01)
                                                     ----------          ---------          --------
    Diluted EPS:                                    $ 5,701,520          4,456,153         $    1.28
                                                     ==========          =========          ========

    186,075 anti-dilutive weighted shares were excluded in the computation of 2002 diluted EPS because the options' exercise price was greater than the average market price of the common shares. The average market price on December 31, 2002 was $16.85

NOTE O - EMPLOYEE BENEFIT PLANS

    1. Qualified

    The Corporation has a qualified deferred salary savings 401(k) plan (the "401(k) Plan") under which the Corporation contributes $0.75 for each $1.00 that an employee contributes, up to the first 5% of the employee's salary. The Corporation's expenses were $390 thousand, $348 thousand, and $297 thousand in 2004, 2003, and 2002, respectively. The Corporation also has a qualified defined contribution pension plan (the "QDCP Plan"). Under the QDCP Plan, the Corporation makes annual contributions into the 401(k) Plan on behalf of each eligible participant in an amount equal to 3% of salary up to $30 thousand in salary plus 6% in excess of $30 thousand up to $200 thousand. Contribution expense in 2004, 2003 and 2002 under the QDCP Plan was $391 thousand, $386 thousand and $334 thousand, respectively. The Corporation may make additional discretionary employer contributions subject to approval of the Board of Directors.

    2. Non-Qualified

    The Corporation makes annual contributions to a non-qualified defined contribution Plan ("the NQDCP Plan") equal to 3% of the participant's salary. Contribution expense for 2004, 2003 and 2002 under the NQDCP Plan was $58 thousand, $67 thousand and $58 thousand, respectively. The Corporation may make additional discretionary employer contributions subject to approval of the Board of Directors.

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

NOTE Q - CONDENSED FINANCIAL INFORMATION - PARENT CORPORATION ONLY

    Condensed financial information for First Chester County Corporation (Parent Corporation only) follows:

                            CONDENSED BALANCE SHEETS

    (Dollars in thousands)                                                                        December 31
                                                                                          ------------------------
                                                                                             2004           2003
                                                                                          -----------    ---------
    ASSETS
        Cash and cash equivalents                                                         $   1,409      $   4,283
        Investment securities available for sale, at market value                               495            417
        Investment in subsidiaries, at equity                                                67,761         60,903
        Intercompany loan                                                                       989          1,471
        Other assets                                                                            737            348
                                                                                           --------       --------

           Total assets                                                                   $  71,391      $  67,422
                                                                                           ========       ========

    LIABILITIES AND STOCKHOLDERS' EQUITY
        Guaranteed preferred beneficial interest in the
           Corporation's subordinated debentures                                          $  15,465      $  15,465
        Other liabilities                                                                       449            207
        Stockholders' equity                                                                 55,477         51,750
                                                                                           --------       --------

           Total liabilities and stockholders' equity                                     $  71,391      $  67,422
                                                                                           ========       ========

                         CONDENSED STATEMENTS OF INCOME

    (Dollars in thousands)                                                           Year ended December 31
                                                                            --------------------------------------
                                                                               2004          2003           2002
                                                                            ---------     ---------      ---------

    INCOME
        Dividends from subsidiaries                                         $       -     $   3,978      $   2,070
        Dividends from investment securities                                       42            20             31
        Other income                                                              270            93             90
                                                                             --------      --------       --------

           Total income                                                           312         4,091          2,191
                                                                             --------      --------       --------
    EXPENSES
        Other expenses                                                          1,026           454            277
                                                                             --------      --------       --------
           Total expenses                                                       1,026           454            277
                                                                             --------      --------       --------
           Income before equity in undistributed
               income of subsidiaries                                            (714)        3,637          1,914

    EQUITY IN UNDISTRIBUTED INCOME OF
        SUBSIDIARIES                                                            6,875         2,168          3,788
                                                                             --------      --------       --------

           NET INCOME                                                       $   6,161     $   5,805      $   5,702
                                                                             ========      ========       ========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                     Year ended December 31
                                                                            --------------------------------------
    (Dollars in thousands)                                                     2004          2003           2002
                                                                            ---------     ---------      ---------

    OPERATING ACTIVITIES
        Net income                                                          $   6,161     $   5,805      $   5,702
        Adjustments to reconcile net income to net cash
               provided by operating activities
           Equity in undistributed income of subsidiary                        (6,858)         (739)        (3,778)
           Decrease (increase) in other assets                                    639          (259)             7
           (Decrease) increase in other liabilities                              (592)           27            209
                                                                             --------      --------       --------

                  Net cash (used) provided by operating activities               (650)        4,834          2,140
                                                                             --------      --------       --------

    INVESTING ACTIVITIES
        Proceeds from sales and maturities of investment securities              (100)          -              -
        Purchases of investment securities available for sale                     -             -              -
                  Additional investment in subsidiaries                           -          (8,087)         (4,500)
                                                                             --------      --------       ---------

        Net cash (used in) provided by investing activities                      (100)       (8,087)         (4,500)
                                                                             --------      --------       ---------

    FINANCING ACTIVITIES
        (Repayments) of Inter-company loans                                       -          (1,237)          (378)
        Dividends paid                                                         (2,529)       (2,434)        (2,323)
        Proceeds from issuance of guaranteed preferred
           beneficial interest in Corporation's subordinated debentures           -          10,000          5,000
        Purchase of treasury stock and tax benefit from stock option
              exercise                                                            405           839            100
                                                                             --------      --------       --------

                  Net cash (used in) provided by financing activities          (2,124)        7,168          2,399
                                                                             --------      --------       --------

    NET INCREASE (DECREASE) IN CASH AND
                        CASH EQUIVALENTS                                       (2,874)        3,915             39

    Cash and cash equivalents at beginning of year                              4,283           368            329
                                                                             --------      --------       --------

    Cash and cash equivalents at end of year                                $   1,409     $   4,283      $     368
                                                                             ========      ========       ========

NOTE R - QUARTERLY FINANCIAL DATA (UNAUDITED)

    A summary of the unaudited quarterly results of operations is as follows:

              2004
              ----
    (Dollars in thousands, except per share)           December 31       September 30       June 30      March 31
                                                       -----------       ------------      ----------    --------

    Interest income                                        9,989             9,835           9,055         8,639
    Interest expense                                       2,271             2,057           1,866         1,669
    Net interest income                                    7,718             7,778           7,189         6,970
    Provision for loan losses                                354               454              56           300
    Investment securities gains, net                          --                17              --            53
    Income before income taxes                             2,337             1,955           2,156         2,143
    Net income                                             1,721             1,430           1,509         1,501

       Per share
       Net income (Basic)                                   0.38              0.32            0.33          0.33
       Net Income (Diluted)                                 0.36              0.31            0.32          0.32
       Dividends declared                                 0.1425            0.1375          0.1375        0.1375

              2003
              ----


    (Dollars in thousands, except per share)           December 31       September 30      June 30      March 31
                                                       -----------       ------------     ----------    --------
    Interest income                                        8,592             8,379           8,239         8,323
    Interest expense                                       1,674             1,721           1,818         1,941
    Net interest income                                    6,918             6,658           6,421         6,382
    Provision for loan losses                                892               860             373           394
    Investment securities gains, net                          21               131             200            58
    Income before income taxes                             2,377             1,440           1,932         2,217
    Net income                                             1,893             1,009           1,350         1,553

       Per share
       Net income (Basic)                                   0.42              0.22            0.30          0.35
       Net Income (Diluted)                                 0.40              0.22            0.30          0.34
       Dividends declared                                 0.1375            0.1350          0.1350        0.1350

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors and Shareholders
First Chester County Corporation


We have audited the accompanying consolidated balance sheets of First Chester County Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Chester County Corporation as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of First Chester County Corporation's internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 15, 2005 expressed an unqualified opinion on management's assessment and an adverse opinion on internal control effectiveness due to the effects of a material weakness identified in management's assessment process.



/s/ Grant Thornton LLP
--------------------------
Philadelphia, Pennsylvania
March 15, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors and Shareholders
First Chester County Corporation

We have audited management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that First Chester County Corporation did not maintain effective internal control over financial reporting as of December 31, 2004, because of the effect of a material weakness identified in management's assessment, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). First Chester County
Corporation's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management's assessment. There were ineffective controls over system application security access which were identified in the areas of deposits, loans, customer information files, automated clearing house and the general ledger. The purpose of these controls is to ensure proper segregation of duties within the identified functional areas. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2004 financial statements, and this report does not affect our report dated March 15, 2005 on those financial statements.

In our opinion, management's assessment that First Chester County Corporation did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, First Chester County Corporation has not maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Chester County Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2004 and our report dated March 15, 2005 expressed an unqualified opinion on those financial statements.

We do not express an opinion or any other form of assurance on management's statement referring to post year-end remediation to address the material weakness.




/s/ Grant Thornton LLP
--------------------------
Philadelphia, Pennsylvania
March 15, 2005

        MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of the Corporation is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended, as a process designed by, or under the supervision of, the Corporation's principal executive and principal financial officers and effected by the Corporation's board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

o Pertain to the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Corporation;

o Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Corporation are being made only in accordance with authorizations of management and directors of the Corporation; and

o Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Corporation's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Management's Assessment

Management assessed the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2004. Management's assessment identified the following material weakness in the Corporation's internal control over financial reporting:

o Ineffective controls over computer system access were identified in the areas of deposits, loans, central information files, automated clearing house (ACH) and general ledger.

In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework. Because of the material weakness described above, management believes that, as of December 31, 2004, the Corporation's internal control over financial reporting was not effective.

Post year-end remediation to address the material weakness was implemented as follows:

o Access control issues relative to deposits, loans, central information files, and ACH have been remediated through adjustment of menu options and / or access rights. These additional control procedures and related documentation requirements are now in place.

o Additional detective control procedures and related documentation requirements have been implemented relative to general ledger access.

The Corporation's independent auditors have issued an audit report on our assessment of the Corporation's internal control over financial reporting. This report appears on page 70 of this annual report.


March 15, 2005

                                   Back Cover

     The Corporation's Common Stock is publicly traded over the counter under the symbol "FCEC". Information regarding high and low bid quotations is set forth on page 15 of this Annual Report. As of January 31, 2005, there were approximately 982 shareholders of record of the Corporation's Common Stock. The last reported transaction on January 31, 2005 was $27.05.

     The Corporation declared cash dividends per share on its Common Stock during each quarter of the fiscal years ended December 31, 2004 and 2003, as set forth in the following table:

                                                                  Dividends
                                                                 ---------
                                                             Amount Per Share
                                                             ----------------

                                                             2004          2005
                                                             ----          ----

First Quarter                                            $  0.1375    $  0.1350
Second Quarter                                              0.1375       0.1350
Third Quarter                                               0.1375       0.1350
Fourth Quarter                                              0.1425       0.1375
                                                            ------       ------

  Total                                                  $  0.5550    $  0.5425
                                                            ------       ------

     The holders of the Corporation's Common Stock are entitled to receive such dividends as may be legally declared by the Corporation's Board of Directors from time to time. The amount, time, and payment of future dividends, however, depends upon many factors including the earnings and financial condition of the Corporation and government regulations and policies.